Exhibit 10.1
EXECUTION VERSION
CREDIT AGREEMENT
by and among
FIRST HUNTINGDON FINANCE CORP.,
TOLL BROTHERS, INC.,
and
THE LENDERS PARTY HERETO
and
CITIBANK, N.A.,
as Administrative Agent
and
DEUTSCHE BANK AG NEW YORK BRANCH,
and
THE ROYAL BANK OF SCOTLAND PLC,
as Syndication Agents
and
SUNTRUST BANK,
and
PNC BANK, NATIONAL ASSOCIATION,
as Documentation Agents
and
CAPITAL ONE, N.A.
BANK OF MONTREAL
SUMITOMO MITSUI BANKING CORPORATION
WELLS FARGO BANK, N.A.
COMERICA BANK
U.S. BANK NATIONAL ASSOCIATION
and
CALIFORNIA BANK & TRUST
as Lenders
Dated as of October 22, 2010
CITIGROUP GLOBAL MARKETS INC.
DEUTSCHE BANK SECURITIES INC.
and
RBS SECURITIES INC.,
Joint Lead Arrangers and Joint Bookrunners

i

v

EXHIBITS AND SCHEDULES

Pricing Schedule

Exhibit A	Form of Competitive Bid Note

Exhibit B	Form of Competitive Bid Quote

Exhibit C	Form of Competitive Bid Quote Request

Exhibit D	Form of Invitation for Competitive Bid Quotes

Exhibit E	Form of Revolving Credit Note

Exhibit F	Form of Swing Line Note

Exhibit G	Form of Commitment and Acceptance

Exhibit H	Form of Opinion of Company’s General Counsel

Exhibit I	Form of Opinion of Ballard Spahr LLP

Exhibit J	Form of Guaranty

Exhibit K	Form of Compliance Certificate

Exhibit L	Form of Environmental Certificate

Exhibit M	Form of Assignment and Assumption

Schedule 1	Lenders and Commitments

Schedule 2	Existing Letters of Credit

Schedule 3	Permitted Liens

Schedule 4	Existing Subordinated Indebtedness

Schedule 5	Intentionally Omitted

Schedule 6	Litigation and Contingent Obligations

Schedule 7	Subsidiaries

Schedule 8	Other Liens

Schedule 9	ERISA Matters

Schedule 10	Environmental Matters

CREDIT AGREEMENT
This Credit Agreement, dated as of October 22, 2010, is among First Huntingdon Finance Corp. (the “Borrower”), Toll Brothers, Inc. (the “Company”), the Lenders party hereto and Citibank, N.A., as Administrative Agent (the “Administrative Agent”).
AGREEMENT
NOW THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby covenant and agree, as follows:
ARTICLE I
DEFINITIONS
As used in this Agreement:
“ABR Advance” means a Revolving Credit Advance that bears interest at the Alternate Base Rate.
“ABR Loan” means a Loan that bears interest at the Alternate Base Rate.
“Absolute Rate” means, with respect to an Absolute Rate Loan made by a Revolving Credit Lender for the relevant Competitive Bid Interest Period, the rate of interest per annum (rounded to the nearest 1/100 of 1%) offered by such Revolving Credit Lender and accepted by the Borrower.
“Absolute Rate Advance” means a borrowing hereunder consisting of the aggregate amount of the several Absolute Rate Loans made by some or all of the Revolving Credit Lenders to the Borrower at the same time and for the same Competitive Bid Interest Period.
“Absolute Rate Auction” means a solicitation of Competitive Bid Quotes setting forth Absolute Rates pursuant to Section 2.3.
“Absolute Rate Loan” means a Loan that bears interest at the Absolute Rate.
“Additional Borrowing Base Selected Assets” is defined in Section 7.19.2.
“Additional Lender” means a Qualified Bank (approved by the Administrative Agent and each of the Arrangers, which approval shall not be unreasonably withheld or delayed) or an existing Lender that elects, upon request by the Borrower, to issue a Revolving Credit Commitment, or to increase its existing Revolving Credit Commitment, pursuant to Section 2.18.
“Adjusted LIBO Rate” means, with respect to any Eurodollar Ratable Advance or Eurodollar Bid Rate Advance for the relevant Eurodollar Interest Period or, with respect to the determination of clause (b) of the definition of the Federal Funds/Euro Rate or clause (iii) of the definition of Alternate Base Rate, for a Eurodollar Interest Period of one month, an interest rate per annum (rounded upwards, if necessary, to the next 1/100th of 1%) equal to (a) the LIBO Rate for such Eurodollar Interest Period multiplied by (b) the Statutory Reserve Rate.
“Administrative Agent” means Citibank, N.A., in its capacity as contractual representative of the Lenders pursuant to Article XI, and not in its individual capacity as a Lender, and any successor Administrative Agent appointed pursuant to Article XI.
“Administrative Agent’s Fee Letter” means that certain fee letter agreement dated September 1, 2010 among the Borrower, the Company and Citigroup, as the same may be modified or amended from time to time.
“Affected Lender” is defined in Section 2.20.
[Signature Page to Credit Agreement]

“Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person. A Person shall be deemed to control another Person if the controlling Person owns 10% or more of any class of voting securities (or other ownership interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise.
“Agent” means any Lender under this Agreement designated, and in its capacity, as a co-agent, documentation agent, managing agent or syndication agent (but not the Administrative Agent).
“Aggregate Available Revolving Credit” means at any time the amount by which (a) the Aggregate Revolving Credit Commitment exceeds (b) the sum of (i) the principal amount of all outstanding Revolving Credit Advances (provided that for purposes of determining the Undrawn Fee under Section 2.4 only, Revolving Credit Advances shall not include Competitive Bid Advances and Swing Line Advances), plus (ii) the Facility Letter of Credit Obligations.
“Aggregate Revolving Credit Commitment” means the aggregate of the Revolving Credit Commitments of all the Revolving Credit Lenders, as increased or reduced from time to time pursuant to the terms hereof. As of the date hereof, the Aggregate Revolving Credit Commitment is $885,000,000.
“Aggregate Revolving Credit Facility Limit” means $2,000,000,000.
“Agreement” means this credit agreement, as it may be amended or modified and in effect from time to time.
“Agreement of Sale” means a fully-executed written agreement (substantially in a form approved by the Administrative Agent, which approval shall not be unreasonably withheld or delayed) between a Loan Party and a purchaser that is not an Affiliate of the Company or any other member of Toll Group, providing for the sale of a residential unit to such purchaser, which agreement (i) shall include no contingency for the purchaser selling another residence, (ii) be accompanied by a non-refundable (except on terms set forth in such agreement or as may be prevented by applicable Law) deposit equal to the lesser of (x) ten percent (10%) of the purchase price of the unit sold (at least one-half of which deposit shall have been paid in cash), (y) the difference between the purchase price set forth in such agreement and the amount of the mortgage contingency set forth in such agreement (at least one-half of which deposit shall have been paid in cash) and (z) the maximum amount of deposit which applicable Law permits the seller of such unit to retain as liquidated damages if the closing of the sale of such unit does not occur, and (iii) shall provide that the purchase price shall be paid in cash or by title company check or by attorney check or by certified or bank check at or before the closing of the sale (such cash or check may be obtained by the purchaser from a loan provided by the seller or an Affiliate of the seller). For the purpose of clause (z) above, applicable Law shall be deemed to prohibit the seller from retaining a deposit if it creates a presumption that the amount of such deposit is unreasonable and as such may not be retained by the seller.
“Alternate Base Rate” means, for any day, a rate of interest per annum equal to the sum of (a) the greatest of (i) the Prime Rate in effect on such day, (ii) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1% per annum and (iii) the Adjusted LIBO Rate applicable for an interest period of one month as offered by the principal London office of Citibank, N.A. in immediately available funds in the London interbank market at approximately 11:00 a.m. (London Time) on such day, plus 1.00% and (b) the Applicable Base Rate Margin.
“Applicable Base Rate Margin” means with respect to an ABR Advance under the Revolving Credit Facility, the percentage rate per annum applicable to such Revolving Credit Advance, as determined with respect to the Revolving Credit Facility pursuant to the Pricing Schedule.
“Applicable Fee Rate” means, at any time the percentage rate per annum at which Undrawn Fees are accruing on the average daily Aggregate Available Revolving Credit at such time as determined pursuant to the Pricing Schedule.

“Applicable Letter of Credit Rate” means, at any time, the percentage rate per annum at which Facility Letter of Credit Fees are accruing on outstanding Facility Letters of Credit, which percentage rate shall be a rate per annum equal to (i) the Applicable Ratable Advance Margin under the Revolving Credit Facility at such time as determined pursuant to the Pricing Schedule, minus (ii) 0.25% per annum.
“Applicable Margins” means with respect to the Revolving Credit Facility, the Applicable Ratable Advance Margin for the Revolving Credit Facility, the Applicable Base Rate Margin for the Revolving Credit Facility and the Applicable Fee Rate, as applicable.
“Applicable Ratable Advance Margin” means, with respect to a Eurodollar Ratable Advance or a Federal Funds/Euro-Rate Advance under the Revolving Credit Facility, the percentage rate per annum applicable to such Revolving Credit Advance, as determined with respect to the Revolving Credit Facility pursuant to the Pricing Schedule.
“Application” means, with respect to a Facility Letter of Credit, such form of application therefor and other documents related thereto (whether in a single or several documents, taken together) as an Issuing Bank may employ in the ordinary course of business for its own account, with such modifications thereto as may be agreed upon by such Issuing Bank and the Borrower and as are not materially adverse (in the reasonable judgment of such Issuing Bank and the Administrative Agent) to the interests of the Revolving Credit Lenders; provided, however, in the event of any conflict between the terms of any Application and this Agreement, the terms of this Agreement shall control.
“Arrangers” means Citigroup Global Markets Inc., Deutsche Bank Securities Inc. and RBS Securities Inc., and their respective successors.
“Article” means an article of this Agreement unless another document is specifically referenced.
“Assignment and Assumption” is defined in Section 13.3.1.
“Assumed Purchase Money Loans” means at any time the outstanding amount of all loans secured by assets purchased by the Designated Guarantors and assumed or entered into by the applicable Designated Guarantor on the date of purchase, provided that (i) the amount of any such loan does not exceed the purchase price of the applicable asset and (ii) recourse for each such loan is limited to the applicable Designated Guarantor (other than Customary Recourse Exceptions); and any amendment, modification, extension or refinancing of such loans, provided that with respect to the loans, as amended, modified, extended, or refinanced (A) the aggregate amount thereof shall not exceed the amount of the loans which existed at the time the applicable Designated Guarantor purchased such asset, (B) such loans and refinancings shall not be secured by any assets of any Loan Party other than those initially purchased by the applicable Designated Guarantor and improvements constructed thereon in the normal course of the Loan Parties’ homebuilding business, and (C) at least 80% of the amount thereof shall be provided by the same lenders which provided the loans which existed at the time the applicable Designated Guarantor purchased such assets.
“Authorized Officers” means those Persons designated by written notice to the Administrative Agent from the applicable Loan Party, authorized to execute notices, reports and other documents required hereunder. The Loan Parties may amend such list of Persons from time to time by giving written notice of such amendment to the Administrative Agent.
“BBA LIBOR” shall have the meaning ascribed to such term in the definition of LIBO Rate.
“Benefit Arrangement” means at any time an “employee benefit plan,” within the meaning of Section 3(3) of ERISA, which is neither a Plan nor a Multiemployer Plan and which is maintained, sponsored or otherwise contributed to by any member of the Controlled Group.
“Board” means The Board of Governors of the Federal Reserve System of the United States of America (or any successor).

“Borrower” means First Huntingdon Finance Corp., a Delaware corporation, and its successors and assigns.
“Borrowing Base” means at any time the sum (without duplication) of (i) 100% of unrestricted cash, Cash Equivalents or Marketable Securities of the Loan Parties in excess of $10,000,000; (ii) 90% of Category 1 Borrowing Base Assets (except as otherwise hereinafter provided); (iii) 75% of Category 2 Borrowing Base Assets (except as otherwise hereinafter provided); (iv) 60% of Category 3 Borrowing Base Assets; and (v) 50% of Category 4 Borrowing Base Assets. Notwithstanding the foregoing, the Borrower may elect to combine the Category 1 Borrowing Base Assets and Category 2 Borrowing Base Assets into one category, in which event, in place of items (ii) and (iii) above, 85% of the sum (without duplication) of the Category 1 Borrowing Base Assets and Category 2 Borrowing Base Assets shall be included in the Borrowing Base, provided that the Borrower shall represent and warrant in the applicable Borrowing Base Certificate that (A) 85% of the sum (without duplication) of the Category 1 Borrowing Base Assets and Category 2 Borrowing Base Assets is less than (B) the sum (without duplication) of items (ii) and (iii) above. All Borrowing Base Assets must be assets owned by the Loan Parties subject only to Permitted Liens (other than clauses (vi) and (xx) of such definition) and (except as otherwise provided in Section 7.19) shall be valued at book value, reduced (without duplication) by the Remediation Adjustment (if any) applicable to such Borrowing Base Assets.
“Borrowing Base Assets” means the Category 1 Borrowing Base Assets, Category 2 Borrowing Base Assets, Category 3 Borrowing Base Assets and Category 4 Borrowing Base Assets.
“Borrowing Base Certificate” means a certificate, in a form satisfactory to the Administrative Agent, calculating the Borrowing Base as of the last day of a fiscal quarter, and delivered pursuant to Section 7.1 (viii).
“Borrowing Base Selected Assets” is defined in Section 7.19.2.
“Borrowing Date” means a date on which a Revolving Credit Advance is made hereunder.
“Business Day” means (i) with respect to any borrowing, payment or rate selection of Eurodollar Advances, a day (other than a Saturday or Sunday) on which banks generally are open in New York for the conduct of substantially all of their commercial lending activities and on which dealings in United States dollars are carried on in the London interbank market and (ii) for all other purposes, a day (other than a Saturday or Sunday) on which banks generally are open in New York for the conduct of substantially all of their commercial lending activities.
“Capitalized Lease” of a Person means any lease of Property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with GAAP.
“Capitalized Lease Obligations” of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with GAAP.
“cash collateralize” is defined in Section 4.10.
“Cash Equivalents” means (i) securities with maturities of 180 days or less from the date of acquisition issued or fully guaranteed or insured by the United States or any agency or instrumentality thereof, (ii) dollar denominated time and demand deposits and certificates of deposit with maturities of 180 days or less from the date of acquisition and overnight bank deposits of any commercial bank having capital, surplus and undivided profits aggregating at least $500,000,000, (iii) repurchase obligations of any bank satisfying the requirements of clause (ii) of this definition, (iv) commercial paper and variable or fixed rate notes of a domestic issuer rated at least A-2 or better by S&P or P-2 or better by Moody’s and in either case maturing within 180 days after the date of acquisition, (v) securities with maturities of 180 days or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States or by any political subdivision or taxing authority of any such state, commonwealth or territory, and such securities of such state, commonwealth, territory, political subdivision or taxing authority, as the case may be, are rated at least A by S&P or A by Moody’s, (vi) securities with maturities of 180 days or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the requirements of clause (ii) of this definition, or (vii) shares of “money market funds” that comply with the criteria set forth in Rule 2a-7 of the Investment Company Act of 1940, as amended.

“Category 1 Borrowing Base Assets” means at any time the following assets owned by the Loan Parties (except any such assets that are Excluded Assets): (1) residential units and buildings under construction subject to an Agreement of Sale; (2) completed residential units and buildings subject to an Agreement of Sale; (3) land (and related site improvements and development costs) related to the assets described in items (1) and (2); and (4) interest, overhead, taxes and other costs (to the extent capitalized under GAAP) related to the assets described in items (1), (2) and (3).
“Category 2 Borrowing Base Assets” means at any time the following assets owned by the Loan Parties (except any such assets that are Excluded Assets): (1) residential units and buildings under construction not under Agreement of Sale; (2) completed residential units and buildings not under Agreement of Sale; (3) land (and related site improvements and development costs) related to the assets described in items (1) and (2); and (4) interest, overhead, taxes and other costs (to the extent capitalized under GAAP) related to the assets described in items (1), (2) and (3).
“Category 3 Borrowing Base Assets” means at any time the following assets owned by the Loan Parties (except any such assets that are Excluded Assets): (1) site improvements on land owned by a Loan Party that is not subject to an Agreement of Sale; and (2) interest, overhead, taxes and other costs (to the extent capitalized under GAAP) related to the assets described in item (1).
“Category 4 Borrowing Base Assets” means at any time the following assets owned by the Loan Parties (except any such assets that are Excluded Assets): (1) acquisition and development costs (excluding site improvement costs) of land owned by a Loan Party that is not subject to an Agreement of Sale; and (2) interest, overhead, taxes and other costs (to the extent capitalized under GAAP) related to the assets described in item (1).
“Change” is defined in Section 3.2.
“Change of Control” means the occurrence of any one or more of the following events:
(A) The acquisition by any Person, or two or more Persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934) of 50% or more of the outstanding shares of voting stock of a Loan Party; or
(B) There shall be consummated any consolidation or merger to which the Company is a party except a merger or consolidation where the holders of voting stock of the Company prior to such merger or consolidation own more than 50% of the voting stock of the continuing or surviving corporation outstanding after such merger or consolidation (whether or not the Company is such continuing or surviving corporation).
“Citibank” means Citibank, N.A., in its individual capacity, and its successors.
“Citigroup” means Citigroup Global Markets Inc.
“Closing Date” means the Business Day on which the conditions set forth in Section 5.1 are satisfied.
“Code” means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.
“Commitment and Acceptance” is defined in Section 2.18(b).
“Communications” is defined in Section 14.1(b).
“Company” means Toll Brothers, Inc., a Delaware corporation.

“Competitive Bid Advance” means a borrowing hereunder consisting of the aggregate amount of the several Competitive Bid Loans made by one or more of the Revolving Credit Lenders to the Borrower at the same time and for the same Interest Period.
“Competitive Bid Agent” means, with respect to a Competitive Bid Quote Request, either the Administrative Agent or the Borrower, as specified in such Competitive Bid Quote Request as provided in Section 2.3.2.
“Competitive Bid Borrowing Notice” is defined in Section 2.3.6.
“Competitive Bid Interest Period” means, in the case of a Eurodollar Bid Rate Advance, a Eurodollar Interest Period and, in the case of an Absolute Bid Advance, a period of not less than 14 nor more than 360 days, in each case as selected by the Borrower pursuant to this Agreement. If such Competitive Bid Interest Period would end on a day which is not a Business Day, such Competitive Bid Interest Period shall end on the next succeeding Business Day (except as otherwise provided in the definition of “Eurodollar Interest Period”).
“Competitive Bid Loan” means a Eurodollar Bid Rate Loan or an Absolute Rate Loan, or both, as the case may be.
“Competitive Bid Margin” means the margin above or below the applicable Adjusted LIBO Rate offered for a Eurodollar Bid Rate Loan, expressed as a percentage (rounded to the nearest 1/100 of 1%) to be added or subtracted from such Eurodollar Bid Rate.
“Competitive Bid Note” means a promissory note in substantially the form of Exhibit A hereto, with appropriate insertions, duly executed and delivered to the Administrative Agent by the Borrower for the account of a Revolving Credit Lender and payable to the order of such Revolving Credit Lender, including any amendment, modification, renewal or replacement of such promissory note.
“Competitive Bid Quote” means a Competitive Bid Quote substantially in the form of Exhibit B hereto completed and delivered by a Revolving Credit Lender to the Competitive Bid Agent in accordance with Section 2.3.4.
“Competitive Bid Quote Request” means a Competitive Bid Quote Request substantially in the form of Exhibit C hereto completed and delivered by the Borrower to the Administrative Agent in accordance with Section 2.3.2.
“Competitive Bid Sublimit” means, at any time, an amount equal to fifty percent (50%) of the Aggregate Revolving Credit Commitment, as such Aggregate Revolving Credit Commitment may increase or decrease from time to time hereunder.
“Consolidated EBITDA” means, for any period, for the Company and its Subsidiaries on a consolidated basis, an amount equal to (a) Consolidated Net Income for such period, plus (b) any extraordinary loss reflected in such Consolidated Net Income, minus (c) any extraordinary gain reflected in such Consolidated Net Income, plus (d) Consolidated Interest Charges for such period, plus (e) the aggregate amount of federal, state, local and foreign income taxes provision included by the Company and its consolidated Subsidiaries for such period in the calculation of Consolidated Net Income, plus (f) non-cash stock-based compensation expense, minus (g) the aggregate amount of federal, state, local and foreign income tax benefit included by the Company and its consolidated Subsidiaries for such period in the calculation of Consolidated Net Income, plus (h) depreciation, amortization and impairment charges and writeoffs of the Company and its consolidated Subsidiaries for such period, in each case as determined in accordance with GAAP.
“Consolidated Interest Charges” means, for any period, for the Company and its Subsidiaries on a consolidated basis, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses of the Company and its Subsidiaries in connection with borrowed money (including capitalized interest and accretion of original issue discount on long-term debt) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, and (b) the portion of rent expense of the Company and its Subsidiaries with respect to such period under capital leases that is treated as interest in accordance with GAAP.

“Consolidated Net Income” means, with reference to any period, the net income (or loss) of the Company and its Subsidiaries calculated on a consolidated basis for such period in accordance with GAAP.
“Consolidated Net Worth” means at any time the consolidated stockholders’ equity of the Company and its Subsidiaries calculated on a consolidated basis as of such time in accordance with GAAP.
“Contingent Obligation” of a Person means any agreement, undertaking or arrangement by which such Person guarantees or in effect guarantees any Indebtedness of any other Person in any manner, whether directly or indirectly.
“Controlled Group” means all members of a controlled group of corporations or other business entities and all trades or businesses (whether or not incorporated) under common control which, together with the Company or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code.
“Conversion” is defined in Section 10.13.
“Customary Recourse Exceptions” means exclusions from the exculpation provisions for fraud, waste, misapplication of cash, environmental claims, breach of representations or warranties, failure to pay taxes and insurance, bankruptcy and insolvency events, and other circumstances customarily excluded by institutional lenders from exculpation provisions and/or included in separate indemnification agreements in non-recourse financings of real estate.
“Default” means an event described in Article VIII.
“Defaulting Lender” means at any time, as reasonably determined by the Administrative Agent, a Lender as to which the Administrative Agent has notified the Borrower that (i) such Lender and/or any of its affiliates has failed for one or more Business Days to comply with its obligations under this Agreement to make a loan, make a payment to an Issuing Bank in respect of a Facility Letter of Credit and/or make a payment to the Swing Line Lender in respect of a Swing Line Advance (each a “Lender Funding Obligation”) (unless the subject of a good faith dispute), (ii) such Lender and/or any of its affiliates has notified the Administrative Agent, or has stated publicly, that it will not comply with any such Lender Funding Obligation hereunder (unless such Lender in good faith disputes such requirement to comply), or has defaulted on its Lender Funding Obligations generally under other loan agreements or credit agreements or other similar agreements (unless the subject of a good faith dispute), (iii) such Lender and/or any of its affiliates has, for three or more Business Days, failed to confirm in writing to the Administrative Agent or an Issuing Bank, as the case may be, in response to a written request of the Administrative Agent or an Issuing Bank, as the case may be, that it will comply with its Lender Funding Obligations hereunder or (iv) a Lender Insolvency Event has occurred and is continuing with respect to such Lender and/or any of its affiliates (provided that neither the reallocation of Lender Funding Obligations as a result of a Lender’s being a Defaulting Lender nor the performance by Non-Defaulting Lenders of such reallocated Lender Funding Obligations will by itself cause the relevant Defaulting Lender to become a Non-Defaulting Lender). The Administrative Agent will promptly send to all parties hereto a copy of any notice to the Borrower provided for in this definition.
“Designated Guarantors” means any Subsidiary of the Company that at any time has executed and delivered a Guaranty Agreement (or a Supplemental Guaranty) and that has not been released from liability in accordance with the provisions of Section 10.13.
“Eligible Assignee” is defined in Section 13.1.
“Embargoed Person” means any party that (i) is publicly identified on the most current list of “Specially Designated Nationals and Blocked Persons” published by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) or (ii) resides, is organized or chartered, or has a place of business in a country or territory that is the subject of OFAC sanctions programs.

“Environment” means ambient air, indoor air, surface water, groundwater, drinking water, soil, land surface and subsurface strata, and natural resources such as wetlands, flora and fauna.
“Environmental Certificate” is defined in Section 7.26.
“Environmental Complaint” means any written complaint setting forth a cause of action for personal or property damage or equitable relief, order, notice of violation, citation, request for information issued pursuant to any Environmental Laws by an Official Body, subpoena or other written notice of any type relating to, arising out of, or issued pursuant to any of the Environmental Laws or any Environmental Conditions, as the case may be.
“Environmental Conditions” means any conditions of the environment, including, without limitation, the work place, the ocean, natural resources (including flora or fauna), soil, surface water, ground water, any actual or potential drinking water supply sources, substrata or the ambient air, relating to or arising out of, or caused by the use, handling, storage, treatment, recycling, generation, transportation, Release or threatened Release or other management or mismanagement of Regulated Substances resulting from the use of, or operations on, the Property.
“Environmental Laws” means any Laws relating to (i) the protection of the environment, (ii) the effect of the environment on human health, (iii) emissions, discharges or Releases of Regulated Substances into surface water, ground water or land, or (iv) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Regulated Substances or the clean-up or other remediation thereof.
“Environmentally Approved Land” shall mean land owned by a Loan Party as to which there has been delivered to such Loan Party and, to the extent required under Section 7.26, the Administrative Agent an Environmental Certificate that either (a) contains no exceptions on Exhibit A thereto except for Permitted Environmental Exceptions, or (b) if it contains any exceptions other than Permitted Environmental Exceptions, such exceptions shall have been (i) approved by the Administrative Agent, which approval has not been reversed by the Required Lenders under Section 7.26 or (ii) approved by the Required Lenders if the Administrative Agent initially does not approve such exceptions.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any rule or regulation issued thereunder.
“Escrow Agreement” means an agreement or other similar arrangement with a municipality or any other Official Body, including without limitation any utility, water or sewer authority, or other similar entity, for the purpose of assuring such municipality or other Official Body that the Company or an Affiliate of the Company will properly and timely complete work it has agreed to perform for the benefit of such municipality or other Official Body, under the terms of which a bank (including a Lender hereunder) or other Person agrees to set aside or otherwise make available a specified amount of funds which will be paid to such municipality or other Official Body upon request by such municipality or other Official Body in accordance with the terms of such agreement in the event the Company or such Affiliate fails to perform such work.
“Eurodollar Auction” means a solicitation of Competitive Bid Quotes setting forth Competitive Bid Margins pursuant to Section 2.3.
“Eurodollar Bid Rate” means, with respect to a Eurodollar Bid Rate Loan made by a given Revolving Credit Lender for the relevant Eurodollar Interest Period, the sum of (a) the Adjusted LIBO Rate applicable to such Eurodollar Interest Period, plus or minus (b) the Competitive Bid Margin offered by such Revolving Credit Lender and accepted by the Borrower. The Eurodollar Bid Rate shall be rounded to the next higher multiple of 1/100 of 1 % if the rate is not such a multiple.
“Eurodollar Bid Rate Advance” means a Competitive Bid Advance which bears interest at a Eurodollar Bid Rate.
“Eurodollar Bid Rate Loan” means a Competitive Bid Loan which bears interest at the Eurodollar Bid Rate.

“Eurodollar Interest Period” means, with respect to a Eurodollar Ratable Advance, a period of one, two, three or six months (or, subject to approval by all Lenders under the Revolving Credit Facility, nine or twelve months) or, with respect to a Eurodollar Bid Rate Advance, a period of one, two, three, six, nine or twelve months, in each case commencing on a Business Day selected by the Borrower pursuant to this Agreement or, with respect to the determination of clause (b) of the definition of the Federal Funds/Euro Rate, a period of one month. Such Eurodollar Interest Period shall end on the day which corresponds numerically to such date one, two, three, six, nine or twelve months thereafter, provided, however, that if there is no such numerically corresponding day in such next, second, third, sixth, ninth or twelfth succeeding month, such Eurodollar Interest Period shall end on the last Business Day of such next, second, third, sixth, ninth or twelfth succeeding month. If a Eurodollar Interest Period would otherwise end on a day which is not a Business Day, such Eurodollar Interest Period shall end on the next succeeding Business Day, provided, however, that if said next succeeding Business Day falls in a new calendar month, such Eurodollar Interest Period shall end on the immediately preceding Business Day.
“Eurodollar Loan” means a Eurodollar Bid Rate Loan or a Eurodollar Ratable Loan.
“Eurodollar Ratable Advance” means a Revolving Credit Advance (other than a Federal Funds/Euro-Rate Advance) which bears interest at a Eurodollar Rate requested by the Borrower pursuant to Section 2.2.
“Eurodollar Ratable Loan” means a Loan (other than a Federal Funds/Euro-Rate Loan) which bears interest at a Eurodollar Rate requested by the Borrower pursuant to Section 2.2.
“Eurodollar Rate” means, with respect to a Eurodollar Ratable Advance under the Revolving Credit Facility for the relevant Eurodollar Interest Period or, with respect to the determination of clause (b) of the definition of the Federal Funds/Euro-Rate, for a Eurodollar Interest Period of one month, a rate per annum (rounded upwards, if necessary, to the next 1/100th of 1%) equal to the sum of (i) the Adjusted LIBO Rate applicable to such Eurodollar Interest Period, plus (ii) the Applicable Ratable Advance Margin in effect two Business Days prior to such Revolving Credit Advance.
“Excess Investments” means at any time the amount (if any) by which Special Investments exceeds 25% of Consolidated Net Worth.
“Excluded Assets” means at any time any of the following assets of the Loan Parties: (1) assets subject to any Lien securing Indebtedness (except for Permitted Purchase Money Loans in which the applicable Loan Party and its successors shall have full rights to prepay without premium or penalty, or if a premium or penalty may be imposed, the total potential premium or penalty is added to the principal amount of such Indebtedness for computation purposes, provided, that the Borrower may elect in its sole discretion to designate any asset subject to a Permitted Purchase Money Loan as an Excluded Asset (thereby excluding such asset from the calculation of the Borrowing Base), in which event any potential prepayment penalties and premiums on such Permitted Purchase Money Loan shall not be included in computing Indebtedness); (2) land, site improvements, development costs and units or buildings constructed or under construction on such land if the applicable Loan Party has not received Preliminary Approval with respect to such land or if such Land is not Environmentally Approved Land; and (3) payments for options.
“Excluded Taxes” means, in the case of each Lender or applicable Lending Installation and any Agent (i) taxes imposed on or measured by its overall net income, branch profits or franchise taxes (imposed in lieu of net income taxes) to the extent any such tax is imposed as a result of a present or former connection between such Lender or Agent (as the case may be) and the taxing jurisdiction or any political subdivision thereof (other than solely as a result of this Agreement or the residence of the Borrower), (ii) taxes imposed by the United States by means of withholding tax if and to the extent that such taxes are imposed pursuant to a law in effect on the date such Lender or Agent becomes a party to this Agreement, and (iii) any taxes imposed under Section 1471 or 1472 of the Code, other than by reason of a change in law.
“Exhibit” refers to an exhibit to this Agreement, unless another document is specifically referenced.

“Existing Credit Agreement” means the Amended and Restated Credit Agreement dated as of March 17, 2006 among the Borrower, the Company, the lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.
“Existing Letters of Credit” means those Letters of Credit identified in Schedule 2 hereto heretofore issued, pursuant to the Existing Credit Agreement, by the Revolving Credit Lenders identified in Schedule 2 and outstanding as of the date hereof.
“Extension Date” is defined in Section 2.17.
“Extension Request” is defined in Section 2.17.
“Facility Increase” is defined in Section 2.18.
“Facility Letter of Credit” means (i) any Existing Letter of Credit and (ii) any Letter of Credit (which, in the case of a Performance Letter of Credit, may be an Escrow Agreement) hereafter issued by an Issuing Bank for the account of the Borrower or another Loan Party in accordance with Article IV.
“Facility Letter of Credit Exposure” means, with respect to a Revolving Credit Lender, the Revolving Credit Ratable Share of such Revolving Credit Lender of all outstanding Facility Letter of Credit Obligations.
“Facility Letter of Credit Fee” means, for any period, a fee, payable with respect to each Facility Letter of Credit issued by an Issuing Bank outstanding in such period, in an amount per annum equal to the product of (i) the daily average Applicable Letter of Credit Rate during such period and (ii) the daily average undrawn face amount of such Facility Letter of Credit, computed on the basis of the actual number of days such Facility Letter of Credit is outstanding in such period.
“Facility Letter of Credit Notice” is defined in Section 4.4(c).
“Facility Letter of Credit Obligations” means at any time the sum of (i) the aggregate undrawn face amount of all outstanding Facility Letters of Credit, and (ii) the aggregate amount paid by an Issuing Bank on any Facility Letters of Credit to the extent (if any) not reimbursed by the Borrower or the Revolving Credit Lenders under Section 4.6.
“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100th of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100th of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.
“Federal Funds/Euro-Rate” means, for any day, an interest rate per annum equal to the greater of (a) the sum of (i) the Federal Funds Effective Rate for the Business Day immediately preceding such day, plus (ii) the Applicable Ratable Advance Margin under the Revolving Credit Facility, plus (iii) 0.25% per annum, and (b) a rate equal to the Eurodollar Rate for a Eurodollar Interest Period of one month commencing on the second Business Day after such day. The Federal Funds/Euro-Rate shall be recomputed each day.
“Federal Funds/Euro-Rate Advance” means a Revolving Credit Advance that bears interest at the Federal Funds/Euro-Rate.
“Federal Funds/Euro-Rate Loan” means a Loan that bears interest at the Federal Funds/Euro-Rate.
“Fee Letter” means that certain letter agreement dated September 1, 2010 among the Borrower, the Company and the Arrangers with respect to fees payable to the Lenders hereunder.

“Financial Contract” of a Person means (i) any exchange-traded or over-the-counter futures, forward, swap or option contract or other financial instrument with similar characteristics, and (ii) any agreements, devices or arrangements providing for payments related to fluctuations of interest rates, exchange rates or forward rates, including, but not limited to, interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options.
“Financial Letter of Credit” means any Letter of Credit issued on behalf of a Loan Party that is not a Performance Letter of Credit and that is issued to a Person to ensure payment by a Loan Party or other Affiliate of the Company of a financial obligation or satisfaction by a Loan Party or other Affiliate of any other obligation of a Loan Party or other Affiliate.
“Fitch” means Fitch, Inc.
“Fixed Rate” means the Eurodollar Rate, the Eurodollar Bid Rate or the Absolute Rate.
“Fixed Rate Advance” means a Revolving Credit Advance that bears interest at a Fixed Rate.
“Fixed Rate Loan” means a Loan that bears interest at a Fixed Rate.
“Floating Rate” means the Alternate Base Rate or the Federal Funds/Euro-Rate.
“Floating Rate Advance” means a Revolving Credit Advance that bears interest at a Floating Rate.
“Floating Rate Borrowing” means a Loan that bears interest at a Floating Rate.
“GAAP” is defined in Section 10.8.
“Guarantors” means the Company and the Designated Guarantors.
“Guaranty Agreement” means the guaranty agreement of even date herewith executed and delivered by the Company and the Designated Guarantors to the Administrative Agent for the benefit of the Lenders, as such guaranty agreement may be amended or modified (including, without limitation, by delivery of a Supplemental Guaranty) and in effect from time to time.
“Increase Date” is defined in Section 2.18(c).
“Indebtedness” of a Person means, without duplication, such Person’s (i) obligations for borrowed money, (ii) obligations representing the deferred purchase price of Property or services which would appear as a liability on the consolidated balance sheet of such Person (other than accounts payable arising in the ordinary course of such Person’s business payable on terms customary in the trade), (iii) obligations, whether or not assumed, secured by Liens; provided that obligations secured by liens on cash, Cash Equivalents or Marketable Securities shall not constitute Indebtedness unless such obligations would appear as Indebtedness (or a loan or note or other equivalent term) on the consolidated balance sheet of such Person, (iv) obligations which are evidenced by notes, acceptances, or other instruments, (v) obligations of such Person to purchase securities or other property arising out of or in connection with the sale of the same or substantially similar securities or property, (vi) Capitalized Lease Obligations, (vii) Contingent Obligations, (viii) the amount of Facility Letter of Credit Obligations in respect of Financial Letters of Credit, (ix) unpaid reimbursement obligations (i.e., drawn but not reimbursed) under Performance Letters of Credit, and (x) any other obligation for borrowed money which in accordance with GAAP would be shown as a liability on the consolidated balance sheet of such Person. The amount of Indebtedness shall include potential prepayment penalties and premiums on such Indebtedness to the extent provided in the definition of “Excluded Assets.” In no event shall Indebtedness include (a) Indebtedness owed by one Loan Party to another Loan Party or (b) any obligation of a Loan Party to reimburse the issuer of a performance bond issued in the ordinary course of business.
“Intercompany Agreement” is defined in Section 7.18.

“Intercompany Loans” means the loans from the Borrower to the applicable Loan Party using the proceeds of Loans hereunder.
“Intercompany Notes” is defined in Section 7.18.
“Interest Period” means a Eurodollar Interest Period or a Competitive Bid Interest Period (as applicable).
“Investment” of a Person means any loan, advance (other than commission, travel and similar advances to officers and employees made in the ordinary course of business), extension of credit (other than accounts receivable arising in the ordinary course of business on terms customary in the trade) or contribution of capital by such Person; stocks, bonds, mutual funds, partnership interests, notes, debentures or other securities owned by such Person; any deposit accounts and certificate of deposit owned by such Person; and structured notes, derivative financial instruments and other similar instruments or contracts owned by such Person.
“Investment Grade Rating” means a rating of (i) BBB- or higher by S&P, or (ii) Baa3 or higher by Moody’s.
“Investments in Mortgage Subsidiaries” means, without duplication, at any time the sum of the following: (i) all Investments by any Loan Party directly or indirectly in the capital stock of or other payments (except in connection with the transactions for fair value in the ordinary course of business) to any of the Mortgage Subsidiaries, (ii) all loans by any Loan Party directly or indirectly to any of the Mortgage Subsidiaries, (iii) all Contingent Obligations of any Loan Party directly or indirectly in respect of the obligations of any of the Mortgage Subsidiaries, and (iv) all other obligations, contingent or otherwise, of the Loan Parties to or for the benefit of any of the Mortgage Subsidiaries; provided that, Investments in Mortgage Subsidiaries shall not include any amounts that a Mortgage Subsidiary owes to a Loan Party to reimburse such Loan Party for any taxes paid or payable by such Loan Party on account of such Mortgage Subsidiary.
“Invitation for Competitive Bid Quotes” means an Invitation for Competitive Bid Quotes substantially in the form of Exhibit D hereto, completed and delivered by the Competitive Bid Agent to the Revolving Credit Lenders in accordance with Section 2.3.3.
“Issuance Date” means the date on which a Facility Letter of Credit is issued, amended or extended (as applicable).
“Issuing Bank” means each Revolving Credit Lender that has issued an Existing Letter of Credit or may from time to time issue a Facility Letter of Credit in accordance with the provisions of Article V.
“Issuing Bank’s L/C Limit” means, with respect to a Revolving Credit Lender at any time, an amount equal to one hundred percent (100%) of its Revolving Credit Commitment at such time, or such higher or lower amount as shall be agreed by such Revolving Credit Lender at the request of the Borrower. Such Revolving Credit Lender or the Borrower shall notify the Administrative Agent of any such change in the Revolving Credit Lender’s Issuing Bank’s L/C Limit.
“Labor Contracts” means all employee benefit plans, employment agreements, collective bargaining agreements and labor contracts to which any Loan Party is a party.
“Law” means any and all applicable federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, permits, concessions, grants, franchises, licenses and other governmental restrictions.
“Lender” means a Revolving Credit Lender (including the Swing Line Lender).
“Lender Funding Obligation” shall have the meaning ascribed to such term in the definition of Defaulting Lender.

“Lender Insolvency Event” means that (i) a Lender, its Parent Company or any of its affiliates is insolvent, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors, or (ii) such Lender, its Parent Company or any of its affiliates is the subject of a bankruptcy, insolvency, reorganization, liquidation or similar proceeding or a takeover by a regulatory authority, or a receiver, trustee, conservator, intervenor or sequestrator or the like has been appointed for such Lender, its Parent Company or any of its affiliates, or such Lender, its Parent Company, or any of its affiliates has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment; provided that a Lender Insolvency Event shall not be deemed to have occurred solely by virtue of the control by or the ownership or acquisition of any Equity Interest in any Lender, its Parent Company or any of its affiliates by a Governmental Authority or an instrumentality thereof.
“Lending Installation” means, with respect to a Lender or the Administrative Agent, the office, branch, subsidiary or affiliate of such Lender or the Administrative Agent listed on the signature pages hereof or on a Schedule or otherwise selected by such Lender or the Administrative Agent pursuant to Section 2.15.
“Letter of Credit” of a Person means a letter of credit or similar instrument (such as an Escrow Agreement) which is issued upon the application of such Person or upon which such Person is an account party or for which such Person is in any way liable.
“Leverage Ratio” means at any time the ratio of (a) Total Indebtedness (excluding outstanding Letters of Credit or similar arrangements to the extent collateralized by cash, Marketable Securities or Cash Equivalents), less Permitted Nonrecourse Indebtedness, less unrestricted cash, Cash Equivalents and Marketable Securities in excess of $10,000,000 in the aggregate held by the Toll Group, to (b) the sum of (i) Tangible Net Worth and (ii) fifty percent (50%) of Subordinated Indebtedness that has a maturity that is more than 90 days after the Revolving Credit Facility Termination Date (provided that the amount in this clause (ii) shall not exceed 66-2/3% of Consolidated Net Worth).
“LIBO Rate” means, with respect to any Eurodollar Ratable Advance or Eurodollar Bid Rate Advance for any Eurodollar Interest Period, or with respect to the determination of the Federal Funds/Euro-Rate, the British Bankers Association LIBOR Rate (“BBA LIBOR”) as published by Reuters (or such other commercially available source providing quotations of BBA LIBOR as may be designated by the Administrative Agent from time to time, at approximately 11:00 a.m., London time, two Business Days prior to the commencement of the Eurodollar Interest Period for such Eurodollar Ratable Advance or Eurodollar Bid Rate Advance, or, in the case of determination of the Federal Funds/Euro-Rate, a Eurodollar Interest Period of one month, as the rate for dollar deposits with a maturity comparable to such Eurodollar Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Ratable Advance or Eurodollar Bid Rate Advance (or Federal Funds/Euro-Rate) for such Eurodollar Interest Period shall be the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Eurodollar Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Eurodollar Interest Period.
“Lien” means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement).
“Loan” means, with respect to a Lender, a loan made by such Lender pursuant to Article II (or any conversion or continuation thereof). For avoidance of doubt, the term “Loan” includes each Revolving Credit Loan, Competitive Bid Loan and Swing Line Advance.
“Loan Documents” means this Agreement, the Guaranty Agreements and any Notes issued pursuant to Section 2.11.
“Loan Parties” means the Company, the Borrower and (subject to the provisions of Section 10.13) the Designated Guarantors.

“Losses” is defined in Section 10.6(b).
“Marketable Securities” means (i) securities with maturities of two years or less from the date of acquisition issued or fully guaranteed or insured by the United States or any agency or instrumentality thereof, (ii) dollar denominated time and demand deposits and certificates of deposit with maturities of two years or less from the date of acquisition and overnight bank deposits of any commercial bank having capital, surplus and undivided profits aggregating at least $500,000,000, (iii) repurchase obligations of any bank satisfying the requirements of clause (ii) of this definition, (iv) commercial paper and variable or fixed rate notes of a domestic issuer rated at least A-2 or better by S&P or P-2 or better by Moody’s and in either case maturing within two years after the date of acquisition, (v) securities with maturities of two years or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States or by any political subdivision or taxing authority of any such state, commonwealth or territory, and such securities of such state, commonwealth, territory, political subdivision or taxing authority, as the case may be, are rated at least A by S&P or A by Moody’s, (vi) securities with maturities of two years or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the requirements of clause (ii) of this definition, (vii) shares of “money market funds” that comply with the criteria set forth in Rule 2a-7 of the Investment Company Act of 1940, as amended, or (viii) bonds that mature within two years and that have an Investment Grade Rating.
“Material Adverse Effect” means a material adverse effect on (i) the business, Property, condition (financial or otherwise) or results of operations of the Loan Parties taken as a whole, (ii) the ability of the Loan Parties taken as a whole to perform their obligations under the Loan Documents, or (iii) the validity or enforceability of any of the Loan Documents or the rights or remedies of the Administrative Agent or the Lenders thereunder.
“Material Indebtedness” is defined in Section 8.4.
“Maximum Deductible Amount” is defined in Section 7.28.3.
“Moody’s” means Moody’s Investors Service, Inc. or any successor thereto.
“Mortgage Banking Business” means the business of issuing mortgage loans on residential properties (whether for purchase of homes or refinancing of existing mortgages), purchasing and selling mortgage loans, issuing securities backed by mortgage loans, acting as a broker of mortgage loans and other activities customarily associated with mortgage banking and related businesses.
“Mortgage Subsidiaries’ Adjusted Shareholders’ Equity” means at any time the stockholders’ equity (less goodwill) of the Mortgage Subsidiaries determined on a consolidated basis in accordance with GAAP, plus the outstanding amount of any loans made by the Loan Parties to the Mortgage Subsidiaries (except for intercompany payables to one or more of the Loan Parties in respect of the Mortgage Subsidiaries’ share of accrued consolidated income tax liabilities which have not yet been paid by the Loan Parties) or other Investments in Mortgage Subsidiaries that are not included in the stockholders’ equity of the Mortgage Subsidiaries.
“Mortgage Subsidiaries’ Liabilities” means at any time all Indebtedness of any of the Mortgage Subsidiaries at such date determined on a combined basis as a group in accordance with GAAP, plus accrued income taxes payable by any of the Mortgage Subsidiaries within one year of such date.
“Mortgage Subsidiary” means any corporation, limited partnership, limited liability company or business trust that is (a) organized after the Closing Date or designated by the Company as a Mortgage Subsidiary after the Closing Date, (b) a Subsidiary of the Company and (c) engaged in the Mortgage Banking Business.
“Multiemployer Plan” means a Plan maintained pursuant to a collective bargaining agreement or any other arrangement to which the Company or any member of the Controlled Group is a party and to which more than one employer is obligated to make contributions.

“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including the Company or any member of the Controlled Group) at least two of whom are not under common control, as such a plan is described in Sections 4063 and 4064 of ERISA.
“New Revolving Credit Lender” means an Additional Lender that, immediately prior to its purchase of the Revolving Credit Commitment of a Revolving Credit Lender pursuant to Section 2.20 or its issuance of a Revolving Credit Commitment pursuant to Section 2.18, was not a Revolving Credit Lender hereunder.
“Non-Cash Collateralized Letters of Credit” is defined in Section 4.10(a).
“Non-Defaulting Lender” means at any time a Lender that is not a Defaulting Lender.
“Non-Designation” is defined in Section 10.13.
“Non-Loan Parties” means members of the Toll Group or any Affiliate thereof, excluding the Company, the Borrower and the Designated Guarantors.
“Non-U.S. Lender” is defined in Section 3.5(c).
“Notes” means, collectively, the Competitive Bid Notes, the Revolving Credit Notes and the Swing Line Note; and “Note” means any one of the Notes.
“Notice” is defined in Section 14.1(c).
“Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans, the Facility Letter of Credit Obligations, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Loan Parties to the Lenders or to any Lender, the Administrative Agent or any indemnified party arising under the Loan Documents, including without limitation, the Revolving Credit Obligations.
“OFAC” has the meaning set forth in the definition of “Embargoed Person.”
“Official Body” means any national, federal, state, local or other government or political subdivision or any agency, authority, bureau, central bank, commission, department or instrumentality of any of the foregoing, or any court, tribunal, grand jury or arbitrator, in each case whether foreign or domestic.
“Other Taxes” is defined in Section 3.5(b).
“Parent Company” means, with respect to a Lender, the bank holding company (as defined in Federal Reserve Board Regulation Y), if any, of such Lender, and/or any Person owning, beneficially or of record, directly or indirectly, a majority of the economic or voting Equity Interests of such Lender.
“Participant” is defined in Section 13.2.1.
“Participant Register” is defined in Section 13.2.1.
“PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into Law October 26, 2001)).
“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.
“Performance Letter of Credit” means (a) any Letter of Credit issued on behalf of a Loan Party in favor of a municipality or any other Official Body, including without limitation, any utility, water or sewer authority, or other similar entity for the purpose of assuring such municipality, other Official Body, utility, water or sewer authority or similar entity that an Affiliate of the Company will properly and timely complete work it has agreed to perform for the benefit of such municipality, other Official Body, utility, water or sewer authority or similar entity or (b) an Escrow Agreement.

“Permitted Environmental Exception” means an exception set forth on an Environmental Certificate that a qualified independent environmental consultant certifies can, in the judgment of such consultant, be cured by corrective action that would reasonably be expected to cost less than $2,000,000 to complete and that the Borrower certifies to the Lenders that it or another Loan Party shall timely cure in accordance with applicable Environmental Laws. If the consultant cannot or does not determine and certify as to the cost of such corrective action, the exception shall not be a Permitted Environmental Exception.
“Permitted Investments” means Investments that are (i) cash or Cash Equivalents, Marketable Securities and similar Investments; (ii) accounts receivable and trade credit created, acquired or made in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; (iii) Investments in a Guarantor; (iv) loans to directors, officers, employees, agents, customers or suppliers in the ordinary course, including the financing to purchasers of homes and other residential properties from a Loan Party; (v) Investments in Mortgage Subsidiaries; (vi) Investments in joint ventures (whether in partnership, corporate, limited liability company or other form); (vii) Investments in real estate and/or mortgages and/or receivables secured by real estate including stock or partnership or membership interests in real estate related companies; (viii) loans to employees for the purpose of acquiring the Company’s stock; (ix) Financial Contracts permitted hereunder; (x) Investments (including Special Investments) outstanding on the Closing Date; (xi) other Investments in the ordinary course of business; and (xii) other Investments not included in clauses (i)-(xi) of this definition which do not, in the aggregate, exceed 25% of Tangible Net Worth.
“Permitted Liens” means
(i) Liens for taxes, assessments, or similar charges which are not yet due and payable or due but not yet delinquent and pledges or deposits made in the ordinary course of business to secure payment of workmen’s compensation, or to participate in any fund in connection with workmen’s compensation, unemployment insurance, pensions or other social security programs;
(ii) Statutory Liens, other Liens imposed by law and Liens of mechanics, workmen, warehousemen, carriers, landlords and contractors, provided that the Liens permitted by this subsection (ii) have not been filed or, if such Liens have been filed, either (i) a stay of enforcement thereof has been obtained within 60 days, (ii) such Liens have been satisfied of record within 60 days after the date of filing thereof or (iii) such Liens are being contested in good faith by appropriate proceedings and adequate reserves have been established therefor in accordance with GAAP;
(iii) Liens granted (A) by the Loan Parties in the ordinary course of business to secure performance of bids, tenders, contracts (other than for the repayment of borrowed money), leases or similar obligations, (B) by the Loan Parties in connection with or to secure statutory obligations and surety, appeal, indemnity, return of money, performance or other similar bonds, or (C) by third parties in favor of the Loan Parties pursuant to Agreements of Sale;
(iv) Encumbrances consisting of zoning restrictions, easements, rights of way, matters of plat, minor defects or irregularities in title or other restrictions, charges or encumbrances on the use of real property, none of which materially impairs the use of such property or the value thereof, and none of which is violated in any material respect by existing or proposed structures or land use;
(v) Liens, security interests and mortgages, if any, in favor of the Administrative Agent for the benefit of the Lenders and Liens on cash, cash equivalents, deposit accounts, warehouse receipts and related goods and documents granted to a Lender as security for the obligations of the Loan Parties under Facility Letters of Credit;

(vi) Liens on cash, Cash Equivalents or Marketable Securities in favor of any Lender or other bank or financial institution (including as agent) as security for the obligations of any Loan Party under Letters of Credit or similar arrangements issued other than under the Credit Agreement; provided that the sum of (i) availability under the Revolving Credit Facility and (ii) unrestricted cash, Cash Equivalents and Marketable Securities of the Loan Parties shall not be less than $50.0 million immediately after giving effect to the granting of such Lien;
(vii) Liens over a credit balance on a bank or deposit account or other funds maintained with a creditor depository institution arising under the general business conditions of the bank or financial institution at which the account is held, including under any credit card, purchasing card or similar program;
(viii) Liens arising by virtue of any statutory, contractual or common law provisions relating to banker’s liens, rights of setoff or similar rights as to deposit or other accounts;
(ix) Any Lien existing on the date of this Agreement and described on Schedule 3 hereto and any Lien securing a refinancing of the Indebtedness secured by a Lien described on Schedule 3, provided that the principal amount secured thereby is not hereafter increased and no additional assets (except for improvements constructed on such assets in the normal course of the Company’s business) become subject to such Lien unless such change would be permitted under other provisions hereof;
(x) The following, (A) if the validity or amount thereof is being contested in good faith by appropriate and lawful proceedings diligently conducted so long as the property subject to any such Liens is not yet subject to foreclosure or sale or as to which levy and execution thereon have been stayed and continue to be stayed or (B) if a final judgment is entered and such judgment is discharged, stayed or bonded within thirty (30) days of entry:
(1) Claims or Liens for taxes, assessments or charges due and payable including those subject to interest or penalty, provided that the Loan Parties maintain such reserves and other appropriate provisions as shall be required by GAAP and pay all such taxes, assessments or charges forthwith upon the commencement of proceedings to foreclose any such Lien; or
(2) Claims, Liens or encumbrances upon, and defects of title to, real or personal property, including any attachment of personal or real property or other legal process prior to adjudication of a dispute on the merits; or
(xi) Purchase money security interests (including Capitalized Leases) in equipment acquired or deemed to be acquired;
(xii) Liens securing Permitted Purchase Money Loans and Permitted Non-Recourse Indebtedness described in the definitions of such terms;
(xiii) Liens securing additional Senior Indebtedness, provided such liens are either pari passu or subordinated to Liens in favor of the Administrative Agent for the benefit of the Lenders;
(xiv) Liens on assets of Non-Loan Parties;
(xv) Liens on Investments in Non-Loan Parties;
(xvi) Liens on Investments in Mortgage Subsidiaries;
(xvii) Liens of a Loan Party which existed prior to such entity becoming a Loan Party (and were not incurred in anticipation of becoming a Loan Party);
(xviii) Liens to which assets were subject prior to the acquisition of such assets by a Loan Party (and were not incurred in anticipation of becoming a Loan Party);
(xix) Judgment liens that would not constitute a Default under Section 8.8; and
(xx) Liens securing other Indebtedness or obligations in an amount not in excess of $5,000,000 individually or $10,000,000 in the aggregate.

“Permitted Nonrecourse Indebtedness” means Indebtedness for money borrowed that is incurred by a Loan Party in a transaction for purposes of acquiring real estate and that is secured by such real estate and improvements thereon, provided (a) the amount of the Investment of the Loan Parties in the assets that secure such Indebtedness (in excess of the amount of the loan secured thereby) does not exceed $25,000,000 for such acquisition as of the time of its acquisition or (for purposes of the Leverage Ratio) $150,000,000 in the aggregate at any time for all such Investments and (b) either (x) the liability of the Loan Parties for such Indebtedness is limited solely to the assets of the Loan Parties that secure such Indebtedness (other than Customary Recourse Exceptions) or (y) only a Loan Party other than the Company and the Borrower is liable for the Indebtedness and the sum (without duplication) of the shareholders’ equity (including amounts owed by such Loan Party to another Loan Party or other Affiliate of the Company that is either subordinate in right of payment to, or collection of which is postponed in favor of, such Indebtedness) of, Investments in, and loans to (i) such Loan Party does not exceed $25,000,000 and (ii) all such Loan Parties does not exceed (for purposes of the Leverage Ratio) $150,000,000 in the aggregate.
“Permitted Purchase Money Loans” means, collectively, Seller Purchase Money Loans and Assumed Purchase Money Loans.
“Person” means any natural person, corporation, firm, joint venture, partnership, limited liability company, association, enterprise, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.
“Plan” means an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code as to which the Company or any member of the Controlled Group may have any liability.
“Platform” is defined in Section 14.1(b).
“Preliminary Approval” means preliminary approval from required state and local governmental authorities and agencies of a Loan Party’s preliminary development plan in accordance with provisions of the Pennsylvania Municipalities Planning Code or its equivalent in any other applicable jurisdiction in which such Loan Party is doing business such that in each instance there is vested in such Loan Party the right to develop such real estate for residential purposes substantially in accordance with the intentions of such Loan Party, subject only to obtaining such additional approvals which do not impose on such Loan Party any material burdens that are not usual and customary for a development of such type and with respect to which there is no reasonable expectation that final approval shall not be obtained.
“Pricing Schedule” means the Schedule attached hereto identified as such.
“Prime Rate” means the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate in effect at its principal office, each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.
“Prohibited Transaction” means a “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Code for which neither a statutory exemption, an individual exemption nor a class exemption has been issued by the United States Department of Labor.
“Property” means any and all property, whether real, personal, tangible, intangible, or mixed, of a Loan Party, or other assets owned, leased or operated by a Loan Party.
“Purchaser” is defined in Section 13.3.1.

“Qualified Bank” means (a) any Lender or any Affiliate of a Lender, (b) a bank that has, or is a wholly-owned subsidiary of a corporation that has, (i) an unsecured long-term debt rating of not less than BBB+ from S&P or Baa1 from Moody’s (or BBB+ from S&P and Baa1 from Moody’s if both agencies issue ratings of its unsecured long-term debt) and (ii) if its unsecured short-term debt is rated, an unsecured short-tem debt rating of A2 from S&P or P2 from Moody’s (or A2 from S&P and P2 from Moody’s if both agencies issue ratings of its unsecured short-term debt) or (c) in connection with the initial syndication of the Revolving Credit Facility or any Facility Increase, any other bank approved by each of the Arrangers, such approval not to be unreasonably withheld or delayed. For the avoidance of doubt, none of the Borrower, the Company or any of their respective Affiliates or Subsidiaries may be a Qualified Bank for purposes of this Agreement.
“Qualified Rating” means a public or private rating of the Senior Indebtedness of the Company or the Indebtedness under this Agreement or an implied rating of any Indebtedness of the Company senior to the Subordinated Indebtedness of the Company obtained from a Qualified Rating Agency. A Qualified Rating must be one of the following:
1. An actual rating of the Indebtedness under this Agreement exclusive of any other Senior Indebtedness of the Company;
2. An actual rating of the Senior Indebtedness of the Company;
3. An implied rating of the Indebtedness under this Agreement exclusive of any other Senior Indebtedness of the Company;
4. An implied rating of the Senior Indebtedness of the Company; or
5. An implied rating of Indebtedness senior to current outstanding Subordinated Indebtedness of the Company.
If the Company receives more than one rating from a Qualified Rating Agency, the rating which falls in the lowest number category above shall be the Qualified Rating. An implied rating of any Indebtedness shall not be a Qualified Rating if it assumes that such Indebtedness is secured.
“Qualified Rating Agency” means Moody’s, S&P or, unless and until Borrower makes the election provided for in Section 7.21(b), Fitch.
“Quarterly Payment Date” is defined in Section 4.7(a).
“Ratable Borrowing Notice” is defined in Section 2.2.3.
“Rate Option” means the Alternate Base Rate, the Eurodollar Rate or the Federal Funds/Euro-Rate.
“Rate Option Notice” is defined in Section 2.2.4.
“Rating” means the second highest of the Qualified Rating of Moody’s, the Qualified Rating of S&P or the Qualified Rating of Fitch; provided, however, that (i) following an election by the Borrower under Section 7.21(b), the Rating shall be either (a) the higher of the Qualified Rating of Moody’s or the Qualified Rating of S&P or (b) if either, but not both, of Moody’s and S&P has issued a Qualified Rating, such Qualified Rating and (ii) if there is more than a two-notch difference between the Qualified Ratings of Moody’s and S&P, the Rating shall be one notch higher than the lower of the Qualified Ratings of Moody’s and S&P.
“Register” is defined in Section 13.3.2.
“Regulated Substances” means any pollutant, contaminant, waste, chemical or substance, including without limitation, Solid Waste, asbestos, asbestos containing material, mold and radon gas, the generation, manufacture, processing, distribution, treatment, storage, Release or threat of Release, transport, recycling, reclamation, use, reuse or other management or mismanagement of which is regulated by the Environmental Laws.

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.
“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.
“Related Parties” means, with respect to any Person, such Person’s Affiliate and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.
“Release” means any release, spill, emission, discharge, deposit, disposal, leaking, pumping, pouring, dumping, emptying, injecting or leaching into the Environment, or into, from or through any structure or facility.
“Remediation Adjustment” means, with respect to any Environmentally Approved Land that is subject to a Permitted Environmental Exception, an amount equal to 150% of the estimated remaining costs to complete remediation necessary to cure such exception.
“Replacement Lender” means a Qualified Bank (approved by the Administrative Agent and each of the Arrangers which approval shall not be unreasonably withheld or delayed) or an existing Lender that elects, upon request by the Borrower, to purchase the Revolving Credit Commitment of another Lender pursuant to Section 2.20.
“Reportable Event” means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan, excluding, however, such events as to which the PBGC has by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event.
“Required Lenders” means (i) subject to the provisions of Section 2.18(d), if there exists no Default or if a Default exists and is continuing but there are no Loans or Facility Letters of Credit outstanding, Non-Defaulting Lenders whose Revolving Credit Commitments (in the aggregate) equal or exceed 51% or more of the Revolving Credit Commitments (in the aggregate) of all of the Non-Defaulting Lenders, or (ii) if a Default exists and is continuing and there are Loans or Facility Letters of Credit outstanding, Non-Defaulting Lenders whose Total Revolving Credit Exposure (in the aggregate) equals or exceeds 51% or more of the Total Revolving Credit Exposure (in the aggregate) of all of the Non-Defaulting Lenders.
“Revolving Credit Advance” means a borrowing hereunder (or conversion or continuation thereof) consisting of the aggregate amount of the several Revolving Credit Loans made on the same Borrowing Date (or date of conversion or continuation) by some or all of the Revolving Credit Lenders (as applicable) to the Borrower of the same Type (or on the same interest basis in the case of Competitive Bid Advances) and, in the case of Fixed Rate Advances, for the same Interest Period. For the avoidance of doubt, the term “Revolving Credit Advance” includes each Competitive Bid Advance and Swing Line Advance.
“Revolving Credit Commitment” means, for each Revolving Credit Lender, the obligation of such Revolving Credit Lender to make Revolving Credit Ratable Loans, to participate in Swing Line Loans (to the extent provided for in Section 2.19(e)) and to participate in Facility Letters of Credit, not exceeding the amount set forth in Schedule 1 or as set forth in any Assignment and Assumption that has become effective pursuant to Section 13.3.2 or in any Commitment and Acceptance with respect to the Revolving Credit Facility that has become effective pursuant to Section 2.18, as such amount may be modified from time to time pursuant to the terms hereof.
“Revolving Credit Declining Lender” is defined in Section 2.17.
“Revolving Credit Declining Lender’s Termination Date” is defined in Section 2.17.

“Revolving Credit Exposure” means, with respect to a Revolving Credit Lender, the sum of (i) the Revolving Credit Ratable Loans made by such Revolving Credit Lender, (ii) the Facility Letter of Credit Exposure of such Revolving Credit Lender and (iii) the Swing Line Exposure of such Revolving Credit Lender.
“Revolving Credit Facility” is defined in Section 2.1.1.
“Revolving Credit Facility Termination Date” means October 22, 2014 or any later date as may be specified as the Revolving Credit Facility Termination Date in accordance with Section 2.17 or any earlier date on which the Aggregate Revolving Credit Commitment is reduced to zero or otherwise terminated pursuant to the terms hereof.
“Revolving Credit Lenders” means the lending institutions identified on Schedule 1 hereto as having a Revolving Credit Commitment and, from and after the effective date of their respective Commitments and Acceptances, any New Revolving Credit Lenders, and the respective successors and assigns of any of the foregoing.
“Revolving Credit Loan” means a Loan made by a Revolving Credit Lender under the Revolving Credit Facility.
“Revolving Credit Note” means a promissory note, in substantially the form of Exhibit E-1 hereto, duly executed by the Borrower and payable to the order of a Revolving Credit Lender in the amount of its Revolving Credit Commitment, including any amendment, modification, renewal or replacement of such promissory note.
“Revolving Credit Obligations” means all unpaid principal of and accrued and unpaid interest on the Revolving Credit Loans, the Facility Letter of Credit Obligations and all accrued and unpaid fees and expenses, reimbursements, indemnities and other obligations of the Loan Parties to the Revolving Credit Lenders or to any Revolving Credit Lender or to the Administrative Agent or any indemnified party, in each case arising under the Loan Documents in respect of the Revolving Credit Facility.
“Revolving Credit Ratable Advance” means a borrowing hereunder consisting of the aggregate amount of the several Revolving Credit Ratable Loans made by the Revolving Credit Lenders to the Borrower at the same time, and (except as otherwise provided Section 3.3) at the same Rate Option, and (in the case of a Eurodollar Ratable Loans) for the same Interest Period.
“Revolving Credit Ratable Loan” means a Revolving Credit Loan made by a Revolving Credit Lender pursuant to Section 2.2 hereof.
“Revolving Credit Ratable Share” means, with respect to any Revolving Credit Lender on any date, (i) the ratio of (a) the amount of its Revolving Credit Commitment to (b) the amount of the Aggregate Revolving Credit Commitment or (ii) if the Aggregate Revolving Credit Commitment has been terminated, the ratio of (a) its Total Revolving Credit Exposure to (b) the aggregate Total Revolving Credit Exposure of all Revolving Credit Lenders.
“Risk-Based Capital Guidelines” is defined in Section 3.2.
“S&P” means Standard and Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc.
“Sale and Leaseback Transaction” means any sale or other transfer of property by any Person with the intent to lease such property as lessee.
“Schedule” refers to a specific schedule to this Agreement, unless another document is specifically referenced.
“SEC” means the Securities and Exchange Commission.
“Section” means a numbered section of this Agreement, unless another document is specifically referenced.

“Seller Purchase Money Loans” means at any time outstanding purchase money loans made to a Loan Party by the seller of improved or unimproved real estate in a single or separate transactions for the exclusive purpose of acquiring such real estate for development and secured by a mortgage Lien on such real estate.
“Senior Executive” means the Chairman of the Board, President, Executive Vice President, Chief Financial Officer, Chief Accounting Officer or General Counsel of any Loan Party.
“Senior Indebtedness” means at any time, on a consolidated basis for the Loan Parties, Total Indebtedness, less Subordinated Indebtedness, provided that, for purposes of the definition of “Qualified Rating,” Senior Indebtedness shall not include Indebtedness of any Person other than the Company or the Borrower.
“Single Employer Plan” means a Plan maintained by the Company or any member of the Controlled Group for employees of the Company or any member of the Controlled Group and no other employer.
“Solid Waste” means any garbage, refuse or sludge from any waste treatment plant, water supply plant or air pollution control facility generated by activities on the Property, and any unpermitted Release into the environment or the work place of any material as a result of activities on the Property, including without limitation, scrap and used Regulated Substances.
“Special Investments” means, at any time (but without duplication) all Investments by Loan Parties in Non-Loan Parties (other than Mortgage Subsidiaries), including, after its Conversion, any Non-Loan Party that was a Designated Guarantor prior to its Conversion. The amount of such Investments shall include, without limitation, the book value of stocks, partnership interests, notes or other securities, and the amount of loans, guaranties and recourse contingent obligations, and contributions of capital.
“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans and Floating Rate Loans bearing interest at the Federal Funds/Euro Rate shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
“Subordinated Indebtedness” means, with respect to the Loan Parties, the existing subordinated Indebtedness described on Schedule 4 and any other unsecured Indebtedness subordinated under terms as favorable to the Lenders as the terms of the subordination governing the Indebtedness described on Schedule 4; provided that the Administrative Agent shall have received an Officers’ Certificate to such effect by a responsible officer of the Company.
“Subordinated Loan Documents” means at any time the agreements and other documents then governing the Subordinated Indebtedness.
“Subsidiary” with respect to a Person means (i) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (ii) any partnership, limited liability company, association, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled. Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of the Company.

“Substantial Portion” means, with respect to the Property of the Company and its Subsidiaries, Property which represents more than 10% of the consolidated assets of the Company and its Subsidiaries as would be shown in the consolidated financial statements of the Company and its Subsidiaries as at the beginning of the period of four consecutive fiscal quarters ending with the fiscal quarter in which such determination is made.
“Supplemental Guaranty” means a “Supplemental Guaranty” in the form provided for and as defined in the Guaranty Agreement.
“Swing Line Advance” is defined in Section 2.19(a).
“Swing Line Borrowing Notice” is defined in Section 2.19(c).
“Swing Line Commitment” means the commitment of the Swing Line Lender to make Swing Line Advances pursuant to Section 2.19(a). As of the date of this Agreement the Swing Line Commitment is in the amount of $50,000,000.
“Swing Line Exposure” means, with respect to a Revolving Credit Lender, the Revolving Credit Ratable Share of such Revolving Credit Lender of the aggregate principal amount of all outstanding Swing Line Advances.
“Swing Line Lender” means Citibank or any Purchaser to which Citibank assigns the Swing Line Commitment in accordance with Sections 13.3.1 and 13.3.3.
“Swing Line Note” means a promissory note, in substantially the form of Exhibit F hereto, duly executed by the Borrower and payable to the order of the Swing Line Lender in the amount of the Swing Line Commitment, including any amendment, modification, renewal or replacement of such promissory note.
“Tangible Net Worth” means at any time Consolidated Net Worth less the sum of (a) intangible assets (as determined in accordance with GAAP), (b) Excess Investments and (c) Investments in Mortgage Subsidiaries. The amount of Investments in Mortgage Subsidiaries shall include, without limitation, the book value of stocks, partnership interests, notes or other securities and the amount of loans, guaranties and recourse contingent obligations, and contributions of capital.
“Taxes” means any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and any and all liabilities with respect to the foregoing, but excluding Excluded Taxes.
“Toll Group” means the Company, the Borrower and all other Subsidiaries of the Company.
“Total Revolving Credit Exposure” means, at any time with respect to any Revolving Credit Lender, the sum of (a) its outstanding Revolving Credit Loans and (b) its Revolving Credit Ratable Share of the outstanding Facility Letter of Credit Obligations and Swing Line Exposure.
“Total Indebtedness” means at any time all Indebtedness of the Loan Parties on a consolidated basis.
“Transferee” is defined in Section 13.4.
“Type” means, (a) with respect to any Revolving Credit Ratable Advance under the Revolving Credit Facility, its nature as an ABR Advance, Eurodollar Ratable Advance or Federal Funds/Euro-Rate Advance and (b) with respect to any Competitive Bid Advance, its nature as an Absolute Rate Advance or Eurodollar Bid Rate Advance.
“Undrawn Fee” is defined in Section 2.4.
“Unfunded Liabilities” means the amount (if any) by which the present value of all vested and unvested accrued benefits under all Single Employer Plans exceeds the fair market value of all such Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plans using PBGC actuarial assumptions for single employer plan terminations.

“Unmatured Default” means an event that but for the lapse of time or the giving of notice, or both, would constitute a Default.
“unreallocated portion” is defined in Section 2.22(a)(ii).
“Wholly-Owned Subsidiary” of a Person means (i) any Subsidiary all of the outstanding voting securities of which shall at the time be owned or controlled, directly or indirectly, by such Person or one or more Wholly-Owned Subsidiaries of such Person, or by such Person and one or more Wholly-Owned Subsidiaries of such Person, or (ii) any partnership, limited liability company, association, joint venture or similar business organization 100% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.
The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.
ARTICLE II
THE CREDITS
2.1. The Revolving Credit Facility.
2.1.1. Revolving Credit Facility.
(a) The Revolving Credit Lenders grant to the Borrower a revolving credit facility (the “Revolving Credit Facility”) pursuant to which, and upon the terms and subject to the conditions herein set forth:
(i) each Revolving Credit Lender severally agrees to make Revolving Credit Ratable Loans to the Borrower in accordance with Section 2.2;
(ii) each Revolving Credit Lender may, in its sole discretion, make bids to make Competitive Bid Loans to the Borrower in accordance with Section 2.3; and
(iii) the Swing Line Lender agrees to make Swing Line Advances to the Borrower in accordance with Section 2.19.
(b) The Revolving Credit Facility shall be subject to the following limitations:
(i) In no event shall the sum of (i) the aggregate principal amount of all outstanding Revolving Credit Advances (including Revolving Credit Ratable Advances, Competitive Bid Advances and Swing Line Advances) plus (ii) the Facility Letter of Credit Obligations exceed the Aggregate Revolving Credit Commitment.
(ii) In no event shall the outstanding principal amount of all outstanding Competitive Bid Advances exceed the Competitive Bid Sublimit.
(iii) In no event shall the outstanding principal amount of all outstanding Swing Line Advances exceed the Swing Line Commitment.
(c) Subject to the terms hereof, the Revolving Credit Facility is available from the date hereof to the Revolving Credit Facility Termination Date and, upon the Revolving Credit Facility Termination Date, the Revolving Credit Commitments to lend hereunder shall expire. The Revolving Credit Commitment of a Revolving Credit Declining Lender shall expire on its Revolving Credit Declining Lender’s Termination Date unless prior thereto such Revolving Credit Declining Lender elects, with the approval of the Borrower and the Administrative Agent, to extend its Revolving Credit Commitment to the Revolving Credit Facility Termination Date, which election and approval shall be evidenced by a written instrument in a form reasonably acceptable to and executed by such Revolving Credit Declining Lender, the Borrower, the Company and the Administrative Agent. Upon the execution and delivery of such written instrument, such Revolving Credit Lender shall cease to be a Revolving Credit Declining Lender.

(d) Any outstanding Revolving Credit Advances and all other unpaid Revolving Credit Obligations shall be paid in full by the Borrower on the Revolving Credit Facility Termination Date (except to the extent that, pursuant to Article IV, Facility Letters of Credit are permitted to have an expiration date later than the Revolving Credit Facility Termination Date). All outstanding Revolving Credit Loans held by, and all other unpaid Revolving Credit Obligations payable to, a Revolving Credit Declining Lender shall be paid in full by the Borrower on its Revolving Credit Declining Lender’s Termination Date.
2.1.2. Reserved.
2.1.3. Payment. At any time that there exists a breach of the covenant set forth in Section 7.28.2, the Borrower shall immediately pay to the Administrative Agent, as a payment of the Revolving Credit Advances, such amount (not to exceed the sum of the outstanding Revolving Credit Advances) necessary to cure such breach, which shall be applied against such Revolving Credit Advances as the Borrower may elect.
2.2. Revolving Credit Ratable Advances.
2.2.1. Revolving Credit Ratable Advances. Each Revolving Credit Ratable Advance hereunder shall consist of borrowings made from the several Lenders under the Revolving Credit Facility in their respective Revolving Credit Ratable Shares thereof. The aggregate outstanding amount of Competitive Bid Advances shall reduce the availability of Revolving Credit Advances as provided in Section 2.1.1 but shall not otherwise affect the obligations of the Revolving Credit Lenders to make Revolving Credit Ratable Advances, and (without limitation of the foregoing) no Competitive Bid Loan shall reduce the obligation of the Revolving Credit Lender making such Competitive Bid Loan to lend its applicable Revolving Credit Ratable Share of any future Revolving Credit Ratable Advances.
2.2.2. Ratable Advance Rate Options. The Revolving Credit Ratable Advances may be ABR Advances, Federal Funds/Euro-Rate Advances or Eurodollar Ratable Advances, or a combination thereof, selected by the Borrower in accordance with Section 2.2.3. No Revolving Credit Ratable Advance may mature after the Revolving Credit Facility Termination Date.
2.2.3. Method of Selecting Rate Options and Interest Periods for Revolving Credit Ratable Advances. The Borrower shall select the Rate Option and, in the case of each Fixed Rate Advance, the Interest Period applicable thereto, from time to time. The Borrower shall give the Administrative Agent irrevocable notice (a “Ratable Borrowing Notice”) not later than 11:00 a.m. (New York time) (or 11:15 a.m. (New York time) if applicable under the next succeeding sentence), (x) on the Borrowing Date of each Floating Rate Advance and (y) at least three Business Days prior to the Borrowing Date of each Eurodollar Ratable Advance. The Administrative Agent shall give prompt notice of each Ratable Borrowing Notice to each Lender. The time for delivery of a Ratable Borrowing Notice for a Floating Rate Advance under the Revolving Credit Facility shall be extended by 15 minutes if the day on which such Ratable Borrowing Notice is given is also a day on which the Borrower is required to accept or reject one or more bids offered in connection with an Absolute Rate Auction pursuant to Section 2.3.6, and the time for delivery of a Ratable Borrowing Notice for a Eurodollar Ratable Advance under the Revolving Credit Facility shall be extended by 15 minutes if the day on which such Ratable Borrowing Notice is given is also a day on which the Borrower is required to accept or reject one or more bids offered in connection with a Eurodollar Auction pursuant to Section 2.3.6. A Ratable Borrowing Notice shall specify:
(i) the Borrowing Date, which shall be a Business Day, of such Revolving Credit Ratable Advance;
(ii) the aggregate amount of such Revolving Credit Ratable Advance;
(iii) the Rate Option selected for such Revolving Credit Ratable Advance; and
(iv) in the case of each Eurodollar Ratable Advance, the Interest Period applicable thereto (which shall be subject to the limitations set forth in Section 2.2.6).

2.2.4. Conversion and Continuation of Outstanding Revolving Credit Ratable Advances. Each Floating Rate Advance under the Revolving Credit Facility shall continue as a Floating Rate Advance of that Type unless and until such Floating Rate Advance is either converted into the other Type of Floating Rate Advance or a Eurodollar Ratable Advance in accordance with this Section 2.2.4 or is prepaid in accordance with Section 2.6. Each Eurodollar Ratable Advance under the Revolving Credit Facility shall continue as a Eurodollar Ratable Advance of such Type until the end of the then applicable Interest Period therefor, at which time such Eurodollar Ratable Advance shall be automatically converted into a Federal Funds/Euro-Rate Advance under the Revolving Credit Facility unless such Eurodollar Ratable Advance shall have been either (a) prepaid in accordance with Section 2.6, (b) continued as a Eurodollar Ratable Advance of the same or a different Type for the same or another Interest Period in accordance with this Section 2.2.4 or (c) converted into an ABR Advance in accordance with this Section 2.2.4. Subject to the terms of Section 2.5, the Borrower may elect from time to time to convert and/or continue the Rate Option applicable to all or any part of a Revolving Credit Ratable Advance under the Revolving Credit Facility into another Rate Option; provided, that any conversion or continuation of any Eurodollar Ratable Advance shall be made on, and only on, the last day of the Interest Period applicable thereto. The Borrower shall give the Administrative Agent irrevocable notice (a “Rate Option Notice”) of each conversion of a Floating Rate Advance under the Revolving Credit Facility into the other Type of Floating Rate Advance or into a Eurodollar Ratable Advance, or continuation of a Eurodollar Ratable Advance or the conversion of a Eurodollar Ratable Advance, not later than 11:00 a.m. (New York time) (x) on the Business Day of the conversion of a Floating Rate Advance into the other Type of Floating Rate Advance or the conversion of a Eurodollar Ratable Advance into an ABR Advance or (y) at least three Business Days prior to the date of the requested conversion or continuation of a Revolving Credit Ratable Advance into a Eurodollar Ratable Advance, specifying:
(i) the requested date, which shall be a Business Day, of such conversion or continuation;
(ii) the aggregate amount and Rate Option applicable to the Revolving Credit Ratable Advance which is to be converted or continued; and
(iii) the amount and Rate Option(s) of Revolving Credit Ratable Advance(s) into which such Revolving Credit Ratable Advance is to be converted or continued and, in the case of a conversion into or continuation of a Eurodollar Ratable Advance, the duration of the Interest Period applicable thereto (which shall be subject to the limitations set forth in Section 2.2.6).
2.2.5. Limitations. Revolving Credit Ratable Advances under the Revolving Credit Facility shall be subject to the applicable limitations set forth in Section 2.5.
2.2.6. Interest Period. The Interest Period of a Eurodollar Ratable Advance may not end later than the Revolving Credit Facility Termination Date nor later than the Revolving Credit Declining Lender’s Termination Date of any Revolving Credit Declining Lender.
2.3. Competitive Bid Advances.
2.3.1. Competitive Bid Option. In addition to Revolving Credit Ratable Advances pursuant to Section 2.2, but subject to the terms and conditions of this Agreement (including, without limitation, the limitation set forth in Section 2.1.1(b)(i) as to the maximum aggregate principal amount of all outstanding Revolving Credit Advances and Facility Letter of Credit Obligations hereunder and the limitation in Section 2.1.1(b)(ii) as to the maximum aggregate amount of all outstanding Competitive Bid Advances), the Borrower may, as set forth in this Section 2.3, request the Revolving Credit Lenders, prior to the Revolving Credit Facility Termination Date, to make offers to make Competitive Bid Advances to the Borrower. Each Revolving Credit Lender may, but shall have no obligation to, make any such offer in the manner set forth in this Section 2.3.

2.3.2. Competitive Bid Quote Request. When the Borrower wishes to request offers to make Competitive Bid Loans under this Section 2.3, it shall transmit to the Administrative Agent (whether or not it is the Competitive Bid Agent) by telecopy a Competitive Bid Quote Request substantially in the form of Exhibit C so as to be received no later than (i) at least five (5) Business Days prior to the Borrowing Date proposed therein, in the case of a Eurodollar Auction or (ii) at least two (2) Business Days (or, if so agreed by the Borrower and the Administrative Agent, one (1) (but not less than one (1)) Business Day) prior to the Borrowing Date proposed therein, in the case of an Absolute Rate Auction. The Competitive Bid Quote Request shall specify whether the Borrower or the Administrative Agent shall be the Competitive Bid Agent with respect thereto, and, if the Administrative Agent is the Competitive Bid Agent, the Borrower shall deliver the Competitive Bid Quote Request to the Administrative Agent not later than 10:00 a.m. (New York time) on the day on which it is required to be delivered. Each Competitive Bid Quote Request shall specify:
(i) the proposed Borrowing Date, which shall be a Business Day, for the proposed Competitive Bid Advance;
(ii) the aggregate principal amount of such proposed Competitive Bid Advance, which shall be not less than $10,000,000 and in an integral multiple of $1,000,000 if in excess thereof;
(iii) whether the Competitive Bid Quotes requested are to set forth a Competitive Bid Margin or an Absolute Rate; and
(iv) the Competitive Bid Interest Period applicable thereto (which may not end after the Revolving Credit Facility Termination Date).
The Borrower may request offers to make Competitive Bid Loans for more than one Competitive Bid Interest Period, but not more than five Competitive Bid Interest Periods, in a single Competitive Bid Quote Request. No Competitive Bid Quote Request shall be given within five (5) Business Days (or such other number of days as the Borrower and the Administrative Agent may agree) of any Competitive Bid Quote Request that did not result in a Competitive Bid Advance being made. If the Administrative Agent is the Competitive Bid Agent, it may reject a Competitive Bid Quote Request that does not conform substantially to the form of Exhibit C and shall promptly notify the Borrower of such rejection by telecopy.
2.3.3. Invitation for Competitive Bid Quotes. Promptly and in any event before the close of business on the same Business Day of delivery of a Competitive Bid Quote Request that is not rejected pursuant to Section 2.3.2, the Competitive Bid Agent shall send to each of the Revolving Credit Lenders (except as otherwise provided in Section 2.3.10) by telecopy an Invitation for Competitive Bid Quotes substantially in the form of Exhibit D hereto, which shall constitute an invitation by the Borrower to each such Revolving Credit Lender to submit Competitive Bid Quotes offering to make the Competitive Bid Loans to which such Competitive Bid Quote Request relates in accordance with this Section 2.3.
2.3.4. Submission and Contents of Competitive Bid Quotes.
(a) Except as otherwise provided in Section 2.3.10, each Revolving Credit Lender may, in its sole discretion, submit a Competitive Bid Quote containing an offer or offers to make Competitive Bid Loans in response to any Invitation for Competitive Bid Quotes. Each Competitive Bid Quote must comply with the requirements of this Section 2.3.4 and must be submitted to the Competitive Bid Agent by telecopy at its offices specified in or pursuant to Article XIV not later than (i) 10:00 a.m. (New York time) at least three Business Days prior to the proposed Borrowing Date, in the case of a Eurodollar Auction or (ii) 10:00 a.m. (New York time) on the proposed Borrowing Date, in the case of an Absolute Rate Auction (or, in either case upon reasonable prior notice to the Revolving Credit Lenders, such other time and date as the Borrower and the Administrative Agent may agree); provided that, if the Administrative Agent is the Competitive Bid Agent, Competitive Bid Quotes submitted by the Administrative Agent as a Lender may only be submitted if the Administrative Agent notifies the Borrower of the terms of the offer or offers contained therein not later than 30 minutes prior to the latest time at which the relevant Competitive Bid Quotes must be submitted by the other Revolving Credit Lenders. Subject to Articles V and IX, any Competitive Bid Quote so made shall be irrevocable except with the written consent of the Competitive Bid Agent given on the instructions of the Borrower (if the Borrower is not the Competitive Bid Agent).

(b) Each Competitive Bid Quote shall be in substantially the form of Exhibit B and shall in any case specify:
(i) the proposed Borrowing Date, which shall be the same as that set forth in the applicable Invitation for Competitive Bid Quotes;
(ii) the principal amount of the Competitive Bid Loan for which each such offer is being made, which principal amount (A) may be greater than, less than or equal to the Revolving Credit Commitment of the quoting Revolving Credit Lender, (B) must be in an integral multiple of $1,000,000 and (C) may not exceed the principal amount of Competitive Bid Loans for which offers were requested;
(iii) in the case of a Eurodollar Auction, the Competitive Bid Margin offered for each such Competitive Bid Loan;
(iv) the minimum amount, if any, of the Competitive Bid Loan which may be accepted by the Borrower, which amount shall not be less than $1,000,000;
(v) in the case of an Absolute Rate Auction, the Absolute Rate offered for each such Competitive Bid Loan;
(vi) the maximum aggregate amount, if any, of Competitive Bid Loans offered by the quoting Revolving Credit Lender which may be accepted by the Borrower; and
(vii) the identity of the quoting Revolving Credit Lender.
(c) The Competitive Bid Agent shall reject any Competitive Bid Quote that:
(i) is not substantially in the form of Exhibit B or does not specify all of the information required by Section 2.3.4(b);
(ii) contains qualifying, conditional or similar language, other than any such language contained in Exhibit B;
(iii) proposes terms other than or in addition to those set forth in the applicable Invitation for Competitive Bid Quotes; or
(iv) arrives after the time set forth in Section 2.3.4(a).
If any Competitive Bid Quote shall be rejected pursuant to this Section 2.3.4(c), then the Competitive Bid Agent shall notify the relevant Revolving Credit Lender of such rejection as soon as practical and (if the Administrative Agent is the Competitive Bid Agent) shall promptly send a copy of the rejected Competitive Bid Quote to the Borrower.
2.3.5. Notice to Borrower. If the Administrative Agent is the Competitive Bid Agent, it shall promptly notify the Borrower of the terms (i) of any Competitive Bid Quote submitted by a Revolving Credit Lender that is in accordance with Section 2.3.4 and (ii) of any Competitive Bid Quote that amends, modifies or is otherwise inconsistent with a previous Competitive Bid Quote submitted by such Revolving Credit Lender with respect to the same Competitive Bid Quote Request. Any such subsequent Competitive Bid Quote shall be disregarded by the Competitive Bid Agent unless such subsequent Competitive Bid Quote specifically states that it is submitted solely to correct a manifest error in such former Competitive Bid Quote. If the Administrative Agent is the Competitive Bid Agent, its notice to the Borrower shall specify the aggregate principal amount of Competitive Bid Loans for which offers have been received for each Interest Period specified in the related Competitive Bid Quote Request and the respective principal amounts and Eurodollar Bid Rates or Absolute Rates, as the case may be, so offered. In addition, if the Administrative Agent is the Competitive Bid Agent, it shall send copies of each Competitive Bid Quote to the Borrower.

2.3.6. Acceptance and Notice by Borrower. Not later than (i) 11:00 a.m. (New York time) at least three Business Days prior to the proposed Borrowing Date, in the case of a Eurodollar Auction or (ii) 11:00 a.m. (New York time) on the proposed Borrowing Date, in the case of an Absolute Rate Auction (or, in either case upon reasonable prior notice to the Revolving Credit Lenders, such other time and date as the Borrower and the Administrative Agent may agree), the Borrower shall notify the Administrative Agent of its acceptance or rejection of the offers received by it pursuant to Section 2.3.4 or so notified to it pursuant to Section 2.3.5; provided, however, that the failure by the Borrower to give such notice to the Administrative Agent shall be deemed to be a rejection of all such offers. In the case of acceptance, such notice (a “Competitive Bid Borrowing Notice”) shall specify the aggregate principal amount of offers for each Interest Period that are accepted and (if the Administrative Agent is not the Competitive Bid Agent) shall include copies of each Competitive Bid Quote that is accepted. The Borrower may accept any Competitive Bid Quote in whole or in part (subject to the terms of Section 2.3.4(b)(iv) and (vi)); provided that:
(i) the aggregate principal amount of each Competitive Bid Advance may not exceed (but, within the limitations set forth in Section 2.3.2(ii), may be less than) the applicable amount set forth in the related Competitive Bid Quote Request;
(ii) acceptance of offers may only be made on the basis of ascending Eurodollar Bid Rates or Absolute Rates, as the case may be; and
(iii) the Borrower may not accept any offer that is described in Section 2.3.4(c) or that otherwise fails to comply with the requirements of this Agreement.
2.3.7. Allocation by Competitive Bid Agent. If offers are made by two or more Revolving Credit Lenders with the same Eurodollar Bid Rates or Absolute Rates, as the case may be, for a greater aggregate principal amount than the amount in respect of which offers are accepted for the related Interest Period, the principal amount of Competitive Bid Loans in respect of which such offers are accepted shall be allocated by the Competitive Bid Agent among such Revolving Credit Lenders as nearly as possible (in such multiples, not greater than $1,000,000, as the Competitive Bid Agent may deem appropriate) in proportion to the aggregate principal amount of such offers; provided, however, that no Revolving Credit Lender shall be allocated a portion of any Competitive Bid Advance which is less than the minimum amount which such Revolving Credit Lender has stated in its applicable Competitive Bid Quote that it is willing to accept. Allocations by the Competitive Bid Agent of the amounts of Competitive Bid Loans shall be conclusive in the absence of manifest error. The Administrative Agent shall promptly, but in any event on the same Business Day, notify each Revolving Credit Lender of its receipt of a Competitive Bid Borrowing Notice and the aggregate principal amount of such Competitive Bid Advance allocated to each participating Revolving Credit Lender.
2.3.8. Limitations. Competitive Bid Advances shall be subject to the applicable limitations contained in the last sentence of Section 2.5.
2.3.9. Administration Fee. The Borrower hereby agrees to pay to the Administrative Agent an administration fee, in the amount set forth in the Administrative Agent’s Fee Letter, for each Competitive Bid Quote Request transmitted by the Borrower to the Administrative Agent pursuant to Section 2.3.2. Such administration fee shall be payable in arrears on each Payment Date hereafter and on the Revolving Credit Facility Termination Date (or such earlier date on which the Aggregate Revolving Credit Commitment shall terminate or be canceled) for any period then ending for which such fee, if any, shall not have been theretofore paid.
2.3.10. Revolving Credit Declining Lender. Notwithstanding anything to the contrary contained herein, (a) a Revolving Credit Declining Lender shall not be entitled to receive an Invitation for Competitive Bid Quotes inviting an offer for, and shall not offer to make and shall not make, a Competitive Bid Loan for a Competitive Bid Interest Period that expires later than its Revolving Credit Declining Lender’s Termination Date and (b) the Borrower may not request a Competitive Bid Advance for a Competitive Bid Interest Period expiring later than any Revolving Credit Declining Lender’s Termination Date if, following the making of such Competitive Bid Advance, the aggregate amount of all Competitive Bid Advances for Competitive Bid Interest Periods expiring later than such Revolving Credit Declining Lender’s Termination Date would exceed the amount to which the Competitive Bid Sublimit will be reduced upon such Revolving Credit Declining Lender’s Termination Date.

2.4. Undrawn Fee; Reductions in Aggregate Revolving Credit Commitment.
(a) The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Credit Lender an undrawn commitment fee (“Undrawn Fee”) at a per annum rate equal to the Applicable Fee Rate on such Revolving Credit Lender’s average daily Aggregate Available Revolving Credit from the date hereof to and including the Revolving Credit Facility Termination Date, payable in arrears on the first day of each calendar quarter hereafter and on the Revolving Credit Facility Termination Date (or such earlier date as the Revolving Credit Obligations may be accelerated or become due). For the avoidance of doubt, Swing Line Advances and Competitive Bid Advances shall not be considered usage under the Revolving Credit Facility for purposes of the Undrawn Fee.
(b) The Borrower may permanently reduce the Aggregate Revolving Credit Commitment in whole, or in part ratably among the Revolving Credit Lenders (in their respective Revolving Credit Ratable Shares) in integral multiples of $10,000,000, upon at least five Business Days’ written notice to the Administrative Agent, which notice shall specify the amount of any such reduction, provided, however, that (i) the amount of the Aggregate Revolving Credit Commitment may not be reduced below the sum of (A) aggregate principal amount of the outstanding Revolving Credit Advances and (B) the Facility Letter of Credit Obligations and (ii) the amount of the Aggregate Revolving Credit Commitment may not be reduced to an amount that is less than twice the outstanding amount of all outstanding Competitive Bid Advances.
(c) All accrued Undrawn Fees shall be payable on the effective date of any termination of the obligations of the Revolving Credit Lenders to make Revolving Credit Loans hereunder.
2.5. Minimum Amount of Each Revolving Credit Advance; Maximum Number of Revolving Credit Advances. Each Eurodollar Ratable Advance shall be in the minimum amount of $5,000,000 (and in multiples of $1,000,000 if in excess thereof), and each Floating Rate Advance shall be in the minimum amount of $1,000,000 (and in multiples of $1,000,000 if in excess thereof), provided, however, that any Floating Rate Advance under the Revolving Credit Facility may be in the amount of the Aggregate Available Revolving Credit or in the amount necessary to repay a Swing Line Advance. Each Competitive Bid Advance shall be in the minimum amount provided for in Section 2.3. There shall be no more than ten (10) Fixed Rate Advances outstanding under the Revolving Credit Facility (in the aggregate) at any time.
2.6. Optional Principal Payments. The Borrower may from time to time pay, without penalty or premium, all outstanding Floating Rate Advances under the Revolving Credit Facility, or, in a minimum aggregate amount of $1,000,000 or any integral multiple of $1,000,000 in excess thereof, any portion of the outstanding Floating Rate Advances under the Revolving Credit Facility upon one Business Day’s prior notice to the Administrative Agent. The Borrower may from time to time pay, upon three Business Days’ prior notice to the Administrative Agent, subject to the payment of any funding indemnification amounts required by Section 3.4 but without penalty or premium, (i) all of a Eurodollar Ratable Advance under the Revolving Credit Facility, or (ii) in a minimum aggregate amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof (and provided such payment would not reduce the outstanding principal amount of such Eurodollar Ratable Advance under the Revolving Credit Facility to less than $5,000,000) any portion of a Eurodollar Ratable Advance under the Revolving Credit Facility. The Borrower may from time to time pay, prior to the last day of the applicable Competitive Bid Interest Period, upon three Business Days’ prior notice to the Administrative Agent, all (but not less than all) of any Competitive Bid Loan having an initial Competitive Bid Interest Period of 90 days or longer and, with the approval of the Revolving Credit Lender holding such Competitive Bid Loan, any other Competitive Bid Loan, subject, in any case, to payment of any funding indemnification amounts required by Section 3.4 but without penalty or premium.
2.7. Funding. Not later than 2:00 p.m. (New York time) on the Closing Date, each Lender shall make available its Loans in funds immediately available in New York to the Administration Agent at its address specified pursuant to Article XIV. Not later than or 1:00 p.m. (New York time) on any other Borrowing Date, each Lender (other than the Swing Line Lender which shall make Swing Line Advances as provided in Section 2.19(c)) shall make available its Loan or Loans in funds immediately available in New York to the Administrative Agent at its address specified pursuant to Article XIV. The Administrative Agent will make the funds so received from the applicable Lenders available to the Borrower at the Administrative Agent’s aforesaid address.

2.8. Changes in Interest Rate, Etc. Each Floating Rate Advance shall bear interest on the outstanding principal amount thereof, for each day from and including the date such Revolving Credit Advance is made or is automatically converted from a Fixed Rate Advance into a Floating Rate Advance pursuant to Section 2.2.4, to but excluding the date it is paid or is converted into a Fixed Rate Advance pursuant to Section 2.2.4 or to a Floating Rate Advance of the other Type, at a rate per annum equal to (i) the Alternate Base Rate for such day (in the case of ABR Advances) or (ii) the Federal Funds/Euro-Rate for such day (in the case of Federal Funds/Euro-Rate Advances). Changes in the rate of interest on that portion of any Revolving Credit Advance maintained as a Floating Rate Advance will take effect simultaneously with each change in the applicable Floating Rate. Each Fixed Rate Advance shall bear interest on the outstanding principal amount thereof from and including the first day of the Interest Period applicable thereto to (but not including) the last day of such Interest Period at the interest rate applicable to such Fixed Rate Advance. No Interest Period may end after the Revolving Credit Facility Termination Date or after the Revolving Credit Declining Lender’s Termination Date of any Revolving Credit Declining Lender.
2.9. Rates Applicable After Default. Notwithstanding anything to the contrary contained in Section 2.2 or 2.3, during the continuance of a Default or Unmatured Default (except for (a) Unmatured Defaults that will be cured, and that the Borrower certifies will be cured, by the use of the proceeds of a Revolving Credit Advance that the Borrower has requested hereunder or by the issuance, amendment or extension of a Facility Letter of Credit that the Borrower has requested hereunder or (b) Unmatured Defaults (other than the failure to pay any Obligation hereunder) that are not reasonably likely to have a Material Adverse Effect and that the Borrower certifies that it reasonably expects to cure before the date on which the same becomes a Default) the Required Lenders may, at their option, by notice to the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 9.2 requiring unanimous consent of the Lenders under the Revolving Credit Facility to changes in interest rates under the Revolving Credit Facility), declare that no Revolving Credit Advance may be made as, converted into or continued (after the then applicable Interest Period therefor) as a Fixed Rate Advance. During the continuance of a Default the Required Lenders may, at their option, by notice to the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 9.2 requiring unanimous consent of the Lenders under the Revolving Credit Facility to changes in interest rates under the Revolving Credit Facility), declare that (i) each Fixed Rate Advance shall bear interest for the remainder of the applicable Interest Period at the rate otherwise applicable to such Interest Period plus 2% per annum and (ii) each Floating Rate Advance shall bear interest at a rate per annum equal to the applicable Floating Rate in effect from time to time plus 2% per annum, provided that, during the continuance of a Default under Section 8.5 or 8.6, the interest rates set forth in clauses (i) and (ii) above shall be applicable to all Revolving Credit Advances without any election or action on the part of the Administrative Agent or any Lender.
2.10. Method and Allocation of Payments.
(a) All payments of the Obligations hereunder shall be made, without setoff, deduction, or counterclaim, in immediately available funds to the Administrative Agent at the Administrative Agent’s address specified pursuant to Article XIV, or at any other Lending Installation of the Administrative Agent specified in writing by the Administrative Agent to the Borrower, by 1:00 p.m. (New York time) on the date when due. Each payment delivered to the Administrative Agent for the account of any Lender shall be delivered promptly by the Administrative Agent to such Lender in the same type of funds that the Administrative Agent received at its address specified pursuant to Article XIV or at any Lending Installation specified in a notice received by the Administrative Agent from such Lender. The Administrative Agent is hereby authorized to charge the account of the Borrower maintained with Citibank for each payment of principal, interest and fees as it becomes due hereunder.

(b) Except as otherwise provided in Section 2.10(d), payments of principal and interest on Revolving Credit Ratable Advances received by Administrative Agent shall be allocated among the Lenders under the Revolving Credit Facility based on their pro rata shares of such Revolving Credit Ratable Advances. Payments of principal and interest on Swing Line Advances received by the Administrative Agent shall be paid solely to the Swing Line Lender. Except as otherwise provided in Section 2.10(d), payments of principal on any Competitive Bid Advance received by the Administrative Agent shall be paid, on a pro rata basis, to the Revolving Credit Lender or Revolving Credit Lenders holding the Competitive Bid Loan or Loans comprising such Revolving Credit Advance and payments of interest on such Competitive Bid Advance received by the Administrative Agent shall be allocated to the Revolving Credit Lender or Revolving Credit Lenders that funded such Revolving Credit Advance, pro rata based on the amount of interest due each such Revolving Credit Lender on its outstanding principal (it being acknowledged that the rate of interest payable to Revolving Credit Lenders on the Competitive Bid Loans may differ). Except as provided in Section 2.10(d), payments made by the Borrower shall be applied to the Revolving Credit Advances or interest thereon (or both, as applicable) designated by the Borrower.
(c) [Reserved].
(d) Notwithstanding the provisions of Section 2.10(b), if each of the conditions listed in Clauses (A) through (C) below exists on the date on which a payment on any Revolving Credit Loan is made then such payment shall be allocated on a pro-rata basis between the holders of the Competitive Bid Loans and holders of the Revolving Credit Ratable Loans based upon the respective amounts of such Competitive Bid Loans and Revolving Credit Ratable Loans outstanding if it is a payment of principal and shall be allocated on a pro rata basis between holders of the Competitive Bid Loans and holders of the Revolving Credit Ratable Loans based on the amount of interest due to such holders if it is a payment of interest: (A) a Default exists and is continuing and has not been waived, (B) the Revolving Credit Loans have been accelerated or otherwise shall have become due, and (C) the fractional share of one or more of the Revolving Credit Lenders in the total amount of all outstanding Competitive Bid Loans does not equal its Revolving Credit Ratable Share.
(e) If the Administrative Agent receives payments on any Business Day of any amounts payable to any Lender hereunder and fails to pay such amount to such Lender (i) on or before the close of business on such day if such payment was received by 1:00 p.m. (New York time) on such day or (ii) on or before the next succeeding Business Day if such payment was received after 1:00 p.m. (New York time) on such day of receipt, the Administrative Agent shall pay to such Lender interest on such unpaid amount at the Federal Funds Effective Rate until such amount is so paid to such Lender.
2.11. Noteless Agreement; Evidence of Indebtedness.
(a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
(b) The Administrative Agent shall also maintain accounts in which it will record (i) the amount of each Loan made hereunder and the Rate Option and Interest Period with respect thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.
(c) The entries maintained in the accounts maintained pursuant to Sections 2.11 (a) and (b) above shall be prima facie evidence of the existence and amounts of the Obligations therein recorded; provided however that the failure of the Administrative Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Obligations in accordance with their terms.
(d) Any Lender may request that its Revolving Credit Ratable Loans be evidenced by a Revolving Credit Note and that its Competitive Bid Loans be evidenced by a Competitive Bid Note. In such event, the Borrower shall prepare, execute and deliver to such Lender the applicable Note or Notes payable to the order of such Lender in a form supplied by the Administrative Agent. Thereafter, the Loans evidenced by such Note and interest thereon shall at all times (including after any assignment pursuant to Section 13.3) be represented by one or more Notes payable to the order of the payee named therein or any assignee pursuant to Section 13.3, except to the extent that any such Lender or assignee subsequently returns any such Note for cancellation and requests that such Loans once again be evidenced as described in Sections 2.11(a) and (b) above.

2.12. Telephonic Notices. The Borrower hereby authorizes the Lenders and the Administrative Agent to extend, convert or continue Revolving Credit Advances, effect selections of Rate Options and to transfer funds based on telephonic notices made by any person or persons the Administrative Agent or any Lender in good faith believes to be an Authorized Officer acting on behalf of the Borrower. The Borrower agrees to deliver promptly to the Administrative Agent a written confirmation, if such confirmation is requested by the Administrative Agent or any Lender, of each telephonic notice signed by an Authorized Officer. If the written confirmation differs in any material respect from the action taken by the Administrative Agent and the Lenders, the records of the Administrative Agent and the Lenders shall govern absent manifest error.
2.13. Interest Payment Dates: Interest and Fee Basis. Interest accrued on each Floating Rate Advance shall be payable on the first date of each calendar month, commencing with the first such date to occur after the date hereof. Interest accrued on each Fixed Rate Advance shall be payable on the last day of its applicable Interest Period, on any date on which the Fixed Rate Advance is prepaid, whether due to acceleration or otherwise, and at maturity. Interest accrued on each Fixed Rate Advance having an Interest Period longer than three months shall also be payable on the first day of each calendar quarter during such Interest Period. Interest and fees under this Agreement shall be calculated for actual days elapsed on the basis of a 360-day year except that interest on Floating Rate Advances and Absolute Rate Advances shall be calculated for actual days elapsed on the basis of a 365-day (or, if applicable, 366-day) year. Interest shall be payable for the day a Revolving Credit Advance is made but not for the day of any payment on the amount paid if payment is received prior to 1:00 p.m. (New York time) at the place of payment. If any payment of principal of or interest on a Revolving Credit Advance shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest in connection with such payment.
2.14. Notification of Revolving Credit Advances, Interest Rates, Prepayments and Revolving Credit Commitment Reductions. Promptly after receipt thereof, (a) the Administrative Agent will notify each Revolving Credit Lender of the contents of each Aggregate Revolving Credit Commitment reduction notice and Competitive Bid Borrowing Notice (except as otherwise provided in Section 2.3.10), and (b) the Administrative Lender shall notify each Revolving Credit Lender of each Ratable Borrowing Notice, Rate Option Notice and repayment notice received by the Administrative Agent with respect to the Revolving Credit Facility. The Administrative Agent will notify each Lender under the Revolving Credit Facility of the interest rate applicable to each Eurodollar Ratable Advance under the Revolving Credit Facility promptly upon determination of such interest rate and will give each Lender prompt notice of each change in the Alternate Base Rate.
2.15. Lending Installations. Each Lender may book its Loans under the Revolving Credit Facility at any Lending Installation selected by such Lender and may change its Lending Installation from time to time. All terms of this Agreement shall apply to any such Lending Installation and the applicable Loans and Notes issued hereunder shall be deemed held by each Lender for the benefit of such Lending Installation. Each Lender may, by written notice to the Administrative Agent and the Borrower in accordance with Article XIV, designate replacement or additional Lending Installations through which Loans under the Revolving Credit Facility will be made by it and for whose account Loan payments under the Revolving Credit Facility are to be made.
2.16. Non-Receipt of Funds by the Administrative Agent. Unless the Borrower or a Lender, as the case may be, notifies the Administrative Agent prior to the date, or time of day in the case of same-day borrowings, on which it is scheduled to make payment to the Administrative Agent of (i) in the case of a Lender, the proceeds of a Loan or (ii) in the case of the Borrower, a payment of principal, interest or fees to the Administrative Agent for the account of any of the Lenders, that it does not intend to make such payment, the Administrative Agent may assume that such payment has been made. The Administrative Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption. If such Lender or the Borrower, as the case may be, has not in fact made such payment to the Administrative Agent, the recipient of such payment shall, on demand by the Administrative Agent, repay to the Administrative Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Administrative Agent until the date the Administrative Agent recovers such amount at a rate per annum equal to (x) in the case of payment by a Lender, the Federal Funds Effective Rate for such day or (y) in the case of payment by the Borrower, the interest rate applicable to the relevant Loan.

2.17. Extension of Revolving Credit Facility Termination Dates. The Borrower may request, but not more than once in each fiscal year of the Borrower and on no more than three occasions in the aggregate after the Closing Date, an extension of the Revolving Credit Facility Termination Date by submitting a request for an extension to the Administrative Agent (an “Extension Request”). The Extension Request must specify the new Revolving Credit Facility Termination Date requested by the Borrower with respect thereto (“Extension Date”), which shall be not more than four years after the date of the Extension Request. The Extension Request shall be accompanied by a certificate, signed by the chief financial officer, controller or chief accounting officer of the Borrower, stating that on the date of the Extension Request, no Default or Unmatured Default has occurred and is continuing and that all of the representations and warranties in Article VI are true and correct in all material respects (except (i) to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct in all material respects on and as of such earlier date and (ii) to the extent already qualified by materiality, in which case said representations and warranties are true and correct in all respects). On the Extension Date, the Borrower shall deliver a certificate, signed by the chief financial officer, controller or chief accounting officer of the Borrower, stating that on the Extension Date, no Default or Unmatured Default has occurred and is continuing and that all of the representations and warranties in Article VI are true and correct in all material respects (except (i) to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct in all material respects on and as of such earlier date and (ii) to the extent already qualified by materiality, in which case said representations and warranties are true and correct in all respects). Promptly upon receipt of an Extension Request, the Administrative Agent shall notify each Lender under the Revolving Credit Facility of the contents thereof and shall request each Lender under the Revolving Credit Facility to approve the Extension Request (which approval may be given or withheld by each Lender in its sole discretion). If an Extension Request requests an extension of the Revolving Credit Facility Termination Date, a Lender may, at its election, approve or deny an extension of the Revolving Credit Facility Termination Date (it being understood that no Lender shall be under any obligation to approve an extension of the Revolving Credit Facility Termination Date). Each Lender approving an Extension Request shall deliver its written approval no later than 75 days following such Extension Request. If written approval of the Required Lenders is not received by the Administrative Agent within such 75-day period, the Extension Request shall be denied. If such written approval of the Required Lenders under the Revolving Credit Facility is received by the Administrative Agent within such 75-day period, the Revolving Credit Facility Termination Date under the Revolving Credit Facility shall be extended to the Extension Date specified in the Extension Request but only with respect to the Lenders under the Revolving Credit Facility that have given such written approval. Except to the extent that a Lender that did not give its written approval to such Extension Request under the Revolving Credit Facility (“Revolving Credit Declining Lender”) is replaced prior to its Revolving Credit Declining Lender’s Termination Date as provided in Section 2.20, then (a) the Aggregate Revolving Credit Commitment shall be decreased by the Revolving Credit Commitment of each such Revolving Credit Declining Lender, which Revolving Credit Declining Lender’s Revolving Credit Commitment shall terminate on the Revolving Credit Facility Termination Date, as determined prior to such Extension Request (the “Revolving Credit Declining Lender’s Termination Date”) and (b) the Loans and all interest, fees and other amounts owed to such Revolving Credit Declining Lender under the Revolving Credit Facility with respect to which it is a Revolving Credit Declining Lender shall be paid in full on each such Revolving Credit Declining Lender’s Termination Date.
2.18. Facility Increase.
(a) The Borrower may, at any time and from time to time, by notice to the Administrative Agent, request an increase (“Facility Increase”) in the Aggregate Revolving Credit Commitment (within the limitations herein provided), which notice shall set forth the amount of such requested Facility Increase. The Aggregate Revolving Credit Commitment may be so increased either by having one or more New Revolving Credit Lenders become Lenders under the Revolving Credit Facility and/or by having any one or more of the then existing Lenders under the Revolving Credit Facility (at their respective election in their sole discretion) that have been approved by the Borrower, the Administrative Agent and each of the Arrangers (such approvals by the Administrative Agent and each of the Arrangers not to be unreasonably withheld or delayed), increase the amount of their Revolving Credit Commitments, provided that (i) each Facility Increase shall be in an amount not less than $5,000,000, (ii) after giving effect to the Facility Increase, the Aggregate Revolving Credit Facility Commitment shall not exceed the Aggregate Revolving Credit Facility Limit, (iii) no Unmatured Event of Default or Default exists or would exist after giving effect to the Facility Increase, (iv) all financial covenants set forth in Section 7.28 would be satisfied on a pro forma basis for the most recent determination period, after giving effect to such Facility Increase as if it occurred on the last day of such determination period (and assuming such Facility Increase is fully borrowed) and (v) any Facility Increase shall be on the terms and pursuant to the documentation applicable to the Revolving Credit Facility.

(b) As a condition to a Facility Increase, (i) the Borrower and each Additional Lender shall have executed and delivered a commitment and acceptance (the “Commitment and Acceptance”) substantially in the form of Exhibit G hereto and the Administrative Agent shall have accepted and executed the same; (ii) if requested by an Additional Lender, the Borrower shall have executed and delivered to the Administrative Agent the applicable Note payable to the order of such Additional Lender; (iii) the Guarantors shall have consented in writing to the Facility Increase and shall have agreed that their Guaranty Agreements continue in full force and effect; (iv) the Borrower and each Additional Lender shall otherwise have executed and delivered such other instruments and documents as the Administrative Agent shall have reasonably requested in connection with such Facility Increase; and (v) if requested by the Administrative Agent, the Borrower shall have delivered to the Administrative Agent opinions of counsel (substantially similar to the forms of opinions provided for in Section 5.1 (viii), modified to apply to the Facility Increase and to each Note, Commitment and Acceptance, and other documents executed and delivered in connection with such Facility Increase). The form and substance of the documents required under clauses (i) through (v) above shall be fully acceptable to the Administrative Agent. The Administrative Agent shall promptly provide written notice to all of the Lenders hereunder of the Facility Increase.
(c) Upon the effective date of any Facility Increase pursuant to the provisions hereof (the “Increase Date”), which Increase Date shall be mutually agreed upon by the Borrower, each applicable Additional Lender and the Administrative Agent, then: (A) such Additional Lender under the Revolving Credit Facility shall be deemed to have irrevocably and unconditionally purchased and received, without recourse or warranty, from the Revolving Credit Lenders party to this Agreement immediately prior to the Increase Date, an undivided interest and participation in any Facility Letter of Credit then outstanding, ratably, such that each Revolving Credit Lender (including each Additional Lender under the Revolving Credit Facility) holds a participation interest in each such Facility Letter of Credit in the amount of its then Revolving Credit Ratable Share thereof; (B) on such Increase Date, the Borrower shall repay all outstanding Floating Rate Advances under the Revolving Credit Facility and reborrow a Floating Rate Advance in a like amount from the Revolving Credit Lenders (including each Additional Lender under the Revolving Credit Facility); (C) except as provided in clause (D), such Additional Lender under the Revolving Credit Facility shall not participate in any then outstanding Eurodollar Ratable Advances under the Revolving Credit Facility; (D) if the Borrower shall at any time on or after such Increase Date convert or continue any Eurodollar Ratable Advance that was outstanding under the Revolving Credit Facility on such Increase Date, the Borrower shall be deemed to repay such Eurodollar Ratable Advance on the date of the conversion or continuation thereof and then to reborrow as a Revolving Credit Ratable Advance a like amount on such date so that the Additional Lender under the Revolving Credit Facility shall make a Revolving Credit Ratable Loan on such date; and (E) such Additional Lender under the Revolving Credit Facility shall make its Revolving Credit Ratable Share of all Revolving Credit Ratable Advances made on or after such Increase Date (including those referred to in clauses (B) and (D) above) and shall otherwise have all of the rights and obligations of a Revolving Credit Lender hereunder on and after such Increase Date. Notwithstanding the foregoing, upon the occurrence of a Default prior to the date on which such Additional Lender is holding Eurodollar Ratable Loans under the Revolving Credit Facility equal to its Revolving Credit Ratable Share of all Eurodollar Ratable Advances under the Revolving Credit Facility, such Additional Lender shall, upon notice from the Administrative Agent, on or after the date on which the Obligations are accelerated or become due following such Default, pay to the Administrative Agent (for the account of the other Revolving Credit Lenders, to which the Administrative Agent shall pay their Revolving Credit Ratable Shares thereof upon receipt) a sum equal to such Additional Lender’s Revolving Credit Ratable Share of each Eurodollar Ratable Advance then outstanding under the Revolving Credit Facility with respect to which such Additional Lender does not then hold a Eurodollar Ratable Loan equal to its Revolving Credit Ratable Share thereof; such payment by such Additional Lender shall constitute an ABR Loan hereunder.
(d) Solely for purposes of clause (i) of the definition of “Required Lenders”, until such time as an Additional Lender under the Revolving Credit Facility holds Revolving Credit Ratable Loans equaling its Revolving Credit Ratable Share of all outstanding Revolving Credit Ratable Advances, the amount of such Additional Lender’s new Revolving Credit Commitment or the increased amount of its Revolving Credit Commitment (as applicable) shall be excluded from the amount of the Revolving Credit Commitments and there shall be included in lieu thereof at any time an amount equal to the sum of the outstanding Revolving Credit Ratable Loans and the participation interests in Facility Letters of Credit held by such Additional Lender with respect to its new Revolving Credit Commitment or the increased amount of its Revolving Credit Commitment.

(e) Nothing contained herein shall constitute, or otherwise be deemed to be, a commitment or agreement on the part of any Lender to increase its Revolving Credit Commitment hereunder at any time or a commitment or agreement on the part of the Borrower or the Administrative Agent to give or grant any Lender the right to increase its Revolving Credit Commitment hereunder at any time.
2.19. Swing Line.
(a) The Swing Line Lender agrees, on the terms and conditions hereinafter set forth, to make advances (“Swing Line Advances”) to the Borrower from time to time during the period from the date of this Agreement, up to but not including the fifth (5th) day prior to the Revolving Credit Facility Termination Date, in an aggregate principal amount not to exceed at any time outstanding the lesser of (i) the Swing Line Commitment or (ii) the Aggregate Available Revolving Credit. For the avoidance of doubt, Swing Line Advances will reduce availability under the Revolving Credit Facility, but shall not be deemed usage for purposes of calculating the Undrawn Fee.
(b) The Swing Line Advances shall be evidenced by the Swing Line Note. Each Swing Line Advance shall be in an amount not less than One Million Dollars ($1,000,000) and, if in excess thereof, in integral multiples of One Million Dollars ($1,000,000). Within the limits set forth in Section 2.19(a), the Borrower may borrow, repay and reborrow under this Section 2.19.
(c) The Borrower shall give the Swing Line Lender (and, if the Swing Line Lender is not also the Administrative Agent, the Administrative Agent) notice requesting a Swing Line Advance (“Swing Line Borrowing Notice”) not later than 2:00 p.m. (New York time) on the Business Day of such Swing Line Advance, specifying the amount of such requested Swing Line Advance. Each such Swing Line Borrowing Notice shall be accompanied by the Ratable Borrowing Notice provided for in Section 2.19(d). All Swing Line Borrowing Notices and Ratable Borrowing Notices given by the Borrower under this Section 2.19(c) shall be irrevocable. Upon satisfaction of the applicable conditions set forth in Section 5.2, the Swing Line Lender will make the Swing Line Advance available to the Borrower in immediately available funds by crediting the amount thereof to the Borrower’s account with the Swing Line Lender. If the Swing Line Lender is not also the Administrative Agent, the Swing Line Lender shall not advance the Swing Line Advance unless and until the Administrative Agent shall have confirmed (by telephonic notice) that such applicable conditions have been satisfied. Notwithstanding anything to the contrary contained in this Section 2.19 or elsewhere in this Agreement, the Swing Line Lender shall not be obligated to make any Swing Line Advance at a time when a Revolving Credit Lender is a Defaulting Lender.
(d) Each Swing Line Advance shall bear interest at the Alternate Base Rate and shall be paid in full on or before the third Business Day following the making of such Swing Line Loan and, if not so paid by the Borrower, shall be paid in full from the proceeds of a Revolving Credit Ratable Advance made by the Revolving Credit Lenders pursuant to Section 2.2 on the third Business Day following the making of such Swing Line Advance. Each Swing Line Borrowing Notice given by the Borrower under Section 2.19(c) shall include, or if it does not include shall be deemed to include, an irrevocable Ratable Borrowing Notice under Section 2.2 requesting the Revolving Credit Lenders to make a Ratable Revolving Credit Advance, on or before the third Business Day following the making of such Swing Line Advance, of the full amount of such Swing Line Advance, unless such Swing Line Advance is sooner paid in full by the Borrower.
(e) Provided that the applicable conditions set forth in Section 5.2 shall have been satisfied at the time of the making of such Swing Line Advance, the Revolving Credit Lenders irrevocably agree to make the Revolving Credit Ratable Advance provided for in Section 2.19(d), notwithstanding any subsequent failure to satisfy such conditions or any other facts or circumstances including (without limitation) the existence of a Default. If and to the extent that any Revolving Credit Lender shall fail to make a Revolving Credit Ratable Loan in the amount of its Revolving Credit Ratable Share of such Revolving Credit Ratable Advance, such Revolving Credit Lender shall be irrevocably deemed to have purchased from the Swing Line Lender a participation interest in such Swing Line Advance in an amount equal to the amount of such Revolving Credit Lender’s Revolving Credit Ratable Share of such Revolving Credit Ratable Advance and shall promptly pay such amount to the Swing Line Lender.

2.20. Replacement of a Lender. If a Lender (“Affected Lender”) (a) sustains or incurs a loss or expense or reduction of income and requests reimbursement therefor from the Borrower pursuant to Section 3.1, 3.2, 3.4 or 3.5, (b) determines that maintenance of any of its Fixed Rate Loans at a suitable Lending Installation would violate any applicable Law and so notifies the Administrative Agent pursuant to Section 3.3, (c) is a Revolving Credit Declining Lender, or (d) is a Defaulting Lender, the Borrower may within ninety (90) days after the date on which the Borrower receives such request (in the case of clause (a) above) or after the date on which the Administrative Agent gives the Borrower notice of the Administrative Agent’s receipt of the notice from such Lender under Section 3.3 (in the case of clause (b) above) or at any time prior to such Revolving Credit Declining Lender’s Termination Date (in the case of clause (c) above) or after it is reasonably determined by the Administrative Agent, and the Administrative Agent has notified the Borrower, that such Lender is a Defaulting Lender (in the case of clause (d) above) (and such Lender has not ceased to be a Defaulting Lender) notify the Administrative Agent and such Affected Lender that a Replacement Lender designated by the Borrower in the notice has agreed to replace such Lender with respect to its Revolving Credit Commitment and Revolving Credit Loans, provided that (i) any Replacement Lender shall be subject to the approval of the Administrative Agent and each Arranger (which approval shall not be unreasonably withheld or delayed); (ii) any Replacement Lender shall not constitute a Defaulting Lender at the time of such replacement; (iii) any assignment to a Replacement Lender shall be subject to Section 13.3; and (iv) the Borrower shall have paid any amounts due pursuant to Section 3.1, 3.2, 3.4 or 3.5 to the Affected Lender to be replaced on or before such replacement. The Affected Lender to be replaced shall assign, as applicable, its Revolving Credit Commitment, Loans and interests in outstanding Facility Letters of Credit hereunder to the Replacement Lender pursuant to the procedures for assignments contained in Section 13.3 and shall receive, concurrently with such assignments, payment of an amount equal to all outstanding amounts payable to such Affected Lender with respect to the Revolving Credit Facility, including without limitation the aggregate outstanding principal amount of the Loans held by such Affected Lender, all interest thereon to the date of the assignment, all accrued fees to the date of such assignment and any amounts payable under Section 3.4 with respect to any payment of any Fixed Rate Loan resulting from such assignment. Such Affected Lender shall not be responsible for the payment to the Administrative Agent of the fee provided for in Section 13.3.2, which fee shall be paid by such Replacement Lender. In the case of an assignment by a Revolving Credit Declining Lender under this Section 2.20, the Replacement Lender that is the assignee of the Revolving Credit Declining Lender shall agree at the time of such assignment to the extension to the Extension Date of the Revolving Credit Facility Termination Date with respect to the Revolving Credit Facility, which agreement shall be set forth in a written instrument delivered and satisfactory to the Borrower and the Administrative Agent.
2.21. Termination of Revolving Credit Commitment of Revolving Credit Declining Lender. At any time prior to the replacement of a Revolving Credit Declining Lender pursuant to Section 2.20, the Borrower may, upon not less than 15 days’ prior notice to the Administrative Agent and such Revolving Credit Declining Lender, terminate the Revolving Credit Commitment of such Revolving Credit Declining Lender, as of a Business Day (prior to the Revolving Credit Declining Lender’s Termination Date) set forth in such notice; provided, however, that if such Revolving Credit Declining Lender is an Issuing Bank, the termination of its Revolving Credit Commitment shall be permitted only upon satisfaction of the requirements set forth in Section 4.10. In the event of such termination of the Revolving Credit Commitment, the Borrower shall pay to the Administrative Agent on the date of termination of such Revolving Credit Commitment, for the account of such Revolving Credit Declining Lender, all Loans and other sums payable to such Revolving Credit Declining Lender hereunder under the Revolving Credit Facility and all amounts (if any) payable to such Revolving Credit Declining Lender under Section 3.4 under the Revolving Credit Facility by reason of such payment. Such Revolving Credit Declining Lender shall continue to be entitled to the benefits of Sections 3.1, 3.2, 3.4, 3.5, 4.6, 4.9 and 10.6(b) to the extent such Revolving Credit Declining Lender’s entitlement to such benefit arose out of its position as a Lender under the Revolving Credit Facility prior to the termination of its Revolving Credit Commitment.

2.22. Defaulting Lenders.
(a) Reallocation of Defaulting Lender Commitment, Etc. If a Lender becomes, and during the period it remains, a Defaulting Lender, the following provisions shall apply with respect to any Facility Letter of Credit participation obligations pursuant to Section 4.6 and Swing Line Advance participation obligations pursuant to Section 2.19 of such Defaulting Lender:
(i) the Facility Letter of Credit Exposure and Swing Line Exposure of such Defaulting Lender will, subject to the limitation in the first proviso below, automatically be reallocated (effective on the day such Lender becomes a Defaulting Lender) among the Non-Defaulting Lenders pro rata in accordance with their respective Revolving Credit Commitments; provided that (a) the Revolving Credit Exposure (after giving effect to such reallocation) of each Non-Defaulting Lender may not in any event exceed the Revolving Credit Commitment of such Non-Defaulting Lender as in effect at the time of such reallocation and (b) neither such reallocation nor any payment by a Non-Defaulting Lender pursuant thereto will constitute a waiver or release of any claim the Borrower, the Administrative Agent, the Issuing Banks, the Swing Line Lender or any other Lender may have against such Defaulting Lender or cause such Defaulting Lender to be a Non-Defaulting Lender; and
(ii) to the extent that any portion (the “unreallocated portion”) of the Defaulting Lender’s Facility Letter of Credit Exposure and Swing Line Exposure cannot be so reallocated, whether by reason of the first proviso in clause (i) above or otherwise, the Borrower will, not later than two Business Days after demand by the Administrative Agent (at the direction of any Issuing Bank and/or the Swing Line Lender, as the case may be), cash collateralize the Facility Letter of Credit Exposure and the Swing Line Exposure of such Defaulting Lender in an amount equal to the unreallocated portion of such Defaulting Lender’s Facility Letter of Credit Exposure and Swing Line Exposure (or in the case of such Swing Line Exposure, prepay in full the unreallocated portion of the Swing Line Exposure of such Defaulting Lender).
Notwithstanding the foregoing, if a Default has occurred and is continuing, then prior to any reallocation pursuant to Section 2.22(a)(i) above, the Borrower shall be required to cash collateralize the Facility Letter of Credit Exposure and Swing Line Exposure of such Defaulting Lender and such reallocation shall only occur if the Borrower fails to cash collateralize the Facility Letter of Credit Exposure and Swing Line Exposure of such Defaulting Lender within five Business Days after written demand to do so by the Administrative Agent (at the direction of any Issuing Bank and/or the Swing Line Lender, as the case may be).
(b) Fees.
(i) Anything herein to the contrary notwithstanding, during such period as a Lender is a Defaulting Lender, such Defaulting Lender will not be entitled to any Undrawn Fee accruing during such period pursuant to Section 2.4 and the Borrower shall no longer be required to pay the portion of the Undrawn Fee accruing during such period that would have been payable to such Defaulting Lender.
(ii) Anything herein to the contrary notwithstanding, during such period as a Lender is a Defaulting Lender, such Defaulting Lender will not be entitled to any Facility Letter of Credit Fees accruing during such period pursuant to Section 4.7(a); provided that (x) to the extent that all or a portion of the Facility Letter of Credit Exposure of a Defaulting Lender is reallocated to the Non-Defaulting Lenders pursuant to Section 2.22(a)(i), such fees that would have accrued for the benefit of such Defaulting Lender will instead accrue for the benefit of and be payable to such Non-Defaulting Lenders, pro rata in accordance with their respective Revolving Credit Commitments, and (y) to the extent any portion of such Facility Letter of Credit Exposure cannot be so reallocated, such Facility Letter of Credit Fees will instead accrue for the benefit of and be payable to the Issuing Banks based on their pro rata share of the undrawn face amount of Facility Letters of Credit outstanding; provided that if at any time and so long as the Borrower shall have cash collateralized Facility Letter of Credit Exposure of a Defaulting Lender as required pursuant to Section 2.22(a)(ii), then the Borrower shall no longer be required to pay Facility Letter of Credit Fees in respect of such cash collateralized amounts in respect of the Facility Letter of Credit Exposure of such Defaulting Lender.

(c) Termination of Defaulting Lender Commitment. So long as no Default or Unmatured Default has occurred and is continuing, the Borrower may terminate the unused amount of the Revolving Credit Commitment of a Defaulting Lender upon not less than three Business Days’ prior notice to the Administrative Agent (which will promptly notify the Lenders thereof); provided that (i) prior to any such termination, the Borrower shall have repaid in full all outstanding Revolving Credit Advances (without any reduction of the Revolving Credit Commitments) and all accrued but unpaid interest and fees hereunder owing to all Lenders and (ii) such termination will not be deemed to be a waiver or release of any claim the Borrower, the Administrative Agent, the Issuing Banks, the Swing Line Lender or any Lender may have against such Defaulting Lender; provided further that in the case of the termination of a Defaulting Lender’s Revolving Credit Commitment, if such Defaulting Lender is an Issuing Bank with one or more outstanding Facility Letters of Credit, then the Borrower shall be required to fully cash collateralize such Facility Letters of Credit.
(d) Reallocation of Payments. If a Lender becomes, and during the period it remains, a Defaulting Lender, except in connection with a termination of such Defaulting Lender’s Revolving Credit Commitments pursuant to Section 2.22(c) above, any amount paid by the Borrower for the account of such Defaulting Lender (whether on account of principal, interest, fees, indemnity payments or other amounts) will not be paid or distributed to such Defaulting Lender, but will instead be retained by the Administrative Agent in a segregated non-interest-bearing account until (subject to Section 2.22(e)) the earlier of (x) termination of the Revolving Credit Commitments and payment in full of all obligations of the Borrower hereunder and (y) the Revolving Credit Facility Termination Date applicable to such Defaulting Lender and payment in full of all obligations of the Borrower hereunder to all Lenders owing on such Revolving Credit Facility Termination Date and will be applied by the Administrative Agent, to the fullest extent permitted by law, to the making of payments from time to time in the following order of priority: first to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent under this Agreement, second to the payment of any amounts owing by such Defaulting Lender to the Issuing Banks or the Swing Line Lender (pro rata as to the respective amounts owing to each of them) under this Agreement, and third after the earlier of (x) termination of the Revolving Credit Commitments and payment in full of all obligations of the Borrower hereunder and (y) the Revolving Credit Facility Termination Date applicable to such Defaulting Lender and payment in full of all obligations of the Borrower hereunder to all Lenders owing on such Revolving Credit Facility Termination Date, to pay amounts owing under this Agreement to such Defaulting Lender or as a court of competent jurisdiction may otherwise direct. For the sake of clarity, it is understood and agreed that any payment by the Borrower on account of the obligations of a Defaulting Lender shall be and be deemed to be a payment by the Borrower to such Defaulting Lender (and no interest will thereafter accrue on such amount) whether or not such payment is paid to such Defaulting Lender or deposited in the above-referenced non-interest bearing account.
(e) Cure. If the Borrower, the Administrative Agent, the Issuing Banks and the Swing Line Lender agree in writing in their discretion that a Lender that is a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any amounts then held in the segregated account referred to in Section 2.22(d)), such Lender will, to the extent applicable, purchase such portion of the outstanding Revolving Credit Advances of the other Lenders and/or make such other adjustments as the Administrative Agent may determine to be necessary to cause the total Revolving Credit Commitments, Revolving Credit Advances, Facility Letter of Credit participation obligations pursuant to Section 4.6 and Swing Line Advance participation obligations pursuant to Section 2.19 of the Lenders to be on a pro rata basis in accordance with their respective Revolving Credit Commitments, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

ARTICLE III
INCREASED COSTS; TAXES
3.1. Increased Costs. If, after the date hereof the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its Lending Installation) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency issued after the date hereof shall impose, modify or deem applicable any reserve, special deposit or similar requirement (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System but excluding with respect to any Fixed Rate Advance any such requirement included in an applicable Statutory Reserve Rate) against assets of, deposits with or for the account of, or credit extended by, any Lender (or its Lending Installation) or shall impose on any Lender (or its Lending Installation) or on the London interbank market any other condition affecting its Fixed Rate Advances or its obligation to make Fixed Rate Advances and the result of any of the foregoing is to increase the cost to such Lender (or its Lending Installation) of making or maintaining any Fixed Rate Advance, or to reduce the amount of any sum received or receivable by such Lender (or its Lending Installation) under this Agreement or under its Note with respect thereto by an amount deemed by such Lender to be material, then, within 30 days after demand by such Lender, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduction; provided, however, that at such time such Lender shall be generally assessing such amounts on a non-discriminatory basis against borrowers under agreements having provisions similar to this Agreement. Notwithstanding anything to the contrary, this Section 3.1 shall not apply to Excluded Taxes or taxes indemnified under Section 3.5.
3.2. Capital Adequacy. If any Lender shall have determined that the adoption after the date hereof of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its Lending Installation) with any request or directive regarding capital adequacy issued after the date hereof (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Lender’s capital as a consequence of its obligations hereunder to a level below that which such Lender could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, within 30 days after demand by such Lender, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender for such reduction; provided, however, that at such time such Lender shall be generally assessing such amounts on a non-discriminatory basis against borrowers under agreements having provisions similar to this Section. Notwithstanding anything to the contrary, this Section 3.2 shall not apply to taxes, which shall be governed exclusively by Section 3.5.
3.3. Availability of Certain Revolving Credit Advances; Illegality. (a) If the Required Lenders under the Revolving Credit Facility determine that (A) deposits of a type and maturity appropriate to match fund Eurodollar Ratable Advances are not available or (B) the interest rate applicable to a Rate Option does not accurately reflect the cost of making or maintaining the applicable Revolving Credit Ratable Advance, then the Administrative Agent shall suspend the availability of the affected Rate Option under the Revolving Credit Facility or (b) if, after the date of this Agreement, the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, or compliance by any Lender (or its Lending Installation) with any request or directive issued after the date hereof (whether or not having the force of law) of any such Governmental Authority shall make it unlawful or impossible for any Lender (or its Lending Installation) to make, maintain or fund its Fixed Rate Advances hereunder such Lender shall so notify the Administrative Agent and the Borrower, whereupon until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such suspension no longer exist, the obligation of such Lender to make such Fixed Rate Advances shall be suspended. Before giving any notice to the Administrative Agent and the Borrower pursuant to this Section 3.3, such Lender shall designate a different Lending Installation if such different Lending Installation is available to the applicable Lender, such designation will avoid the need for giving such notice and such designation will not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender. If such Lender shall determine that it may not lawfully continue to maintain and fund any of its outstanding Fixed Rate Advances to maturity and shall so specify in such notice, each such Fixed Rate Advance will automatically, upon such demand, be converted into an ABR Advance.

3.4. Funding Indemnification. If (a)(i) any payment of a Fixed Rate Advance occurs on a date which is not the last day of the applicable Interest Period, whether because of acceleration, prepayment or otherwise, or (ii) a Fixed Rate Advance is not made, or (iii) any Revolving Credit Advance is not continued or converted into a Fixed Rate Advance, on the date specified by the Borrower, in each case, for any reason other than default by the Lenders or (b) the assignment of any Fixed Rate Loan occurs on a date which is not the last day of the applicable Interest Period as a result of a request by the Borrower pursuant to Section 2.20, then the Borrower will indemnify each Lender for any loss or cost (including any reasonable internal administrative costs) incurred by it resulting therefrom, including, without limitation, any loss or cost in liquidating or employing deposits acquired to fund or maintain such Fixed Rate Advance. Determination of amounts payable under this Section 3.4 in connection with a Fixed Rate Loan shall be calculated as though each Lender funded its Fixed Rate Loan through the purchase of a deposit of the type and maturity corresponding to the deposit used as a reference in determining the interest rate applicable to such Loan, whether in fact that is the case or not.
3.5. Taxes.
(a) Unless otherwise required by applicable law, any and all payments by or on account of any obligation of any Loan Party shall be made free and clear of and without reduction or withholding for any Taxes, provided that if the Loan Party shall be required by applicable law to deduct any Taxes from such payments, then (i) subject to the provisions below, the sum payable by the applicable Loan Party shall be increased as necessary so that after all required deductions of Taxes (including deductions applicable to additional sums payable under this section) have been made, each Agent or Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the applicable Loan Party shall make such deductions, and (iii) the applicable Loan Party shall timely pay the full amount deducted to the relevant governmental authority in accordance with applicable law.
(b) The Borrower hereby agrees to pay any present or future stamp or documentary taxes and any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or under any Note or from the execution or delivery of, or otherwise with respect to, this Agreement or any Note (“Other Taxes”).
(c) The Borrower agrees unconditionally to indemnify and save the Administrative Agent and the Lenders harmless from and against any or all present or future claims, liabilities or losses with respect to or resulting from Taxes and any omission by the Borrower to pay, or any delay in paying, any Other Taxes. Such indemnification payments by the Borrower shall be made within 30 days of the date the Administrative Agent or such Lender makes demand therefor pursuant to Section 3.6.
(d) Each Lender that is not incorporated under the laws of the United States of America or a state thereof (each a “Non-U.S. Lender”) agrees that it will, not less than ten Business Days after the date of this Agreement (and, in the case of each Lender who joins this Agreement after the date hereof, on or prior to the date that it joins this Agreement), (i) deliver to each of the Borrower and the Administrative Agent two duly completed copies of United States Internal Revenue Service Form W-8ECI (or a successor form), certifying that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, and (ii) deliver to each of the Borrower and the Administrative Agent a United States Internal Revenue Form W-8 or W-9 (or a successor form), as the case may be, and certify that it is entitled to an exemption from United States backup withholding tax. Each Non-U.S. Lender further undertakes to deliver to each of the Borrower and the Administrative Agent (x) renewals or additional copies of such form (or any successor form) on or before the date that such form expires or becomes obsolete, and (y) after the occurrence of any event requiring a change in the most recent forms so delivered by it, such additional forms or amendments thereto as may be reasonably requested by the Borrower or the Administrative Agent, in each case unless an event (including without limitation any change in treaty, law or regulation) has occurred after the date such Lender becomes a Lender hereunder and prior to the time at which any such delivery would otherwise be required which renders such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form or amendment with respect to it. All forms or amendments described in the preceding sentence shall certify that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, unless an event (including without limitation any change in treaty, law or regulation) has occurred after the date such Lender becomes a Lender hereunder and prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form or amendment with respect to it and such Lender advises the Borrower and the Administrative Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax.

(e) For any period during which a Non-U.S. Lender has failed to provide the Borrower with an appropriate form pursuant to Section 3.5(c) (unless such failure is due to a change in treaty, law or regulation, or any change in the interpretation or administration thereof by any governmental authority, occurring subsequent to the date on which a form originally was required to be provided), such Non-U.S. Lender shall not be entitled to indemnification under this Section 3.5 with respect to Taxes imposed by the United States; provided that, should a Non-U.S. Lender which is otherwise exempt from or subject to a reduced rate of withholding tax become subject to Taxes because of its failure to deliver a form required under Section 3.5(c), the Borrower shall take such steps as such Non-U.S. Lender shall reasonably request to assist such Non-U.S. Lender to recover such Taxes, at no cost to the Borrower.
(f) Any Lender that is entitled to an exemption from or reduction of withholding tax with respect to payments under this Agreement or any Note pursuant to the law of any relevant jurisdiction or any treaty shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate.
3.6. Lender Statements: Survival of Indemnity. To the extent reasonably possible, each Lender shall designate an alternate Lending Installation with respect to its applicable Fixed Rate Loans to reduce any liability of the Borrower to such Lender under Sections 3.1, 3.2, 3.4 and 3.5 or to avoid the unavailability of the applicable Fixed Rate Advances under Section 3.3, so long as such designation is not, in the judgment of such Lender, disadvantageous to such Lender. Each Lender shall deliver a written statement of such Lender to the Borrower (with a copy to the Administrative Agent) as to the amount due, if any, under Section 3.1, 3.2, 3.4 or 3.5. Such written statement shall set forth in reasonable detail the calculations upon which such Lender determined such amount (which calculations shall be made in good faith) and shall be final, conclusive and binding on the Borrower in the absence of manifest error. Determination of amounts payable under such Sections in connection with a Fixed Rate Loan shall be calculated as though each Lender funded its Fixed Rate Loan through the purchase of a deposit of the type and maturity corresponding to the deposit used as a reference in determining the interest rate applicable to such Loan, whether in fact that is the case or not. Unless otherwise provided herein, the amount specified in the written statement of any Lender shall be payable within 30 days after receipt by the Borrower of such written statement. The obligations of the Borrower under Sections 3.1, 3.2, 3.4 and 3.5 shall survive payment of the Obligations and termination of this Agreement. Notwithstanding anything to the contrary contained herein, the Borrower shall not be required to make any payments to any Lender pursuant to Section 3.1, 3.2, 3.4 or 3.5 relating to any period of time which is greater than 90 days prior to such Person’s request for additional payment except for retroactive application of any law, rule or regulation, in which case the Borrower is required to make such payments so long as such Person makes a request therefor within 90 days after the public announcement of such retroactive application.
ARTICLE IV
THE LETTER OF CREDIT FACILITY
4.1. Facility Letters of Credit. At the request of the Borrower, each Issuing Bank shall, within the limits of its Issuing Bank’s L/C Limit and on the terms and conditions set forth in this Agreement, issue from time to time for the account of the Borrower, through such offices or branches as it and the Borrower may jointly agree, one or more Facility Letters of Credit (which, in the case of a Performance Letter of Credit, may be an Escrow Agreement) in accordance with this Article IV, during the period commencing on the Closing Date and ending on the Business Day prior to the Revolving Credit Facility Termination Date.
4.2. Limitations. No Issuing Bank shall issue, renew, amend or extend, at any time, any Facility Letter of Credit:
(i) if, after giving effect to the Facility Letter of Credit or amendment or extension thereof requested hereunder, (A) the aggregate maximum amount then available for drawing under Letters of Credit issued by such Issuing Bank shall exceed any limit imposed by Law upon such Issuing Bank or (B) the outstanding undrawn face amount of all Facility Letters of Credit issued by such Issuing Bank shall exceed such Issuing Bank’s L/C Limit;

(ii) if, after giving effect to the Facility Letter of Credit or amendment or extension thereof requested hereunder, the sum of (i) the aggregate principal amount of all outstanding Revolving Credit Advances (including Revolving Credit Ratable Advances, Competitive Bid Advances and Swing Line Advances) plus (ii) the Facility Letter of Credit Obligations exceeds the Aggregate Revolving Credit Commitment;
(iii) [Reserved];
(iv) if such Issuing Bank receives written notice from the Administrative Agent on the proposed Issuance Date of such Facility Letter of Credit that the conditions precedent contained in Sections 5.1 or 5.2, as applicable, would not on such Issuance Date be satisfied unless such conditions are thereafter satisfied and written notice of such satisfaction is given to such Issuing Bank by the Administrative Agent;
(v) that is in a currency other than U.S. Dollars;
(vi) that has a stated maturity date later than the earlier of (A) four years after the Issuance Date and (B) one year after the Revolving Credit Facility Termination Date; provided, however, that, no Revolving Credit Declining Lender that is an Issuing Bank shall issue or extend a Facility Letter of Credit that has a stated maturity date that is later than its Revolving Credit Declining Lender’s Termination Date. For purposes of this clause (vi), the “stated maturity date” is the expiration date of the Facility Letter of Credit, giving effect to any future extension thereof under an automatic renewal provision, unless such automatic renewal provision permits the Issuing Bank to elect not to extend by giving written notice of cancellation to the beneficiary of such Facility Letter of Credit; provided further that notwithstanding the foregoing, only Facility Letters of Credit of up to $600,000,000 in the aggregate shall be permitted to have actual stated maturities (after giving effect to all automatic renewal provisions actually extended) beyond the Revolving Credit Facility Termination Date; or
(vii) if any Lender is a Defaulting Lender and after giving effect to the issuance of such Facility Letters of Credit or amendment or extension thereof, the sum of Revolving Credit Exposures of the Non-Defaulting Lenders would exceed the sum of the Revolving Credit Commitments of the Non-Defaulting Lenders, unless such excess amount is cash collateralized by the Borrower in accordance with Section 4.10.
4.3. Conditions. In addition to being subject to the satisfaction of the conditions contained in Sections 5.1 and 5.2, as applicable, the issuance of any Facility Letter of Credit is subject to the satisfaction in full of the following conditions:
(i) the Borrower shall have delivered to such Issuing Bank at such times and in such manner as the Issuing Bank may reasonably prescribe such documents (including, if requested, an Application) and materials as may be reasonably required pursuant to the terms thereof, and the proposed Facility Letter of Credit shall be reasonably satisfactory to such Issuing Bank in form and content; and
(ii) as of the Issuance Date no order, judgment or decree of any court, arbitrator or governmental authority shall enjoin or restrain such Issuing Bank from issuing the Facility Letter of Credit and no Law applicable to such Issuing Bank and no directive from any Official Body with jurisdiction over such Issuing Bank shall prohibit such Issuing Bank from issuing Letters of Credit generally or from issuing that Facility Letter or Credit.
4.4. Procedure for Issuance of Facility Letters of Credit.
(a) The Borrower shall give such Issuing Bank and the Administrative Agent not less than five (5) Business Days’ (or such shorter period as such Issuing Bank, the Borrower and the Administrative Agent shall agree) prior notice (in writing or by telephonic notice confirmed promptly in writing) of any requested issuance of a Facility Letter of Credit under this Agreement. Such notice shall specify (i) the stated amount of the Facility Letter of Credit requested, (ii) the requested Issuance Date, which shall be a Business Day, (iii) the date on which such requested Facility Letter of Credit is to expire, which date shall be in compliance with the requirements of Section 4.2(vi), (iv) the purpose for which such Facility Letter of Credit is to be issued, (v) the Person for whose benefit the requested Facility Letter of Credit is to be issued, and (vi) whether such Facility Letter of Credit is a Performance Letter of Credit (and, if so, whether it is an Escrow Agreement) or a Financial Letter of Credit. At the time such request is made, the Borrower shall also provide such Issuing Bank with a copy of the form of the Facility Letter of Credit it is requesting be issued.

(b) As soon as practicable and in no event later than one Business Day prior to the issuance of a Facility Letter of Credit, the Borrower shall confirm by notice (“Facility Letter of Credit Notice”) in writing to the Administrative Agent and to such Issuing Bank the intended Issuance Date and amount of such Facility Letter of Credit. Not later than 11:00 a.m. (New York time) on the Business Day following its receipt of a Facility Letter of Credit Notice, the Administrative Agent shall determine and shall notify the Issuing Bank and the Borrower (in writing or by telephonic notice confirmed promptly thereafter in writing) whether issuance of the requested Facility Letter of Credit would be permitted under the provisions of Sections 4.2(ii) and (vii) and the second proviso to Section 4.2(vi). If the Administrative Agent notifies such Issuing Bank and the Borrower that such issuance would be so permitted, then, subject to the terms and conditions of this Article IV, and provided that the applicable conditions set forth in Sections 5.1 and 5.2 have been satisfied, such Issuing Bank shall, on the requested Issuance Date, issue the requested Facility Letter of Credit in accordance with such Issuing Bank’s usual and customary business practices. Such Issuing Bank shall give the Administrative Agent written notice, or telephonic notice confirmed promptly thereafter in writing, of the issuance of a Facility Letter of Credit.
(c) An Issuing Bank shall not extend (other than by operation of an automatic renewal provision) or amend any Facility Letter of Credit unless the requirements of this Section 4.4 are met as though a new Facility Letter of Credit were being requested and issued.
(d) Any Lender may, but shall not be obligated to, issue to the Company or any Subsidiary Letters of Credit (that are not Facility Letters of Credit) for its own account, and at its own risk. None of the provisions of this Article IV shall apply to any Letter of Credit that is not a Facility Letter of Credit.
4.5. Duties of Issuing Bank. Any action taken or omitted to be taken by an Issuing Bank under or in connection with any Facility Letter of Credit, if taken or omitted in the absence of willful misconduct or gross negligence, shall not put such Issuing Bank under any resulting liability to any Revolving Credit Lender or, provided that such Issuing Bank has complied with the procedures specified in Section 4.4 in all material respects, relieve any Revolving Credit Lender of its obligations hereunder to such Issuing Bank. In determining whether to pay under any Facility Letter of Credit, an Issuing Bank shall have no obligation to the Lenders other than to confirm that any documents required to be delivered under such Facility Letter of Credit appear to have been delivered in compliance with the requirements of such Facility Letter of Credit.
4.6. Participation.
(a) Immediately upon issuance by an Issuing Bank of any Facility Letter of Credit in accordance with Section 4.4 (and, in the case of the Existing Letters of Credit, on the Closing Date), each Revolving Credit Lender shall be deemed to have irrevocably and unconditionally purchased and received from such Issuing Bank, without recourse or warranty, an undivided interest and participation, in the amount of its Revolving Credit Ratable Share of, such Facility Letter of Credit (including, without limitation, all obligations of the Borrower with respect thereto other than amounts owing to such Issuing Bank under Section 3.2 or 4.7(b)). Immediately upon the Revolving Credit Declining Lender’s Termination Date of a Revolving Credit Declining Lender or termination of the Revolving Credit Commitment of a Revolving Credit Declining Lender pursuant to Section 2.21, each other Revolving Credit Lender shall be deemed to have irrevocably and unconditionally purchased and received from such Revolving Credit Declining Lender, without recourse or warranty, a portion of each such Revolving Credit Declining Lender’s undivided interest and participation in all outstanding Facility Letters of Credit (in the proportion of the Revolving Credit Ratable Shares of such purchasing Lenders determined immediately following the termination of the Revolving Credit Commitment of such Revolving Credit Declining Lender) such that, upon such purchase, each Revolving Credit Lender holds an undivided interest and participation in all outstanding Facility Letters of Credit in the amount of its then Revolving Credit Ratable Share thereof.

(b) Upon receipt from the beneficiary of any Facility Letter of Credit of any notice of a drawing under such Facility Letter of Credit, the applicable Issuing Bank shall exercise commercially reasonable efforts to promptly notify the Borrower and the Administrative Agent thereof and the date required for payment of such drawing under such Facility Letter of Credit. In the event that an Issuing Bank makes any payment under any Facility Letter of Credit, the Borrower shall immediately and unconditionally upon notice thereof reimburse the Issuing Bank therefor, whether through a Revolving Credit Advance hereunder or otherwise. If the Borrower shall not have repaid such amount to such Issuing Bank on or before the date of such payment by such Issuing Bank, such Issuing Bank shall promptly so notify the Administrative Agent, which shall promptly so notify each Revolving Credit Lender. Upon receipt of such notice, each Revolving Credit Lender severally agrees that it shall promptly and unconditionally pay to the Administrative Agent (in same day funds) for the account of such Issuing Bank the amount of such Revolving Credit Lender’s Revolving Credit Ratable Share of the payments so made by such Issuing Bank, and the Administrative Agent shall promptly pay such amount, and any other amounts received by the Administrative Agent for such Issuing Bank’s account pursuant to this Section 4.6(b), to such Issuing Bank. If the Administrative Agent so notifies such Revolving Credit Lender prior to 11:00 a.m. (New York time) on any Business Day, such Revolving Credit Lender shall make available to the Administrative Agent for the account of such Issuing Bank such Revolving Credit Lender’s Revolving Credit Ratable Share of the amount of such payment on such Business Day in same day funds. If and to the extent such Revolving Credit Lender shall not have so made its Revolving Credit Ratable Share of the amount of such payment available to the Administrative Agent for the account of such Issuing Bank, such Revolving Credit Lender agrees to pay to the Administrative Agent for the account of such Issuing Bank forthwith on demand such amount, together with interest thereon, for each day from the date such payment was first due until the date such amount is paid to the Administrative Agent for the account of such Issuing Bank, at the Federal Funds Effective Rate. The failure of any Revolving Credit Lender to make available to the Administrative Agent for the account of such Issuing Bank such Revolving Credit Lender’s Revolving Credit Ratable Share of any such payment shall not relieve any other Revolving Credit Lender of its obligation hereunder to make available to the Administrative Agent for the account of such Issuing Bank its Revolving Credit Ratable Share of any payment on the date such payment is to be made.
(c) The payments made by the Revolving Credit Lenders to an Issuing Bank in reimbursement of amounts paid by it under a Facility Letter of Credit shall constitute, and the Borrower hereby expressly acknowledges and agrees that such payments shall constitute, Revolving Credit Advances hereunder and such payments shall for all purposes be treated as Revolving Credit Advances (notwithstanding that the amounts thereof may not comply with the provisions of Section 2.5). Such Revolving Credit Advances shall be ABR Advances, subject to the Borrower’s rights under Article II hereof.
(d) Upon the request of the Administrative Agent or any Revolving Credit Lender, an Issuing Bank shall furnish to the requesting Administrative Agent or Revolving Credit Lender copies of any Facility Letter of Credit or Application to which such Issuing Bank is party.
(e) The obligations of the Revolving Credit Lenders to make payments to the Administrative Agent for the account of an Issuing Bank with respect to a Facility Letter of Credit and the Borrower’s reimbursement obligations in respect of Facility Letters of Credit hereunder shall be irrevocable, not subject to any qualification or exception whatsoever and shall be made in accordance with, but not subject to, the terms and conditions of this Agreement under all circumstances, including, without limitation, the following:
(i) any lack of validity or enforceability of this Agreement or any of the other Loan Documents;
(ii) the existence of any claim, setoff, defense or other right which the Borrower may have at any time against a beneficiary named in a Facility Letter of Credit or any transferee of any Facility Letter of Credit (or any Person for whom any such transferee may be acting), such Issuing Bank, the Administrative Agent, any Revolving Credit Lender, or any other Person, whether in connection with this Agreement, any Facility Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transactions between the Borrower or any other Loan Party and the beneficiary named in any Facility Letter of Credit);

(iii) any draft, certificate or any other document presented under the Facility Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;
(iv) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents;
(v) any failure by the Administrative Agent or an Issuing Bank to make any reports required pursuant to Section 4.8; or
(vi) the occurrence of any Default or Unmatured Default.
(f) The Borrower’s reimbursement obligations in respect of Facility Letters of Credit hereunder and, except as set forth in Section 4.10(x)(B) with respect to Non-Cash Collateralized Letters of Credit, the obligations of Revolving Credit Lenders to make payments to the Administrative Agent for the account of an Issuing Bank under this Section 4.6 shall, in each case, continue until all Facility Letters of Credit of such Issuing Bank have expired (regardless of whether (i) such Facility Letter of Credit has been cash collateralized in accordance with Section 4.10, (ii) the Revolving Credit Facility Termination Date has occurred or (iii) the Issuing Bank of such Facility Letter of Credit is a Revolving Credit Declining Lender or has been replaced pursuant to Section 2.20 or its Revolving Credit Commitment has been terminated pursuant to Section 2.22(c)).
4.7. Compensation for Facility Letters of Credit.
(a) The Borrower agrees to pay to the Administrative Agent (except to the extent that the Borrower shall be required to pay directly to the Revolving Credit Lenders as provided in Section 4.7(c)), in the case of each outstanding Facility Letter of Credit, the Facility Letter of Credit Fee therefor, payable quarterly in arrears as hereinafter provided on the daily average face amount (net of permanent reductions) of each Facility Letter of Credit outstanding at any time during the preceding calendar quarter (but excluding any period prior to the Closing Date during which an Existing Letter of Credit was outstanding, with respect to which period fees shall be payable as provided in the Existing Credit Agreement). The Facility Letter of Credit Fees shall be due and payable quarterly in arrears (A) not later than five (5) Business Days following Administrative Agent’s delivery to Borrower of the quarterly statement of Facility Letter of Credit Fees, (B) on the Revolving Credit Facility Termination Date and (C) if any Facility Letter of Credit remains outstanding after the Revolving Credit Facility Termination Date on the first day of each calendar quarter thereafter until the first day of the calendar quarter after the date on which the last outstanding Facility Letter of Credit ceases to be outstanding (each such date specified in clause (A), (B) or (C), a “Quarterly Payment Date”). The Administrative Agent shall promptly remit such Facility Letter of Credit Fees, when received by it, to the Revolving Credit Lenders in their Revolving Credit Ratable Shares thereof.
(b) The Borrower agrees to pay to the Administrative Agent for the account of the applicable Issuing Bank (except to the extent that the Borrower shall be required to pay directly to the Issuing Bank as provided in Section 4.7(c)) an issuance fee of 0.25% per annum payable quarterly in arrears on each Quarterly Payment Date (including, if any Facility Letter of Credit remains outstanding after the Revolving Credit Facility Termination Date, each Quarterly Payment Date thereafter until the first Quarterly Payment Date after the date on which the last outstanding Facility Letter of Credit ceases to be outstanding) on the daily average face amount (net of permanent reductions) of each Facility Letter of Credit issued by such Issuing Bank and that was outstanding at any time during the preceding calendar quarter (but excluding any period prior to the Closing Date during which an Existing Letter of Credit was outstanding, with respect to which period fees shall be payable as provided in the Existing Credit Agreement. The Administrative Agent shall promptly remit such issuance fee, when received by it, to such Issuing Bank.
(c) After the Revolving Credit Facility Termination Date and the payment in full of all other Obligations, the Borrower shall make on each Quarterly Payment Date (i) payments of Facility Letter of Credit Fees under Section 4.7(a) directly to the Lenders in the amounts of their respective Revolving Credit Ratable Shares thereof and (ii) payments of issuance fees under Section 4.7(b) directly to each Issuing Bank that issued a Facility Letter of Credit that was outstanding at any time during the prior calendar quarter.

(d) Facility Letter of Credit Fees and issuance fees payable to the Issuing Bank shall be calculated, on a pro rata basis for the period to which such payment applies, for actual days elapsed during such period, on the basis of a 360-day year.
4.8. Issuing Bank Reporting Requirements. Each Issuing Bank shall, no later than the third (3rd) Business Day following the last day of each month, provide to the Administrative Agent a schedule of the Facility Letters of Credit issued by it, in form and substance reasonably satisfactory to the Administrative Agent, showing the Issuance Date, account party, original face amount, amount (if any) paid thereunder, expiration date and the reference number of each Facility Letter of Credit outstanding at any time during such month (and whether such Facility Letter of Credit is a Performance Letter of Credit or Financial Letter of Credit) and the aggregate amount (if any) payable by the Borrower to such Issuing Bank during the month pursuant to Section 3.2. Copies of such reports shall be provided promptly to each Revolving Credit Lender and the Borrower by the Administrative Agent.
4.9. Indemnification; Nature of Issuing Bank’s Duties.
(a) In addition to amounts payable as elsewhere provided in this Article IV, the Borrower hereby agrees to protect, indemnify, pay and save the Administrative Agent and each Revolving Credit Lender and Issuing Bank harmless from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys’ fees) arising from the claims of third parties against the Administrative Agent, any Issuing Bank or any Revolving Credit Lender as a consequence, direct or indirect, of (i) the issuance of any Facility Letter of Credit other than, in the case of an Issuing Bank, as a result of its willful misconduct or gross negligence, or (ii) the failure of an Issuing Bank to honor a drawing under a Facility Letter of Credit issued by it as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or governmental authority.
(b) As among the Borrower, the Revolving Credit Lenders, the Administrative Agent and any Issuing Bank, the Borrower assumes all risks of the acts and omissions of, or misuse of Facility Letters of Credit by, the respective beneficiaries of such Facility Letters of Credit. In furtherance and not in limitation of the foregoing, neither the Administrative Agent nor any Revolving Credit Lender nor (subject to the provisions of Section 4.9(d)) an Issuing Bank shall be responsible: (i) for the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of the Facility Letters of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Facility Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) for failure of the beneficiary of a Facility Letter of Credit to comply fully with conditions required in order to draw upon such Facility Letter of Credit; (iv) for errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) for errors in interpretation of technical terms; (vi) for any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Facility Letter of Credit or of the proceeds thereof; (vii) for the misapplication by the beneficiary of a Facility Letter of Credit of the proceeds of any drawing under such Facility Letter of Credit; and (viii) for any consequences arising from causes beyond the control of the Administrative Agent, such Issuing Bank and the Revolving Credit Lenders including, without limitation, any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or governmental authority. None of the above shall affect, impair, or prevent the vesting of any of an Issuing Bank’s rights or powers under this Section 4.9.
(c) In furtherance and extension and not in limitation of the specific provisions hereinabove set forth, any action taken or omitted by an Issuing Bank under or in connection with the Facility Letters of Credit or any related certificates, if taken or omitted in good faith, shall not put such Issuing Bank, the Administrative Agent or any Revolving Credit Lender under any resulting liability to the Borrower or relieve the Borrower of any of its obligations hereunder to any such Person.
(d) Notwithstanding anything to the contrary contained in this Section 4.9, the Borrower shall have no obligation to indemnify an Issuing Bank under this Section 4.9 in respect of any liability incurred by such Issuing Bank arising primarily out of the willful misconduct or gross negligence of such Issuing Bank, as determined by a court of competent jurisdiction, or out of the wrongful dishonor by such Issuing Bank of a proper demand for payment made under the Facility Letters of Credit issued by such Issuing Bank, unless such dishonor was made at the request of the Borrower.

4.10. Cash Collateralization. If the expiration date of any Facility Letter of Credit is (i) later than the Revolving Credit Facility Termination Date, (ii) in the case of a Facility Letter of Credit issued by a Revolving Credit Declining Lender, later than its Revolving Credit Declining Lender’s Termination Date or such date on which such Revolving Credit Declining Lender’s Revolving Credit Commitment is replaced pursuant to Section 2.20 or is terminated pursuant to Section 2.21, (iii) in the case of a Facility Letter of Credit issued by a Defaulting Lender, which Defaulting Lender is either replaced pursuant to Section 2.20 or whose Revolving Credit Commitment is terminated pursuant to Section 2.22(c), or (iv) in the case of a Facility Letter of Credit otherwise issued by an Affected Lender that is replaced pursuant to Section 2.20, later than the date of such replacement, the Borrower shall, or shall cause one or more of the other Loan Parties to, (x) in the case of clause (i) above, either, (A) cash collateralize such Facility Letter of Credit not less than sixty (60) days prior to the Revolving Credit Facility Termination Date or (B) if acceptable to the applicable Issuing Bank in its sole discretion, provide collateral or other alternatives acceptable to such Issuing Bank in its sole discretion (in the case of clause (B), “Non-Cash Collateralized Letters of Credit”) (provided that the obligations of the Lenders to make payments to the Administrative Agent for the account of an Issuing Bank under Section 4.6 in respect of Non-Cash Collateralized Letters of Credit and the obligation of the Borrower to pay Facility Letter of Credit Fees and the fees required under Section 4.7(b) hereof in respect of Non-Cash Collateralized Letters of Credit shall in each case terminate on the Revolving Credit Facility Termination Date and the Non-Cash Collateralized Letters of Credit shall cease to be Facility Letters of Credit hereunder) or (y) in the case of clause (ii) above, cash collateralize such Facility Letter of Credit no later than the date of replacement of such Revolving Credit Declining Lender or termination of the Revolving Credit Commitment of such Revolving Credit Declining Lender or, if not so replaced or terminated, cash collateralize such Facility Letter of Credit no later than 60 days prior to such Revolving Credit Declining Lender’s Termination Date or (z) in the case of clause (iii) or (iv) above, cash collateralize such Facility Letter of Credit no later than the date of replacement of a Defaulting Lender or Affected Lender pursuant to Section 2.21 or the date of termination of the Revolving Credit Commitment of a Defaulting Lender pursuant to Section 2.22. In addition, the Borrower shall cash collateralize Facility Letters of Credit when required by and in accordance with Section 2.22(a), Section 2.22(c) and Section 4.2(vii). For purposes of this Agreement, “cash collateralize” means, with respect to any Facility Letter of Credit, that the Borrower or another Loan Party shall provide, to the Administrative Agent for the benefit of the Revolving Credit Lenders, cash in an amount equal to the undrawn face amount of such Facility Letter of Credit.
4.11. No Obligation. No Lender shall have any obligation hereunder to accept or approve any request for, or to issue, amend or extend, any Letter of Credit hereunder except for the obligations of the Revolving Credit Lenders under this Article IV.
ARTICLE V
CONDITIONS PRECEDENT
5.1. Closing Conditions. This Agreement shall not be effective unless the Borrower has paid to the Administrative Agent the fees provided for in the Fee Letter and has furnished to the Administrative Agent:
(i) Copies of the articles or certificate of incorporation of each of the Borrower and the Company, together with all amendments, and a certificate of good standing, each certified by the appropriate governmental officer in its jurisdiction of incorporation.
(ii) Copies, certified by the Secretary or Assistant Secretary of each of the Borrower and the Company, of the by-laws and Board of Directors’ resolutions and resolutions or actions of any other body authorizing the execution, delivery and performance of the Loan Documents to which the Borrower or the Company (as applicable) is a party.
(iii) An incumbency certificate, executed by the Secretary or Assistant Secretary of each of the Borrower and the Company, which shall identify by name and title and bear the signatures of the Authorized Officers and any other officers of the Borrower or the Company (as applicable) authorized to sign the Loan Documents to which the Borrower or the Company (as applicable) is a party, upon which certificate the Administrative Agent and the Lenders shall be entitled to rely until informed of any change in writing by the Borrower or the Company (as applicable).

(iv) To the extent requested by the Administrative Agent, copies of the articles or certificate of incorporation, partnership agreement or limited liability company operating agreement of each other Loan Party, together with all amendments, and a certificate of good standing, each certified by the appropriate governmental officer in its jurisdiction of incorporation.
(v) To the extent requested by the Administrative Agent, copies, certified by the Secretary or Assistant Secretary of each other Loan Party, of its by-laws and of its Board of Directors’ resolutions and of resolutions or actions of any other body authorizing the execution, delivery and performance of the Loan Documents to which such Loan Party is a party.
(vi) An incumbency certificate, executed by the Secretary or Assistant Secretary of each other Loan Party, which shall identify by name and title and bear the signatures of the Authorized Officers and any other officers of such Loan Party authorized to sign the Loan Documents to which such Loan Party is a party.
(vii) A certificate, signed by the chief financial officer, controller or chief accounting officer of the Borrower, stating that on the initial Borrowing Date no Default or Unmatured Default has occurred and is continuing and that all of the representations and warranties in Article VI are true and correct in all material respects (except to the extent already qualified by materiality, in which case said representations and warranties are true and correct in all respects).
(viii) A solvency certificate signed by the chief financial officer of the Company, confirming the solvency of the Company and its Subsidiaries on a consolidated basis after giving effect to any Revolving Credit Advance or issuance of a Facility Letter of Credit on the Closing Date
(ix) Written opinions of the Company’s and Borrower’s counsel, addressed to the Lenders in substantially the forms of Exhibit H and Exhibit I.
(x) Any Notes requested by a Lender pursuant to Section 2.11 payable to the order of each such requesting Lender.
(xi) The Guaranty Agreement duly executed by each of the Guarantors in substantially the form of Exhibit J hereto.
(xii) Evidence satisfactory to the Administrative Agent of the repayment and termination of commitments under the Existing Credit Agreement (provided that letters of credit issued under the Existing Credit Agreement that do not become Existing Letters of Credit may remain outstanding to the extent provided under the Existing Credit Agreement so long as fully cash collateralized or backstopped with a Facility Letter of Credit).
(xiii) Payment of all fees and expenses due to the Arrangers and the Lenders (including without limitation, expenses of counsel to the Administrative Agent and the Arrangers) required to be paid on the Closing Date from the proceeds of the initial funding under the Revolving Credit Facility on the Closing Date.
(xiv) The Administrative Agent shall have received all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation, the PATRIOT Act, that has been requested prior to the Closing Date.
(xv) Such other documents as any Lender or its counsel may have reasonably requested.

5.2. Each Revolving Credit Advance. The Lenders shall not be required to make any Revolving Credit Advance and no Issuing Bank shall be required to issue, amend or extend a Facility Letter of Credit unless on the applicable Borrowing Date or Issuance Date:
(i) There exists no Default or Unmatured Default, except for Unmatured Defaults that will be cured, and that the Borrower certifies will be cured, by the use of the proceeds of such Revolving Credit Advance or the issuance, amendment or extension of such Facility Letter of Credit.
(ii) The representations and warranties contained in Article VI are true and correct in all material respects as of such Borrowing Date or Issuance Date except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct in all material respects on and as of such earlier date.
(iii) All legal matters incident to the making of such Revolving Credit Advance or issuance, amendment or extension of such Facility Letter of Credit shall be satisfactory to the Administrative Agent and its counsel and, in the case of a Facility Letter of Credit, the Issuing Bank and its counsel.
Each Ratable Borrowing Notice, Competitive Bid Borrowing Notice and Swing Line Borrowing Notice with respect to each such Revolving Credit Advance, and each Facility Letter of Credit Notice with respect to the issuance, amendment or extension of each such Facility Letter of Credit, shall constitute a representation and warranty by the Borrower that the conditions contained in Sections 5.2(i) and (ii) have been satisfied. The Administrative Agent or an Issuing Bank may require a duly completed compliance certificate in substantially the form of Exhibit K (but without any requirement for updating the calculations of compliance with financial covenants) as a condition to making a Revolving Credit Advance or the issuance, amendment or extension of a Facility Letter of Credit.
ARTICLE VI
REPRESENTATIONS AND WARRANTIES
The Borrower and the Company each represent and warrant to the Lenders that:
6.1. Existence and Standing. Each of the Borrower and the Company is a corporation, duly and properly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite authority to conduct its business in each jurisdiction in which its business is conducted. Each of the other Loan Parties is a corporation, partnership, limited liability company or trust duly and properly incorporated or organized, as the case may be, validly existing and (to the extent such concept applies to such entity) in good standing under the laws of its jurisdiction of incorporation or organization and has all requisite authority to conduct its business in each jurisdiction in which its business is conducted to the extent in each case it is material to the operation of the businesses of the Loan Parties taken as a whole.
6.2. Authorization and Validity. Each Loan Party has the power and authority and legal right to execute and deliver the Loan Documents to which it is a party and to perform its obligations thereunder. The execution and delivery by each Loan Party of the Loan Documents to which it is a party and the performance of its obligations thereunder have been duly authorized by proper corporate (or, in the case of Loan Parties that are not corporations, other) proceedings, and the Loan Documents constitute legal, valid and binding obligations of the applicable Loan Parties enforceable against them in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or similar Laws affecting the enforcement of creditors’ rights generally and by equitable principles (regardless of whether enforcement is sought in equity or law) and except, in the case of any Designated Guarantor that, upon request by the Borrower in accordance with Section 10.13 would be converted to a Non-Loan Party, any violation of the foregoing that does not have a material adverse effect on the ability of the Lenders or the Administrative Agent to substantially realize the benefits afforded under the Loan Documents (it being agreed that the parties will work together diligently to remedy promptly any such violation).

6.3. No Conflict Consent. Neither the execution and delivery by the Loan Parties of the Loan Documents, nor the consummation of the transactions therein contemplated, nor compliance with the provisions thereof will violate (i) any Law binding on any of the Loan Parties or their respective Property or (ii) the articles or certificate of incorporation, partnership agreement, certificate of partnership, articles or certificate of organization, by-laws, or operating or other management agreement, as the case may be, of the Loan Parties, or (iii) the provisions of any indenture, instrument or agreement to which any Loan Party is a party or is subject, or by which it, or its Property, is bound, or conflict with or constitute a default thereunder, or result in, or require, the creation or imposition of any Lien in, of or on the Property of any Loan Party pursuant to the terms of any such indenture, instrument or agreement other than any such violation, conflict, default or Lien which, in the case of each of clauses (i) and (iii) above, would not reasonably be expected to have a Material Adverse Effect. As of the Closing Date, no order, consent, adjudication, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, or other action in respect of any Official Body or any other Person that has not been obtained by any Loan Party, is required to be obtained by any Loan Party in connection with the execution and delivery of the Loan Documents, the borrowings and the issuance of Facility Letters of Credit under this Agreement, the payment and performance by the Loan Parties of the Obligations or the legality, validity, binding effect or enforceability of any of the Loan Documents.
6.4. Financial Statements. The (i) October 31, 2009 consolidated financial statements of the Company and its Subsidiaries and (ii) January 31, 2010, April 30, 2010 and July 31, 2010 consolidated financial statements of the Company and its Subsidiaries, in each case, heretofore delivered to the Lenders were prepared in accordance with GAAP in effect on the date such statements were prepared and fairly present the consolidated financial condition and operations of the Company and its Subsidiaries at such date and the consolidated results of their operations for the period then ended, subject, in the case of clause (ii) to year-end audit adjustments.
6.5. Material Adverse Change. As of the Closing Date, since October 31, 2009 there has been no change in the business, Property, condition (financial or otherwise) or results of operations of the Loan Parties that could reasonably be expected to have a Material Adverse Effect.
6.6. Taxes. Except for violations or failures that individually or in the aggregate are not reasonably likely to have a Material Adverse Effect, the Loan Parties have filed all United States federal tax returns and all other tax returns which are required to be filed and have paid all taxes due pursuant to said returns or pursuant to any assessment received by any of the Loan Parties, except such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided in accordance with GAAP. Except for violations or failures that individually or in the aggregate are not reasonably likely to have a Material Adverse Effect, (i) no tax Liens have been filed and no claims are being asserted with respect to any such taxes and (ii) the charges, accruals and reserves on the books of the Loan Parties in respect of any taxes or other governmental charges are adequate in all material respects.
6.7. Litigation and Contingent Obligations. Except as set forth on Schedule 6 there is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to the knowledge of any of their officers, threatened against or affecting any of the Loan Parties that (a) could reasonably be expected to have a Material Adverse Effect or (b) seeks to prevent, enjoin or delay the making of any Loans except (but only in the case of any litigation, arbitration, governmental investigation, proceeding or inquiry described in this clause (b) arising after the Closing Date) to the extent that the Borrower has disclosed the same to the Administrative Agent and has concluded, on the basis of advice of independent counsel and to the satisfaction of the Administrative Agent, that the same is not reasonably likely to result in the prevention, injunction or delay in the making of the Loans and that the pendency of such litigation, arbitration, governmental investigation, proceeding or inquiry does not have a Material Adverse Effect. Other than (A) any Contingent Obligation or (B) any liability incident to any litigation, arbitration or proceeding that (in the case of either (A) or (B)) (i) could not reasonably be expected to have a Material Adverse Effect or (ii) is set forth on Schedule 6, as of the Closing Date, the Loan Parties have no Contingent Obligations not provided for or disclosed in the financial statements referred to in Section 6.4.
6.8. Subsidiaries. Schedule 7 contains an accurate list of all Subsidiaries of the Company as of the date set forth in such Schedule, setting forth their respective jurisdictions of organization and the percentage of their respective capital stock or other ownership interests owned directly or indirectly by the Company. All of the issued and outstanding shares of capital stock or other ownership interests of such Subsidiaries have been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and are fully paid and non-assessable.

6.9. Accuracy of Information. No information, exhibit or report furnished by any of the Loan Parties to the Administrative Agent or to any Lender on or before the Closing Date in connection with the negotiation of, or compliance with, the Loan Documents contained any material misstatement of fact or omitted to state a material fact necessary to make the statements contained therein not misleading.
6.10. Regulation U. None of the Loan Parties holds or intends to hold margin stock (as defined in Regulation U) in amounts such that more than 25% of the value of the assets of any Loan Party are represented by margin stock.
6.11. Material Agreements. None of the Loan Parties is a party to any agreement or instrument or subject to any charter or other corporate restriction which could reasonably be expected to have a Material Adverse Effect. None of the Loan Parties is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement to which it is a party, which default could reasonably be expected to have a Material Adverse Effect.
6.12. Compliance with Laws. The Loan Parties have complied with all Laws applicable to the conduct of their respective businesses or the ownership of their respective Property, except for any failure to comply that could not reasonably be expected to have a Material Adverse Effect.
6.13. Ownership of Properties. Except as set forth on Schedule 8, on the Closing Date, the Loan Parties will have good title, free of all Liens other than Permitted Liens, to all of the Property and assets reflected in the Company’s most recent consolidated financial statements provided to the Administrative Agent as owned by the Loan Parties, except for transfers of such Property and assets permitted under the terms of the Existing Credit Agreement.
6.14. ERISA.
6.14.1. Plan Assets; Prohibited Transactions. None of the Loan Parties is an entity deemed to hold “plan assets” within the meaning of 29 C.F.R. § 2510.3-101 of an employee benefit plan (as defined in Section 3(3) of ERISA) which is subject to Title I of ERISA or any plan (within the meaning of Section 4975 of the Code), and neither the execution of this Agreement nor the making of Loans nor the issuance of Facility Letters of Credit hereunder gives rise to a Prohibited Transaction.
6.14.2. Liabilities. The Unfunded Liabilities of all Single Employer Plans do not in the aggregate exceed $10,000,000. Neither the Company nor any other member of the Controlled Group has incurred, or is reasonably expected to incur, any withdrawal liability to Multiemployer Plans or Multiple Employer Plans that individually or in the aggregate with all such withdrawal liabilities exceeds $10,000,000.
6.14.3. Plans and Benefit Arrangements. Except as set forth in Schedule 9 or to the extent a violation of the foregoing would not reasonably be expected to have a Material Adverse Effect:
(i) The Company and each member of the Controlled Group is in compliance with any applicable provisions of ERISA with respect to all Benefit Arrangements, Plans and Multiemployer Plans. There has not been any Prohibited Transaction with respect to any Benefit Arrangement or any Plan or, to the best knowledge of the Company, with respect to any Multiemployer Plan or Multiple Employer Plan. The Company and all members of the Controlled Group have made any and all payments required to be made under any agreement relating to a Multiemployer Plan or a Multiple Employer Plan or any Law pertaining thereto. With respect to each Plan and Multiemployer Plan, the Company and each member of the Controlled Group (i) have fulfilled their obligations under the minimum funding standards of ERISA, (ii) have not incurred any liability to the PBGC and (iii) have not had asserted against them any penalty for failure to fulfill the minimum funding requirements of ERISA.
(ii) To the best of the Company’s knowledge, each Multiemployer Plan and Multiple Employer Plan is able to pay benefits thereunder when due.

(iii) Neither the Company nor any other member of the Controlled Group has instituted proceedings to terminate any Plan.
(iv) No event requiring notice to the PBGC under Section 303(k)(4)(A) of ERISA has occurred or is reasonably expected to occur with respect to any Plan.
(v) The aggregate actuarial present value of all benefit liabilities (whether or not vested) under each Plan, determined on a plan termination basis, as disclosed from time to time to and as of the date of the actuarial reports for such Plan does not exceed the aggregate fair market value of the assets of such Plan.
(vi) Neither the Company nor any other member of the Controlled Group has been notified by any Multiemployer Plan or Multiple Employer Plan that such Multiemployer Plan or Multiple Employer Plan has been terminated within the meaning of Title IV of ERISA and, to the best knowledge of the Company, no Multiemployer Plan or Multiple Employer Plan is or shall be reasonably expected to be reorganized or terminated, within the meaning of Title IV of ERISA.
(vii) To the extent that any Benefit Arrangement is insured, the Company and all members of the Controlled Group have paid when due all premiums required to be paid. To the extent that any Benefit Arrangement is funded other than with insurance, the Company and all members of the Controlled Group have made all contributions required to be paid for all prior periods.
6.15. Investment Company Act. None of the Loan Parties is an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.
6.16. Intentionally Omitted.
6.17. Employment Matters. The Loan Parties are in compliance with the Labor Contracts and all applicable federal, state and local labor and employment Laws including, but not limited to, those related to equal employment opportunity and affirmative action, labor relations, minimum wage, overtime, child labor, medical insurance continuation, worker adjustment and relocation notices, immigration controls and worker and unemployment compensation, except for failures to comply that would not individually or in the aggregate have a Material Adverse Effect. There are no outstanding grievances, arbitration awards or appeals therefrom arising out of the Labor Contracts or current or threatened strikes, picketing, handbilling or other work stoppages or slowdowns at facilities of the Company or any Loan Party that in any case or in the aggregate would have a Material Adverse Effect.
6.18. Environmental Matters. Except as disclosed on Schedule 10:
(i) In the ordinary course of its business, the officers of the Company consider the effect of Environmental Laws on the business of the Company and its Subsidiaries, in the course of which they identify and evaluate potential risks and liabilities accruing to the Company due to Environmental Laws, and, on the basis of this consideration, the Company has concluded that compliance with Environmental Laws cannot reasonably be expected to have a Material Adverse Effect.
(ii) Except for violations or failures that individually and in the aggregate are not reasonably likely to result in a Material Adverse Effect, (A) none of the Loan Parties has received any Environmental Complaint from any Official Body or other Person alleging that any Loan Party or any prior or subsequent owner of the Property is a potentially responsible party under the Comprehensive Environmental Response, Cleanup and Liability Act, 42 U.S.C. § 9601, et seq., and none of the Loan Parties has any reason to believe that such an Environmental Complaint might be received and (B) there are no pending or, to the Company’s knowledge, threatened Environmental Complaints relating to any Loan Party or, to the Company’s knowledge, any prior or subsequent owner of the Property.

(iii) Except for conditions, violations or failures which individually and in the aggregate are not reasonably likely to have a Material Adverse Effect, (A) there are no circumstances at, on or under the Property that constitute a breach of or non-compliance with any of the Environmental Laws, and (B) there are no past or present Environmental Conditions at, on or under the Property or, to the Company’s knowledge, at, on or under adjacent property, that could reasonably be expected to result in liability of any Loan Party under any Environmental Law.
(iv) Except for conditions, violations or failures which individually and in the aggregate are not reasonably likely to have a Material Adverse Effect, neither the Property nor any structures, improvements, equipment, fixtures, activities or facilities thereon or thereunder contain or use Regulated Substances except in compliance with Environmental Laws. There are no processes, facilities, operations, equipment or other activities at, on or under the Property, or, to the Company’s knowledge, at, on or under adjacent property, that result in the Release or threatened Release of Regulated Substances onto the Property, except to the extent that such Releases or threatened Releases are not a breach of or otherwise a violation of any Environmental Laws, or are not likely to have a Material Adverse Effect.
(v) Except for violations or failures which individually and in the aggregate are not likely to have a Material Adverse Effect, (A) there are no underground storage tanks, or underground piping associated with such tanks, used for the management of Regulated Substances at, on or under the Property that do not have a full operational secondary containment system in place and are not in compliance with all Environmental Laws, and (B) there are no abandoned underground storage tanks or underground piping associated with such tanks, previously used for the management of Regulated Substances at, on or under the Property that have not been either abandoned in place, or removed, in accordance with the Environmental Laws.
(vi) Except for violations or failures which individually and in the aggregate are not likely to have a Material Adverse Effect, (A) each Loan Party has all material permits, licenses, authorizations and approvals necessary under the Environmental Laws for the conduct of the business of such Loan Party as conducted by such Loan Party and (B) the Loan Parties have submitted all material notices, reports and other filings required by the Environmental Laws to be submitted to an Official Body which pertain to past and current operations on the Property.
(vii) Except for violations which individually and in the aggregate are not likely to have a Material Adverse Effect, all past and present on-site generation, storage, processing, treatment, recycling, reclamation or disposal of Regulated Substances at, on, or under the Property and all off-site transportation, storage, processing, treatment, recycling, reclamation and disposal of Regulated Substances have been done in accordance with the Environmental Laws.
6.19. Senior Debt Status. The Obligations rank (a) at least pari passu in priority of payment with all other Senior Indebtedness of the Loan Parties except Indebtedness secured by Permitted Liens and (b) prior in right of payment over the Subordinated Indebtedness.
6.20. Designated Guarantors. All Subsidiaries of the Company that are integral to the homebuilding business of the Toll Group are Designated Guarantors.
6.21. OFAC. No Loan Party (i) is a person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (ii) to any Loan Party’s knowledge, conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Embargoed Person in violation of Section 2 of the Executive Order referenced in subclause (i) above, or (iii) is an Embargoed Person.
6.22. Patriot Act. Each Loan Party is in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) the Patriot Act. No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

ARTICLE VII
COVENANTS
Until the termination of all Commitments under this Agreement and the expiration of all Facility Letters of Credit (or, with respect to the Facility Letters of Credit, such Facility Letters of Credit are cash collateralized in accordance with the provisions of Section 4.10 or other collateral alternatives acceptable to the applicable Issuing Bank are provided to such Issuing Bank) unless the Required Lenders shall otherwise consent in writing, the Borrower and the Company will perform and observe, and (as and where applicable) will cause the other Loan Parties to perform and observe, the following covenants:
7.1. Financial Reporting. The Company will maintain, for itself and each Subsidiary, a system of accounting established and administered in accordance with generally accepted accounting principles, and furnish to the Lenders (or the Administrative Agent, on behalf of the Lenders), which may be by electronic transmission:
(i) Audited Financial Statements. Within 95 days after the close of each of its fiscal years, an unqualified (except for qualifications (a) relating to changes in accounting principles or practices reflecting changes in generally accepted accounting principles and required or approved by the Company’s independent certified public accountants or (b) which are not adverse in the judgment of the Required Lenders) audit report certified by independent certified public accountants reasonably acceptable to the Lenders, prepared in accordance with GAAP on a consolidated basis for the Company and its Subsidiaries, including balance sheets as of the end of such period, a related consolidated profit and loss statement, and a consolidated statement of cash flows, accompanied by any management letter prepared by said accountants.
(ii) Quarterly Financial Statements. Within 50 days after the close of the first three quarterly periods of each fiscal year of the Company, for the Company and its Subsidiaries, consolidated unaudited balance sheets as at the close of each such period and a related consolidated profit and loss statement and a consolidated statement of cash flows for the period from the beginning of such fiscal year to the end of such quarter, which statements shall be a complete and accurate copy of such signed statements as filed with the SEC and certified by the Company’s chief financial officer, chief accounting officer or controller (which certificate shall be satisfactory in form to the Administrative Agent).
(iii) Annual Plan and Forecast. As soon as available, but in any event within 120 days after the beginning of each fiscal year of the Company, a copy of the plan and forecast (including a projected consolidated balance sheet, income statement and funds flow statement) of the Company for such fiscal year.
(iv) Compliance Certificate. Within five (5) days after each of the dates on which financial statements are required to be delivered under Sections 7.1(i) and (ii), a compliance certificate in substantially the form of Exhibit K signed by the chief financial officer, chief accounting officer or controller of the Company showing the calculations necessary to determine compliance with this Agreement and stating that no Default or Unmatured Default exists, or if any Default or Unmatured Default exists, stating the nature and status thereof.
(v) Annual ERISA Statement. If applicable, within 270 days after the close of each fiscal year, a statement of the Unfunded Liabilities of each Single Employer Plan, certified as correct by an actuary enrolled under ERISA.
(vi) Reportable Event. As soon as possible and in any event within 10 days after any Loan Party knows that any Reportable Event has occurred with respect to any Plan, a statement, signed by the chief financial officer, chief accounting office or controller of the Company, describing said Reportable Event and the action which the Company proposes to take with respect thereto.

(vii) Environmental Notices. As soon as possible and in any event within 10 days after a Senior Executive of a Loan Party receives the same, a copy of (a) any notice or claim to the effect that any Loan Party is or may be liable to any Person as a result of the Release by any Loan Party or any other Person of any Regulated Substances, and (b) any notice alleging any violation of any Environmental, Law by any Loan Party, that, in either case, could reasonably be expected to have a Material Adverse Effect.
(viii) Borrowing Base Certificate. At any time that the Leverage Ratio equals or exceeds 1.50 to 1.00 (which level shall step down to 1.25 to 1.00 if the Company’s Consolidated EBITDA for the last four fiscal quarter period for which financial statements pursuant to Section 7.1(i) or (ii) have been delivered to the Lenders is less than zero) as of the last day of a fiscal quarter, simultaneous with the delivery of the Compliance Certificate required to be delivered with respect to such fiscal quarter pursuant to Section 7.1(iv), a Borrowing Base Certificate.
(ix) Notices Regarding Plans and Benefit Arrangements.
(A) Promptly upon becoming aware of the occurrence thereof, notice (including the nature of the event and, when known, any action taken or threatened by the Internal Revenue Service or the PBGC with respect thereto) of: (1) any Prohibited Transaction that could subject the Company or any member of the Controlled Group to a civil penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Internal Revenue Code in connection with any Plan, Benefit Arrangement or any trust created thereunder that in either case would reasonably be expected to result in a liability in excess of $5,000,000; (2) any assertion of material withdrawal liability with respect to any Multiemployer Plan or Multiple Employer Plan; (3) any partial or complete withdrawal from a Multiemployer Plan, by the Company or any member of the Controlled Group under Title IV of ERISA (or assertion thereof), which such withdrawal is likely to result in a material liability; (4) any withdrawal by the Company or any member of the Controlled Group from a Multiple Employer Plan; (5) any failure by the Company or any member of the Controlled Group to make a payment to a Plan required to avoid imposition of a lien under Section 303(k) of ERISA; or (6) any change in the actuarial assumptions or funding methods used for any Plan, where the effect of such change is to materially increase the unfunded benefit liability or to materially reduce the liability to make periodic contributions.
(B) Promptly after receipt thereof, copies of (a) all notices received by the Company or any member of the Controlled Group of the PBGC’s intent to terminate any Plan administered or maintained by the Company or any member of the Controlled Group, or to have a trustee appointed to administer any such Plan; and (b) at the request of the Administrative Agent or any Lender each annual report (IRS Form 5500 series) and all accompanying schedules, the most recent actuarial reports, the most recent financial information concerning the financial status of each Plan administered or maintained by the Company or any member of the Controlled Group, and schedules showing the amounts contributed to each such Plan by or on behalf of the Company or any member of the Controlled Group in which any of their personnel participate or from which such personnel may derive a benefit, and each Schedule B (Actuarial Information) to the annual report filed by the Company or any member of the Controlled Group with the Internal Revenue Service with respect to each such Plan.
(C) Promptly upon the filing thereof, copies of any Form 5310, or any successor or equivalent form to Form 5310, filed with the IRS in connection with the termination of any Plan.

(x) Project Reports. Within thirty (30) days after the end of each fiscal quarter of the Borrower and, from and after delivery of a Compliance Certificate evidencing that the Leverage Ratio exceeds 1.50 to 1.00 (which level shall step down to 1.25 to 1.00 if the Company’s Consolidated EBITDA for the last four fiscal quarter period for which financial statements pursuant to Section 7.1(i) or (ii) have been delivered to the Lenders is less than zero) as of the last day of a fiscal quarter and until the delivery of a Compliance Certificate for a subsequent fiscal quarter evidencing that the Leverage Ratio does not exceed 1.50 to 1.00 (which level shall step down to 1.25 to 1.00 if the Company’s Consolidated EBITDA for the last four fiscal quarter period for which financial statements pursuant to Section 7.1(i) or (ii) have been delivered to the Lenders is less than zero) as of the last day of such fiscal quarter, each calendar month, statements accompanied by a certificate of the chief financial officer, chief accounting officer or controller of Company, actually setting forth for the last week of the prior calendar quarter or month (as applicable) sales reports showing unit sales and unsold inventory completed or under construction by the Loan Parties in connection with each of their projects.
(xi) Subordinated Loan Documents. Prior to any Loan Party’s entering into or amending any Subordinated Loan Documents, copies thereof and a description of any material differences between the subordination provisions of such Subordinated Loan Documents and the subordination provisions of the Subordinated Loan Documents identified in Schedule 4 or most recently approved hereunder.
(xii) Notice of Litigation. Promptly after the commencement thereof, notice of all actions, suits, proceedings or investigations before or by any Official Body or any other Person against any Loan Party which would be required to be reported by the Company on Forms 10-Q, 10-K or 8-K filed with the SEC.
(xiii) Shareholder Reports. Promptly upon the furnishing thereof to the shareholders of the Company, complete and accurate copies of all financial statements, reports and proxy statements so furnished.
(xiv) SEC Filings. Promptly upon the filing thereof, copies of all registration statements and annual, quarterly, monthly or other regular reports that any of the Loan Parties files with the SEC.
(xv) Other Information. Such other information (including non-financial information) as the Administrative Agent may from time to time reasonably request, including, without limitation, pursuant to any reasonable request by any Lender.
7.2. Use of Proceeds. The Borrower and each other Loan Party will use the proceeds of the Revolving Credit Advances for lawful, general business purposes. Neither the Borrower nor any other Loan Party will use any of the proceeds of the Revolving Credit Advances to purchase or carry any “margin stock” (as defined in Regulation U).
7.3. Notice of Default. The Borrower will give prompt notice in writing to the Lenders of the occurrence of any Default or Unmatured Default and of any other development, financial or otherwise, that could reasonably be expected to have a Material Adverse Effect.
7.4. Conduct of Business. The Loan Parties will carry on and conduct their businesses in substantially the same manner and in substantially the same fields of enterprise as presently conducted (and fields reasonably related thereto) and, in the case of the Borrower and the Company, will do (and in the case of any other Loan Party, to the extent that its failure to do so could reasonably be expected to have a Material Adverse Effect, will do) all things necessary to remain duly incorporated or organized, validly existing and (to the extent such concept applies to such entity) in good standing as a domestic corporation, partnership, trust or limited liability company in its jurisdiction of incorporation or organization, as the case may be, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted.
7.5. Taxes. Except for violations or failures that individually and in the aggregate are not reasonably likely to have a Material Adverse Effect, each Loan Party will file in a timely manner complete and correct United States federal and applicable foreign, state and local tax returns required by law and pay when due all taxes, assessments and governmental charges and levies upon it or its income, profits or Property, except those which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside in accordance with GAAP.

7.6. Insurance. Each Loan Party will maintain with financially sound and reputable insurance companies insurance on all its Property in such amounts and covering such risks as is consistent with sound business practice, and the Borrower will furnish to any Lender upon request full information as to the insurance carried.
7.7. Compliance with Laws. Each Loan Party will comply with all Laws (excluding Environmental Laws, compliance with which is governed by Section 7.25) to which it may be subject, to the extent that noncompliance could reasonably be expected to have a Material Adverse Effect.
7.8. Maintenance of Properties. Each Loan Party will maintain, preserve, protect and keep its Property in good repair, working order and condition (ordinary wear and tear and casualty excepted) in accordance with the general practice of other businesses of similar character and size, and make all necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times, except to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect.
7.9. Inspection. Each Loan Party will permit the Administrative Agent and the Lenders, by their respective representatives and agents, to inspect any of the Property, books and financial records of the Loan Parties, examine and make excerpts of the books of accounts and other financial records of the Loan Parties, and to discuss the affairs, finances and accounts of the Loan Parties with, and to be advised as to the same by, their respective officers at such reasonable times and intervals as the Administrative Agent or any Lender may reasonably designate.
7.10. Mergers; Consolidations; Dissolutions. No Loan Party shall merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it unless (i) there is no Change of Control of the Loan Party; (ii) the character of the business of the Toll Group on a consolidated basis will not be materially changed by such occurrence; (iii) such occurrence shall not constitute or give rise to a Default or Unmatured Default; and (iv) if, in the case of the Borrower or the Company, it is not the surviving entity of such merger or consolidation, such surviving entity shall promptly execute and deliver to the Administrative Agent (A) an assumption of the Borrower’s or the Company’s (as applicable) obligations under the Loan Documents to which the Borrower or the Company (as applicable) is party and (B) such certified resolutions, opinions of counsel and other supporting documentation as the Administrative Agent may reasonably request, all of which shall be reasonably satisfactory to the Administrative Agent. Neither the Toll Group nor any portion thereof the dissolution, liquidation or winding up of which could reasonably be expected to have a Material Adverse Effect shall dissolve, liquidate, or wind up its business by operation of law or otherwise.
7.11. Distributions of Securities. The Company shall not distribute to its shareholders any securities of any Subsidiary unless (a) such Subsidiary is a Non-Loan Party; (b) such distribution does not constitute or give rise to a Default or Unmatured Default; (c) such distribution does not result in a Change in Control of a Loan Party; and (d) such distribution does not materially change the operations of the Toll Group.
7.12. Disposition of Assets. None of the Loan Parties will sell, convey, assign, lease, abandon or otherwise transfer or dispose of, voluntarily or involuntarily, any of its Property (including, but not limited to, sale, assignment, discount or other disposition of accounts, contract rights, chattel paper, equipment or general intangibles with or without recourse or of capital stock (other than capital stock of the Company), shares of beneficial interest or partnership interests of another Loan Party or an Affiliate of a Loan Party), except:
(i) transactions involving the sale of inventory in the ordinary course of business;
(ii) any sale, transfer or lease of assets which are no longer necessary or required in the conduct of the business of the Loan Parties (taken as a whole);
(iii) any sale, transfer or lease of assets to any other Loan Party;
(iv) any sale, transfer or lease of assets which are replaced by substitute assets acquired or leased;

(v) any sale, transfer or lease of assets of, or interests in, a Non-Loan Party or any other Affiliate of the Company that is not a Loan Party; and
(vi) mergers or consolidations permitted in this Agreement.
7.13. Borrower a Wholly-Owned Subsidiary. The Borrower will at all times be a Wholly-Owned Subsidiary of the Company or of a successor to the Company (but only if the ownership by such successor does not constitute or result in a Change of Control).
7.14. Investments and Acquisitions. None of the Loan Parties will make or suffer to exist any Investments (including, without limitation, loans and advances to, and other Investments in, Subsidiaries), or commitments therefor, or will create any Subsidiary or will become or remain a partner in any partnership or joint venture, except Permitted Investments.
7.15. Liens. None of the Loan Parties will create, incur, or suffer to exist any Lien in, of or on any Property, except Permitted Liens.
7.16. Additional Designated Guarantors. The Borrower may at any time designate (in the manner hereinafter provided) any Wholly-Owned Subsidiary of the Company as a Designated Guarantor, and shall designate (in the manner hereinafter provided) each newly-formed or newly-acquired Wholly-Owned Subsidiary of the Company (other than a Mortgage Subsidiary) as a Designated Guarantor on a quarterly basis simultaneously with its delivery of the next Compliance Certificate pursuant to Section 7.1(iv) (unless, prior to the time of such delivery, the Borrower satisfies the requirements of Non-Designation of such Wholly-Owned Subsidiary in accordance with Section 10.13) in accordance with the provisions of this Section 7.16. Such designation of a Wholly-Owned Subsidiary of the Company as a Designated Guarantor shall be effected by the delivery by the Borrower to the Administrative Agent of each of the following:
(i) Notice by the Borrower and the Company identifying such Designated Guarantor, the state of its incorporation, and the ownership of the capital stock or other ownership interests in such Designated Guarantor;
(ii) A Supplemental Guaranty duly executed and delivered by such Designated Guarantor;
(iii) Documents with respect to such Designated Guarantor addressing the requirements set forth in clauses (iv), (v) and (vi) of Section 5.1; and
(iv) Such information relating to the organization, operations and finances of such Designated Guarantor as the Administrative Agent shall reasonably request.
Upon the Administrative Agent’s receipt of the foregoing, all of which shall be reasonably satisfactory to the Administrative Agent in form and substance, such Wholly-Owned Subsidiary of the Company shall be a Designated Guarantor and a Loan Party hereunder.
7.17. Subordinated Indebtedness. Except as otherwise permitted in the last sentence of this Section 7.17, no Loan Party will make any amendment or modification to any Subordinated Loan Document, without providing at least thirty (30) days’ prior written notice thereof to the Administrative Agent, and obtaining the prior written consent of the Required Lenders thereto. The Loan Parties may amend or modify any Subordinated Loan Document without obtaining the consent of the Required Lenders if after giving effect to such amendment or modification (a) the subordination provisions therein would be permitted under this Agreement, and (b) the covenants governing such Subordinated Indebtedness affected by the amendment are no more onerous to the borrower of such Subordinated Indebtedness than those contained under this Agreement and the Administrative Agent shall have received an officer’s certificate to such effect by an Authorized Officer of the Company.

7.18. Intercompany Loans, Loans from Non-Loan Parties. The Borrower may make Intercompany Loans available to the Guarantors using proceeds of the Loans. Each Intercompany Loan shall be evidenced either by a promissory note of the obligor under such Intercompany Loan (individually, an “Intercompany Note” and collectively, the “Intercompany Notes”), an intercompany account agreement between Borrower and the obligor under such Intercompany Loan (individually, an “Intercompany Agreement” and collectively, the “Intercompany Agreements”) or by an entry on the books and records of the Borrower and the obligor under such Intercompany Loan, and repayment of such Intercompany Loans shall be on such terms as the Borrower and the Guarantors agree. Each Intercompany Loan shall be subordinated to the Guarantors’ obligations under the Guaranty Agreements pursuant to the terms of the Guaranty Agreement and shall either be a demand loan or become due and payable upon the acceleration of the Loans pursuant to Section 9.1 after the occurrence of a Default hereunder. Any Intercompany Note, Intercompany Agreement or book-entry claim may in turn be assigned by the Borrower to another Guarantor or any other member of the Toll Group as a capital contribution. The Company shall establish and maintain such books and records relating to Intercompany Loans and other Investments in the Designated Guarantors as are required to enable it and the Administrative Agent to trace advances and repayments of principal of Intercompany Loans and other investments in the Guarantors.
7.19. Appraisals.
7.19.1. Procedures. The Loan Parties shall cooperate with the Lenders and the appraisers in making appraisals of the Borrowing Base Assets which the Administrative Agent, at the direction of the Required Lenders, may from time to time request. The Borrower may, within ten (10) days following any such request by the Administrative Agent, specify which other of the Borrowing Base Assets it requests to have similarly appraised. Following the first to occur of (A) completion of all appraisals requested at any one time by the Administrative Agent and the Borrower under this Section 7.19, and (B) a date specified by the Administrative Agent no earlier than 45 days after the last request for an appraisal has (or could have) been made by the Borrower in accordance with the immediately preceding sentence, the appraised values of all Borrowing Base Assets which have been appraised (rather than their book value) shall be used for purposes of applying the covenant contained in Section 7.28.2. The Required Lenders shall have the right to request appraisals pursuant to this Section 7.19 not more than two times in any period of twelve consecutive months, and shall specify in such request all of the Borrowing Base Assets for which the Lenders desire appraisals.
7.19.2. Costs. Any appraisals by the Administrative Agent shall be at the Lenders’ expense (in the proportion of their respective Revolving Credit Ratable Shares), unless using such appraised values would result in the covenant contained in Section 7.28.2 being violated, in which event all such appraisals shall be at the Borrower’s expense; provided, that, in addition to the foregoing, if at any time that the Borrowing Base provisions set forth in Section 7.28.2 are in effect because the Leverage Ratio is above the thresholds set forth therein as of the end of the most recent fiscal quarter for which financial statements have been delivered to the Administrative Agent pursuant to Section 7.1(i) or (ii), the amount of the Borrowing Base (determined as of the end of such fiscal quarter and set forth on the Borrowing Base Certificate required to be delivered pursuant to Section 7.1(viii)) is not greater than the aggregate principal amount of the Senior Indebtedness then outstanding (excluding outstanding Letters of Credit or similar arrangements to the extent collateralized by cash, Marketable Securities or Cash Equivalents and it being understood that a Permitted Purchase Money Loan shall not be included in the foregoing calculation unless the Borrower has included in the Borrowing Base the assets securing such Permitted Purchase Money Loan) by at least an amount equal to 20% of the aggregate principal amount of such Senior Indebtedness then outstanding (calculated in accordance with the prior parenthetical), then the Administrative Agent, at the written request of the Required Lenders, shall have the right to request appraisals of a selection of Borrowing Base Assets that constitute (x) Borrowing Base Assets with the highest individual book values and (y) Borrowing Base Assets that in the aggregate constitute 50% of the aggregate book value of all Borrowing Base Assets (both (x) and (y) to be determined by the Company in good faith in consultation with the Administrative Agent) (such assets, the “Borrowing Base Selected Assets”) not more than once in any twelve consecutive months with all such appraisals conducted at the Borrower’s expense; provided, further, that if the aggregate appraised value of the Borrowing Base Selected Assets is less than the aggregate book value of the Borrowing Base Selected Assets as set forth in the above-referenced Borrowing Base Certificate, then the Administrative Agent shall have the right, at the written request of the Required Lenders (but only so long as the Borrowing Base provisions set forth in Section 7.28.2 are in effect as provided above) to request appraisals of additional Borrowing Base Assets on the same basis as provided in clauses (x) and (y) above that in the aggregate, together with the Borrowing Base Selected Assets, constitute 80% of the aggregate book value of all Borrowing Base

Assets (such additional Borrowing Base Assets to be determined by the Company in good faith in consultation with the Administrative Agent as provided above and defined herein as the “Additional Borrowing Base Selected Assets”) not more than once in any twelve consecutive months with all such appraisals conducted at the Borrower’s expense; provided, further, that if the aggregate appraised value of the Borrowing Base Selected Assets and the Additional Borrowing Base Selected Assets is less than ninety percent (90%) of the aggregate book value of such assets as set forth on the above-referenced Borrowing Base Certificate, then the Administrative Agent shall have the right, at the written request of the Required Lenders (but only so long as the Borrowing Base provisions set forth in Section 7.28.2 are in effect as provided above), to request appraisals of all remaining Borrowing Base Assets at the Borrower’s expense, but no more than once in any twelve consecutive months; provided, further, that, notwithstanding the foregoing, if a Default or Unmatured Default shall have occurred and be continuing as a result of a breach of Section 7.28.2, then all appraisals under this Section 7.19 shall be at the Borrower’s expense.
7.19.3. Appraisers. Any appraisals requested at any one time pursuant to this Section 7.19 shall be made by one or more appraisers for all properties (there shall be no more than one appraiser for each property) located in each state selected by the Borrower from a list of at least three appraisers submitted by the Administrative Agent with respect to such state at the time it makes its request. All appraisers submitted by the Administrative Agent pursuant to this Section 7.19 shall be appraisers who have been approved by the Required Lenders and the Borrower (such approval not to be unreasonably withheld or delayed) and in either event have committed to prepare appraisals within 45 days following the date such appraisals are requested.
7.20. Mortgage Subsidiaries. The Company shall notify the Administrative Agent of the creation of any Mortgage Subsidiary within seven (7) Business Days after such creation. Such notice shall include the name, state of incorporation and ownership of the capital stock or other ownership interests thereof. The Company shall cause the Mortgage Subsidiaries to engage exclusively in the Mortgage Banking Business. The Company shall deliver information relating to the organization, operations and finances of the Mortgage Subsidiaries as the Administrative Agent may reasonably request from time to time.
7.21. Qualified Ratings.
(a) The Company shall at all times have received at least one Qualified Rating of the Company’s Senior Indebtedness or the Indebtedness under the Agreement or any Indebtedness senior to the Subordinated Indebtedness from at least one Qualified Rating Agency, and the Company shall have contracted with at least one such Qualified Rating Agency for the periodic modification and updating of such Qualified Ratings; provided, however that, if the Company has only one such Qualified Rating, such Qualified Rating shall be from either Moody’s or S&P. The Company shall notify the Administrative Agent of any new rating of the Company’s Senior Indebtedness or its Indebtedness under this Agreement which the Company or any of its Subsidiaries receives or any modification of an existing rating of any such Indebtedness which the Company or any Subsidiary receives, in each instance within three (3) Business Days following the date of such receipt by a Senior Executive of the Company. The Company shall deliver to the Administrative Agent copies of any documents which the Company receives evidencing, describing or explaining or relating to such new or modified rating within such three- (3-) Business Day Period. If the Company shall at any time fail to have at least one Qualified Rating from either S&P or Moody’s pursuant to the first sentence above, the Company shall immediately notify the Administrative Agent of such failure.
(b) The Borrower shall have a one-time election to have the Rating determined without reference to any Qualified Rating of Fitch, which election shall be exercised by written notice to the Administrative Agent.
7.22. Updates to Schedules. Should any of the information or disclosures provided on Schedules 6, 9 and 10 become outdated or incorrect in any material respect, the Borrower and the Company shall promptly provide the Administrative Agent in writing with such revisions or updates to such Schedules as may be necessary or appropriate to update or correct the applicable schedules hereto (i) simultaneously with or promptly following the notice by any of the Loan Parties of a breach of covenant which renders one or more of such schedules misleading or (ii) within five (5) Business Days following the Administrative Agent’s request that the Borrower provide updates to either of those Schedules; provided, however that neither Schedule 6 nor Schedule 9 nor Schedule 10 shall be deemed to have been amended, modified or superseded by any such correction or update, nor shall any breach of any covenant, warranty or representation resulting from the inaccuracy or incompleteness of either Schedule be deemed to have been cured thereby, unless and until the Required Lenders, in their sole and absolute discretion, shall have accepted in writing such revisions or updates to such Schedules. The Borrower shall deliver to the Administrative Agent an updated Schedule 7, together with the delivery of the Borrower’s quarterly Compliance Certificate pursuant to Section 7.1(iv), if the information contained on the Schedule 7 then in effect shall have changed.

7.23. Plans and Benefit Arrangements. Except as set forth in Schedule 9 or to the extent a violation of the foregoing would not reasonably be expected to have a Material Adverse Effect either individually or in the aggregate with all other violations:
(i) The Company and each member of the Controlled Group shall comply with any applicable provisions of ERISA with respect to all Benefit Arrangements, Plans and Multiemployer Plans. The Company shall not permit to occur any Prohibited Transaction with respect to any Benefit Arrangement or any Plan or with respect to any Multiemployer Plan or Multiple Employer Plan. The Company and all members of the Controlled Group shall make all payments required to be made under any agreement relating to a Multiemployer Plan or a Multiple Employer Plan or any Law pertaining thereto. With respect to each Plan and Multiemployer Plan, the Company and each member of the Controlled Group (i) shall fulfill their obligations under the minimum funding standards of ERISA, (ii) shall not incur any liability to the PBGC and (iii) shall not have asserted against them any penalty for failure to fulfill the minimum funding requirements of ERISA.
(ii) Each Multiemployer Plan and Multiple Employer Plan shall be able to pay benefits thereunder when due.
(iii) Neither the Company nor any other member of the Controlled Group shall institute proceedings to terminate any Plan.
(iv) The Company shall not permit to occur any event requiring notice to the PBGC under Section 303(k)(4)(A) of ERISA with respect to any Plan.
(v) The aggregate actuarial present value of all benefit liabilities (whether or not vested) under each Plan, determined on a plan termination basis, as disclosed from time to time in and as of the date of the actuarial reports for such Plan shall not exceed the aggregate fair market value of the assets of such Plan.
(vi) Neither the Company nor any other member of the Controlled Group shall incur any withdrawal liability under ERISA to any Multiemployer Plan or Multiple Employer Plan. Neither the Company nor any other member of the Controlled Group shall be notified by any Multiemployer Plan or Multiple Employer Plan that such Multiemployer Plan or Multiple Employer Plan has been terminated within the meaning of Title IV of ERISA and no Multiemployer Plan or Multiple Employer Plan shall be reorganized or terminated, within the meaning of Title IV of ERISA.
(vii) To the extent that any Benefit Arrangement is insured, the Company and all members of the Controlled Group shall pay when due all premiums required to be paid. To the extent that any Benefit Arrangement is funded other than with insurance, the Company and all members of the Controlled Group shall make all contributions required to be paid for all prior periods.
7.24. Employment Matters. The Loan Parties shall comply with the Labor Contracts and all applicable labor and employment Laws including, but not limited to, those related to equal employment opportunity and affirmative action, labor relations, minimum wage, overtime, child labor, medical insurance continuation, worker adjustment and relocation notices, immigration controls and worker and unemployment compensation, where the failure to comply would have a Material Adverse Effect either individually or in the aggregate with all other such failures. The Company and the Borrower shall not permit any grievances, arbitration awards or appeals therefrom arising out of the Labor Contracts or strikes or threatened strikes, picketing, handbilling or other work stoppages or slowdowns at facilities of any Loan Party that in any case or in the aggregate would have a Material Adverse Effect.

7.25. Environmental Matters. Except as disclosed on Schedule 10 hereto:
(i) Except for violations or failures which individually and in the aggregate are not reasonably likely to have a Material Adverse Effect, (A) no Environmental Complaint shall be issued by any Official Body or other Person alleging that any Loan Party or any prior or subsequent owner of the Property is a potentially responsible party under the Comprehensive Environmental Response, Cleanup and Liability Act, 42 U.S.C. § 9601, et seq. and (B) the Company and the Borrower shall not permit to occur any Environmental Complaint relating to any Loan Party or any prior or subsequent owner of the Property pertaining to, or arising out of, any Environmental Conditions.
(ii) Except for conditions, violations or failures which individually and in the aggregate are not reasonably likely to have a Material Adverse Effect, (A) the Company and the Borrower shall not permit to occur any circumstances at, on or under the Property that constitute a breach of or non-compliance with any of the Environmental Laws or (B) any past or present Environmental Conditions at, on or under the Property or at, on or under adjacent property, that prevent compliance with Environmental Laws at the Property.
(iii) Except for conditions, violations or failures which individually and in the aggregate are not reasonably likely to have a Material Adverse Effect, neither the Property nor any structures, improvements, equipment, fixtures, activities or facilities thereon or thereunder shall contain or use Regulated Substances except in compliance with Environmental Laws. The Company and the Borrower shall not permit to occur any processes, facilities, operations, equipment or other activities at, on or under the Property, or at, on or under adjacent property that result in the release or threatened release of Regulated Substances onto the Property, except to the extent that such releases or threatened releases are not a breach of or otherwise a violation of any Environmental Laws, or are not likely to have a Material Adverse Effect either individually or in the aggregate.
(iv) Except for violations or failures which individually and in the aggregate are not likely to have a Material Adverse Effect, (A) the Company and the Borrower shall not permit any underground storage tanks, or underground piping associated with such tanks, to be used for the management of Regulated Substances at, on or under the Property that do not have a full operational secondary containment system in place or are not in compliance with all Environmental Laws, and (B) the Company and the Borrower shall not permit the abandonment of any underground storage tanks or underground piping associated with such tanks, previously used for the management of Regulated Substances at, on or under the Property, except those abandoned in place, or removed, in accordance with the Environmental Laws.
(v) Except for violations or failures which individually and in the aggregate are not likely to have a Material Adverse Effect, (A) each Loan Party shall have all material permits, licenses, authorizations and approvals necessary under the Environmental Laws for the conduct of the business of such Loan Party as conducted by such Loan Party and (B) the Loan Parties shall submit all material notices, reports and other filings required by the Environmental Laws to be submitted to an Official Body which pertain to operations on the Property.
(vi) Except for violations which individually and in the aggregate are not likely to have a Material Adverse Effect, all on-site generation, storage, processing, treatment, recycling, reclamation of disposal of Solid waste at, on, or under the Property and all off-site transportation, storage, processing, treatment, recycling, reclamation and disposal of Solid Waste shall be done in accordance with the Environmental Laws.

7.26. Environmental Certificates. The Borrowing Base Assets shall not include any Property for which a Loan Party has not obtained a completed certificate (including an accompanying Phase I Environmental site assessment in conformity with industry standards) in respect of such Property in substantially the form of Exhibit L or otherwise in a form reasonably satisfactory to the Administrative Agent (an “Environmental Certificate”) from a qualified independent environmental consultant. The Borrower shall, at the request of the Administrative Agent, furnish to the Administrative Agent Environmental Certificates with respect to any Property requested by the Administrative Agent that the Borrower has included in the Borrowing Base, and may, in order to request approval of any exception on Exhibit A of an Environmental Certificate that is not a Permitted Environmental Exception so that the underlying assets may be included in the Borrowing Base, furnish a supplemental Environmental Certificate to the Administrative Agent from a qualified independent environmental consultant. The Administrative Agent shall with reasonable promptness notify the Borrower and the Lenders of the Administrative Agent’s approval or disapproval of any exception on Exhibit A of any such Environmental Certificate that is not a Permitted Environmental Exception. The other Lenders shall have ten (10) Business Days to reverse such approval or disapproval by the vote of the Required Lenders, in the absence of which vote the Administrative Agent’s decision shall stand. The Borrower shall have the right from time to time to submit another Environmental Certificate in respect of Property that was not initially Environmentally Approved Land following substantial completion of corrective action in accordance with Environmental Laws applicable to exceptions to a prior Environmental Certificate in respect of such Property and provision of documentation of such corrective action reasonably acceptable to the Administrative Agent. Neither the Administrative Agent nor any other Lender shall be liable or otherwise have any responsibility or obligation to any Lender or to any Loan Party for any approval or disapproval of any exceptions in any Environmental Certificate made by it.
7.27. Senior Debt Status. The Obligations will at all times rank (a) at least pari passu in priority of payment with all other Senior Indebtedness of the Loan Parties except Indebtedness secured by Permitted Liens and (b) prior in right of payment to all Subordinated Indebtedness.
7.28. Financial Covenants.
7.28.1. Leverage Ratio. The Company and the Borrower will not permit the Leverage Ratio at any time to be greater than 1.75 to 1.00; provided, that, if the Company’s Consolidated EBITDA for the last four-fiscal-quarter period for which financial statements of the Company pursuant to Section 7.1(i) or (ii) have been delivered to the Lenders is less than zero, then the Company and the Borrower will not permit the Leverage Ratio at any time to be greater than 1.50 to 1.00.
7.28.2. Borrowing Base. At any time that the Leverage Ratio as of the end of a fiscal quarter equals or exceeds 1.50 to 1.00 (which level shall step down to 1.25 to 1.00 if the Company’s Consolidated EBITDA for the four quarter period then ended is less than zero), the Company and the Borrower will not permit the Borrowing Base (determined as of the end of such fiscal quarter and set forth on the Borrowing Base Certificate required to be delivered for such fiscal quarter pursuant to Section 7.1(viii)) to be less than the aggregate principal amount of Senior Indebtedness then outstanding (excluding outstanding Letters of Credit or similar arrangements to the extent collateralized by cash, Marketable Securities or Cash Equivalents), it being understood that a Permitted Purchase Money Loan shall not be included in the foregoing calculation unless the Borrower has included in the Borrowing Base the assets securing such Permitted Purchase Money Loan.
7.28.3. Tangible Net Worth. The Company will maintain at the end of each fiscal quarter a Tangible Net Worth of not less than the amount by which (i) the sum of (a) $1,855,000,000, (b) 50% of Consolidated Net Income after July 31, 2010 (provided that the amount in this clause (b) may not be less than zero), and (c) 50% of the cash proceeds of capital stock of the Company sold by the Company after July 31, 2010 exceeds (ii) the aggregate amount paid by the Company for repurchase of its capital stock at any time after July 31, 2010 (but only to the extent such repurchases do not exceed the Maximum Deductible Amount (as defined below)). As used herein, the term “Maximum Deductible Amount” shall mean an amount equal to (A) the cost of purchases and repurchases by the Company or any of its Subsidiaries of capital stock of the Company made after July 31, 2010 not to exceed, in the aggregate during any one-year period (as measured from November 1 to October 31 of each year) ten percent (10%) of the Tangible Net Worth as of the end of the fiscal year of the Company preceding such one-year period, plus (B) in addition to the purchases and repurchases of capital stock under clause (A), the cost of other purchases or repurchases by the Company or any of its Subsidiaries of capital stock of the Company at any time, not to exceed $100,000,000 in the aggregate after July 31, 2010.
7.28.4. Mortgage Subsidiaries. The Company and the Borrower shall not permit the ratio of Mortgage Subsidiaries’ Liabilities to Mortgage Subsidiaries’ Adjusted Shareholders Equity to exceed at the end of any fiscal quarter 12.0 to 1.0.

7.29. Financial Contracts. No Loan Party will enter into or remain liable upon any Financial Contract, except for Financial Contracts entered into for the purpose of managing interest rate risks associated with Indebtedness of the Toll Group and other risks associated with the business of the Toll Group and not for speculative purposes.
ARTICLE VIII
DEFAULTS
The occurrence of any one or more of the following events shall constitute a Default:
8.1. Any representation or warranty made or deemed made by or on behalf of any Loan Party to the Lenders or the Administrative Agent under or in connection with this Agreement, any Loan, or any certificate or information delivered in connection with this Agreement or any other Loan Document shall be false in any material respect on the date as of which made or deemed made.
8.2. (i) Nonpayment of principal of any Loan when due or failure to cash collateralize Facility Letters of Credit when required under this Agreement, or (ii) nonpayment of interest upon any Loan or of any fee or other Obligations under any of the Loan Documents within five days after notice (which notice may include a billing statement therefor) that the same is due.
8.3. The breach by any Loan Party (other than a breach which constitutes a Default under another Section of this Article VIII) of any of the terms or provisions of this Agreement or any of the other Loan Documents which is not cured within thirty days after notice thereof given in accordance with Section 14.1 or after the date on which any Senior Executive becomes aware of the occurrence thereof, whichever first occurs (such grace period to be applicable only in the event such breach can be cured by corrective action of the Loan Parties as determined by the Administrative Agent in its reasonable discretion).
8.4. Failure of any Loan Party to pay when due any Indebtedness (other than (i) Permitted Nonrecourse Indebtedness and (ii) guarantees of Indebtedness of Non-Loan Parties, to the extent and for so long as the payment obligation by a Loan Party under such guarantee is being contested in good faith by appropriate proceedings, and any judgment against any Loan Party is subject to an appeal and does not otherwise result in a Default under Section 8.5) aggregating in excess of $25,000,000 (“Material Indebtedness”); or the default by any Loan Party in the performance (beyond the applicable grace period with respect thereto, if any) of any term, provision or condition contained in any agreement or agreements under which any such Material Indebtedness was created or is governed, or any other event shall occur or condition exist, the effect of which default or event is to cause, or to permit the holder or holders of such Material Indebtedness to cause, such Material Indebtedness to become due prior to its stated maturity; or any Material Indebtedness of any Loan Party shall be declared to be due and payable or required to be prepaid or repurchased (other than by a regularly scheduled payment) prior to the stated maturity thereof; or any Loan Party shall not pay, or shall admit in writing its inability to pay, its debts generally as they become due.
8.5. Any Loan Party shall (i) have an order for relief entered with respect to it under the Federal bankruptcy laws as now or hereafter in effect, (ii) make an assignment for the benefit of creditors, (iii) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any Substantial Portion of its Property, (iv) institute any proceeding seeking an order for relief under the Federal bankruptcy laws as now or hereafter in effect or seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (v) take any corporate, partnership or limited liability company action to authorize or effect any of the foregoing actions set forth in this Section 8.5 or (vi) fail to contest in good faith any appointment or proceeding described in Section 8.6.
8.6. Without the application, approval or consent of a Loan Party, a receiver, trustee, examiner, liquidator or similar official shall be appointed for such Loan Party or any Substantial Portion of the Property of the Loan Parties, or a proceeding described in Section 8.5(iv) shall be instituted against any Loan Party and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of 60 consecutive days.

8.7. Any court, government or governmental agency shall condemn, seize or otherwise appropriate, or take custody or control of, all or any portion of the Property of any Loan Party which, when taken together with all other Property of the Loan Parties so condemned, seized, appropriated, or taken custody or control of, during the period of four consecutive fiscal quarters ending with the quarter in which any such action occurs, constitutes a Substantial Portion.
8.8. The Loan Parties shall fail within 30 days to pay, bond or otherwise discharge any one or more judgments or orders for the payment of money (other than in respect of Permitted Nonrecourse Indebtedness) in excess of $25,000,000 in the aggregate, which are not stayed on appeal or otherwise being appropriately contested in good faith.
8.9. The Unfunded Liabilities of all Single Employer Plans shall exceed in the aggregate $10,000,000 or any Reportable Event shall occur in connection with any Plan.
8.10. The Company or any other member of the Controlled Group shall have been notified by the sponsor of a Multiemployer Plan or Multiple Employer Plan that it has incurred withdrawal liability to such Multiemployer Plan or Multiple Employer Plan in an amount which, when aggregated with all other amounts required to be paid to Multiemployer Plans or Multiple Employer Plan by the Company or any other member of the Controlled Group as withdrawal liability (determined as of the date of such notification), exceeds $10,000,000 or requires payments exceeding $5,000,000 per annum.
8.11. The Company or any other member of the Controlled Group shall have been notified by the sponsor of a Multiemployer Plan or Multiple Employer Plan that such Multiemployer Plan or Multiple Employer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, if as a result of such reorganization or termination the aggregate annual contributions of the Borrower and the other members of the Controlled Group (taken as a whole) to all Multiemployer Plans and Multiple Employer Plans which are then in reorganization or being terminated have been or will be increased over the amounts contributed to such Multiemployer Plans and Multiple Employer Plans for the respective plan years of each such Multiemployer Plan and Multiple Employer Plans immediately preceding the plan year in which the reorganization or termination occurs by an amount exceeding $10,000,000.
8.12. Any Loan Party shall (i) be the subject of any proceeding or investigation pertaining to the release of any Regulated Substance into the environment, or (ii) violate any Environmental Law, which, in the case of an event described in clause (i) or clause (ii) or all such events in the aggregate, could reasonably be expected to have a Material Adverse Effect.
8.13. Any Change in Control shall occur.
8.14. Any action shall be taken by a Loan Party to discontinue or to assert the invalidity or unenforceability of any Guaranty Agreement, or any Guarantor shall deny that it has any further liability under any Guaranty Agreement to which it is a party, or shall give notice to such effect.
8.15. Any Loan Document shall fail to remain in full force and effect unless released by the Lenders.
8.16. The representations and warranties set forth in Section 6.14.1 (“Plan Assets; Prohibited Transactions”) shall at any time not be true and correct.
The Borrower may cure any Default (other than any failure to pay the Obligations) that relates exclusively to a Designated Guarantor by Conversion of such Designated Guarantor to a Non-Loan Party, to the extent permitted by and subject to and in accordance with the provisions of Section 10.13, provided that such Conversion is completed (except as otherwise provided in Section 10.13(b)) not later than thirty (30) days after the first to occur of (a) such Default or (b) the day that a Senior Executive of the Company first learned of the Unmatured Default that, with the lapse of time or giving of notice, or both, has ripened or may ripen into such Default.

ARTICLE IX
ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES
9.1. Acceleration. If any Default described in Section 8.5 or 8.6 occurs and is continuing with respect to the Borrower or the Company, the obligations of the Lenders to make Loans hereunder and the obligations of the Lenders to issue, amend or extend any Facility Letter of Credit hereunder shall automatically terminate and the Obligations shall immediately become due and payable without any election or action on the part of the Administrative Agent or any Lender. If any other Default occurs and is continuing, the Required Lenders (or the Administrative Agent with the written consent of the Required Lenders) may terminate or suspend the obligations of the Lenders to make Loans hereunder and the obligation of any Lender to issue, amend or extend any Facility Letter of Credit hereunder, or declare the Obligations to be due and payable, or both, whereupon the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Borrower hereby expressly waives.
If, within 30 days after acceleration of the maturity of the Obligations or termination of the obligations of the Lenders to make Loans and of the Issuing Bank(s) to issue, amend or extend Facility Letters of Credit hereunder as a result of any Default (other than any Default as described in Section 8.5 or 8.6 with respect to the Borrower or the Company) and before any judgment or decree for the payment of the Obligations due shall have been obtained or entered, the Required Lenders (in their sole discretion) shall so direct, the Administrative Agent shall, by notice to the Borrower, rescind and annul such acceleration and/or termination.
9.2. Amendments. Subject to the provisions of this Article IX, the Required Lenders (or the Administrative Agent with the consent in writing of the Required Lenders), the Borrower and the Company may enter into agreements for the purpose of adding or modifying any provisions to the Loan Documents or changing in any manner the rights of the Lenders or the Borrower hereunder or waiving any Default hereunder; provided, however, that no such agreement or any waiver shall, (a) without the consent of all of the Lenders under the Revolving Credit Facility:
(i) Extend the final maturity of any Loan under the Revolving Credit Facility (except as provided in Section 2.17) or forgive all or any portion of the principal amount thereof, or reduce the rate (whether by modification of the Pricing Schedule or otherwise) or extend the time for payment of or forgive interest or fees thereon; or
(ii) Extend the Revolving Credit Facility Termination Date under the Revolving Credit Facility (except as provided in Section 2.17), or increase the amount of the Revolving Credit Commitment of any Lender under the Revolving Credit Facility (except as agreed to by such Lender pursuant to the provisions of Section 2.18);
or (b) without the consent of all Lenders:
(i) Permit the Borrower to assign its rights under this Agreement; or
(ii) Increase the amount of the Aggregate Revolving Credit Commitment (except as provided in Section 2.18); or
(iii) Change, directly or indirectly, the percentage specified in the definition of “Required Lenders,” or change any provision that calls for consent, approval or other action by the Required Lenders, all Lenders or any particular affected Lender; or
(iv) Amend this Section 9.2 or Section 12.1; or
(v) Release any Guarantor (except for the release of a Designated Guarantor as provided in Section 10.13).

No amendment of any provision of this Agreement relating to the Administrative Agent or the Swing Line Lender shall be effective without its written consent, and no amendment of any provision of this Agreement relating to any outstanding Facility Letter of Credit issued by any Issuing Bank shall be effective without its written consent. The Administrative Agent may waive payment of the fee required under Section 13.3.2 without obtaining the consent of any other party to this Agreement. Notwithstanding the foregoing, with respect to amendments under Section 9.2(a)(i) or (ii) requiring the approval of all of the Lenders under the Revolving Credit Facility, if all Lenders other than one or more Defaulting Lenders approve such amendment, the failure of such Defaulting Lenders to approve such amendment shall not prevent such amendment from becoming effective with respect to such Lenders approving such amendment (it being understood that such amendment will not be effective with respect to such Defaulting Lenders that do not approve such amendment).
9.3. Preservation of Rights. No delay or omission of the Lenders or the Administrative Agent to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Default or an acquiescence therein, and the making of a Loan or the issuance, amendment or extension of a Facility Letter of Credit notwithstanding the existence of a Default or the inability of the Borrower to satisfy the conditions precedent to such Loan or the issuance, amendment or extension of such Facility Letter of Credit shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the Lenders required pursuant to Section 9.2, and then only to the extent in such writing specifically set forth. All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Administrative Agent and the Lenders until the Obligations have been paid in full.
ARTICLE X
GENERAL PROVISIONS
10.1. Survival of Representations. All representations and warranties of the Borrower contained in this Agreement shall survive the making of the Loans and the issuance of the Facility Letters of Credit herein contemplated.
10.2. Governmental Regulation. Anything contained in this Agreement to the contrary notwithstanding, no Lender shall be obligated to extend credit to the Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.
10.3. Headings. Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.
10.4. Entire Agreement. The Loan Documents embody the entire agreement and understanding among the Borrower, the Company, Administrative Agent and the Lenders and supersede all prior agreements and understandings among the Borrower, the Company, the Administrative Agent and the Lenders relating to the subject matter thereof (other than the Administrative Agent’s Fee Letter).
10.5. Several Obligations Benefits of This Agreement. The respective obligations of the Lenders hereunder are several and not joint or joint and several and no Lender shall be the partner or agent of any other (except to the extent to which the Administrative Agent is authorized to act as such). The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns; provided, however, that the parties hereto expressly agree that the Arrangers (and, in the case of the provisions of Section 10.6(b), any other Person indemnified by the Borrower thereunder) shall enjoy the benefits of the provisions of Sections 10.6, 10.10 and 11.10 to the extent specifically set forth therein and shall have the right to enforce such provisions on its, his or her own behalf and in its, his or her own name to the same extent as if it, he or she were a party to this Agreement.

10.6. Expenses; Indemnification.
(a) The Borrower shall reimburse the Administrative Agent and the Arrangers for any reasonable costs, internal charges and out-of-pocket expenses (including reasonable attorneys’ fees and expenses of attorneys for the Administrative Agent and the Arrangers and (but only (1) after the occurrence and during the continuance of any Default or (2) with the Borrower’s prior approval, which shall not be unreasonably withheld or delayed) other advisors and professionals engaged by the Administrative Agent or the Arrangers) paid or incurred by the Administrative Agent or Citigroup in connection with the preparation, negotiation, execution, delivery, syndication, amendment, modification, and administration of the Loan Documents. The Borrower also agrees to pay for all reasonable out-of-pocket expenses (including but not limited to reasonable legal fees and expenses) of the Lenders and the Agents for workout proceedings, enforcement costs and documentary taxes associated with the Revolving Credit Facility; provided, that, the Borrower shall not be liable for the fees and expenses of more than one counsel, plus separate counsel for the Administrative Agent and its affiliates and separate counsel for each Arranger and its affiliates plus, if necessary, one special counsel for each relevant specialty and one local counsel per jurisdiction; provided, further that, in the event of any actual or potential conflict of interest, the Borrower shall be liable for the fees and expenses of one additional counsel for each person subject to such conflict.
(b) The Borrower hereby further agrees to indemnify the Administrative Agent, each Arranger and each Lender, its directors, officers and employees against all losses, claims, obligations, damages, penalties, actions, judgments, suits, liabilities, costs, expenses and disbursements (including, without limitation, all reasonable fees and expenses of attorneys and other expenses of litigation or preparation therefor whether or not the Administrative Agent, either Arranger or any Lender is a party thereto) (“Losses”) which any of them may pay or incur arising out of or relating to this Agreement, the other Loan Documents, the transactions contemplated hereby or the direct or indirect application or proposed application of the proceeds of any Loan hereunder including any Losses arising out of any actual or alleged presence or Release of Regulated Substances at, on, under or emanating from any Property, or any liability related to the Borrower or any of its Subsidiaries under any Environmental Laws except to the extent that they are determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the party seeking indemnification. The obligations of the Borrower under this Section 10.6 shall survive the termination of this Agreement.
10.7. Numbers of Documents. All statements, notices, closing documents, and requests hereunder shall (if the Administrative Agent so requests) be furnished to the Administrative Agent with sufficient counterparts so that the Administrative Agent may furnish one to each of the Lenders.
10.8. Accounting. Except as provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with generally accepted accounting principles in the United States, as in effect from time to time (“GAAP”); provided, however, if at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Company or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Company shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Company shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.
10.9. Severability of Provisions. Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

10.10. Nonliability of Lenders. The relationship between the Borrower on the one hand and the Lenders and the Administrative Agent on the other hand shall be solely that of borrower and lender. Neither the Administrative Agent, any Arranger nor any Lender shall have any fiduciary responsibilities to the Borrower, the Company or any other Loan Party. Neither the Administrative Agent, any Arranger nor any Lender undertakes any responsibility to the Borrower, the Company or any other Loan Party to review or inform the Borrower, the Company or any other Loan Party of any matter in connection with any phase of the Borrower’s, the Company’s or any other Loan Party’s business or operations. The Borrower and the Company agree that neither the Administrative Agent, any Arranger nor any Lender shall have liability to the Borrower, the Company or any other Loan Party (whether sounding in tort, contract or otherwise) for losses suffered by the Borrower, the Company or any other Loan Party in connection with, arising out of, or in any way related to, the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined in a final non-appealable judgment by a court of competent jurisdiction that such losses resulted from the gross negligence or willful misconduct of the party from which recovery is sought. Neither the Administrative Agent, any Arranger nor any Lender shall have any liability with respect to, and the Borrower, the Company and each other Loan Party hereby waives, releases and agrees not to sue for, any special, indirect or consequential damages suffered by the Borrower, the Company or any other Loan Party in connection with, arising out of, or in any way related to the Loan Documents or the transactions contemplated thereby.
10.11. Confidentiality. Each of the Agents and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it; (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process; (d) to any other party to this Agreement; (e) subject to an agreement containing provisions substantially the same as those of this Section 10.11 (or as may otherwise be reasonably acceptable to the Borrower), to any Eligible Assignee of or Participant in, or any prospective Eligible Assignee or pledgee of or Participant in, any of its rights or obligations under this Agreement; (f) with the written consent of the Borrower; (g) to the extent such Information becomes publicly available other than as a result of a breach of this Section 10.11; (h) to any state, Federal or foreign authority or examiner (including the National Association of Insurance Commissioners or any other similar organization) (in which case such Person shall, except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority, promptly notify the Borrower, in advance, to the extent lawfully permitted to do so); (i) to any rating agency when required by it (it being understood that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Information relating to the Loan Parties received by it from such Lender); (j) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder to the extent reasonably necessary in connection with such enforcement; or (k) to any direct or indirect contractual counterparty in swap agreements under which payments are to be made by reference to the Borrower and its Obligations, this Agreement or payments hereunder or such contractual counterparty’s professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by the provisions of this Section 10.11). In addition, the Agents and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration and management of this Agreement, the other Loan Documents, the Commitments and the Revolving Credit Advances. For the purposes of this Section 10.11, “Information” means all information received from the Company or any of its Subsidiaries relating to the Company or any of its Subsidiaries or its or their business, other than any such information that is publicly available to any Agent or any Lender prior to disclosure by the Company or any of its Subsidiaries other than as a result of a breach of this Section 10.11; provided that, in the case of information received from the Company or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential.
10.12. Nonreliance. Each Lender hereby represents that it is not relying on or looking to any margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System) for the repayment of the Loans provided for herein.

10.13. Conversion and Non-Designation of Designated Guarantors.
(a) The Borrower may, by written notice to the Administrative Agent, request that a Designated Guarantor be released from its Guaranty Agreement and thereby be converted to a Non-Loan Party (a “Conversion”) or that a Wholly-Owned Subsidiary of the Company not be required to be designated as a Designated Guarantor (a “Non-Designation”), on and subject to the following conditions:
(i) No Default or Unmatured Default shall exist (except any Default or Unmatured Default that will be cured as a result of such Conversion or Non-Designation) and no other Default or Unmatured Default will exist as a result of such Conversion or Non-Designation.
(ii) In the case of a Conversion, the stockholders’ equity in such Designated Guarantor and in the case of a Non-Designation, the stockholders’ equity in such Wholly-Owned Subsidiary, shall not exceed five percent (5%) of the total consolidated stockholders’ equity in all Loan Parties. Determination of such percentages of stockholders’ equity shall be made as of the end of the most recent fiscal quarter of the Company for which the financial statements required under Sections 7.1(i) or (ii) (as applicable) are available at the time of such request for Conversion or Non-Designation.
(iii) The stockholders’ equity in all Designated Guarantors that the Borrower requests to be converted into Non-Loan Parties in any period of four consecutive fiscal quarters and in all Wholly-Owned Subsidiaries of the Company that the Borrower requests not to be designated as Designated Guarantors during such four-quarter period shall not in the aggregate exceed ten percent (10%) (or fifteen percent (15%) if and to the extent necessary to permit the Borrower to cure a Default by Conversion of a Designated Guarantor) of the lowest total consolidated stockholders’ equity in all Loan Parties at the end of any fiscal quarter during such four-quarter period. Determination of such aggregate amounts of stockholders’ equity of such applicable Designated Guarantors or Wholly-Owned Subsidiaries shall be made by adding the amounts of stockholders’ equity of each such applicable Designated Guarantor and Wholly-Owned Subsidiary (as determined at the time of request for Conversion of such Designated Guarantor or Non-Designation of such Wholly-Owned Subsidiary in accordance with clause (ii) above).
(iv) The stockholders’ equity in all Designated Guarantors that the Borrower requests to be converted into Non-Loan Parties after the Closing Date and in all Wholly-Owned Subsidiaries of the Company that the Borrower requests not to be designated as Designated Guarantors after the Closing Date shall not in the aggregate exceed thirty percent (30%) of the total consolidated stockholders’ equity in all Loan Parties. Determination of such aggregate amounts of stockholders’ equity of such applicable Designated Guarantors or Wholly-Owned Subsidiaries shall be made by adding the amounts of stockholders’ equity of each such applicable Designated Guarantor and Wholly-Owned Subsidiary. Determinations of such stockholders’ equity shall be made as of the end of the most recent fiscal quarter of the Company for which financial statements required under Section 7.1(i) or (ii) (as applicable) are available at the time of the last such request for Conversion or Non-Designation.
(v) The disposition by the Company of such Designated Guarantor (in the case of a Conversion) or Wholly-Owned Subsidiary (in the case of a Non-Designation) would not have a material effect on the homebuilding business of the other Loan Parties, operationally or otherwise.
(vi) The Borrower shall deliver to the Administrative Agent, together with the Borrower’s notice requesting the Conversion of a Designated Guarantor or Non-Designation of a Wholly-Owned Subsidiary, a certificate of the Borrower and the Company, certifying that the conditions set forth in clauses (i) through (v) above are satisfied with respect to such Conversion or Non-Designation, together with (A) in the case of a Conversion, a Compliance Certificate, as of the end of the most recent fiscal quarter for which financial statements are available, prepared taking into account such Conversion and a projection of the calculations for the Compliance Certificate for the next succeeding fiscal quarter and (B) in any case, such other evidence in support of the satisfaction of such conditions as the Administrative Agent shall request.
(vii) Such Conversion or Non-Designation shall comply with the provisions of Section 10.13(d).

Upon the Administrative Agent’s determination that the foregoing conditions with respect to the Conversion of a Designated Guarantor have been satisfied, the Administrative Agent shall (except as otherwise provided in Section 10.13(b)) promptly (1) execute and deliver, for and on behalf of itself and the Lenders, a release of such Designated Guarantor from its Guaranty Agreement, whereupon such Designated Guarantor shall cease to be a Designated Guarantor and Loan Party and shall be a Non-Loan Party, and (2) give notice to the Lenders of the Conversion of such Designated Guarantor. Upon the Administrative Agent’s determination that the foregoing conditions with respect to the Non-Designation of a Wholly-Owned Subsidiary of the Company have been satisfied, the Administrative Agent shall promptly give notice of such Non-Designation to the Borrower and the Lenders.
(b) Notwithstanding the satisfaction of the conditions for Conversion of a Designated Guarantor pursuant to Section 10.13(a), if requested by the Borrower, the Administrative Agent may elect, in its sole discretion, not to release such Designated Guarantor from its Guaranty, in which event such Designated Guarantor shall remain a Guarantor but shall not constitute a Loan Party hereunder for purposes of compliance with the representations, warranties and covenants contained in this Agreement (including, without limitation, the covenants contained in Section 7.28) and the provisions of Article VIII. If the Administrative Agent so elects not to release such Designated Guarantor, it shall so notify the Borrower and the Lenders, and the Required Lenders may at any time direct the Administrative Agent to release such Designated Guarantor from its Guaranty.
(c) If prior to the release of a Designated Guarantor from its Guaranty, the Borrower determines and certifies to the Administrative Agent that the inclusion of such Designated Guarantor as a Loan Party hereunder for all purposes (including, without limitation, compliance with the covenants contained in Section 7.28) would not result in a Default or Unmatured Default, the Borrower may request the Administrative Agent to reinstate such Designated Guarantor as a Loan Party hereunder for all purposes. As a condition of any such reinstatement, the Administrative Agent may request the Borrower to deliver to the Administrative Agent evidence in support of the Borrower’s certification, including, without limitation, (i) a Compliance Certificate with respect to the most recent fiscal quarter for which financial statements of the Company are available, reflecting the inclusion of such Designated Guarantor as a Loan Party and evidencing compliance with the covenants hereunder and (ii) a projection of the Compliance Certificate for the next fiscal quarter, also reflecting the inclusion of such Designated Guarantor as a Loan Party and projecting compliance with the covenants hereunder. Upon the Administrative Agent’s approval of the Borrower’s certification and supporting evidence, the Administrative Agent shall notify the Borrower and the Lenders that such Designated Guarantor has been so reinstated, and from and after the delivery of such notice, such Designated Guarantor shall again be a Loan Party hereunder for all purposes.
(d) At all times after the Borrower has satisfied the conditions of Conversion of a Designated Guarantor as provided in Section 10.13(a) but prior to the release of such Designated Guarantor from its Guaranty, all reports required to be furnished under Section 7.1 hereof or any other provisions of this Agreement shall exclude such Designated Guarantor as a Loan Party hereunder unless and until such Designated Guarantor is reinstated as a Loan Party as provided in this Section 10.13.
10.14. USA PATRIOT ACT. Each Lender that is subject to the PATRIOT Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act.
10.15. Stepdown Provisions. For the sake of clarity, it is acknowledged and agreed that, with respect to Sections 7.1(viii), 7.1(x), 7.19 and 7.28, if the Company’s Consolidated EBITDA for a period of four fiscal quarters is less than zero and the level for the Leverage Ratio has stepped down under such Sections as provided therein, and after delivery of a Compliance Certificate evidencing that the Company’s Consolidated EBITDA for the four fiscal quarters ending as of the end of a subsequent fiscal quarter is not less than zero, then the level for the Leverage Ratio (including whether the covenant in Section 7.28.2 relating to the Borrowing Base is applicable) shall automatically for such subsequent quarter (and periods thereafter) revert back to its initial level under such Sections, subject to such level once again stepping down if in subsequent four quarter periods the Company’s Consolidated EBITDA is less than zero.

ARTICLE XI
THE ADMINISTRATIVE AGENT
11.1. Appointment and Authority.
(a) Each of the Lenders hereby irrevocably appoints Citibank to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and, other than as expressly set forth herein, neither the Borrower nor any other Loan Party hereto shall have rights as a third party beneficiary of any of such provisions.
(b) Each Issuing Bank shall act on behalf of the Lenders with respect to any Facility Letters of Credit issued by it and the documents associated therewith, and each Issuing Bank shall have all of the benefits and immunities (i) provided to the Administrative Agent in this Article XI with respect to any acts taken or omissions suffered by each Issuing Bank in connection with Facility Letters of Credit issued by it or proposed to be issued by it and the applications and agreements for letters of credit pertaining to such Facility Letters of Credit as fully as if the term “Administrative Agent” as used in this Article XI and in the definition of “Related Parties” included each Issuing Bank with respect to such acts or omissions, and (ii) as additionally provided herein with respect to each Issuing Bank.
11.2. Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.
11.3. Exculpatory Provisions. No Agent shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:
(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Laws; and
(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 9.1 and 9.2) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower, a Lender or an Issuing Bank.
The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article V or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
11.4. Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Facility Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or an Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or an Issuing Bank prior to the making of such Loan or the issuance of such Facility Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
11.5. Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent (other than Disqualified Institutions). The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.
11.6. Resignation of Successor Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders, an Issuing Bank and the Borrower. If the Administrative Agent is a Defaulting Lender or an Affiliate of a Defaulting Lender, either the Required Lenders or the Borrower may, upon ten (10) days’ notice remove the Administrative Agent. Upon receipt of any such notice of removal or resignation, the Required Lenders shall have the right, with the consent of the Borrower, which consent shall not be unreasonably withheld or delayed and shall not be required if any Default has occurred and is continuing, to appoint a successor, which shall be a bank with an office in New York City, or an Affiliate of any such bank with an office in New York City. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after receipt of such removal notice or the retiring Administrative Agent gives notice of its resignation, then the retiring or removed Administrative Agent may, with the consent of the Borrower, which consent shall not be unreasonably withheld or delayed and shall not be required if any Default has occurred and is continuing, on behalf of the Lenders and each Issuing Bank, appoint a successor Administrative Agent meeting the qualifications set forth above provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation or removal shall nonetheless become effective in accordance with such notice and (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or each Issuing Bank under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the Issuing Bank directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this paragraph. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) or removed Administrative Agent, and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this paragraph). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 10.6 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.
11.7. Non-Reliance on Administrative Agent and Other Lenders. Each Lender and each Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and each Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
11.8. No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Arrangers, the Syndication Agent, Documentation Agent or any other Agent listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or an Issuing Bank hereunder.
11.9. Appointment of Supplemental Administrative Agents.
(a) It is the purpose of this Agreement and the other Loan Documents that there shall be no violation of any Law of any jurisdiction denying or restricting the right of banking corporations or associations to transact business as agent or trustee in such jurisdiction. It is recognized that in case of litigation under this Agreement or any of the other Loan Documents, and in particular in case of the enforcement of any of the Loan Documents, or in case the Administrative Agent deems that by reason of any present or future Law of any jurisdiction it may not exercise any of the rights, powers or remedies granted herein or in any of the other Loan Documents or take any other action which may be desirable or necessary in connection therewith, the Administrative Agent is hereby authorized to appoint an additional individual or institution selected by the Administrative Agent in its sole discretion as a separate trustee, co-trustee, administrative agent, collateral agent, administrative sub-agent or administrative co-agent (any such additional individual or institution being referred to herein individually as a “Supplemental Administrative Agent” and collectively as “Supplemental Administrative Agents”).
(b) Should any instrument in writing from the Borrower or any other Loan Party be required by any Supplemental Administrative Agent so appointed by the Administrative Agent for more fully and certainly vesting in and confirming to him or it such rights, powers, privileges and duties, the Borrower shall, or shall cause such Loan Party to, execute, acknowledge and deliver any and all such reasonably requested instruments promptly upon request by the Administrative Agent, at no cost to the Borrower. In case any Supplemental Administrative Agent, or a successor thereto, shall die, become incapable of acting, resign or be removed, all the rights, powers, privileges and duties of such Supplemental Administrative Agent, to the extent permitted by Law, shall vest in and be exercised by the Administrative Agent until the appointment of a new Supplemental Administrative Agent.

11.10. Administrative Agent’s Reimbursement and Indemnification. The Lenders agree to reimburse and indemnify the Administrative Agent, solely in its capacity as such, ratably, in their respective Revolving Credit Ratable Shares, (a) for any amounts not reimbursed by the Borrower for which the Administrative Agent is entitled to reimbursement by the Borrower under the Loan Documents, (b) for any other expenses incurred by the Administrative Agent on behalf of the Lenders, in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents (including, without limitation, for any expenses incurred by the Administrative Agent in connection with any dispute between the Administrative Agent and any Lender or between two or more of the Lenders) and (c) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby (including, without limitation, for any such amounts incurred by or asserted against the Administrative Agent in connection with any dispute between the Administrative Agent and any Lender or between two or more of the Lenders), or the enforcement of any of the terms of the Loan Documents or of any such other documents; provided, however, that no Lender shall be liable for any of the foregoing to the extent any of the foregoing is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Administrative Agent. The obligations of the Lenders under this Section 11.10 shall survive payment of the Obligations and termination of this Agreement.
11.11. Notice of Default. The Administrative Agent shall not be deemed to have actual knowledge or notice of the occurrence of any Default or Unmatured Default hereunder (other than a Default under Section 8.2) unless the Administrative Agent has received written notice from a Lender or the Borrower referring to this Agreement describing such Default or Unmatured Default and stating that such notice is a “notice of default” or that such notice is delivered pursuant to Section 7.3 hereof. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give prompt notice thereof to the Lenders.
11.12. Administrative Agent’s Fee. The Borrower agrees to pay to the Administrative Agent, for its own account, the fees agreed to by the Borrower and the Administrative Agent pursuant to the Administrative Agent’s Fee Letter or as otherwise agreed by them from time to time.
11.13. Delegation to Affiliates. The Borrower, the Company and the Lenders agree that the Administrative Agent may delegate any of its duties under this Agreement to any of its Affiliates. Any such Affiliate (and such Affiliate’s directors, officers, agents and employees) which performs duties in connection with this Agreement shall be entitled to the same benefits of the indemnification, waiver and other protective provisions to which the Administrative Agent is entitled under Articles X and XI.
11.14. Agent’s Responsibilities and Duties. None of the Agents shall have any responsibilities hereunder in its capacity as an Agent. Without limiting the foregoing, none of the Agents shall have or be deemed to have a fiduciary relationship with the Borrower or any Lender.
ARTICLE XII
SETOFF; RATABLE PAYMENTS
12.1. Setoff. In addition to, and without limitation of, any rights of the Lenders under applicable law, if the Borrower or the Company becomes insolvent, however evidenced, or any Default occurs, any and all deposits (including all account balances, whether provisional or final and whether or not collected or available) and any other Indebtedness at any time held or owing by any Lender or any Affiliate of any Lender to or for the credit or account of the Borrower or the Company may be offset and applied toward the payment of the Obligations owing to such Lender, whether or not the Obligations, or any part hereof, shall then be due.
12.2. Ratable Payments. If any Lender under the Revolving Credit Facility, whether by setoff or otherwise, has payment made to it upon its Loans under the Revolving Credit Facility (other than payments received pursuant to Section 3.1, 3.2, 3.4 or 3.5 or payments made in respect of Competitive Bid Loans or Swing Line Advances in accordance with Section 2.10(b) or as otherwise expressly set forth herein) in a greater proportion than that received by any other Lender under the Revolving Credit Facility, such Lender agrees, promptly upon demand, to purchase a portion of the Revolving Credit Ratable Loans held by the other Lenders under the Revolving Credit Facility so that after such purchase each Lender under the Revolving Credit Facility will hold its ratable proportion of Revolving Credit Ratable Loans under the Revolving Credit Facility. If any Lender under the Revolving Credit Facility, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives collateral or other protection for its Obligations under the Revolving Credit Facility or such amounts which may be subject to setoff, such Lender agrees, promptly upon demand, to take such action necessary such that all Lenders under the Revolving Credit Facility share in the benefits of such collateral ratably in proportion to their Loans under the Revolving Credit Facility. In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made.

ARTICLE XIII
BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS
13.1. Successors and Assigns. The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of the Borrower, the Company and the Lenders and their respective successors and assigns, except that (a) neither the Borrower nor the Company shall have the right to assign its rights or obligations under the Loan Documents and (b) any assignment by any Lender must be made in compliance with Section 13.3 (such assignee, an “Eligible Assignee”). Notwithstanding clause (b) of this Section, any Lender may at any time, without the consent of the Borrower, the Company or the Administrative Agent, assign, pledge or grant a security interest in all or any portion of its rights under this Agreement, any Note, any Guarantee Agreement or any other Loan Document to a Federal Reserve Bank; provided, however, that no such assignment to a Federal Reserve Bank shall release the transferor Lender from its obligations hereunder. The Administrative Agent may treat the Person which made any Loan or which holds any Note as the owner thereof for all purposes hereof unless and until such Person complies with Section 13.3 in the case of an assignment thereof or, in the case of any other transfer, a written notice of the transfer is filed with the Administrative Agent. Any assignee or transferee of the rights to any Loan or any Note agrees by acceptance of such transfer or assignment to be bound by all the terms and provisions of the Loan Documents. Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the owner of the rights to any Loan (whether or not a Note has been issued in evidence thereof), shall be conclusive and binding on any subsequent holder, transferee or assignee of the rights to such Loan.
13.2. Participations.
13.2.1. Permitted Participants; Effect. Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time sell (i) to any Person participating interests in any Competitive Bid Loan held by such Lender, and (ii) to a Qualified Bank or, while a Default has occurred and is continuing, to any Person (other than the Company, Borrower or any Affiliate thereof)) (“Participant”) participating interests in any Ratable Loan owing to such Lender, any Note held by such Lender, any Revolving Commitment of such Lender or any other interest of such Lender under the Loan Documents. The consent of the Borrower and the Administrative Agent shall be required prior to a sale of a participating interest described in clause (ii) above becoming effective with respect to a Participant (except a sale of a participating interest by a Lender to its Affiliate or in the case of the consent of the Borrower only, a participating interest to another Lender or an Affiliate thereof); provided, however, that if a Default has occurred and is continuing, the consent of the Borrower shall not be required. Such consents shall not be unreasonably withheld or delayed. In the event of any such sale by a Lender of participating interests to a Participant, such Lender’s obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, such Lender shall remain the owner of its Loans and the holder of any Note issued to it in evidence thereof for all purposes under the Loan Documents, all amounts payable by the Borrower under this Agreement shall be determined as if such Lender had not sold such participating interests, and the Borrower, the Company and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under the Loan Documents. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and related interest amounts) of each participant’s interest in the Loans (the “Participant Register”). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of the participation such person is shown as owning, notwithstanding any notice to the contrary.

13.2.2. Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Loan Documents except that any participation agreement may provide that the applicable Lender will not, without the consent of the Participant, approve any amendment, modification or waiver with respect to any Loan or the Revolving Credit Commitment in which such Participant has an interest which forgives principal, interest or fees or reduces the interest rate or fees payable with respect to any such Loan or Revolving Credit Commitment, extends the Revolving Credit Facility Termination Date under the Revolving Credit Facility (except as provided in Section 2.17), postpones any date fixed for any regularly-scheduled payment of principal of, or interest or fees on, any such Loan or Revolving Credit Commitment, releases any Guarantor (except for a release of a Designated Guarantor as provided in Section 10.13) of any such Loan or releases all or substantially all of the collateral, if any, securing any such Loan.
13.2.3. Benefit of Setoff. The Borrower agrees that each Participant shall be deemed to have the right of setoff provided in Section 12.1 in respect of its participating interest in amounts owing under the Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under the Loan Documents, provided that each Lender shall retain the right of setoff provided in Section 12.1 with respect to the amount of participating interests sold to each Participant. The Lenders agree to share with each Participant, and each Participant, by exercising the right of setoff provided in Section 12.1, agrees to share with each Lender, any amount received pursuant to the exercise of its right of setoff, such amounts to be shared in accordance with Section 12.2 as if each Participant were a Lender.
13.3. Assignments.
13.3.1. Permitted Assignments. Any Lender may, in the ordinary course of its business and in accordance with applicable law (and, in the case of any assignment of the Swing Line Commitment, in compliance with Section 13.3.3), at any time assign to a Qualified Bank (or, while a Default has occurred and is continuing, to any Person (other than the Company, Borrower or any Affiliate thereof)) (“Purchaser”) all or any part of its rights and obligations under the Loan Documents. Such assignment shall be substantially in the form of Exhibit M or in such other form as may be agreed to by the parties thereto (an “Assignment and Assumption”). Except as otherwise hereinafter provided, the consent of the Borrower, the Administrative Agent and each of the Arrangers shall be required prior to an assignment becoming effective with respect to a Purchaser (except an assignment by a Lender to its Affiliates or in the case of the consent of the Borrower only, an assignment to another Lender or an Affiliate thereof); provided, however, that if a Default has occurred and is continuing, the consent of the Borrower shall not be required. Unless each of the Administrative Agent and the Borrower otherwise consents (except that, if a Default has occurred and is continuing, the consent of the Borrower shall not be required), (a) each such assignment (other than an assignment of a Competitive Bid Loan) shall (unless it is an assignment of a Lender’s entire interest the Revolving Credit Facility) be in an amount not less than $5,000,000 and in integral multiples of $1,000,000, and (b), except as otherwise hereinafter provided, no assignment shall be made that would reduce the Revolving Credit Commitment of a Lender and its Affiliates (in the aggregate) to an amount less than the greater of (i) $10,000,000 or (ii) thirty-five percent (35%) of such Lender’s Revolving Credit Commitment as of the date of this Agreement or as of any later date on which it first became a Lender hereunder (or, in the case of this clause (ii), such lesser amount to which the Borrower may, in its sole discretion, agree in writing); provided that while a Default has occurred and is continuing clause (b) of this sentence shall not apply. Any consents of the Borrower, the Administrative Agent or the Arrangers under this Section 13.3.1 shall not be unreasonably withheld or delayed, provided, that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within eight (8) calendar days after having received written notice thereof.
13.3.2. Effect, Effective Date. Upon (i) delivery to the Administrative Agent of an Assignment and Assumption, together with any consents required by Section 13.3.1, and (ii) payment of a $3,500 fee to the Administrative Agent for processing such assignment, such assignment shall become effective on the effective date specified in such Assignment and Assumption. On and after the effective date of such assignment, such Purchaser shall for all purposes be a Revolving Credit Lender party to this Agreement and any other Loan Document executed by or on behalf of the Lenders and shall have all the rights and obligations of a Revolving Credit Lender under the Loan Documents, to the same extent as if it were an original party hereto, and no further consent or action by any Loan Party, the Lenders or the Administrative Agent shall be required to release the transferor Lender with respect to the percentage of the

Aggregate Revolving Credit Commitment assigned to such Purchaser. Upon the consummation of any assignment to a Purchaser pursuant to this Section 13.3.2, the transferor Lender, the Administrative Agent and the Borrower shall, if the transferor Lender or the Purchaser desires that its Loans be evidenced by Notes, make appropriate arrangements so that new Notes or, as appropriate, replacement Notes are issued to such transferor Lender and new Notes or, as appropriate, replacement Notes, are issued to such Purchaser, in each case in principal amounts reflecting their respective Revolving Credit Commitments, as adjusted pursuant to such assignment. Such transferor Lender shall continue to be entitled to the benefit of Sections 3.1, 3.2, 3.4, 3.5, 4.9 and 10.6(b) (to the extent such Lender’s entitlement to such benefit arose out of its position as a Lender prior to the applicable assignment). The Administrative Agent, acting solely for this purpose as an agent of Borrower, shall maintain a register for the recordation of the names and addresses of the Lenders and principal amounts (and related interest amounts) of the Loans owing to each Lender from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, Administrative Agent, and Lenders shall treat each person whose name is recorded in the Register as the Lender with respect to the Loans shown in the Register as owing to such person, notwithstanding any notice to the contrary.
13.3.3. Swing Line Commitment. The Swing Line Commitment may be assigned only to an Affiliate of the Administrative Agent or to a successor Administrative Agent.
13.4. Dissemination of Information. The Borrower and the Company authorize each Lender to disclose to any Participant or Purchaser or any other Person acquiring an interest in the Loan Documents by operation of law (each a “Transferee”) and any prospective Transferee any and all information in such Lender’s possession concerning the creditworthiness of the Borrower, the Company and its Subsidiaries; provided that each Transferee and prospective Transferee agrees in writing to be bound by Section 10.11 of this Agreement.
13.5. Tax Treatment. If any interest in any Loan Document is transferred to any Transferee which is organized under the laws of any jurisdiction other than the United States or any State thereof, the transferor Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, to comply with the provisions of Section 3.5(d).
ARTICLE XIV
NOTICES
14.1. Notices.
(a) Except as otherwise permitted by Section 2.12, all notices, requests and other communications to any party hereunder shall be in writing (including electronic transmission, facsimile transmission or similar writing) and shall be given to such party: (x) in the case of the Borrower, the Company or the Administrative Agent, at the address(es) or facsimile number(s) set forth on the signature pages hereof, (y) in the case of any Lender, at its address or facsimile number set forth in its administrative questionnaire delivered to the Administrative Agent or (z) in the case of any party, at such other address or facsimile number as such party may hereafter specify for the purpose by notice to the Administrative Agent and the Borrower in accordance with the provisions of this Section 14.1. Each such notice, request or other communication shall be effective (i) if given by facsimile transmission, when transmitted to the facsimile number specified in this Section during the applicable recipient’s normal business hours and confirmation of receipt is received, (ii) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid, or (iii) if given by any other means, when delivered (or, in the case of electronic transmission during the applicable recipient’s normal business hours, received) at the address specified in this Section; provided that notices to the Administrative Agent or Swing Line Lender under Article II or an Issuing Bank or the Administrative Agent under Article IV shall not be effective until received.
(b) So long as Citibank or any of its Affiliates is the Agent, such materials as the Borrower and the Administrative Agent may agree in their sole discretion shall be delivered to the Administrative Agent in an electronic/soft medium in a format acceptable to the Administrative Agent and the Lenders by e-mail at oploanswebadmin@citi.com. The Borrower agrees that the Administrative Agent may make such materials, as well as any other written information, documents, instruments and other material relating to the Company, any of its Subsidiaries or any other materials or matters relating to this Agreement, the Notes or any of the transactions contemplated hereby (other than any Notice of Borrowing, Competitive Bid Borrowing Notice, Facility Letter of Credit Notice,

Ratable Borrowing Notice, Rate Option Notice, Swing Line Borrowing Notice, request for Conversion or continuation of any Revolving Credit Advance, Revolving Credit Ratable Advances or notices constituting service of process or relating to legal process) (collectively, the “Communications”) available to the Lenders by posting such notices on DebtDomain or a substantially similar electronic system (the “Platform”). The Borrower acknowledges that (i) the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution, (ii) the Platform is provided “as is” and “as available” and (iii) no Agent Party (as defined below) warrants the accuracy, adequacy or completeness of the Communications or the Platform and each expressly disclaims liability for errors or omissions in the Communications or the Platform. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its Affiliates or any of their respective officers, directors, employees, agents, advisors or representatives (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender or any other person or entity for damages of any kind, including, without limitation, direct or indirect, special, indirect or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Communications through the internet, except to the extent the liability of any Agent Party is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted primarily from such Agent Party’s gross negligence or willful misconduct.
(c) The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to the Agent for purposes of the Credit Documents. Each Lender agrees that notice to it (as provided in the next sentence) (a “Notice”) specifying that any Communications have been posted to the Platform shall constitute effective delivery of such information, documents or other materials to such Lender for purposes of this Agreement; provided that, if requested by any Lender, the Administrative Agent shall deliver a copy of the Communications to such Lender by e-mail or facsimile. Each Lender agrees (i) to notify the Administrative Agent in writing of such Lender’s e-mail address(es) to which a Notice may be sent by electronic transmission (including by electronic communication) on or before the date such Lender becomes a party to this Agreement (and from time to time thereafter to ensure that the Administrative Agent has on record an effective e-mail address for such Lender) and (ii) that any Notice may be sent to such e-mail address(es) as such Lender shall instruct. The Administrative Agent agrees that it will, upon any Lender’s reasonable request, furnish materials posted on the Platform to such Lender in hard copy to such Lender’s address set forth on the signature pages hereof.
(d) Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.
14.2. Change of Address. The Borrower, the Company, the Administrative Agent and any Lender may each change the address for service of notice upon it by a notice in writing to the other parties hereto.
ARTICLE XV
COUNTERPARTS
This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart. This Agreement shall be effective when it has been executed by the Borrower, the Administrative Agent and the Lenders and each party has notified the Administrative Agent by facsimile transmission or telephone that it has taken such action.
ARTICLE XVI
CHOICE OF LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL
16.1. CHOICE OF LAW. THE LOAN DOCUMENTS (OTHER THAN THOSE CONTAINING A CONTRARY EXPRESS CHOICE OF LAW PROVISION) SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (AND NOT THE LAW OF CONFLICTS) OF THE STATE OF NEW YORK, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.

16.2. CONSENT TO JURISDICTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE SOUTHERN DISTRICT OF NEW YORK (OR THE STATE COURTS SITTING IN THE BOROUGH OF MANHATTAN IN THE EVENT THE FEDERAL COURTS LACK SUBJECT JURISDICTION) IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS, AND THE BORROWER AND THE COMPANY HEREBY IRREVOCABLY AGREE THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVE ANY OBJECTION THEY MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM.
16.3. WAIVER OF JURY TRIAL. THE BORROWER, THE COMPANY AND THE ADMINISTRATIVE AGENT AND EACH LENDER HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.
[Signature Pages to Follow]
N WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

BORROWER: FIRST HUNTINGDON FINANCE CORP.
By:	/s/ Martin P. Connor
	Name:	Martin P. Connor
	Title:	Senior Vice President, Treasurer and Chief Financial Officer

COMPANY: TOLL BROTHERS, INC.
By:	/s/ Martin P. Connor
	Name:	Martin P. Connor
	Title:	Senior Vice President, Treasurer and Chief Financial Officer

CITIBANK N.A., as Administrative Agent
By:	/s/ Shannon A. Sweeney
	Name:	Shannon A. Sweeney
	Title:	Vice President

CITIBANK N.A., as an Issuing Bank and a Lender:
By:	/s/ Shannon A. Sweeney
	Name:	Shannon A. Sweeney
	Title:	Vice President

Deutsche Bank AG New York Branch, as an Issuing Bank and a Lender:
By:	/s/ Frederick W. Laird
	Name:	Frederick W. Laird
	Title:	Managing Director

By:	/s/ Heidi Sandquist
	Name:	Heidi Sandquist
	Title:	Director

The Royal Bank of Scotland, as an Issuing Bank and a Lender:
By:	/s/ William McGinity
	Name:	William McGinity
	Title:	Director

SunTrust, as an Issuing Bank and a Lender:
By:	/s/ W. John Wendler
	Name:	W. John Wendler
	Title:	Senior Vice President

PNC Bank National Association, as an Issuing Bank and a Lender:
By:	/s/ Luis Donoso
	Name:	Luis Donoso
	Title:	Vice President

Capital One, N.A., as an Issuing Bank and a Lender:
By:	/s/ Jeff Wallace
	Name:	Jeff Wallace
	Title:	Senior Vice President

Bank of Montreal, as an Issuing Bank and a Lender:
By:	/s/ Aaron Lanski
	Name:	Aaron Lanski
	Title:	Director

Sumitomo Mitsui Banking Corporation, as an Issuing Bank and a Lender:
By:	/s/ Yoshihiro Hyakutome
	Name:	Yoshihiro Hyakutome
	Title:	General Manager

Wells Fargo Bank N.A., as an Issuing Bank and a Lender:
By:	/s/ Elena Bennett
	Name:	Elena Bennett
	Title:	Managing Director

Comerica Bank, as an Issuing Bank and a Lender:
By:	/s/ Charles Weddell
	Name:	Charles Weddell
	Title:	Vice President

US Bank National Association as an Issuing Bank and a Lender:
By:	/s/ James Dunleavy
	Name:	James Dunleavy
	Title:	Vice President

California Bank & Trust, a California banking corporation, as an Issuing Bank and a Lender:
By:	/s/ Aegea Lee
	Name:	Aegea Lee
	Title:	Senior Vice President

[Signature Page to Credit Agreement]

PRICING SCHEDULE

	Level I	Level II	Level III	Level IV	Level V
Rating	BBB+/Baal or higher	BBB/Baa2	BBB-/Baa3	BB+/Ba1	BB/Ba2 or lower
Leverage Ratio	<.50x.	> .50x<.75x	>.75x<1.25x	>1.25x<1.50x	>1.50x
Applicable Margin for Eurodollar Rate, Federal Funds/Euro Rate and LC Fee Rate	2.25%	2.50%	2.75%	3.00%	3.25%
Undrawn Fee for Revolving Credit Facility	0.375%	0.50%	0.625%	0.75%	0.875%
Applicable Margin for ABR Advances	1.25%	1.50%	1.75%	2.00%	2.25
For the purposes of this Schedule, the following terms have the following meanings, subject to the final paragraph of this Schedule:
“Financials” means the annual or quarterly financial statements of the Company delivered pursuant to Section 6.4 or Section 7.1(i) or (ii).
“Level” means the level (whether I, II, III, IV or V) in the foregoing table that corresponds to an applicable item in any other column in the foregoing table. By way of illustration, the Rating Level of Level IV is BB+/Bal. For purposes of comparing Levels, Level I is referred to as the lowest Level and Level V as the highest Level.
“Pricing Level” means, with respect to the Applicable Margins, at any date, the Level in the foregoing table that corresponds to the lower of (a) the then current Level of the Rating and (b) the then current Level of the Leverage Ratio, unless (i) the Level of the Leverage Ratio and the Level of the Rating differ by two or more Levels, in which event the Pricing Level shall be one Level lower than the higher of such two Levels or (ii) the Company has no Qualified Rating from a Qualified Rating Agency, in which event the Pricing Level shall be one Level higher than the Level of the Leverage Ratio.
The Applicable Margins shall be determined in accordance with the foregoing table based on the then current Pricing Level. Adjustments, if any, in the Applicable Margins resulting from a change in the Leverage Ratio shall be effective five Business Days after the Administrative Agent has received the applicable Financials. If the Borrower fails to deliver the Financials to the Administrative Agent at the time required pursuant to Section 7.1, then, until five days after such Financials are so delivered, the Applicable Margins shall be at the Level of the Rating or, if the Company has no Qualified Rating from a Qualified Rating Agency, at the highest Pricing Level set forth in the foregoing table. If the annual Financial Statements at any time delivered pursuant to Section 7.1(i) result in a Pricing Level that is higher than the Pricing Level that was in effect at any time on or after the first day of the third calendar month (the “Adjustment Date”) following the fiscal year to which such Financial Statements apply, there shall be a retroactive adjustment of the Pricing Level to the Adjustment Date such that all interest and fees determined hereunder from and after the Adjustment Date shall be determined as if such higher Pricing Level were in effect on the Adjustment Date. To the extent that the Borrower has theretofore made any payments of interest or fees with respect to the period from and after such Adjustment Date, the Borrower will pay to the Administrative Agent for the account of the Lenders, within ten (10) days of request therefor, an amount equal to the amount by which (A) the amount of interest and fees that would have been payable hereunder, on any date on which payments were made hereunder on or after the Adjustment Date and on or before the date of such request, had such payments been based upon the higher Pricing Level exceed (B) the interest and fees actually paid on any such date. Interest and fees payable hereunder after such request shall be based upon the adjusted Pricing Level. The Rating in effect on any date for the purposes of this Pricing Schedule is that in effect at the close of business on such date.

SCHEDULE 1
LENDERS AND COMMITMENTS

Revolving
Revolving Credit Lender	Credit Commitment

Citibank, N.A.	$125,000,000.00
Deutsche Bank AG, New York Branch	$125,000,000.00
The Royal Bank of Scotland plc	$125,000,000.00
Suntrust Bank	$100,000,000.00
PNC Bank	$90,000,000.00
Capital One, N.A.	$75,000,000.00
Bank of Montreal	$50,000,000.00
Sumitimo Mitsui Banking Corporation	$50,000,000.00
Wells Fargo Bank, N.A.	$50,000,000.00
Comerica Bank	$45,000,000.00
US Bank, N.A.	$35,000,000.00
California Bank & Trust	$15,000,000.00

Total	$885,000,000.00

SCHEDULE 2
EXISTING LETTERS OF CREDIT
Attached

			EXP.	EVR
BANK	PROJECT	DOC#	DATE	GR	CURRENT BAL.

CAPITAL ONE
	BETHEL MEADOWS	30001954	6/30/2011	YES	$198,166.00
	BETHEL MEADOWS	30001987	7/29/2011	YES	$25,000.00
	VISTAS AT BETHEL	30002111	1/21/2011	YES	$342,250.00
	GREENVILLE OVERLOOK	30002685	7/2/2011	YES	$178,878.00
	REGENCY AT PROSPECT	30002694	7/25/2012	NO	$1,485,064.00
	MANORS AT GREEN LEVEL CROSSING	30002736	9/1/2011	YES	$15,800.25
	RED LION CHASE	30002755	9/15/2011	YES	$178,373.00
	REGENCY AT BRIER CREEK	30002761	9/21/2011	YES	$35,470.80
	HOLLOWBROOK MEWS	30002771	10/1/2011	YES	$200,000.00
	HOLLOWBROOK MEWS	30002772	10/1/2011	YES	$30,000.00
	MARLBORO RIDGE	30002773	10/1/2011	YES	$475,000.00

CB & T
	CHAPEL HILL AT SPARTA	SB06-1034	12/1/2010	YES	$126,090.00
	ARROWOOD — VILLAGE K & L	SB06-1771	7/8/2011	YES	$101,274.00
	ARROWOOD — VILLAGE K & L	SB06-1772	7/8/2011	YES	$186,472.00

CITIBANK
	MORRIS CHASE — COMMON	61666754	6/28/2011	YES	$1,050,000.00
	DOMINION VALLEY — REGENCY AT — MIDDLEBURG COLLECTION	63655647	2/18/2012	YES	$91,600.00
	DOMINION VALLEY — REGENCY AT — MIDDLEBURG COLLECTION	63655648	2/18/2012	YES	$124,021.66
	DOMINION VALLEY — REGENCY AT — MIDDLEBURG COLLECTION	63655649	2/18/2012	YES	$140,315.30
	DOMINION VALLEY — REGENCY AT — MIDDLEBURG COLLECTION	63655650	2/18/2012	YES	$22,790.00
	DOMINION VALLEY CC — GENERAL COMMON	63655651	2/9/2012	YES	$58,851.11
	ESTATES AT HALFMOON	63655713	10/14/2011	YES	$16,893.75
	TOLL BROTHERS INC.	63655735	10/5/2011	YES	$1,434,438.00

			EXP.	EVR
BANK	PROJECT	DOC#	DATE	GR	CURRENT BAL.

COMERICA BANK
	ISLAND LAKE OF NOVI — COMMON	561019-04	8/14/2011	YES	$10,000.00
	ISLAND LAKE OF NOVI — COMMON	593102-04	6/22/2011	YES	$139,400.00
	ISLAND LAKE OF NOVI — COMMON	593860-04	7/20/2011	YES	$44,638.00
	ISLAND LAKE OF NOVI — COMMON	593861-04	7/20/2011	YES	$145,600.00
	NORTHVILLE HILLS GOLF CLUB — COMMON	595966-04	12/1/2011	YES	$100,000.00
	ISLAND LAKE OF NOVI — COMMON	597068-04	11/18/2011	YES	$195,225.00
	ISLAND LAKE OF NOVI — COMMON	599502-04	2/25/2011	YES	$70,500.00
	ISLAND LAKE OF NOVI — COMMON	601297-04	5/5/2011	YES	$91,500.00
	PRESERVE AT OAKLAND (THE)	610109-04	5/11/2011	YES	$1,875.00
	PRESERVE AT OAKLAND (THE)	611947-04	7/22/2011	YES	$238,500.00
	THE CROSSINGS AT MORTON GROVE	615783-04	3/15/2011	YES	$95,016.35
	STEEPLECHASE OF NORTHVILLE	648623-04	10/12/2011	YES	$272,000.00
	STEEPLECHASE OF NORTHVILLE	648624-04	10/12/2011	YES	$71,000.00
	STEEPLECHASE OF NORTHVILLE	648625-04	10/12/2011	YES	$158,000.00
	STEEPLECHASE OF NORTHVILLE	648626-04	10/12/2011	YES	$108,000.00

PNC BANK REEVE PROPERTY		12502423-00-000	11/29/2010	YES	$3,463,364.10
	REEVE PROPERTY	12502424-00-000	11/29/2010	YES	$522,174.81
	TOLL BROTHERS INC.	18102161-00-000	9/7/2011	YES	$30,400,000.00
	NEWTOWN WALK	18113442-00-000	8/31/2011	YES	$425,621.90
	PATRIOT COMMONS AT THE GLEN	18113795-00-000	10/8/2011	YES	$694,775.61
	NEWTOWN WALK	18113819-00-000	10/5/2011	YES	$47,000.00
	IDYLLWILDE — COMMON	18113879-00-000	10/15/2011	NO	$50,845.08
	IDYLLWILDE — COMMON	18113880-00-000	10/15/2011	NO	$91,200.00

ROYAL BANK SCOTLAND
	REGENCY AT NEWTOWN	LCA01220701391NY	1/25/2011	YES	$269,349.00
	TOLL BROTHERS INC.	LCA04150400809NY	4/15/2011	YES	$17,400,000.00
	CORTLAND RIDGE — TOWNHOMES	LCA11140701596NY	11/15/2010	NO	$75,000.00
	ESTATES AT HALFMOON	LCA1898NY	12/9/2010	YES	$29,463.21
	ESTATES AT HALFMOON	LCA2091NY	12/30/2010	YES	$39,456.00
	REGENCY AT RIDGEFIELD	LCA2331NY	10/1/2011	YES	$440,000.00

WELLS FARGO BANK
	STEVENSON ESTATES	SM204670W	8/25/2011	YES	$30,000.00
	STEVENSON ESTATES	SM204672W	8/25/2011	YES	$40,000.00
	HUNT VALLEY CHASE	SM205341W	10/17/2010	YES	$1,225,673.00
	HUNT VALLEY CHASE	SM206512W	1/8/2011	YES	$30,000.00
	HUNT VALLEY CHASE	SM206517W	1/8/2011	YES	$11,935.00

			EXP.	EVR
BANK	PROJECT	DOC#	DATE	GR	CURRENT BAL.

	HUNT VALLEY CHASE	SM206518W	1/8/2011	YES	$18,370.00
	HUNT VALLEY CHASE	SM206519W	1/8/2011	YES	$11,825.00
	HUNT VALLEY CHASE	SM206520W	1/8/2011	YES	$12,210.00
	HUNT VALLEY CHASE	SM206521W	1/8/2011	YES	$135,740.00
	HUNT VALLEY CHASE	SM206522W	1/8/2011	YES	$79,420.00
	HUNT VALLEY CHASE	SM206523W	1/8/2011	YES	$116,710.00
	REGENCY AT NORTHAMPTON — CARRIAGES	SM207665W	4/5/2011	YES	$171,576.09
	BUCKINGHAM FOREST	SM212903W	3/25/2011	YES	$159,619.34
	RIVERCREST — THE MASTERS AT	SM213843W	5/19/2011	YES	$65,504.00
	ARUNDEL PRESERVE — MEADOWS	SM214653W	7/8/2011	YES	$78,861.10
	SPRING VALLEY ESTATES AT BUCKINGHAM	SM217246W	12/9/2010	YES	$1,244,534.68
	REGENCY AT BERLIN	SM217364W	12/12/2010	YES	$242,400.00
	ARUNDEL PRESERVE	SM218319W	2/10/2011	YES	$769,270.25
	BLOOMINGDALE WALK—CONDOMINIUMS	SM218886W	12/31/2010	NO	$516,425.48
	BLOOMINGDALE WALK—TOWNHOMES	SM218892W	12/31/2011	YES	$1,507,631.55
	ESTATES AT HILLTOWN	SM219097W	3/27/2011	YES	$38,751.68
	LEHIGH CROSSING	SM219702W	5/3/2011	YES	$3,094.40
	LEHIGH CROSSING	SM219706W	5/3/2011	YES	$3,867.80
	HUNT VALLEY ESTATES	SM220475W	6/15/2011	YES	$26,876.00
	HIGHLANDS AT CHAPMAN’S CORNER	SM220496W	7/10/2011	YES	$357,431.08
	HIGHLANDS AT CHAPMAN’S CORNER	SM221234W	8/1/2011	YES	$35,524.78
	BUSHKILL MANOR	SM222998W	11/16/2010	YES	$28,840.90
	OAKS AT MEADOW RIDGE	SM223383W	12/13/2010	YES	$33,365.00
	NEWTOWN WALK	SM225305W	4/13/2011	YES	$374,121.50
	NEWTOWN WALK	SM225392W	4/19/2011	YES	$36,030.90
	OAKS AT MEADOW RIDGE	SM225640W	5/2/2011	YES	$21,380.00
	LEHIGH CROSSING	SM225972W	5/24/2011	YES	$59,326.00
	ESTATES AT GARNET VALLEY (BODO)	SM228894W	11/21/2010	YES	$35,412.41
	CHAPMAN CORNERS	SM228945W	11/27/2010	YES	$1,499,862.12
	CHAPMAN CORNERS	SM229704W	1/18/2011	YES	$8,680.00
	CHAPMAN CORNERS	SM229706W	1/18/2011	YES	$3,557.00
	CHAPMAN CORNERS	SM229707W	1/18/2011	YES	$20,277.00
	RIVERCREST — THE MASTERS AT	SM232055W	7/15/2011	YES	$172,295.97
	WOODLANDS AT GREEN LEVEL	SM233797W	1/15/2011	YES	$336,506.00
	WOODLANDS AT GREEN LEVEL	SM234362W	3/31/2011	YES	$63,150.00
	WOODLANDS AT GREEN LEVEL	SM234363W	3/31/2011	YES	$31,728.00

			EXP.	EVR
BANK	PROJECT	DOC#	DATE	GR	CURRENT BAL.

	WOODLANDS AT GREEN LEVEL	SM234364W	3/31/2011	YES	$74,760.50
	WOODLANDS AT GREEN LEVEL	SM234365W	3/31/2011	YES	$33,616.20
	WOODLANDS AT GREEN LEVEL	SM234368W	3/31/2011	YES	$23,578.91
	MANORS AT GREEN LEVEL CROSSING	SM234744W	5/18/2011	YES	$189,997.78
	MANORS AT GREEN LEVEL CROSSING	SM234745W	5/18/2011	YES	$152,135.23
	MANORS AT GREEN LEVEL CROSSING	SM234746W	5/18/2011	YES	$23,672.25
	NAVAL SQUARE PHASE II — COMMON	SM234831W	8/31/2011	YES	$98,100.00
	DOMINION VALLEY CC — GENERAL COMMON	SM234934W	9/20/2010	YES	$45,721.70
	DOMINION VALLEY — REGENCY AT — GREENBRIAR COLLECTION	SM234935W	2/10/2012	YES	$130,079.17
	DOMINION VALLEY CC — ESTATES	SM234937W	2/5/2012	YES	$289,155.31
	DOMINION VALLEY — REGENCY AT — POTOMAC COLLECTION	SM234939W	11/14/2011	YES	$62,510.00
	DOMINION VALLEY CC — ESTATES	SM234940W	2/5/2012	YES	$106,720.00
	DOMINION VALLEY — REGENCY AT — GREENBRIAR COLLECTION	SM234941W	2/10/2012	YES	$110,970.00
	DOMINION VALLEY — REGENCY AT — POTOMAC COLLECTION	SM234942W	11/12/2011	YES	$192,202.95
	DOMINION VALLEY CC — GENERAL COMMON	SM234943W	5/20/2011	YES	$99,890.43
	WATERFORD RIDGE	SM235097W	3/8/2011	YES	$440,000.00
	WATERFORD RIDGE	SM235098W	12/6/2010	YES	$555,000.00
	BELMONT EXECUTIVE CENTER	SM235099W	9/7/2011	YES	$240,354.00
	NEW BRITAIN WALK	SM235281W	1/27/2011	YES	$255,560.58
	DOMINION VALLEY CC — TOURNAMENTS	SM235441W	1/14/2011	YES	$46,909.20
	DOMINION VALLEY CC — GENERAL COMMON	SM235442W	1/14/2011	YES	$3,675.00
	DOMINION VALLEY CC — VILLAGE	SM235443W	1/14/2011	YES	$72,150.00
	DOMINION VALLEY CC — TOURNAMENTS	SM235444W	1/14/2011	YES	$14,400.00
	DOMINION VALLEY CC — GENERAL COMMON	SM235445W	1/14/2011	YES	$233,847.62
	DOMINION VALLEY CC — VILLAGE	SM235446W	1/14/2011	YES	$319,752.72
	NEWTOWN WALK	SM235497W	1/14/2011	YES	$312,543.60
	MANORS AT GREEN LEVEL CROSSING	SM236079W	11/18/2010	YES	$31,029.00
	DOMINION VALLEY CC — TOURNAMENTS	SM236778W	8/22/2011	YES	$66,750.00
	DOMINION VALLEY CC — TOURNAMENTS	SM236779W	8/22/2011	YES	$261,493.33
	REGENCY AT BRIER CREEK	SM236780W	3/10/2011	NO	$144,457.50
	REGENCY AT BRIER CREEK	SM236824W	3/16/2011	NO	$57,225.00
	DOMINION VALLEY CC — GENERAL COMMON	SM413909	8/8/2011	YES	$35,535.00
	GREENSPRING RIDGE	SM415323	12/21/2010	YES	$149,193.00
	DOMINION VALLEY CC — ESTATES	SM416295	3/23/2011	YES	$24,000.00
	REGENCY AT NORTHAMPTON — SINGLES	SM420189	3/21/2011	YES	$109,588.68

			EXP.	EVR
BANK	PROJECT	DOC#	DATE	GR	CURRENT BAL.

	DOMINION VALLEY CC — GOLF VILLAS	SM236970W	9/5/2011	YES	$164,688.63
	PLUMSTEAD CHASE	SM237008W	12/1/2012	YES	$200,640.14
	NORTHSIDE PIERS — TOWER 2	SM237130W	5/10/2012	YES	$33,361.71
	NORTHSIDE PIERS — TOWER 2	SM237131W	5/10/2012	YES	$52,000.00
	REGENCY AT UPPER MAKEFIELD	SM237133W	5/10/2012	YES	$1,681,547.50
	REGENCY AT UPPER MAKEFIELD	SM237134W	5/10/2012	YES	$2,068,027.00
	REGENCY AT UPPER MAKEFIELD	SM237135W	5/10/2012	YES	$100,000.00
	REGENCY AT UPPER MAKEFIELD	SM237136W	5/10/2012	YES	$2,414,020.90

					$83,584,896.50

SCHEDULE 3
PERMITTED LIENS
Attached

Toll Brothers, Inc.
Purchase Money Mortgages — Schedule 3
As of October 22, 2010
NR — Non recourse; R — Recourse

		Colla-
Project/Lienholder	Obligor	teral	Balance	Maturity	Location
Bethel/Chelsea
G&N Chelsea, LLC	Toll CT II Limited Partnership	NR	4,150,000.00	12/12/2011	Bethel, CT

Bridgewater
Renner Sharp, LP	Toll Dallas TX LLC	R	1,180,000.00	3/1/2012	City of Richardson, Collin County, TX

Coastal Oaks Phase II
Sonoc Company, LLC	Toll Jacksonville Limited Partnership	R	2,900,000.00	11/1/2012	St. Johns County, FL

Creighton Property
Gray and Barbara Creighton	Toll PA VI, L.P.	NR	4,250,000.00	7/14/2013	Township of Upper Providence, Delaware County, PA

Estates @ Cedarday
Caddie Homes #13, Inc.	Toll MD VI, Limited Partnership	NR	3,590,000.00	11/1/2010	Bel Air, Harford County, MD

Estates @ Pine Bluffs
KW Pine Ridge, LLC	Toll CO, L.P.	R	1,640,000.00	12/1/2012	County of Douglas, CO

Estates @ Pine Bluffs
KW Pine Ridge, LLC	Toll CO, L.P.	R	840,000.00	12/1/2010	County of Douglas, CO

Greenville Overlook (Hercules)
Chaps 901, LLC	Toll DE II, LP	NR	15,680,000.00	12/2/2013	Christiana and Mill Creek Hundred, New Castle County, DE

		Colla-
Project/Lienholder	Obligor	teral	Balance	Maturity	Location
Waterstone
Harris, Hooker& Huber, LLC	Toll FL V Limited Partnership	R	65,000.00	Maturity Date is the earlier of (a) the issuance of a Certificate of Occupancy for the property or (b) six months from date of execution or 3/22/2011	Windermere, Orange County, FL

Leehurst Farm
Erin Development Co.	Toll PA III, L.P.	R	150,000.00	Maturity Date is the earlier of (a) 30 days after Toll obtains all approvals for the property or (b) 9/30/2012	Northampton Township, Bucks County, PA

Leehurst Farm
Del Hunt, LLC	Toll PA III, L.P.	R	450,000.00	Maturity Date is the earlier of (a) 30 days after Toll obtains all approvals for the property or (b) 9/30/2012	Northampton Township, Bucks County, PA

Rattlesnake
Mark Bates	Toll FL VII Limited Partnership	NR	864,500.00	9/19/2011	Collier County, FL

Regency @ Methuen (Zambino)
Louis P. Zambino, Trustee of Zambino Wheeler Street Trust	Toll MA Land Limited Partnership	R	3,000,000.00	2/10/2012	Methuen, Essex County, MA

Regency @ Prospect
RMK Prospect Associates, LLC	Toll CT Limited Partnership	R	1,185,525.00	11/30/2010	Prospect and Waterbury, CT

Roseview
252 Land Company, L.P.	Ashford Land Company, L.P.	R	15,000,000.00	7/7/2011 (Estimated)	Newtown Township, Delaware County, PA

Stonecrest
Richard Rosetti d/b/a Rosewood Home Builders	Toll Land V Limited Partnership	NR	2,501,250.00	8/1/2011	Halfmoon, Saratoga County, NY

Woodstock — Johnston
E. Johnston Family, LLC and Elizabeth Johnston	Toll GA LP	NR	8,235,500.00	8/25/2014	City of Woodstock, Cherokee County, GA

		Total	65,746,775.00

SCHEDULE 4
EXISTING SUBORDINATED INDEBTEDNESS
NONE

SCHEDULE 5
INTENTIONALLY OMITTED

SCHEDULE 6
LITIGATION AND CONTINGENT OBLIGATIONS
NONE

SCHEDULE 7
SUBSIDIARIES
A. Corporations

1. 110-112 Third Ave. Realty Corp., a New York corporation.
2. Amwell Chase, Inc., a Delaware corporation.
3. ESE Consultants, Inc., a Delaware corporation.
4. ESE Consultants, Inc., a Texas corporation.
5. ESE of North Carolina, PC, a North Carolina professional corporation.
6. Fairway Valley, Inc., a Delaware corporation.
7. First Brandywine Finance Corp., a Delaware corporation.
8. First Brandywine Investment Corp. II, a Delaware corporation.
9. First Brandywine Investment Corp. IV, a Delaware corporation.
10. First Huntingdon Finance Corp., a Delaware corporation.
11. Franklin Farms G.P., Inc., a Delaware corporation.
12. Frenchman’s Reserve Country Club, Inc., a Florida non-profit corporation.
13. Hampton Hall Club, Inc., a South Carolina non-profit corporation.
14. Hampton Pointe Club, Inc., a South Carolina non-profit corporation.
15. HQZ Acquisitions, Inc., a Michigan corporation.
16. Jupiter Country Club, Inc., a Florida non-profit corporation.
17. MA Limited Land Corporation, a Delaware corporation.
18. Mountain View Country Club, Inc., a California non-profit corporation.
19. Philmont Insurance Company, a Vermont corporation.
20. SH Homes Corporation, a Michigan corporation.
21. SI Investment Corporation, a Michigan corporation.
22. The Silverman Building Companies, Inc., a Michigan corporation.
23. TBI Mortgage Company, a Delaware corporation.
24. TB Proprietary Corp., a Delaware corporation.
25. Tenby Hunt, Inc., a Delaware corporation.
26. TIS Logistics, Inc., a Pennsylvania corporation.
27. Toll Architecture, Inc., a Delaware corporation.
28. Toll Architecture I, P.A., a Delaware professional corporation.
29. Toll AZ GP Corp., a Delaware corporation.
30. Toll Bros. of Arizona, Inc., an Arizona corporation.
31. Toll Bros. of North Carolina, Inc., a North Carolina corporation.
32. Toll Bros. of North Carolina II, Inc., a North Carolina corporation.
33. Toll Bros. of North Carolina III, Inc., a North Carolina corporation.
34. Toll Bros., Inc., a Delaware corporation.
35. Toll Bros., Inc., a Pennsylvania corporation.
36. Toll Bros., Inc., a Texas corporation.
37. Toll Brothers AZ Construction Company, an Arizona corporation.
38. Toll Brothers Canada USA, Inc., a Delaware corporation.
39. Toll Brothers Finance Corp., a Delaware corporation.
40. Toll Brothers International Holdings, Inc., a Delaware corporation.
41. Toll Brothers Real Estate, Inc., a Pennsylvania corporation.
42. Toll Buckeye Corp., a Delaware corporation.
43. Toll CA GP Corp., a California corporation.
44. Toll Centennial Corp., a Delaware corporation.
45. Toll CO GP Corp., a Colorado corporation.
46. Toll Corp., a Delaware corporation.
47. Toll Development Company, Inc., a Michigan corporation.
48. Toll Diamond Corp., a Delaware corporation.

49. Toll FL GP Corp., a Florida corporation.
50. Toll FL GP II Corp., a Florida corporation.
51. Toll GA GP Corp., a Georgia corporation.
52. Toll Golden Corp., a Delaware corporation.
53. Toll Granite Corp., a Delaware corporation.
54. Toll Holdings, Inc., a Delaware corporation.
55. Toll IL GP Corp., an Illinois corporation.
56. Toll Land Corp. No. 6, a Pennsylvania corporation.
57. Toll Land Corp. No. 10, a Delaware corporation.
58. Toll Land Corp. No. 20, a Delaware corporation.
59. Toll Land Corp. No. 43, a Delaware corporation.
60. Toll Land Corp. No. 50, a Delaware corporation.
61. Toll Manhattan I, Inc., a New York corporation.
62. Toll MD Builder Corp., a Maryland corporation.
63. Toll Mid-Atlantic LP Company, Inc., a Delaware corporation.
64. Toll Mid-Atlantic Note Company, Inc., a Delaware corporation.
65. Toll Midwest LP Company, Inc, a Delaware corporation.
66. Toll Midwest Note Company, Inc., a Delaware corporation.
67. Toll MI GP Corp., a Michigan corporation.
68. Toll MN GP Corp., a Minnesota corporation.
69. Toll NC GP Corp., a North Carolina corporation.
70. Toll NH GP Corp., a New Hampshire corporation.
71. Toll NJX-I Corp., a Delaware corporation.
72. Toll Northeast LP Company, Inc., a Delaware corporation.
73. Toll Northeast Note Company, Inc., a Delaware corporation.
74. Toll Northeast Services, Inc., a Delaware corporation.
75. Toll NV GP Corp., a Nevada corporation.
76. Toll OH GP Corp., an Ohio corporation.
77. Toll PA Builder Corp., a Pennsylvania corporation.
78. Toll PA GP Corp., a Pennsylvania corporation.
79. Toll PA II GP Corp., a Pennsylvania corporation.
80. Toll PA III GP Corp., a Pennsylvania corporation.
81. Toll Palmetto Corp., a Delaware corporation.
82. Toll Peppertree, Inc., a New York corporation.
83. Toll Philmont Corporation, a Delaware corporation.
84. Toll Realty Holdings Corp. I, a Delaware corporation.
85. Toll Realty Holdings Corp. II, a Delaware corporation.
86. Toll RI GP Corp., a Rhode Island corporation.
87. Toll SC GP Corp., a South Carolina corporation.
88. Toll Southeast LP Company, Inc., a Delaware corporation.
89. Toll Southeast Note Company, Inc., a Delaware corporation.
90. Toll Southwest LP Company, Inc., a Delaware corporation.
91. Toll Southwest Note Company, Inc., a Delaware corporation.
92. Toll SW Holding I Corp., a Nevada corporation.
93. Toll TN GP Corp., a Tennessee corporation.
94. Toll TX GP Corp., a Delaware corporation.
95. Toll VA GP Corp., a Delaware corporation.
96. Toll VA Member Two, Inc., a Delaware corporation.
97. Toll WestCoast LP Company, Inc., a Delaware corporation.
98. Toll WestCoast Note Company, Inc., a Delaware corporation.
99. Toll WV GP Corp., a West Virginia corporation.
100. Toll YL, Inc., a California corporation.
101. Warren Chase, Inc., a Delaware corporation.
102. Westminster Abstract Company, a Pennsylvania corporation.
103. Westminster Insurance Agency, Inc., a Pennsylvania corporation.
104. Westminster Security Company, a New Jersey corporation.
105. Westminster Title Company, Inc., a California corporation.

B. Partnerships

1. 51 N. 8th Street LP, a New York limited partnership.
2. Ashford Land Company, L.P., a Delaware limited partnership.
3. Advanced Broadband, L.P., a Delaware limited partnership.
4. Audubon Ridge, L.P., a Pennsylvania limited partnership.
5. Belmont Land, L.P., a Virginia limited partnership.
6. Binks Estates Limited Partnership, a Florida limited partnership.
7. The Bird Estate Limited Partnership, a Massachusetts limited partnership.
8. Blue Bell Country Club, L.P., a Pennsylvania limited partnership.
9. Broad Run Associates, L.P., a Pennsylvania limited partnership.
10. Buckingham Woods, L.P., a Pennsylvania limited partnership.
11. CC Estates Limited Partnership, a Massachusetts limited partnership.
12. Cold Spring Hunt, L.P., a Pennsylvania limited partnership.
13. Coleman-Toll Limited Partnership, a Nevada limited partnership.
14. Dominion Country Club, L.P., a Virginia limited partnership.
15. Eagle Farm Limited Partnership, a Massachusetts limited partnership.
16. The Estates at Brooke Manor Limited Partnership, a Maryland limited partnership.
17. Estates at Princeton Junction, L.P., a New Jersey limited partnership.
18. Estates at Rivers Edge, L.P., a Pennsylvania limited partnership.
19. The Estates at Summit Chase, L.P., a California limited partnership.
20. Fairfax Investment, L.P., a Virginia limited partnership.
21. Fairfax Station Hunt, L.P., a Virginia limited partnership.
22. Farmwell Hunt, L.P., a Virginia limited partnership.
23. First Brandywine Partners, L.P., a Delaware partnership.
24. Gibraltar Road LP, a Pennsylvania limited partnership.
25. Great Falls Hunt, L.P., a Virginia limited partnership.
26. Greens at Waynesborough, L.P., a Pennsylvania limited partnership.
27. Greenwich Chase, L.P., a New Jersey limited partnership.
28. Hoboken Land LP, a New Jersey limited partnership.
29. Hockessin Chase, L.P., a Delaware limited partnership.
30. Huckins Farm Limited Partnership, a Massachusetts limited partnership
31. Kensington Woods Limited Partnership, a Massachusetts limited partnership.
32. Laurel Creek, L.P., a New Jersey limited partnership.
33. Loudoun Valley Associates, L.P., a Virginia limited partnership.
34. NC Country Club Estates Limited Partnership, a North Carolina limited partnership.
35. Rose Hollow Crossing Associates, a Pennsylvania limited partnership.
36. Silverman-Toll Limited Partnership, a Michigan limited partnership
37. Somers Chase, L.P., a New York limited partnership.
38. Sorrento at Dublin Ranch I LP, a California limited partnership.
39. Sorrento at Dublin Ranch III LP, a California limited partnership.
40. South Riding Amberlea LP, a Virginia limited partnership.
41. South Riding, L.P., a Virginia limited partnership.
42. South Riding Partners Amberlea LP, a Virginia limited partnership.
43. South Riding Partners, L.P., a Virginia limited partnership.
44. Southport Landing Limited Partnership, a Connecticut limited partnership.
45. Springton Pointe, L.P., a Pennsylvania limited partnership.
46. Stone Mill Estates, L.P. a Pennsylvania limited partnership.
47. Swedesford Chase, L.P., a Pennsylvania limited partnership.
48. TBI/Naples Limited Partnership, a Florida limited partnership.
49. TBI/Palm Beach Limited Partnership, a Florida limited partnership.
50. Toll at Brier Creek Limited Partnership, a North Carolina limited partnership.
51. Toll at Honey Creek Limited Partnership, a Michigan limited partnership.
52. Toll at Westlake, L.P., a New Jersey limited partnership.
53. Toll at Whippoorwill, L.P., a New York limited partnership.
54. Toll Brooklyn L.P., a New York limited partnership.

55. Toll Bros. of Tennessee, L.P., a Tennessee limited partnership.
56. Toll Brothers AZ Limited Partnership, an Arizona limited partnership.
57. Toll CA, L.P., a California limited partnership.
58. Toll CA II, L.P., a California limited partnership.
59. Toll CA III, L.P., a California limited partnership.
60. Toll CA IV, L.P., a California limited partnership.
61. Toll CA V, L.P., a California limited partnership.
62. Toll CA VI, L.P., a California limited partnership.
63. Toll CA VII, L.P., a California limited partnership.
64. Toll CA VIII, L.P., a California limited partnership.
65. Toll CA IX, L.P., a California limited partnership.
66. Toll CA X, L.P., a California limited partnership.
67. Toll CA XI, L.P., a California limited partnership.
68. Toll CA XII, L.P., a California limited partnership.
69. Toll CA XIX, L.P., a California limited partnership.
70. Toll CO, L.P., a Colorado limited partnership.
71. Toll CT Limited Partnership, a Connecticut limited partnership.
72. Toll CT II Limited Partnership, a Connecticut limited partnership.
73. Toll DE LP, a Delaware limited partnership.
74. Toll DE II LP, a Delaware limited partnership.
75. Toll Dolington LP, a Pennsylvania limited partnership.
76. Toll East Naples Limited Partnership, a Florida limited partnership.
77. Toll Estero Limited Partnership, a Florida limited partnership.
78. Toll FL Limited Partnership, a Florida limited partnership.
79. Toll FL II Limited Partnership, a Florida limited partnership.
80. Toll FL III Limited Partnership, a Florida limited partnership.
81. Toll FL IV Limited Partnership, a Florida limited partnership.
82. Toll FL V Limited Partnership, a Florida limited partnership.
83. Toll FL VI Limited Partnership, a Florida limited partnership.
84. Toll FL VII Limited Partnership, a Florida limited partnership.
85. Toll FL VIII Limited Partnership, a Florida limited partnership.
86. Toll FL IX Limited Partnership, a Florida limited partnership.
87. Toll FL X Limited Partnership, a Florida limited partnership.
88. Toll Ft. Myers Limited Partnership, a Florida limited partnership.
89. Toll GA LP, a Georgia limited partnership.
90. Toll Gibraltar LP, a Pennsylvania limited partnership.
91. Toll Grove LP, a New Jersey limited partnership.
92. Toll Hudson LP, a New Jersey limited partnership.
93. Toll IL HWCC, L.P., an Illinois limited partnership.
94. Toll IL, L.P., an Illinois limited partnership.
95. Toll IL II, L.P., an Illinois limited partnership.
96. Toll IL III, L.P., an Illinois limited partnership.
97. Toll IL IV, L.P., an Illinois limited partnership.
98. Toll IL WSB, L.P., an Illinois limited partnership.
99. Toll Jacksonville Limited Partnership, a Florida limited partnership.
100. Toll Land Limited Partnership, a Connecticut limited partnership.
101. Toll Land IV Limited Partnership, a New Jersey limited partnership.
102. Toll Land V Limited Partnership, a New York limited partnership.
103. Toll Land VI Limited Partnership, a New York limited partnership.
104. Toll Land VII Limited Partnership, a New York limited partnership.
105. Toll Land IX Limited Partnership, a Virginia limited partnership.
106. Toll Land X Limited Partnership, a Virginia limited partnership.
107. Toll Land XI Limited Partnership, a New Jersey limited partnership.
108. Toll Land XIV Limited Partnership, a New York limited partnership.
109. Toll Land XV Limited Partnership, a Virginia limited partnership.
110. Toll Land XVI Limited Partnership, a New Jersey limited partnership.

111. Toll Land XVIII Limited Partnership, a Connecticut limited partnership.
112. Toll Land XIX Limited Partnership, a California limited partnership.
113. Toll Land XX Limited Partnership, a California limited partnership.
114. Toll Land XXI Limited Partnership, a Virginia limited partnership.
115. Toll Land XXII Limited Partnership, a California limited partnership.
116. Toll Land XXIII Limited Partnership, a California limited partnership.
117. Toll Land XXV Limited Partnership, a New Jersey limited partnership.
118. Toll Land XXVI Limited Partnership, an Ohio limited partnership.
119. Toll Livingston at Naples Limited Partnership, a Florida limited partnership.
120. Toll MA Land Limited Partnership, a Massachusetts limited partnership.
121. Toll MD Builder I, L.P., a Maryland limited partnership.
122. Toll MD Limited Partnership, a Maryland limited partnership.
123. Toll MD II Limited Partnership, a Maryland limited partnership.
124. Toll MD III Limited Partnership, a Maryland limited partnership.
125. Toll MD IV Limited Partnership, a Maryland limited partnership.
126. Toll MD V Limited Partnership, a Maryland limited partnership.
127. Toll MD VI Limited Partnership, a Maryland limited partnership.
128. Toll MD VII Limited Partnership, a Maryland limited partnership.
129. Toll MD VIII Limited Partnership, a Maryland limited partnership.
130. Toll MD IX Limited Partnership, a Maryland limited partnership.
131. Toll MD X Limited Partnership, a Maryland limited partnership.
132. Toll MD XI Limited Partnership, a Maryland limited partnership.
133. Toll MI Limited Partnership, a Michigan limited partnership.
134. Toll MI II Limited Partnership, a Michigan limited partnership.
135. Toll MI III Limited Partnership, a Michigan limited partnership.
136. Toll MI IV Limited Partnership, a Michigan limited partnership.
137. Toll MI V Limited Partnership, a Michigan limited partnership.
138. Toll MN, L.P., a Minnesota limited partnership.
139. Toll MN II, L.P., a Minnesota limited partnership.
140. Toll Naval Associates, a Pennsylvania general partnership.
141. Toll NC, L.P., a North Carolina limited partnership.
142. Toll NC II LP, a North Carolina limited partnership.
143. Toll NC III LP, a North Carolina limited partnership.
144. Toll NH Limited Partnership, a New Hampshire limited partnership.
145. Toll NJ Builder I, L.P., a New Jersey limited partnership.
146. Toll NJ, L.P., a New Jersey limited partnership.
147. Toll NJ II, L.P., a New Jersey limited partnership.
148. Toll NJ III, L.P., a New Jersey limited partnership.
149. Toll NJ IV, L.P., a New Jersey limited partnership.
150. Toll NJ V, L.P., a New Jersey limited partnership.
151. Toll NJ VI, L.P., a New Jersey limited partnership.
152. Toll NJ VII, L.P., a New Jersey limited partnership.
153. Toll NJ VIII, L.P., a New Jersey limited partnership.
154. Toll NJ IX, L.P., a New Jersey limited partnership.
155. Toll NJ XI, L.P., a New Jersey limited partnership.
156. Toll Northville Limited Partnership, a Michigan limited partnership.
157. Toll NV Limited Partnership, a Nevada limited partnership.
158. Toll NY L.P., a New York limited partnership.
159. Toll NY II L.P., a New York limited partnership.
160. Toll NY III L.P., a New York limited partnership.
161. Toll NY IV L.P., a New York limited partnership.
162. Toll Orlando Limited Partnership, a Florida limited partnership.
163. Toll PA, L.P., a Pennsylvania limited partnership.
164. Toll PA II, L.P., a Pennsylvania limited partnership.
165. Toll PA III, L.P., a Pennsylvania limited partnership.
166. Toll PA IV, L.P., a Pennsylvania limited partnership.
167. Toll PA V, L.P., a Pennsylvania limited partnership.
168. Toll PA VI, L.P., a Pennsylvania limited partnership.
169. Toll PA VIII, L.P., a Pennsylvania limited partnership.
170. Toll PA IX, L.P., a Pennsylvania limited partnership.

171. Toll PA X, L.P., a Pennsylvania limited partnership.
172. Toll PA XI, L.P., a Pennsylvania limited partnership.
173. Toll PA XII, L.P., a Pennsylvania limited partnership.
174. Toll PA XIII, L.P., a Pennsylvania limited partnership.
175. Toll PA XIV, L.P., a Pennsylvania limited partnership.
176. Toll PA XV, L.P., a Pennsylvania limited partnership.
177. Toll Plaza, LP, a Pennsylvania limited partnership.
178. Toll Realty Holdings LP, a Delaware limited partnership.
179. Toll RI, L.P., a Rhode Island limited partnership.
180. Toll RI II, L.P., a Rhode Island limited partnership.
181. Toll SC, L.P., a South Carolina limited partnership.
182. Toll SC II, L.P., a South Carolina limited partnership.
183. Toll SC III, L.P., a South Carolina limited partnership.
184. Toll SC IV, L.P., a South Carolina limited partnership.
185. Toll Stonebrae LP, a California limited partnership.
186. Toll VA, L.P., a Virginia limited partnership.
187. Toll VA II, L.P., a Virginia limited partnership.
188. Toll VA III, L.P., a Virginia limited partnership.
189. Toll VA IV, L.P., a Virginia limited partnership.
190. Toll VA V, L.P., a Virginia limited partnership.
191. Toll VA VI, L.P., a Virginia limited partnership.
192. Toll VA VII, L.P., a Virginia limited partnership.
193. Toll WV, L.P., a West Virginia limited partnership.
194. Toll YL, L.P., a California limited partnership.
195. Toll YL II, L.P., a California limited partnership.
196. Toll-Dublin, L.P., a California limited partnership.
197. Village Partners, L.P., a Pennsylvania limited partnership.
198. Waldon Preserve Limited Partnership, a Michigan limited partnership.
199. West Amwell Limited Partnership, a New Jersey limited partnership.
200. Wilson Concord, L.P., a Tennessee limited partnership.
C. Finance Partnerships

1. Toll Brothers Finance Co., a New Jersey general partnership.
2. TBI Finance Co. II, a New Jersey general partnership.
D. Joint Venture Partnerships

1. Dolington Land LP, a Pennsylvania limited partnership (66 2/3% owned)
E. Limited Liability Companies

1. 5-01 – 5-17 48th Avenue LLC, a New York limited liability company.
2. 5-01 – 5-17 48th Avenue II LLC, a New York limited liability company.
3. 5-01 – 5-17 48th Avenue GC LLC, a New York limited liability company.
4. 5-01 – 5-17 48th Avenue GC II LLC, a New York limited liability company.
5. 51 N. 8th Street I LLC, a New York limited liability company.
6. 51 N. 8th Street GC LLC, a New York limited liability company.
7. 51 N. 8th Street GC II LLC, a New York limited liability company.
8. 110-112 Third Ave. GC LLC, a New York limited liability company.
9. 110-112 Third Ave. GC II LLC, a New York limited liability company.
10. 126-142 Morgan Street Urban Renewal LLC, a New Jersey limited liability company.
11. 134 Bay Street LLC, a Delaware limited liability company.
12. 700 Grove Street Urban Renewal, LLC, a New Jersey limited liability company.
13. 1450 Washington LLC, a New Jersey limited liability company.
14. 1500 Garden St. LLC, a New Jersey limited liability company.

15. 2301 Fallston Road LLC, a Maryland limited liability company.
16. Arbor Hills Development LLC, a Michigan limited liability company.
17. Arthur’s Woods, LLC, a Maryland limited liability company.
18. Arundel Preserve #6, LLC, a Maryland limited liability company.
19. Arundel Preserve #10a, LLC, a Maryland limited liability company.
20. Belmont Country Club I LLC, a Virginia limited liability company.
21. Belmont Country Club II LLC, a Virginia limited liability company.
22. Belmont Investments I LLC, a Virginia limited liability company.
23. Belmont Investments II LLC, a Virginia limited liability company.
24. Block 255 LLC, a New Jersey limited liability company.
25. Brier Creek Country Club I LLC, a North Carolina limited liability company.
26. Brier Creek Country Club II LLC, a North Carolina limited liability company.
27. C.B.A.Z. Construction Company LLC, an Arizona limited liability company.
28. C.B.A.Z. Holding Company LLC, a Delaware limited liability company.
29. Component Systems I LLC, a Delaware limited liability company.
30. Component Systems II LLC, a Delaware limited liability company.
31. Coto de Caza Investments I LLC, a California limited liability company.
32. Coto de Caza Investments II LLC, a California limited liability company.
33. CWG Construction Company LLC, a New Jersey limited liability company.
34. CWG Management LLC, a New Jersey limited liability company.
35. Dominion Valley Country Club I LLC, a Virginia limited liability company.
36. Dominion Valley Country Club II LLC, a Virginia limited liability company.
37. First Brandywine LLC I, a Delaware limited liability company.
38. First Brandywine LLC II, a Delaware limited liability company.
39. First Brandywine LLC III, a Delaware limited liability company.
40. First Brandywine LLC IV, a Delaware limited liability company.
41. Frenchman’s Reserve Realty, LLC, a Florida limited liability company.
42. Gibraltar AB Investments LLC, a Delaware limited liability company.
43. Gibraltar Asset Management Services LLC, a Delaware limited liability company.
44. Gibraltar Capital and Asset Management LLC, a Delaware limited liability company.
45. Golf I Country Club Estates at Moorpark LLC, a California limited liability company.
46. Golf II Country Club Estates at Moorpark LLC, a California limited liability company.
47. Goshen Road Land Company LLC, a Pennsylvania limited liability company.
48. Hampton Hall Investments LLC, a South Carolina limited liability company.
49. Hasentree Country Club I LLC, a North Carolina limited liability company.
50. Hasentree Country Club II LLC, a North Carolina limited liability company.
51. Hatboro Road Associates LLC, a Pennsylvania limited liability company.
52. Hawthorn Woods Country Club II LLC, an Illinois limited liability company.
53. Heritage Manor Development, LLC, a Massachusetts limited liability company.
54. HH Investments I LLC, a Massachusetts limited liability company.
55. HH Investments II LLC, a Massachusetts limited liability company.
56. Hoboken Cove LLC, a New Jersey limited liability company.
57. Hoboken Land I LLC, a Delaware limited liability company.
58. HW Investments I LLC, an Illinois limited liability company.
59. HW Investments II LLC, an Illinois limited liability company.
60. Jacksonville TBI Realty, LLC, a Florida limited liability company.
61. Lighthouse Point Land Company, LLC, a Florida limited liability company.
62. Liseter Land Company LLC, a Pennsylvania limited liability company.
63. Liseter, LLC, a Delaware limited liability company.
64. Longmeadow Properties LLC, a Maryland limited liability company.
65. Long Meadows TBI, LLC, a Maryland limited liability company.
66. Manalapan Hunt Investments I LLC, a New Jersey limited liability company.
67. Manalapan Hunt Investments II LLC, a New Jersey limited liability company.
68. Martinsburg Ventures, L.L.C., a Virginia limited liability company.
69. Millbrook Investments I LLC, a New Jersey limited liability company.
70. Millbrook Investments II LLC, a New Jersey limited liability company.

71. Mizner Realty, L.L.C., a Florida limited liability company.
72. Morgan Street JV LLC, a Delaware limited liability company.
73. Mountain View Country Club I LLC, a California limited liability company.
74. Mountain View Country Club II LLC, a California limited liability company.
75. Naples TBI Realty, LLC, a Florida limited liability company.
76. Northville Lake Village Apartments Limited Liability Company, a Michigan limited liability company.
77. Nosan & Silverman Homes L.L.C., a Michigan limited liability company.
78. Orlando TBI Realty LLC, a Florida limited liability company.
79. Paramount Village LLC, a California limited liability company.
80. Phillips Drive LLC, a Maryland limited liability company.
81. Preston Parker LLC, a Delaware limited liability company.
82. Prince William Land I LLC, a Virginia limited liability company.
83. Prince William Land II LLC, a Virginia limited liability company.
84. PT Maxwell Holdings, LLC, a New Jersey limited liability company.
85. P.T. Maxwell, L.L.C., a New Jersey limited liability company.
86. Regency at Denville, LLC, a New Jersey limited liability company.
87. Regency at Dominion Valley LLC, a Virginia limited liability company.
88. Regency at Long Valley I LLC, a New Jersey limited liability company.
89. Regency at Long Valley II LLC, a New Jersey limited liability company.
90. Regency at Mansfield I LLC, a New Jersey limited liability company.
91. Regency at Mansfield II LLC, a New Jersey limited liability company.
92. Regency at Washington I LLC, a New Jersey limited liability company.
93. Regency at Washington II LLC, a New Jersey limited liability company.
94. The Regency Golf Club I LLC, a Virginia limited liability company.
95. The Regency Golf Club II LLC, a Virginia limited liability company.
96. Ridge at Alta Vista Investments I LLC, a Texas limited liability company.
97. Ridge at Alta Vista Investments II LLC, a Texas limited liability company.
98. The Ridges at Belmont Country Club I LLC, a Virginia limited liability company.
99. The Ridges at Belmont Country Club II LLC, a Virginia limited liability company.
100. South Riding Realty LLC, a Virginia limited liability company.
101. SR Amberlea LLC, a Virginia limited liability company.
102. SRH Investments I, LLC, a California limited liability company.
103. SRH Investments II, LLC, a California limited liability company.
104. SRLP II LLC, a Virginia limited liability company.
105. STBI-Warrenton, LLC, a Delaware limited liability company.
106. Stony Kill, LLC, a New York limited liability company.
107. Tampa TBI Realty LLC, a Florida limited liability company.
108. TB Kent Partners LLC, a Delaware limited liability company.
109. TL Oil & Gas LLC, a Texas limited liability company.
110. Toll Austin TX LLC, a Texas limited liability company.
111. Toll BBC LLC, a Texas limited liability company.
112. Toll BBC II LLC, a Texas limited liability company.
113. Toll BCCC, LLC, an Illinois limited liability company.
114. Toll Brothers Realty Michigan LLC, a Michigan limited liability company.
115. Toll Brothers Realty Michigan II LLC, a Michigan limited liability company.
116. Toll Cedar Hunt LLC, a Virginia limited liability company.
117. Toll CO I LLC, a Colorado limited liability company.
118. Toll Corners LLC, a Delaware limited liability company.
119. Toll Dallas TX LLC, a Texas limited liability company.
120. Toll Damonte LLC, a Nevada limited liability company.
121. Toll DE X II, LLC, a Delaware limited liability company.
122. Toll-Dublin, LLC, a California limited liability company.
123. Toll E. 33rd Street LLC, a Delaware limited liability company.
124. Toll EB, LLC, a Delaware limited liability company.
125. Toll Equipment, L.L.C., a Delaware limited liability company.
126. Toll FL I, LLC, a Florida limited liability company.
127. Toll FL II LLC, a Florida limited liability company.
128. Toll FL III LLC, a Florida limited liability company.
129. Toll FL IV LLC, a Florida limited liability company.
130. Toll Franklin LLC, a New York limited liability company.

131. Toll Gibraltar I LLC, a Pennsylvania limited liability company.
132. Toll Gibraltar II LLC, a Pennsylvania limited liability company.
133. Toll Glastonbury LLC, a Connecticut limited liability company.
134. Toll Henderson LLC, a Nevada limited liability company.
135. Toll Hoboken LLC, a Delaware limited liability company.
136. Toll Houston TX LLC, a Texas limited liability company.
137. Toll IN LLC, an Indiana limited liability company.
138. Toll Jupiter LLC, a Florida limited liability company.
139. Toll Landscape, L.L.C., a Delaware limited liability company.
140. Toll Landscape II, L.L.C., a Delaware limited liability company.
141. Toll Lexington LLC, a New York limited liability company.
142. Toll Maxwell LLC, a New Jersey limited liability company.
143. Toll MD I, L.L.C., a Maryland limited liability company.
144. Toll MD II LLC, a Maryland limited liability company.
145. Toll MD Realty LLC, a Maryland limited liability company.
146. Toll Morgan Street LLC, a Delaware limited liability company.
147. Toll NC I LLC, a North Carolina limited liability company.
148. Toll NC Note LLC, a North Carolina limited liability company.
149. Toll NC Note II LLC, a North Carolina limited liability company.
150. Toll NJ I, L.L.C., a New Jersey limited liability company.
151. Toll NJ II, L.L.C., a New Jersey limited liability company.
152. Toll NJ III, LLC, a New Jersey limited liability company.
153. Toll North LV LLC, a Nevada limited liability company.
154. Toll North Reno LLC, a Nevada limited liability company.
155. Toll Nursery, L.L.C., a Delaware limited liability company.
156. Toll NV Holdings LLC, a Nevada limited liability company.
157. Toll Plaza, LLC, a Pennsylvania limited liability company.
158. Toll Realty L.L.C., a Florida limited liability company.
159. Toll San Antonio TX LLC, a Texas limited liability company.
160. Toll South LV LLC, a Nevada limited liability company.
161. Toll South Reno LLC, a Nevada limited liability company.
162. Toll Stratford LLC, a Virginia limited liability company.
163. Toll SW Holding LLC, a Nevada limited liability company.
164. Toll Technology Investments, L.L.C., a Delaware limited liability company.
165. Toll Turf Management, L.L.C., a Delaware limited liability company.
166. Toll TX Note LLC, a Texas limited liability company.
167. Toll VA L.L.C., a Delaware limited liability company.
168. Toll VA III L.L.C., a Virginia limited liability company.
169. Toll Van Wyck, LLC, a New York limited liability company.
170. Toll Vanderbilt I LLC, a Rhode Island limited liability company.
171. Toll Vanderbilt II LLC, a Rhode Island limited liability company.
172. Vanderbilt Capital LLC, a Rhode Island limited liability company.
173. Virginia Construction Co. I, LLC, a Virginia limited liability company.
174. Virginia Construction Co. II, LLC, a Virginia limited liability company.
175. Westminster Security Systems LLC, a Pennsylvania limited liability company.
176. Whitehall Management Services, LLC, a Pennsylvania limited liability company.

SCHEDULE 8
OTHER LIENS
NONE

SCHEDULE 9
ERISA MATTERS
NONE

SCHEDULE 10
ENVIRONMENTAL MATTERS
NONE

EXHIBIT A
FORM OF COMPETITIVE BID NOTE
                    , 20__
First Huntingdon Finance Corp., a Delaware corporation (the “Borrower”), promises to pay, on or before the Revolving Credit Facility Termination Date, to the order of                      (the “Lender”) the aggregate unpaid principal amount of all Competitive Bid Loans made by the Lender to the Borrower pursuant to Article II of the Credit Agreement hereinafter referred to (as the same may be amended or modified, the “Agreement”), in lawful money of the United States in immediately available funds at the main office of Citibank, N.A., as Administrative Agent, in New York, New York, together with interest, in like money and funds, on the unpaid principal amount hereof at the rates and on the dates determined in accordance with the Agreement.
This Note (Competitive Bid Loans) is one of the Notes issued pursuant to, and is entitled to the benefits of the Credit Agreement dated as of October 22, 2010, among the Borrower, Toll Brothers, Inc., Citibank, N.A., individually and as Administrative Agent, and the lenders named therein, including the Lender, to which Agreement, as it may be amended from time to time, reference is hereby made for a statement of the terms and conditions under which this Note may be prepaid or its maturity date accelerated. Capitalized terms used herein and not otherwise defined herein are used with the meanings attributed to them in the Agreement.

FIRST HUNTINGDON FINANCE CORP.
By:

EXHIBIT B
FORM OF COMPETITIVE BID QUOTE
(Section 2.3.4)
                      , 201_

To:	Citibank, N.A., as Administrative Agent[1]
Attn:
Re: Competitive Bid Quote to First Huntingdon Finance Corp. (the “Borrower”)
In response to your Invitation for Competitive Bid Quotes dated                     , 201_, the undersigned hereby makes the following Competitive Bid Quote pursuant to Section 2.3.4 of the Credit Agreement dated as of October 22, 2010 (the “Agreement”) among the Borrower, Toll Brothers, Inc., the Lenders (including the undersigned) party thereto and Citibank, N.A, as Administrative Agent, on the following terms:
1.	Quoting Lender:

2.	Person to contact at Quoting Lender:

3.	Borrowing Date: , 20__[2]

4.	The undersigned hereby offers to make Competitive Bid Loan(s) in the following principal amounts, for the following Interest Periods and at the following rates:

[Competitive
Principal Amount[3]	Interest Period[4]	Bid Margin5]	[Absolute Rate6]	Minimum Amount[7]

$		%	%	$

[1]	Change to First Huntingdon Finance Corp. if it is the Competitive Bid Agent.

[2]	As specified in the related Invitation.

[3]	Principal amount bid for each Interest Period may not exceed principal amount requested. Bids must be made in an integral multiple of $1,000,000.

[4]	As specified in the related Invitation.

[5]	Competitive Bid Margin over or under the Adjusted LIBO Rate determined for the applicable Interest Period. Specify percentage (rounded to the nearest 1/100 of 1%) and specify whether “PLUS” or “MINUS.”

[6]	Specify rate of interest per annum (rounded to the nearest 1/100 of 1%).

[7]	Specify minimum amount which the Borrower may accept (See section 2.3.4(b)(iv)), which amount shall not be less than $1,000,000.

5.	The maximum aggregate amount of the Competitive Bid Loans offered above which may be accepted by the Borrower is $ .[8]
The undersigned understands and agrees that, subject to the satisfaction of the applicable conditions set forth in the Agreement, the undersigned is irrevocably obligated to make to the Borrower any Competitive Bid Loans(s) for which any of the foregoing offers is accepted, in whole or (subject to the limitations, if any, set forth above and the terms of the Agreement) in part. Capitalized terms used herein have the meaning assigned to them in the Agreement.

Very truly yours, [NAME OF REVOLVING CREDIT LENDER]
By:
Authorized Officer

[8]	When more than one Competitive Bid Loan is offered, specify the maximum aggregate amount which may be accepted (see Section 2.3.4(b)(vi)).

EXHIBIT C
FORM OF COMPETITIVE BID QUOTE REQUEST
(Section 2.3.2)
                    , 201_

To:	Citibank, N.A.,
as Administrative Agent (the “Administrative Agent”)

From:	First Huntingdon Finance Corp. (the “Borrower”)
Re:	Credit Agreement (the “Agreement”) dated as of October 22, 2010, among the Borrower, Toll Brothers, Inc., Citibank, N.A., individually and as Administrative Agent, and the Lenders party thereto.
The undersigned hereby gives notice pursuant to Section 2.3.2 of the Agreement that the Borrower requests Competitive Bid Quotes for the following proposed Competitive Bid Advance(s):
Borrowing Date:                     , 200_

Principal Amount[9]	Interest Period[10]

$
Such Competitive Bid Quotes should offer a [Competitive Bid Margin][Absolute Rate]
The Competitive Bid Agent with respect to this request shall be the [Administrative Agent/Borrower]
Upon acceptance by the undersigned of any or all of the Competitive Bid Advances offered by Revolving Credit Lenders in response to this request, the Borrower shall be deemed to affirm as of such date the representations and warranties made in the Agreement to the extent specified in Article V thereof. Capitalized terms used herein have the meanings assigned to them in the Agreement.

FIRST HUNTINGDON FINANCE CORP.
By:

[9]	Amount must be at least $10,000,000 and an integral multiple of $1,000,000.

[10]	One, two, three, six, nine or twelve months (Eurodollar Auction) or at least 30 and up to 360 days (Absolute Rate Auction), subject to the provisions of the definitions of Eurodollar Interest Period and Competitive Bid Interest Period.

EXHIBIT D
FORM OF INVITATION FOR COMPETITIVE BID QUOTES
(Section 2.3.3)
                    , 201_
To: [Name of Revolving Credit Lender]
Re: Invitation for Competitive Bid Quotes to First Huntingdon Finance Corp. (the “Borrower”)
Pursuant to Section 2.3.3 of the Credit Agreement dated as of October 22, 2010 (the “Agreement”) among the Borrower, Toll Brothers, Inc., the Lenders party thereto and Citibank, N.A., as Administrative Agent, the undersigned is pleased [on behalf of the Borrower] to invite you to submit Competitive Bid Quotes to the Borrower for the following proposed Competitive Bid Advance(s):
Borrowing Date:                                         ,

Principal Amount(l)	Interest Period(2)

$
Such Competitive Bid Quotes should offer a [Competitive Bid Margin][Absolute Rate]. Your Competitive Bid Quote must comply with Section 2.3.4 of the Agreement and the foregoing terms on which the Competitive Bid Quote Request was made. Capitalized terms used herein have the meanings assigned to them in the Agreement.
Please respond to this invitation by no later than 10:00 a.m. New York time on                     , 201_

CITIBANK, N.A., as Administrative Agent[11]
By:
Authorized Officer

[11]	Change to First Huntingdon Finance Corp. if it is the Competitive Bid Agent.

EXHIBIT E
FORM OF REVOLVING CREDIT NOTE

$	[ ], 2010
First Huntingdon Finance Corp., a Delaware corporation (the “Borrower”), promises to pay to the order of                      (the “Lender”) the lesser of the principal sum of                      Dollars or the aggregate unpaid principal amount of all Revolving Credit Ratable Loans made by the Lender to the Borrower pursuant to Article II of the Agreement (as hereinafter defined), in immediately available funds at the main office of Citibank, N.A., in New York, New York, as Administrative Agent, together with interest on the unpaid principal amount hereof at the rates and on the dates set forth in the Agreement. The Borrower shall pay the principal of and accrued and unpaid interest on the Revolving Credit Ratable Loans in full on the Revolving Credit Facility Termination Date.
This Revolving Credit Note is one of the Revolving Credit Notes issued pursuant to, and is entitled to the benefits of, the Credit Agreement dated as of October 22, 2010 (which, as it may be amended or modified and in effect from time to time, is herein called the “Agreement”), among the Borrower, Toll Brothers, Inc., the lenders party thereto, including the Lender, and Citibank, N.A., as Administrative Agent, to which Agreement reference is hereby made for a statement of the terms and conditions governing this Note, including the terms and conditions under which this Note may be prepaid or its maturity date accelerated. Capitalized terms used herein and not otherwise defined herein have the meanings attributed to them in the Agreement.

FIRST HUNTINGDON FINANCE CORP.
By:

EXHIBIT F
FORM OF SWING LINE NOTE

$50,000,000	[ ], 2010
First Huntingdon Finance Corp., a Delaware corporation (the “Borrower”), promises to pay to the order of Citibank, N.A. (the “Swing Line Lender”) the lesser of the principal sum of Fifty Million Dollars ($50,000,000) or the aggregate unpaid principal amount of all Swing Line Loans made by the Swing Line Lender to the Borrower pursuant to Section 2.19 of the Agreement (as hereinafter defined), in immediately available funds at the main office of Citibank, N.A. in New York, New York as Administrative Agent, together with interest on the unpaid principal amount hereof at the rates and on the dates set forth in the Agreement. The Borrower shall pay the principal of each Swing Line Loan in full on the first to occur of (a) the third Business Day following the making of such Swing Line Loan and (b) the Revolving Credit Facility Termination Date.
This Note (Swing Line Loans) is one of the Notes issued pursuant to, and is entitled to the benefits of, the Credit Agreement dated as of October 22, 2010 (which, as it may be amended or modified and in effect from time to time, is herein called the “Agreement”), among the Borrower, Toll Brothers, Inc., the lenders party thereto, including the Swing Line Lender, and Citibank, N.A., as Administrative Agent, to which Agreement reference is hereby made for a statement of the terms and conditions governing this Note, including the terms and conditions under which this Note may be prepaid or its maturity date accelerated. Capitalized terms used herein and not otherwise defined herein have the meanings attributed to them in the Agreement.

FIRST HUNTINGDON FINANCE CORP.
By:
Title:

EXHIBIT G
FORM OF COMMITMENT AND ACCEPTANCE
This Commitment and Acceptance (this “Commitment and Acceptance”) dated as of                     ,  _____  entered into among the parties listed on the signature pages hereof. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement (as defined below).
PRELIMINARY STATEMENTS
Reference is made to that certain Credit Agreement dated as of October 22, 2010 by and among First Huntingdon Finance Corp., Toll Brothers, Inc., Citibank, N.A., as Administrative Agent, and the Lenders that are parties thereto (as amended, modified, supplemented or restated from time to time, the “Credit Agreement”).
Pursuant to Section 2.18 of the Credit Agreement, the Borrower has requested an increase in the Aggregate Revolving Credit Commitment from $                      to $                    . Such increase in the Aggregate Revolving Credit Commitment is to become effective on                      (the “Increase Date”).12 In connection with such requested increase in the Aggregate Revolving Credit Commitment, the Borrower, the Administrative Agent and                      (the “Accepting Lender”) hereby agree as follows:
ACCEPTING LENDER’S REVOLVING CREDIT COMMITMENT. Effective as of the Increase Date, [the Accepting Lender shall become a party to the Credit Agreement as a Lender, shall have (subject to the provisions of Section 2.18 of the Credit Agreement) all of the rights and obligations of a Lender thereunder, agrees to be bound by the terms and provisions thereof and shall thereupon have a Revolving Credit Commitment under and for purposes of the Credit Agreement in an amount equal to the] [the Revolving Credit Commitment of the Accepting Lender under the Credit Agreement shall be increased from $                     to the] amount set forth opposite the Accepting Lender’s name on the signature pages hereof.
[REPRESENTATIONS AND AGREEMENTS OF ACCEPTING LENDER. The Accepting Lender (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Commitment and Acceptance and to consummate the transactions contemplated hereby and to become a Revolving Credit Lender under the Credit Agreement, (it) it is a Qualified Bank, (iii) from and after the Increase Date, it shall be bound by the provisions of the Credit Agreement as a Revolving Credit Lender thereunder and, to the extent of its Revolving Credit Commitment, shall have the obligations of a Revolving Credit Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 7.1 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Commitment and Acceptance on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Non-U.S. Lender, attached to this Commitment and Acceptance is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Accepting Lender; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Revolving Credit Lender.]13

[12]	This date is to be agreed upon by the Borrower, the Administrative Agent and the Accepting Lender. See Section 2.18(c) of the Credit Agreement.

[13]	Paragraph 2 is to be included only if the Accepting Lender is not already a Revolving Credit Lender prior to the Increase Date.

REPRESENTATIONS OF BORROWER. The Borrower hereby represents and warrants that, as of the date hereof and as of the Increase Date, (a) no event or condition shall have occurred and then be continuing which constitutes a Default or Unmatured Default (except for (a) Unmatured Defaults that will be cured, and that the Borrower hereby certifies will be cured, by the use of the proceeds of a Revolving Credit Advance that the Borrower has requested under the Credit Agreement or by the issuance, amendment or extension of a Facility Letter of Credit that the Borrower has requested hereunder or (b) Unmatured Defaults (other than the failure to pay any Obligation) that are not reasonably likely to have a Material Adverse Effect and that the Borrower hereby certifies that it reasonably expects to cure before the date on which the same becomes a Default) and (b) the representations and warranties contained in Article VI of the Credit Agreement are true and correct in all material respects (except to the extent any such representation or warranty is stated to relate solely to an earlier date).
ADMINISTRATIVE AGENT’S FEE. On or before the Increase Date, the Accepting Lender shall pay to the Administrative Agent an administrative fee in the amount of $3,500.00.
GOVERNING LAW. This Commitment and Acceptance shall be governed by the internal law, and not the law of conflicts, of the State of New York.

IN WITNESS WHEREOF, the parties hereto have executed this Commitment and Acceptance by their duly authorized officers as of the date first above written.

FIRST HUNTINGDON FINANCE CORP.
By:
Name:
Title:

TOLL BROTHERS, INC.
By:
Name:
Title:

CITIBANK, N.A., as Administrative Agent
By:
Name:
Title:

$	[NAME OF ACCEPTING LENDER]
By:
Name:
Title:

EXHIBIT H
FORM OF OPINION OF COMPANY’S GENERAL COUNSEL
[attached]:

[Toll Brothers Letterhead]
October ___, 2010

To:	The Administrative Agent and each Lender party
to the Credit Agreement Referred to Below
c/o Citibank, N.A., as Administrative Agent
390 Greenwich Street
New York, NY 10013
Re:	Credit Agreement (the “Credit Agreement”), dated as of the date hereof, among First Huntingdon Finance Corp. (the “Borrower”), Toll Brothers, Inc. (the “Company”), the lenders party thereto (collectively, the “Lenders”), Citibank, N.A., as Administrative Agent, and the other agent(s) party thereto
Gentlemen:
I am the General Counsel of the Borrower, the Company and the subsidiaries of the Company identified on the signature pages to the Guaranty Agreement referred to herein (such subsidiaries, the “Designated Guarantors”; together with the Borrower and the Company, the “Loan Parties”), and have acted in that capacity in connection with the execution and delivery of the Credit Agreement and the transactions contemplated thereby. This opinion is furnished to you pursuant to Section 5.1(ix) of the Credit Agreement. Unless otherwise defined in this opinion, capitalized terms are used herein as defined in the Credit Agreement.
In so acting, I, or people under my supervision, have examined executed originals or counterparts of the following documents, each dated the date hereof (the “Loan Documents”):
(a)	the Credit Agreement;

(b)	the Notes executed in connection with the closing of the Credit Agreement; and

(c)	the Guaranty Agreement made by the Company and the Designated Guarantors.
I, or people under my supervision, have also examined, and relied upon without independent verification the accuracy of factual matters contained in, originals or copies, certified or otherwise identified to my satisfaction, of such corporate records, agreements and other documents, and of certificates or comparable documents of public officials and of officers and representatives of the Loan Parties and have made such examinations of law and reviewed such documents as I have deemed necessary in connection with the opinions set forth below.

When the phrase “to my knowledge” or an equivalent phrase is used in this opinion, its purpose is to limit the statements it qualifies to my actual knowledge after such inquiry as I deemed appropriate. I have not examined any records of any court, administrative tribunal or other similar entity in connection with my opinion.
I have assumed the legal capacity and competence of natural persons, the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of documents submitted to me as certified, conformed, photostatic or facsimile copies and the completeness of all documents reviewed by me.
I have also assumed, without verification, that each of the Designated Guarantors is validly subsisting and in good standing under the laws of the state of its incorporation or formation.
Based upon the foregoing and subject to the assumptions, exceptions, limitations and qualifications set forth herein, I am of the opinion that:
1. Each of the Designated Guarantors is an entity validly formed under the laws of the state of its formation and has the corporate, partnership or limited liability company, as the case may be, power to carry on its business as such business is known to me.
2. Each of the Designated Guarantors has the corporate, partnership or limited liability company, as the case may be, power and authority to enter into and perform its obligations under the Guaranty Agreement and to incur the obligations provided therein, and has taken all corporate, partnership or limited liability company, as the case may be, action necessary to authorize the execution, delivery and performance of the Guaranty Agreement.
3. The Guaranty Agreement has been duly executed and delivered on behalf of each Designated Guarantor party thereto.
To my knowledge, there is no litigation or governmental proceeding pending or overtly threatened in writing against any Loan Party that could reasonably be expected to have a Material Adverse Effect.
I express no opinion as to the law of any jurisdiction other than the federal law of the United States, the law of the Commonwealth of Pennsylvania, the General Corporation Law of the State of Delaware, the Delaware Revised Uniform Limited Partnership Act and the Delaware Limited Liability Company Act.
A copy of this opinion may be delivered by you to each financial institution that may become a Lender under the Credit Agreement, and such persons may rely on this opinion to the same extent as — but to no greater extent than — the addressees. This opinion may be relied upon by you and such persons to whom you may deliver copies as provided in the preceding sentence only in connection with the consummation of the transactions described herein and may not be used or relied upon by you or any other person for any other purpose, without in each instance my prior written consent.

This opinion is limited to the matters expressly stated herein. No implied opinion may be inferred to extend this opinion beyond the matters expressly stated herein. I do not undertake to advise you or anyone else of any changes in the opinions expressed herein resulting from changes in law, changes in facts or any other matters that hereafter might occur or be brought to my attention.
Sincerely,
John K. McDonald
Senior Vice P

EXHIBIT I
FORM OF OPINION OF
BALLARD SPAHR LLP
[attached]:

October 22, 2010
The Administrative Agent and each Lender Party
   to the Credit Agreement Referred to Below
c/o Citibank, N.A., as Administrative Agent
390 Greenwich Street
New York, NY 10013
Re:	Credit Agreement (the “Credit Agreement”), dated as of the date hereof, among First Huntingdon Finance Corp. (the “Borrower”), Toll Brothers, Inc. (the “Company”), the lenders party thereto (collectively, the “Lenders”), Citibank, N.A., as Administrative Agent, and the other agents party thereto
Ladies and Gentlemen:
We have acted as counsel to the Borrower, the Company, Toll Holdings, Inc. (the “Delaware Guarantor”), Toll Brothers AZ Limited Partnership (the “Arizona Guarantor”) and the other subsidiaries of the Company identified on the signature pages to the Guaranty Agreement referred to herein (such subsidiaries, including the Delaware Guarantor and the Arizona Guarantor, the “Designated Guarantors”; together with the Borrower and the Company, the “Loan Parties”), in connection with the execution and delivery of the Credit Agreement and the transactions contemplated thereby. This opinion is furnished to you pursuant to Section 5.1(ix) of the Credit Agreement. Unless otherwise defined in this opinion, capitalized terms are used herein as defined in the Credit Agreement. The Delaware Guarantor and the Arizona Guarantor are referred to collectively herein as the “Material Opinion Guarantors.”
In so acting, we have examined executed originals or counterparts of the following documents, each dated the date hereof (the “Loan Documents”):
the Credit Agreement;
the Notes executed in connection with the closing of the Credit Agreement; and
the Guaranty Agreement made by the Company and the Designated Guarantors.
We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials, and, as to matters of fact material to our opinions also without independent verification, on representations made in the Loan Documents and certificates and other inquiries of officers of the Loan Parties.

The Administrative Agent and each Lender Party
   to the Credit Agreement Referred to Below
c/o Citibank, N.A., as Administrative Agent
October 22, 2010

When the phrase “to our knowledge” or an equivalent phrase is used in this opinion, its purpose is to limit the statements it qualifies to the actual knowledge of lawyers in this firm responsible for preparing this opinion after such inquiry as they deemed appropriate. We have not examined any records of any court, administrative tribunal or other similar entity in connection with our opinion.
We have assumed the legal capacity and competence of natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of documents submitted to us as certified, conformed, photostatic, electronic or facsimile copies, and the completeness of all documents reviewed by us. We have also assumed, without independent verification (i) that each of the Designated Guarantors, other than the Material Opinion Guarantors, is validly existing and in good standing under the laws of the state of its incorporation or formation, (ii) that the execution, delivery and performance of the Guaranty Agreement by each of the Designated Guarantors, other than the Material Opinion Guarantors, does not violate its organizational or formation documents (including, as applicable, its certificate or articles of incorporation, certificate of formation, by-laws, limited liability company agreement and/or partnership agreement), (iii) that the parties to the Loan Documents and the other agreements, instruments and documents executed in connection therewith, other than the Borrower, the Company and the Material Opinion Guarantors, have the power (including, without limitation, corporate power where applicable) and authority to enter into and perform the Loan Documents and such other agreements, instruments and documents, (iv) the due authorization, execution and delivery by such parties other than the Borrower, the Company and the Material Opinion Guarantors, of each Loan Document and such other agreements, instruments and documents, and (v) that the Loan Documents and such other agreements, instruments and documents constitute legal, valid and binding obligations of each such party, other than the Loan Parties, enforceable against each such other party in accordance with their respective terms.
Based upon the foregoing and subject to the assumptions, exceptions, limitations and qualifications set forth herein, we are of the opinion that:
Each of the Borrower, the Company and the Delaware Guarantor is a corporation validly existing and in good standing under the laws of the State of Delaware and has the corporate power to carry on its business as such business is known to us. The Arizona Guarantor is a limited partnership validly existing under the laws of the State of Arizona and has the limited partnership power to carry on its business as such business is known to us. The Company is qualified as a foreign corporation in the Commonwealth of Pennsylvania.
Each of the Borrower, the Company and the Delaware Guarantor has the corporate power and authority to enter into and perform its obligations under the Loan Documents to which it is a party and to incur the obligations provided therein, and has taken all corporate action necessary to authorize the execution, delivery and performance of the Loan Documents to which it is a party. The Arizona Guarantor has the limited partnership power and authority to enter into and perform its obligations under the Guaranty Agreement and to incur the obligations provided therein, and has taken all limited partnership action necessary to authorize the execution, delivery and performance of the Guaranty Agreement.

The Administrative Agent and each Lender Party
   to the Credit Agreement Referred to Below
c/o Citibank, N.A., as Administrative Agent
October 22, 2010

The execution and delivery by each of the Borrower, the Company and the Material Opinion Guarantors of the respective Loan Documents to which it is a party do not and the performance of the obligations thereunder will not (a) violate its Certificate of Incorporation, Certificate of Formation, Bylaws or Limited Partnership Agreement, as applicable, as now in effect, (b) violate (i) any present statute, rule or regulation promulgated by the United States or the Commonwealth of Pennsylvania,(ii) with regard to the Borrower, the Company and the Delaware Guarantor, the General Corporation Law of the State of Delaware, or (iii) with regard to the Arizona Guarantor, the Arizona Uniform Limited Partnership Act, which in each case in our experience is normally applicable both to entities which are not engaged in regulated business activities and to transactions of the type contemplated by the Loan Documents, or (c) breach or result in a default under those agreements appearing on Schedule I to this Opinion (collectively, the “Reviewed Documents”), or result in the creation or imposition of any security interest in or lien or encumbrance upon any of the assets of the Borrower, the Company or any Material Opinion Guarantor pursuant to the Reviewed Documents. In rendering the opinion in clause (c), we also have assumed (x) without independent investigation that the transactions contemplated by the Loan Documents will not result in a violation of covenants containing financial ratios in the Reviewed Documents or any other provisions of the Reviewed Documents to which the Borrower, the Company or a Material Opinion Guarantor is a party that are based upon the financial statements or the financial condition of any of the Loan Parties and (y) based on a certificate of an officer of the Company, that each of the Designated Guarantors is also a guarantor under the Indentures referred to in Schedule I.
The execution, delivery and performance at the date hereof by each of the Designated Guarantors (other than the Material Opinion Guarantors) of the Loan Documents to which it is a party do not (a) violate (i) any present statute, rule or regulation promulgated by the United States or the Commonwealth of Pennsylvania, or (ii) with respect to those Designated Guarantors formed under the corporate, limited partnership or limited liability company laws of the State of Delaware, the General Corporation Law of the State of Delaware, the Delaware Revised Uniform Limited Partnership Act or the Delaware Limited Liability Company Act, which in either case in our experience is normally applicable both to entities which are not engaged in regulated business activities and to transactions of the type contemplated by the Loan Documents, or (b) breach or result in a default under the Reviewed Documents, or result in the creation or imposition of any security interest in or lien or encumbrance upon, any of the assets of such Designated Guarantor pursuant to the Reviewed Documents. In rendering the opinion in clause (b), we also have assumed (x) without independent investigation that the transactions contemplated by the Loan Documents will not result in a violation of covenants containing financial ratios in the Reviewed Documents or any other provisions of the Reviewed Documents to which a Designated Guarantor is a party that are based upon the financial statements or the financial condition of any of the Loan Parties and (y) based on a certificate of an officer of the Company, that each of the Designated Guarantors is also a guarantor under the Indentures referred to in Schedule I.
Each Loan Document to which it is a party has been duly executed and delivered on behalf of the Borrower, the Company and each Material Opinion Guarantor. Each Loan Document constitutes the legal, valid and binding obligation of each of the Loan Parties which is party thereto, enforceable against such Loan Parties in accordance with its respective terms.
No order, consent, authorization or approval of, or notice to or filing or registration with, any federal or state regulatory authority of the United States or the Commonwealth of Pennsylvania or under the General Corporation Law of the State of Delaware, the Delaware Revised Uniform Limited Partnership Act, the Delaware Limited Liability Company Act or the Arizona Uniform Limited Partnership Act is required by any Loan Party in connection with the execution or delivery by any Loan Party of any of the Loan Documents or the payment of any Loan Party’s obligations under the Loan Documents.

The Administrative Agent and each Lender Party
   to the Credit Agreement Referred to Below
c/o Citibank, N.A., as Administrative Agent
October 22, 2010

We are not representing the Borrower, the Company or any Material Guarantor in any pending litigation in which it is a named defendant, or in any litigation that is overtly threatened in writing against it by a potential claimant, that challenges the validity or enforceability of, or seeks to enjoin the performance of, the Loan Documents.
The foregoing opinions are subject to the following exceptions, limitations and qualifications:
Our opinion is subject to the effect of applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer, marshalling or similar laws affecting creditors’ rights and remedies generally; general principles of equity, including without limitation, concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether such enforceability is considered in a proceeding in equity or at law); and limitations on enforceability of rights to indemnification or contribution by federal or state securities laws or regulations or by public policy.
We express no opinion as to the application or requirements of federal or state securities, patent, trademark, copyright, antitrust and unfair competition, pension or employee benefit, labor, environmental, health and safety or tax laws in respect of the transactions contemplated by or referred to in the Loan Documents.
We express no opinion as to the validity or enforceability of any provision of the Loan Documents which (i) permits a Lender or the Administrative Agent to increase the rate of interest or to collect a late charge in the event of delinquency or default to the extent they are deemed to be penalties or forfeitures; (ii) purports to grant a Lender or the Administrative Agent a power-of-attorney; (iii) purports to require that waivers must be in writing to the extent that an oral agreement or implied agreement by trade practice or course of conduct modifying provisions of the Loan Documents has been made; (iv) purports to be a waiver of the right to a jury trial, a waiver of any right to object to jurisdiction or venue, a waiver of any right to claim damages or to service of process or a waiver of any other rights or benefits bestowed by operation of law or the waiver of which is limited by applicable law; (v) purports to be a waiver of the obligations of good faith, fair dealing, diligence, mitigation of damages or commercial reasonableness; (vi) purports to exculpate any party from its own negligent acts or limit any party from certain liabilities; (vii) purports to require the payment of attorneys’ fees to the extent such fees exceed reasonable attorneys’ fees; or (viii) purports to authorize a Lender or the Administrative Agent to set off and apply any deposits at any time held, and any other indebtedness at any time owing, by such Lender or the Administrative Agent to or for the account of a Loan Party or which purports to provide that any purchaser of a participation from a Lender may exercise setoff or similar rights with respect to such participation.
We express no opinion as to the enforceability of forum selection clauses upon the courts in the forum selected.
We express no opinion as to the law of any jurisdiction other than the federal law of the United States, the law of the Commonwealth of Pennsylvania, the General Corporation Law of the State of Delaware, the Delaware Revised Uniform Limited Partnership Act, the Delaware Limited Liability Company Act, the Arizona Uniform Limited Partnership Act and, with respect to the second sentence of Opinion Paragraph 5, the State of New York.

The Administrative Agent and each Lender Party
   to the Credit Agreement Referred to Below
c/o Citibank, N.A., as Administrative Agent
October 22, 2010

A copy of this opinion may be delivered by you to each financial institution that may become a Lender under the Credit Agreement, and such persons may rely on this opinion to the same extent as — but to no greater extent than — the addressees. This opinion may be relied upon by you and such persons to whom you may deliver copies as provided in the preceding sentence only in connection with the consummation of the transactions described herein and may not be used or relied upon by you or any other person for any other purpose, without in each instance our prior written consent.
This opinion is limited to the matters expressly stated herein. No implied opinion may be inferred to extend this opinion beyond the matters expressly stated herein. We do not undertake to advise you or anyone else of any changes in the opinions expressed herein resulting from changes in law, changes in facts or any other matters that hereafter might occur or be brought to our attention.
This opinion shall be interpreted in accordance with the Legal Opinion Principles issued by the Committee on Legal Opinions of the American Bar Association’s Section of Business Law as published in 53 Business Lawyer 831 (May 1998).
Richard J. Braemer, a partner of this firm, is a director of and shareholder of the Company.
Very truly yours,

SCHEDULE I TO EXHIBIT I
LIST OF EXAMINED DOCUMENTS
Indenture dated as of November 22, 2002 among Toll Brothers Finance Corp., Toll Brothers, Inc. and J.P. Morgan Trust Company, National Association (formerly Bank One Trust Company, NA).
First Supplemental Indenture dated as of May 1, 2003 among Toll NJ X-I Corp. and the other parties listed on Schedule A and J.P. Morgan Trust Company, National Association (formerly Bank One Trust Company, NA).
Second Supplemental Indenture dated as of November 3, 2003 among Toll PA Builder Corp. and the other parties listed on Schedule A and J.P. Morgan Trust Company, National Association (formerly Bank One Trust Company, NA).
Third Supplemental Indenture dated as of January 26, 2004 among Toll MD Builder Corp. and the other parties listed on Schedule A and J.P. Morgan Trust Company, National Association.
Fourth Supplemental Indenture dated as of March 1, 2004 among Toll PA IX, L.P. and the other parties listed on Schedule A and J.P. Morgan Trust Company, National Association.
Fifth Supplemental Indenture dated as of September 20, 2004 among Toll IL WSB, L.P. and the other parties listed on Schedule A and J.P. Morgan Trust Company, National Association.
Sixth Supplemental Indenture dated as of October 28, 2004 among Toll PA IV, L.P. and the other parties listed on Schedule A and J.P. Morgan Trust Company, National Association, as successor to Bank One Trust Company, National Association.
Seventh Supplemental Indenture dated as of October 31, 2004 among Toll Arizona LP Company, Inc. and the other parties listed on Schedule A and J.P. Morgan Trust Company, National Association, as successor to Bank One Trust Company, National Association.
Eighth Supplemental Indenture dated as of January 31, 2005 among Toll Manhattan I, Inc. and the other parties listed on Schedule A and J.P. Morgan Trust Company, National Association, as successor to Bank One Trust Company, National Association.
Ninth Supplemental Indenture dated as of June 6, 2005 among Toll CA VIII, L.P. and the other parties listed on Schedule A and J.P. Morgan Trust Company, National Association, as successor to Bank One Trust Company, National Association.
Tenth Supplemental Indenture dated as of August 1, 2005 among Toll Orlando Limited Partnership and the other parties listed on Schedule A and J.P. Morgan Trust Company, National Association, as successor to Bank One Trust Company, National Association.
Eleventh Supplemental Indenture dated as of January 31, 2006 among Gigliotti Surrey Hill Associates, L.P. and the other parties listed on Schedule A and J.P. Morgan Trust Company, National Association, as successor to Bank One Trust Company, National Association.
Twelfth Supplemental Indenture dated as of April 30, 2006 among Toll CA XV, L.P. and the other parties listed on Schedule A and J.P. Morgan Trust Company, National Association, as successor to Bank One Trust Company, National Association.

Thirteenth Supplemental Indenture dated as of July 31, 2006 among Toll CA XVII, L.P. and the other parties listed on Schedule A and J.P. Morgan Trust Company, National Association, as successor to Bank One Trust Company, National Association.
Fourteenth Supplemental Indenture dated as of October 31, 2006 among Toll CA XVII, L.P. and the other parties listed on Schedule A and The Bank of New York Trust Company, as successor to J.P. Morgan Trust Company, National Association and Bank One Trust Company, National Association.
Fifteenth Supplemental Indenture dated as of June 25, 2007 among Toll Austin TX LLC and the other parties listed on Schedule A and The Bank of New York Trust Company, as successor to J.P. Morgan Trust Company, National Association and Bank One Trust Company, National Association.
Sixteenth Supplemental Indenture dated as of June 27, 2007 among Toll Austin TX LLC and the other parties listed on Schedule A and The Bank of New York Trust Company, as successor to J.P. Morgan Trust Company, National Association and Bank One Trust Company, National Association.
Seventeenth Supplemental Indenture dated as of January 31, 2008 among Toll Henderson LLC and the other parties listed on Schedule A and The Bank of New York Trust Company, as successor to J.P. Morgan Trust Company, National Association and Bank One Trust Company, National Association.
Indenture dated as of April 20, 2009 among Toll Brothers Finance Corp., Toll Brothers, Inc. and the other guarantors named therein and The Bank of New York Mellon.

EXHIBIT J
FORM OF GUARANTY
This GUARANTY (“Guaranty”) is made as of October 22, 2010 by the undersigned (the “Guarantors”), in favor of the “Lenders” under that certain Credit Agreement dated as of October 22, 2010, among First Huntingdon Finance Corp., Toll Brothers, Inc., the Lenders from time to time parties thereto and Citibank, N.A., in its capacity as Administrative Agent. Such Credit Agreement, as it may be amended, modified or supplemented from time to time, is hereinafter referred to as the “Credit Agreement.” Unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed to them in the Credit Agreement.
1. Guaranty. (i) For value received and in consideration of any loan, advance or financial accommodation of any kind whatsoever heretofore, now or hereafter made, given or granted to the Borrower by the Lenders, the Guarantors unconditionally, jointly and severally guarantee for the benefit of each of the Lenders the full and prompt payment when due, whether at maturity or earlier, by reason of acceleration or otherwise, and at all times thereafter, of all of the Obligations (including, without limitation, interest accruing following the filing of a bankruptcy petition by or against any Loan Party, at the applicable rate specified in the Credit Agreement, whether or not such interest is allowed as a claim in bankruptcy).
(ii) At any time after the occurrence and during the continuance of a Default, the Guarantors shall pay to the Administrative Agent, for the benefit of the Lenders, on written demand and in immediately available funds, the full amount of the Obligations then due. The Guarantors further agree to pay to the Administrative Agent and reimburse the Administrative Agent for, on demand and in immediately available funds, (a) all reasonable fees, costs and expenses (including, without limitation, all court costs and reasonable attorneys’ and paralegals’ fees, costs and expenses) paid or incurred by the Administrative Agent or any of the Lenders in: (1) endeavoring to collect all or any part of the Obligations from, or in prosecuting any action against, any one or more of the Guarantors relating to this Guaranty; (2) taking any action with respect to any security or collateral securing any of the Guarantors’ obligations hereunder; and (3) preserving, protecting or defending the enforceability of, or enforcing, this Guaranty or their respective rights hereunder; provided, that, the Guarantors shall not be liable for the fees and expenses of more than one counsel, plus separate counsel for the Administrative Agent and its affiliates and separate counsel for each Arranger and its affiliates plus, if necessary, one special counsel for each relevant specialty and one local counsel per jurisdiction; provided, further that, in the event of any actual or potential conflict of interest, the Guarantors shall be liable for the fees and expenses of one additional counsel for each person subject to such conflict (all such costs and expenses are hereinafter referred to as the “Expenses”). The Guarantors hereby agree that this Guaranty is an absolute guaranty of payment and is not a guaranty of collection.
2. Obligations Unconditional. Subject to Sections 11 and 12 hereof the Guarantors hereby agree that their obligations under this Guaranty shall be unconditional, irrespective of: (i) the validity, enforceability, avoidance, novation or subordination of any of the Obligations or any of the Loan Documents; (ii) the absence of any attempt by, or on behalf of, any Lender or the Administrative Agent to collect, or to take any other action to enforce, all or any part of the Obligations whether from or against the Borrower, any other guarantor of the Obligations or any other person; (iii) the election of any remedy by, or on behalf of, any Lender or the Administrative Agent with respect to all or any part of the Obligations; (iv) the waiver, consent, extension, forbearance or granting of any indulgence by, or on behalf of, any Lender or the Administrative Agent with respect to any provision of any of the Loan Documents; (v) the election by, or on behalf of, any one or more of the Lenders, in any proceeding instituted under Chapter 11 of Title 11 of the United States Code (11 U.S.C. 101 et seq.) (the “Bankruptcy Code”), of the application of Section 1111(b)(2) of the Bankruptcy Code; (vi) any borrowing or grant of a security interest by the Borrower, as debtor-in-possession, under Section 364 of the Bankruptcy Code; (vii) the disallowance, under Section 502 of the Bankruptcy Code, of all or any portion of the claims of any of the Lenders or the Administrative Agent for repayment of all or any part of the Obligations or any Expenses; or (viii) any other circumstance which might otherwise constitute a legal or equitable discharge or defense of the Borrower or any one or more of the Guarantors.

3. Enforcement; Application of Payments. Upon the occurrence and during the continuance of a Default, the Administrative Agent may proceed directly and at once, without notice, against any one or more of the Guarantors to obtain performance of and to collect and recover the full amount, or any portion, of the Obligations then due, without first proceeding against the Borrower, any other Guarantor or any other Person, or against any security or collateral for the Obligations. Subject only to the terms and provisions of the Credit Agreement, the Administrative Agent shall have the exclusive right to determine the application of payments and credits, if any, from the Guarantors, the Borrower or from any other Person on account of the Obligations or any other liability of the Guarantors to any Lender.
4. Waivers. (a) The Guarantors hereby waive diligence, presentment, demand of payment, filing of claims with a court in the event of receivership or bankruptcy of the Borrower or the Company, protest or notice with respect to the Obligations, all setoffs and counterclaims and all presentments, demands for performance, notices of nonperformance, protests, notices of protest, notices of dishonor and notices of acceptance of this Guaranty, and all other demands whatsoever (and shall not require that the same be made on the Borrower or the Company as a condition precedent to the Guarantors’ obligations hereunder), and covenants that this Guaranty will not be discharged, except by complete payment (in cash) and performance of the Obligations and any other obligations contained herein. The Guarantors further waive all notices of the existence, creation or incurring of new or additional indebtedness, arising either from additional loans extended to the Borrower or otherwise, and also waive all notices that the principal amount, or any portion thereof, and/or any interest on any instrument or document evidencing all or any part of the Obligations is due, notices of any and all proceedings to collect from the maker, any endorser or any other guarantor of all or any part of the Obligations, or from any other Person, and, to the extent permitted by law, notices of exchange, sale, surrender or other handling of any security or collateral given to the Agent to secure payment of all or any part of the Obligations.
(b) The Guarantors understand that they shall be liable for the full amount of their liability under this Guaranty, notwithstanding the occurrence of any event impairing the rights of the Guarantors, the Administrative Agent or any of the Lenders to proceed against the Borrower, any other guarantor (including without limitation any Guarantor hereunder) or the Borrower’s or such guarantor’s property. The Guarantors agree that all of their obligations under this Guaranty (including their obligation to pay in full all indebtedness evidenced by or arising under the Credit Agreement) shall remain in full force and effect without defense, offset or counterclaim of any kind, notwithstanding that the Guarantors’ rights against the Borrower may be impaired, destroyed or otherwise affected by reason of any action or inaction on the part of the Administrative Agent or any Lender.
(c) The Lenders, either themselves or acting through the Administrative Agent, are hereby authorized, without notice or demand and without affecting the liability of the Guarantors hereunder, from time to time, (i) to renew, extend, accelerate or otherwise change the time for payment of, or other terms relating to, all or any part of the Obligations, or to otherwise modify, amend or change the terms of any of the Loan Documents; (ii) to accept partial payments on all or any part of the Obligations; (iii) to take and hold security or collateral for the payment of all or any part of the Obligations, this Guaranty, or any other guaranties of all or any part of the Obligations or other liabilities of the Borrower, (iv) to exchange, enforce, waive and release any such security or collateral; (v) to apply such security or collateral and direct the order or manner of sale thereof as in their discretion they may determine; and (vi) to settle, release, exchange, enforce, waive, compromise or collect or otherwise liquidate all or any part of the Obligations, this Guaranty, any other guaranty of all or any part of the Obligations, and any security or collateral for the Obligations or for any such guaranty. Any of the foregoing may be done in any manner, without affecting or impairing the obligations of the Guarantors hereunder.

5. Setoff. At any time when all or any part of the Obligations have become due and payable (by acceleration or otherwise) following the occurrence of a Default, each Lender and the Administrative Agent may, without notice to the Guarantors and regardless of the acceptance of any security or collateral for the payment hereof, appropriate and apply toward the payment of all or any part of the Obligations (i) any indebtedness due or to become due from such Lender or the Administrative Agent to any one or more of the Guarantors, and (ii) any moneys, credits or other property belonging to any one or more of the Guarantors, at any time held by or coming into the possession of such Lender or the Administrative Agent or any of their respective Affiliates.
6. Financial Information. The Guarantors hereby assume responsibility for keeping themselves informed of the financial condition of the Borrower and any and all endorsers and/or other guarantors of all or any part of the Obligations, and of all other circumstances bearing upon the risk of nonpayment of the Obligations, or any part thereof, that diligent inquiry would reveal, and the Guarantors hereby agree that none of the Lenders nor the Administrative Agent shall have any duty to advise the Guarantors of information known to any of them regarding such condition or any such circumstances. In the event any Lender, in its sole discretion, undertakes at any time or from time to time to provide any such information to any one or more of the Guarantors, such Lender shall be under no obligation (i) to undertake any investigation not a part of its regular business routine, (ii) to disclose any information which such Lender, pursuant to accepted or reasonable commercial finance or banking practices, wishes to maintain confidential or (iii) to make any other or future disclosures of such information or any other information to any one or more of the Guarantors.
7. No Marshalling; Reinstatement. The Guarantors consent and agree that none of the Lenders nor the Administrative Agent nor any Person acting for or on behalf of the Lenders or the Administrative Agent shall be under any obligation to marshal any assets in favor of the Guarantors or against or in payment of any or all of the Obligations. The Guarantors further agree that, to the extent that the Borrower, any one or more of the Guarantors or any other guarantor of all or any part of the Obligations makes a payment or payments to any Lender or the Administrative Agent, which payment or payments or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to the Borrower, any one or more of the Guarantors, such other guarantor or any other Person, or their respective estates, trustees, receivers or any other party, including, without limitation, the Guarantors, under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or repayment, the part of the Obligations which has been paid, reduced or satisfied by such amount shall be reinstated and continued in full force and effect as of the time immediately preceding such initial payment, reduction or satisfaction.
8. Subordination. Until the Obligations have been paid in full and the Aggregate Revolving Credit Commitment has been terminated, the Guarantors (i) shall have no right of subrogation with respect to such Obligations, (ii) waive any right to enforce any remedy which the Lenders or the Administrative Agent (or any of them) now have or may hereafter have against the Borrower, any endorser or any guarantor of all or any part of the Obligations or any other Person, and (iii) waive any benefit of, and any right to participate in, any security or collateral given to the Lenders and the Administrative Agent (or any of them) to secure the payment or performance of all or any part of the Obligations or any other liability of the Borrower to the Lenders.
9. Subordination. (a) Subordinated Debt. The payment and performance of all indebtedness, fees, expenses, obligations and liabilities of the Borrower (or any other Person for the benefit of Borrower) to the Guarantors whether now existing or hereafter incurred or created, in each case, whether such amounts are due or not due, direct or indirect, absolute or contingent (the “Subordinated Debt”) are hereby subordinated to the Obligations and, except as set forth in subparagraphs (b) and (c) of this Section 9 the Guarantors will not accelerate, ask, demand, sue for, take or receive from the Borrower, by setoff or in any other manner, the whole or any part of the Subordinated Debt, including, without limitation, the taking of any negotiable instruments evidencing such amounts, nor any security for any of the Subordinated Debt, unless and until all of the Obligations shall have been fully paid and satisfied in cash and all financing arrangements among the Borrower, the Administrative Agent and the Lenders shall have been terminated.

(b) Permitted Payments. Notwithstanding the provisions of subparagraph (a) of this Section 9, in the absence of a “Default” and provided that the payment described below, if made, would not otherwise give rise to the occurrence of a Default, the Borrower may pay to the Guarantors, and the Guarantors may accept from the Borrower, any and all payments of the Subordinated Debt (“Permitted Payments”).
(c) Enforcement Rights. The Guarantors, prior to the payment in full of the Obligations and the termination of all financing arrangements among the Borrower and the Lenders, shall have no right to enforce any claim with respect to the Subordinated Debt, including, without limitation, any Permitted Payment, or otherwise to take any action against the borrower or the Borrower’s Property without the Administrative Agent’s prior written approval.
10. Enforcement; Amendments; Waivers. No delay on the part of any of the Lenders or the Administrative Agent in the exercise of any right or remedy arising under this Guaranty, the Credit Agreement, any of the other Loan Documents or otherwise with respect to all or any part of the Obligations or any other guaranty of or security for all or any part of the Obligations shall operate as a waiver thereof, and no single or partial exercise by any such Person of any such right or remedy shall preclude any further exercise thereof. No modification or waiver of any of the provisions of this Guaranty shall be binding upon the Lenders or the Administrative Agent, except as expressly set forth in a writing duly signed and delivered by the party making such modification or waiver. Failure by any of the Lenders or the Administrative Agent at any time or times hereafter to require strict performance by the Borrower, the Guarantors, any other guarantor of all or any part of the Obligations or any other Person of any of the provisions, warranties, terms and conditions contained in any of the Loan Documents now or at any time or times hereafter executed by such Persons and delivered to the Administrative Agent or any Lender shall not waive, affect or diminish any right of the Administrative Agent or such Lender at any time or times hereafter to demand strict performance thereof and such right shall not be deemed to have been waived by any act or knowledge of the Administrative Agent or any Lender, or their respective agents, officers or employees, unless such waiver is contained in an instrument in writing, directed and delivered to the Borrower or the Guarantors, as applicable, specifying such waiver, and is signed by the party or parties necessary to give such waiver under the Credit Agreement. No waiver of any Default by the Administrative Agent or any Lender shall operate as a waiver of any other Default or the same Default on a future occasion, and no action by the Administrative Agent or any Lender permitted hereunder shall in any way affect or impair the Administrative Agent’s or any Lender’s rights and remedies or the obligations of the Guarantors under this Guaranty. Any determination by a court of competent jurisdiction of the amount of any principal and/or interest owing by the Borrower to any of the Lenders shall be conclusive and binding on the Guarantors irrespective of whether any of the Guarantors was party to the suit or action in which such determination was made.
11. Limitation on Obligations. The following provisions of this Guaranty apply with respect to all Guarantors other than Toll Brothers, Inc.:
(a) The provisions of this Guaranty are severable, and in any action or proceeding involving any state corporate law, or any state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Guarantor under this Guaranty would otherwise be held or determined to be avoidable, invalid or unenforceable on account of the amount of such Guarantor’s liability under this Guaranty, then, notwithstanding any other provision of this Guaranty to the contrary, the amount of such liability shall, without any further action by the Guarantors, the Administrative Agent or any Lender, be automatically limited and reduced to the highest amount that is valid and enforceable as determined in such action or proceeding (such highest amount determined hereunder being the relevant Guarantor’s “Maximum Liability”). This Section 11(a) with respect to the Maximum Liability of the Guarantors, is intended solely to preserve the rights of the Administrative Agent hereunder to the maximum extent not subject to avoidance under applicable law, and neither the Guarantors nor any other person or entity shall have any right or claim under this Section 11(a) with respect to the Maximum Liability, except to the extent necessary so that the obligations of the Guarantors hereunder shall not be rendered voidable under applicable law.

(b) Each of the Guarantors agrees that the Guaranteed Obligations may at any time and from time to time exceed the Maximum Liability of each Guarantor, and may exceed the aggregate Maximum Liability of all other Guarantors, without impairing this Guaranty or affecting the rights and remedies of the Administrative Agent hereunder. Nothing in this Section 9(b) shall be construed to increase any Guarantor’s obligations hereunder beyond its Maximum Liability.
(c) In the event any Guarantor (a “Paying Guarantor”) shall make any payment or payments under this Guaranty or shall suffer any loss as a result of any realization upon any collateral granted by it to secure its obligations under this Guaranty, each other Guarantor (each a “Non-Paying Guarantor”) shall contribute to such Paying Guarantor an amount equal to such Non-Paying Guarantor’s “Pro Rata Share” of such payment or payments made, or losses suffered, by such Paying Guarantor. For the purposes hereof, each Non-Paying Guarantor’s “Pro Rata Share” with respect to any such payment or loss by a Paying Guarantor shall be determined as of the date on which such payment or loss was made by reference to the ratio of (i) such Non-Paying Guarantor’s Maximum Liability as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder) or, if such Non-Paying Guarantor’s Maximum Liability has not been determined, the aggregate amount of all monies received by such Non-Paying Guarantor from the Borrower after the date hereof (whether by loan, capital infusion or by other means) to (ii) the aggregate Maximum Liability of all Guarantors hereunder (including such Paying Guarantor) as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder), or to the extent that a Maximum Liability has not been determined for any Guarantors, the aggregate amount of all monies received by such Guarantors from the Borrower after the date hereof (whether by loan, capital infusion or by other means). Nothing in this Section 11(c) shall affect any Guarantor’s several liability for the entire amount of the Guaranteed Obligations (up to such Guarantor’s Maximum Liability). Each of the Guarantors covenants and agrees that its right to receive any contribution under this Guaranty from a Non-Paying Guarantor shall be subordinate and junior in right of payment to all the Guaranteed Obligations. The provisions of this Section 11(c) are for the benefit of both the Administrative Agent and the Guarantors and may be enforced by any one, or more, or all of them in accordance with the terms hereof.
12. Effectiveness; Termination. This Guaranty shall become effective upon its execution by the Guarantors and shall continue in full force and effect and may not be terminated or otherwise revoked until the Obligations shall have been fully paid (in cash) and discharged and the Credit Agreement and all financing arrangements between the Borrower and the Lenders under the Loan Documents shall have been terminated. If, notwithstanding the foregoing, the Guarantors shall have any right under applicable law to terminate or revoke this Guaranty, the Guarantors agree that such termination or revocation shall not be effective until a written notice of such revocation or termination, specifically referring hereto, signed by the Guarantors, is actually received by the Administrative Agent. Such notice shall not affect the right and power of any of the Lenders or the Administrative Agent to enforce rights arising prior to receipt thereof by the Administrative Agent. If any Lender grants loans or takes other action after any of the Guarantors terminates or revokes its obligations under this Guaranty but before the Administrative Agent receives such written notice, the rights of such Lender with respect thereto shall be the same as if such termination or revocation had not occurred.

13. Successors and Assigns. This Guaranty shall be binding upon the Guarantors and upon their successors and assigns and shall inure to the benefit of the Lenders and the Administrative Agent and their respective successors and assigns; all references herein to the Borrower and to the Guarantors shall be deemed to include their respective successors and assigns. The successors and assigns of the Guarantors and the Borrower shall include, without limitation, their respective receivers, trustees or debtors-in-possession. All references to the singular shall be deemed to include the plural where the context so requires.
14. CHOICE OF LAW. THIS GUARANTY SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (AND NOT THE LAW OF CONFLICTS) OF THE STATE OF NEW YORK, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.
15. CONSENT TO JURISDICTION. THE ADMINISTRATIVE AGENT AND THE GUARANTORS HEREBY IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE SOUTHERN DISTRICT OF NEW YORK (OR THE STATE COURTS SITTING IN THE BOROUGH OF MANHATTAN IN THE EVENT THE FEDERAL COURTS LACK SUBJECT JURISDICTION) IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS AND THE ADMINISTRATIVE AGENT AND THE GUARANTORS HEREBY IRREVOCABLY AGREE THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVE ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM.
16. WAIVER OF JURY TRIAL. EACH OF THE GUARANTORS AND THE ADMINISTRATIVE AGENT WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE, BETWEEN THE GUARANTORS AND THE LENDERS OR THE ADMINISTRATIVE AGENT ARISING OUT OF OR RELATED TO THE TRANSACTIONS CONTEMPLATED BY THIS GUARANTY OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH. EITHER THE GUARANTORS OR THE ADMINISTRATIVE AGENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS GUARANTY WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.
17. Advice of Counsel. The Guarantors represent and warrant that they have consulted with their legal counsel regarding all waivers under this Guaranty, including without limitation those under Section 4 and Sections 14 through 16 hereof, that they believe that they fully understand all rights that they are waiving and the effect of such waivers, that they assume the risk of any misunderstanding that they may have regarding any of the foregoing, and that they intend that such waivers shall be a material inducement to the Administrative Agent and the Lenders to extend the indebtedness guaranteed hereby.
18. Notices. All notices and other communications provided to any party hereto shall be in writing or by facsimile and addressed to such party at its address set forth below or at such other address as may be designated by such party in a notice to the other party. Any notice, if mailed and properly addressed with postage prepaid, shall be deemed given when received; any notice, if transmitted by facsimile, shall be deemed given when transmitted. The addresses for notices are as follows:
if to the Guarantors, at:
Toll Brothers, Inc.
250 Gibraltar Road
Horsham, PA 19044
Attention: Martin Connor
Telecopy: 215/938-8010

with copies to:
Toll Brothers, Inc.
250 Gibraltar Road
Horsham, PA 19044
Attention: Douglas Yearley
Telecopy: 215/938-8004
and
Toll Brothers Inc.
250 Gibraltar Road
Horsham, PA 19044
Attention: John McDonald
Telecopy: 215/938-8255
and
Ballard Spahr LLP
1735 Market Street
51st Floor
Philadelphia, PA 19103-7599
Attention: Richard Perelman
Telecopy: 215/864-8999
if to the Administrative Agent, at its address provided for in the Credit Agreement.
19. Severability. Wherever possible, each provision of this Guaranty shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Guaranty shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Guaranty.
20. Merger. This Guaranty represents the final agreement of the Guarantors with respect to the matters contained herein and may not be contradicted by evidence of prior or contemporaneous agreements, or subsequent oral agreements, between the Guarantors and the Administrative Agent or any Lender.
21. Supplemental Guaranties. Pursuant to Section 7.16 of the Credit Agreement, additional Wholly-Owned Subsidiaries of the Company shall become obligated as Guarantors hereunder (each as fully as though an original signatory hereto) by executing and delivering to the Agent a Supplemental Guaranty in the form of Exhibit A hereto (with blanks appropriately filled in), together with such additional supporting documentation required pursuant to Section 7.16 of the Credit Agreement.
[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, this Guaranty has been duly executed by the Guarantors as of the day and year first set forth above.

TOLL BROTHERS, INC., a Delaware corporation and each of the other Guarantors listed below on Exhibit B
By:
Martin Connor, Senior Vice President or Vice
President of (i) each of the Guarantors which is a corporation or limited liability company; (ii) each corporate general partner of each of the Guarantors which is a general or limited partnership; and (iii) each corporate trustee of each of the Guarantors which is a trust.

TOLL LAND CORP. NO. 10 and each of the other Guarantors listed below on Exhibit C
By:
Joseph R. Sicree, Secretary or Assistant
Secretary of (i) each of the Guarantors which is a corporation or limited liability company, (ii) each corporate general partner of each of the Guarantors which is a general or limited partnership; and (iii) each corporate trustee of each of the Guarantors which is a trust.

EXHIBIT A TO GUARANTY
SUPPLEMENTAL GUARANTY
[Date]
Citibank, N.A., as Administrative Agent
for the Lenders
Ladies and Gentlemen:
Reference is hereby made to (i) that certain Credit Agreement, dated as of October 22, 2010, as amended, among First Huntingdon Finance Corp., Toll Brothers, Inc., the lenders from time to time party thereto (the “Lenders”), and Citibank, N.A., as a Lender and as Administrative Agent (the “Administrative Agent) on behalf of itself and the other Lenders (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) and (it) that certain Guaranty, dated as of October 22, 2010, executed and delivered by the Guarantors party thereto in favor of the Administrative Agent, for the benefit of the Lenders (as amended, restated, supplemented or otherwise modified from time to time, the “Guaranty”). Terms not defined herein which are defined in the Credit Agreement shall have for the purposes hereof the respective meanings provided therein.
In accordance with Section 7.16 of the Credit Agreement and Section 21 of the Guaranty, the undersigned, [GUARANTOR]                     , a                      corporation [limited partnership/limited liability company] organized under the laws of                     , hereby elects to be a “Guarantor” for all purposes of the Credit Agreement and the Guaranty, respectively, effective from the date hereof.
Without limiting the generality of the foregoing, the undersigned hereby agrees to perform all the obligations of a Guarantor under, and to be bound in all respects by the terms of, the Guaranty, to the same extent and with the same force and effect as if the undersigned were a direct signatory thereto.
This Supplemental Guaranty shall be construed in accordance with and governed by the internal laws (and not the law of conflicts) of the State of New York but giving effect to federal laws applicable to national banks.
IN WITNESS WHEREOF, this Supplemental Guaranty has been duly executed by the undersigned as of the  _____  day of                     , 201_.

[GUARANTOR]
By:
Name:
Title:

EXHIBIT B TO GUARANTY

CORPORATIONS

110-112 Third Ave. Realty Corp.
ESE Consultants, Inc.
Fairway Valley, Inc.
First Brandywine Finance Corp.
First Brandywine Investment Corp. II
First Brandywine Investment Corp. IV
Franklin Farms G.P., Inc.,
HQZ Acquisitions, Inc.
MA Limited Land Corporation
SH Homes Corporation
SI Investment Corporation
The Silverman Building Companies, Inc.
TB Proprietary Corp.
Tenby Hunt, Inc.
Toll Architecture I, P.A.
Toll Architecture, Inc.
Toll AZ GP Corp.
Toll Bros. of Arizona, Inc.
Toll Bros. of North Carolina, Inc.
Toll Bros. of North Carolina II, Inc.
Toll Bros. of North Carolina III, Inc.
Toll Bros., Inc. (a Delaware corporation)
Toll Bros., Inc. (a Pennsylvania corporation)
Toll Bros., Inc. (a Texas corporation)
Toll Brothers AZ Construction Company
Toll Brothers Canada USA, Inc.
Toll Brothers Finance Corp.
Toll Brothers Real Estate, Inc.
Toll Buckeye Corp.
Toll CA GP Corp.
Toll Centennial Corp.
Toll CO GP Corp.
Toll Corp.
Toll Development Company, Inc.
Toll Diamond Corp.
Toll FL GP Corp.
Toll GA GP Corp.
Toll Golden Corp.
Toll Granite Corp.
Toll Holdings, Inc.
Toll IL GP Corp.
Toll Land Corp. No. 20
Toll Land Corp. No. 43
Toll Land Corp. No. 50
Toll Manhattan I, Inc.
Toll MD Builder Corp.
Toll Mid-Atlantic LP Company, Inc.
Toll Mid-Atlantic Note Company, Inc.
Toll Midwest LP Company, Inc.
Toll Midwest Note Company, Inc.
Toll MI GP Corp.
Toll MN GP Corp.

CORPORATIONS

Toll NC GP Corp.
Toll NH GP Corp.
Toll NJX-I Corp.
Toll Northeast LP Company, Inc.
Toll Northeast Note Company, Inc.
Toll Northeast Services, Inc.
Toll NV GP Corp.
Toll OH GP Corp.
Toll PA Builder Corp.
Toll PA GP Corp.
Toll PA II GP Corp.
Toll PA III GP Corp.
Toll Palmetto Corp.
Toll Peppertree, Inc.
Toll Philmont Corporation
Toll Realty Holdings Corp. I
Toll Realty Holdings Corp. II Toll RI GP Corp.
Toll SC GP Corp.
Toll Southeast LP Company, Inc.
Toll Southeast Note Company, Inc.
Toll Southwest LP Company, Inc.
Toll Southwest Note Company, Inc.
Toll TN GP Corp.
Toll TX GP Corp.
Toll VA GP Corp.
Toll VA Member Two, Inc.
Toll Westcoast LP Company, Inc.
Toll Westcoast Note Company, Inc. Toll WV GP Corp.
Toll YL, Inc.
Warren Chase, Inc.

PARTNERSHIPS

PARTNERSHIP	GENERAL PARTNER

51 N. 8th Street L.P.	51 N. 8th Street I LLC
Audubon Ridge, L.P.	Toll PA GP Corp.
Belmont Land, L.P.	Toll VA GP Corp.
Binks Estates Limited Partnership	Toll FL GP Corp.
The Bird Estate Limited Partnership	Franklin Farms G.P., Inc.
Blue Bell Country Club, L.P.	Toll PA GP Corp.
Broad Run Associates, L.P.	Toll PA GP Corp.
Buckingham Woods, L.P.	Toll PA GP Corp.
CC Estates Limited Partnership	Franklin Farms G.P., Inc.
Cold Spring Hunt, L.P.	Toll PA GP Corp.
Dominion Country Club, L.P.	Toll VA GP Corp.
Eagle Farm Limited Partnership	Franklin Farms G.P., Inc.
The Estates at Brooke Manor Limited Partnership	Toll Land Corp. No. 43
The Estates at Summit Chase, L.P.	Toll CA GP Corp.
Fairfax Investment, L.P.	Toll VA GP Corp.
Fairfax Station Hunt, L.P.	Toll VA GP Corp.
Farmwell Hunt, L.P.	Toll VA GP Corp.
First Brandywine Partners, L.P.	Toll Mid-Atlantic LP Company, Inc.
Great Falls Hunt, L.P.	Toll VA GP Corp.
Greens at Waynesborough, L.P.	Toll PA GP Corp.
Hockessin Chase, L.P.	Tenby Hunt, Inc.
Huckins Farm Limited Partnership	Franklin Farms G.P., Inc.
Kensington Woods Limited Partnership	Franklin Farms G.P., Inc.
Loudoun Valley Associates, L.P.	Toll VA GP Corp.
NC Country Club Estates Limited Partnership	Toll NC GP Corp.
Rose Hollow Crossing Associates	First Brandywine Finance Corp.
Silverman-Toll Limited Partnership	Toll MI GP Corp.
Somers Chase, L.P.	Toll Peppertree, Inc.
Sorrento at Dublin Ranch I LP	Toll CA GP Corp.
Sorrento at Dublin Ranch III LP	Toll CA GP Corp.
South Riding Amberlea LP	Toll VA GP Corp.
South Riding, L.P.	Toll VA GP Corp.
South Riding Partners Amberlea LP	Toll VA GP Corp.
South Riding Partners, L.P.	Toll VA GP Corp.
Southport Landing Limited Partnership	Toll Land Corp. No. 20
Springton Pointe, L.P.	Toll PA GP Corp.
Stone Mill Estates, L.P.	Toll PA GP Corp.
Swedesford Chase, L.P.	Toll PA GP Corp.
TBI/Naples Limited Partnership	Toll FL GP Corp.
TBI/Palm Beach Limited Partnership	Toll FL GP Corp.
Toll at Brier Creek Limited Partnership	Toll NC GP Corp.
Toll at Honey Creek Limited Partnership	Toll MI GP Corp.
Toll at Whippoorwill, L.P.	Toll Peppertree, Inc.
Toll Brooklyn L.P.	Toll Peppertree, Inc.
Toll Bros. of Tennessee, L.P.	Toll TN GP Corp.
Toll Brothers AZ Limited Partnership	Toll AZ GP Corp.

PARTNERSHIP	GENERAL PARTNER

Toll CA, L.P.	Toll CA GP Corp.
Toll CA II, L.P.	Toll CA GP Corp.
Toll CA III, L.P.	Toll CA GP Corp.
Toll CA IV, L.P.	Toll CA GP Corp.
Toll CA V, L.P.	Toll CA GP Corp.
Toll CA VI, L.P.	Toll CA GP Corp.
Toll CA VII, L.P.	Toll CA GP Corp.
Toll CA VIII, L.P.	Toll CA GP Corp.
Toll CA IX, L.P.	Toll CA GP Corp.
Toll CA X, L.P.	Toll CA GP Corp.
Toll CA XI, L.P.	Toll CA GP Corp.
Toll CA XII, L.P.	Toll CA GP Corp.
Toll CA XIX, L.P.	Toll CA GP Corp.
Toll CO, L.P.	Toll CO GP Corp.
Toll CT Limited Partnership	Toll Land Corp. No. 20
Toll CT II Limited Partnership	Toll Land Corp. No. 20
Toll DE LP	Tenby Hunt, Inc.
Toll East Naples Limited Partnership	Toll FL GP Corp.
Toll Estero Limited Partnership	Toll FL GP Corp.
Toll FL Limited Partnership	Toll FL GP Corp.
Toll FL II Limited Partnership	Toll FL GP Corp.
Toll FL III Limited Partnership	Toll FL GP Corp.
Toll FL IV Limited Partnership	Toll FL GP Corp.
Toll FL V Limited Partnership	Toll FL GP Corp.
Toll FL VI Limited Partnership	Toll FL GP Corp.
Toll FL VII Limited Partnership	Toll FL GP Corp.
Toll FL VIII Limited Partnership	Toll FL GP Corp.
Toll Ft. Myers Limited Partnership	Toll FL GP Corp.
Toll GA LP	Toll GA GP Corp.
Toll IL, L.P.	Toll IL GP Corp.
Toll IL II, L.P.	Toll IL GP Corp.
Toll IL III, L.P.	Toll IL GP Corp.
Toll IL IV, L.P.	Toll IL GP Corp.
Toll IL HWCC, L.P.	Toll IL GP Corp.
Toll IL WSB, L.P.	Toll IL GP Corp.
Toll Jacksonville Limited Partnership	Toll FL GP Corp.
Toll Land Limited Partnership	Toll Land Corp. No. 20
Toll Land V Limited Partnership	Toll Peppertree, Inc.
Toll Land VI Limited Partnership	Toll Peppertree, Inc.
Toll Land VII Limited Partnership	Toll Peppertree, Inc.
Toll Land IX Limited Partnership	Toll VA GP Corp.
Toll Land X Limited Partnership	Toll VA GP Corp.
Toll Land XIV Limited Partnership	Toll Peppertree, Inc.
Toll Land XV Limited Partnership	Toll VA GP Corp.
Toll Land XVIII Limited Partnership	Toll Land Corp. No. 20
Toll Land XIX Limited Partnership	Toll CA GP Corp.
Toll Land XX Limited Partnership	Toll CA GP Corp.
Toll Land XXI Limited Partnership	Toll VA GP Corp.
Toll Land XXII Limited Partnership	Toll CA GP Corp.

PARTNERSHIP	GENERAL PARTNER

Toll Land XXIII Limited Partnership	Toll CA GP Corp.
Toll Land XXVI Limited Partnership	Toll OH GP Corp.
Toll Livingston at Naples Limited Partnership	Toll FL GP Corp.
Toll MA Land Limited Partnership	Franklin Farms G.P., Inc.
Toll MD Builder I, L.P.	Toll MD Builder Corp.
Toll MD Limited Partnership	Toll Land Corp. No. 43
Toll MD II Limited Partnership	Toll Land Corp. No. 43
Toll MD III Limited Partnership	Toll Land Corp. No. 43
Toll MD IV Limited Partnership	Toll Land Corp. No. 43
Toll MD V Limited Partnership	Toll Land Corp. No. 43
Toll MD VI Limited Partnership	Toll Land Corp. No. 43
Toll MD VII Limited Partnership	Toll Land Corp. No. 43
Toll MD VIII Limited Partnership	Toll Land Corp. No. 43
Toll MD IX Limited Partnership	Toll Land Corp. No. 43
Toll MD X Limited Partnership	Toll Land Corp. No. 43
Toll MI Limited Partnership	Toll MI GP Corp.
Toll MI II Limited Partnership	Toll MI GP Corp.
Toll MI III Limited Partnership	Toll MI GP Corp.
Toll MI IV Limited Partnership	Toll MI GP Corp.
Toll MI V Limited Partnership	Toll MI GP Corp.
Toll MN, L.P.	Toll MN GP Corp.
Toll MN II, L.P.	Toll MN GP Corp.
Toll Naval Associates	Toll Bros. Inc.
Toll NC, L.P.	Toll NC GP Corp.
Toll NC II LP	Toll NC GP Corp.
Toll NH Limited Partnership	Toll NH GP Corp.
Toll NJ Builder I, L.P.	Toll Northeast LP Company, Inc.
Toll Northville Limited Partnership	Toll MI GP Corp.
Toll NV Limited Partnership	Toll NV GP Corp.
Toll NY LP	Toll Peppertree, Inc.
Toll Orlando Limited Partnership	Toll FL GP Corp.
Toll PA, L.P.	Toll PA GP Corp.
Toll PA II, L.P.	Toll PA GP Corp.
Toll PA III, L.P.	Toll PA GP Corp.
Toll PA IV, L.P.	Toll PA GP Corp.
Toll PA V, L.P.	Toll PA II GP Corp.
Toll PA VI, L.P.	Toll PA GP Corp.
Toll PA VIII, L.P.	Toll PA GP Corp.
Toll PA IX, L.P.	Toll PA GP Corp.
Toll PA X, L.P.	Toll PA GP Corp.
Toll PA XI, L.P.	Toll PA GP Corp.
Toll PA XII, L.P.	Toll PA III GP Corp.
Toll PA XIII, L.P.	Toll PA GP Corp.
Toll Realty Holdings LP	Toll Realty Holdings Corp. I
Toll RI, L.P.	Toll RI GP Corp.
Toll RI II, L.P.	Toll RI GP Corp.
Toll SC, L.P.	Toll SC GP Corp.
Toll SC II, L.P.	Toll SC GP Corp.
Toll SC III, L.P.	Toll SC GP Corp.

PARTNERSHIP	GENERAL PARTNER

Toll Stonebrae LP	Toll CA GP Corp.
Toll VA, L.P.	Toll VA GP Corp.
Toll VA II, L.P.	Toll VA GP Corp.
Toll VA III, L.P.	Toll VA III, L.L.C.
Toll VA IV, L.P.	Toll VA GP Corp.
Toll VA V, L.P.	Toll VA GP Corp.
Toll VA VI, L.P.	Toll VA GP Corp.
Toll VA VII, L.P.	Toll VA GP Corp.
Toll WV LP	Toll WV GP Corp.
Toll YL II, L.P.	Toll YL, Inc.
Toll YL, L.P.	Toll YL, Inc.
Toll-Dublin, L.P.	Toll CA GP Corp.
Village Partners, L.P.	Toll PA Builder Corp.
Wilson Concord, L.P.	Toll TN GP Corp.

LIMITED LIABILITY COMPANIES

5-01 – 5-17 48th Avenue LLC
5-01 – 5-17 48th Avenue II LLC
5-01 – 5-17 48th Avenue GC LLC
5-01 – 5-17 48th Avenue GC II LLC
51 N. 8th Street I LLC
51 N. 8th Street GC LLC
51 N. 8th Street GC II LLC
110-112 Third Ave. GC LLC
110-112 Third Ave. GC II LLC
2301 Fallston Road LLC
Arbor Hills Development LLC
Arthur’s Woods, LLC
Arundel Preserve #6, LLC
Arundel Preserve #10a, LLC
Belmont Country Club I LLC
Belmont Country Club II LLC
Brier Creek Country Club I LLC
Brier Creek Country Club II LLC
C.B.A.Z. Construction Company LLC
C.B.A.Z. Holding Company LLC
Component Systems I LLC
Component Systems II LLC
Dominion Valley Country Club I LLC
Dominion Valley Country Club II LLC
First Brandywine LLC III
First Brandywine LLC IV
Frenchman’s Reserve Realty LLC
Golf I Country Club Estates at Moorpark LLC
Golf II Country Club Estates at Moorpark LLC
Hawthorn Woods Country Club II LLC
Hoboken Land I LLC
Jacksonville TBI Realty LLC
Lighthouse Point Land Company, LLC
Longmeadow Properties LLC
Long Meadows TBI, LLC
Martinsburg Ventures, L.L.C.
Mizner Realty L.L.C.
Naples TBI Realty LLC
Orlando TBI Realty LLC
Paramount Village LLC
Phillips Drive LLC
Prince William Land I LLC
Prince William Land II LLC
Regency at Dominion Valley LLC
The Regency Golf Club I LLC
The Regency Golf Club II LLC
The Ridges at Belmont Country Club I LLC
The Ridges at Belmont Country Club II LLC
South Riding Realty LLC
SR Amberlea LLC
SRLP II LLC
Tampa TBI Realty LLC
TB Kent Partners LLC
Toll Austin TX LLC

LIMITED LIABILITY COMPANIES

Toll Cedar Hunt LLC
Toll CO I LLC
Toll Corners LLC
Toll Dallas TX LLC
Toll DE X II LLC
Toll-Dublin, LLC
Toll Equipment, L.L.C.
Toll FL I, LLC
Toll Glastonbury LLC
Toll Henderson LLC
Toll Jupiter LLC
Toll IN LLC
Toll MD I, L.L.C.
Toll MD II LLC
Toll North LV LLC
Toll North Reno LLC
Toll NV Holdings LLC
Toll Realty L.L.C.
Toll San Antonio TX LLC
Toll Stratford LLC
Toll South LV LLC
Toll South Reno LLC
Toll VA L.L.C.
Toll VA III L.L.C.
Toll Van Wyck, LLC
Toll Vanderbilt I LLC
Toll Vanderbilt II LLC
Vanderbilt Capital LLC
Virginia Construction Co. I, LLC
Virginia Construction Co. II, LLC

LIMITED LIABILITY COMPANY	SOLE MEMBER

First Brandywine LLC I	First Brandywine Investment Corp. II
First Brandywine LLC II	First Brandywine Investment Corp. II

EXHIBIT C TO GUARANTY

CORPORATIONS

Amwell Chase, Inc.
Toll Land Corp. No. 6
Toll Land Corp. No. 10
PARTNERSHIPS

PARTNERSHIP	GENERAL PARTNER

Estates at Princeton Junction, L.P.	Toll Land Corp. No. 10
Estates at Rivers Edge, L.P.	Toll Land Corp. No. 10
Greenwich Chase, LP.	Toll Land Corp. No. 10
Hoboken Land LP	Toll Land Corp. No. 10
Laurel Creek, L.P.	Toll Land Corp. No. 10
Toll at Westlake, L.P.	Toll Land Corp. No. 10
Toll Grove LP	Toll Land Corp. No. 10
Toll Hudson LP	Toll Land Corp. No. 10
Toll Land IV Limited Partnership	Toll Land Corp. No. 10
Toll Land XI Limited Partnership	Toll Land Corp. No. 10
Toll Land XVI Limited Partnership	Toll Land Corp. No. 10
Toll Land XXV Limited Partnership	Toll Land Corp. No. 10
Toll NJ, L.P.	Toll Land Corp. No. 10
Toll NJ II, L.P.	Toll Land Corp. No. 10
Toll NJ III, L.P.	Toll Land Corp. No. 10
Toll NJ IV, L.P.	Toll Land Corp. No. 10
Toll NJ V, L.P.	Toll Land Corp. No. 10
Toll NJ VI, L.P.	Toll Land Corp. No. 10
Toll NJ VII, L.P.	Toll Land Corp. No. 10
Toll NJ VIII, L.P.	Toll Land Corp. No. 10
Toll NJ XI, L.P.	Toll Land Corp. No. 10
West Amwell Limited Partnership	Toll Land Corp. No. 6

LIMITED LIABILITY COMPANIES

700 Grove Street Urban Renewal LLC
1500 Garden St. LLC
Block 255 LLC
CWG Construction Company LLC
Hoboken Cove LLC
Regency at Denville LLC
Regency at Long Valley I LLC
Regency at Long Valley II LLC
Regency at Mansfield I LLC
Regency at Mansfield II LLC
Regency at Washington I LLC
Regency at Washington II LLC
Toll EB LLC
Toll Hoboken LLC
Toll Morgan Street LLC
Toll NJ I, L.L.C.
Toll NJ II, L.L.C.
Toll NJ III LLC

EXHIBIT K
FORM OF COMPLIANCE CERTIFICATE

To:	The Lenders party to the
Credit Agreement Described Below
This Compliance Certificate is furnished pursuant to that certain Credit Agreement dated as of October 22, 2010 (as amended, modified, renewed or extended from time to time, the “Agreement”) among First Huntingdon Finance Corp., Toll Brothers, Inc., the Lenders party thereto and Citibank, N.A., as Administrative Agent for the Lenders. Unless otherwise defined herein, capitalized terms used in this Compliance Certificate have the meanings ascribed thereto in the Agreement.
THE UNDERSIGNED HEREBY CERTIFIES THAT:
I am the duly elected                      of the Company.
I have reviewed the terms of the Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the Company and its Subsidiaries during the accounting period covered by the attached financial statements.
The examinations described in paragraph 2 did not disclose, and I have no knowledge of, the existence of, any condition or event which constitutes a Default or Unmatured Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate, except as set forth below.
Schedule I attached hereto sets forth financial data and computations evidencing the Borrower’s and the Company’s compliance with certain covenants of the Agreement, all of which data and computations are, to the best of my knowledge, true, complete and correct.
Schedule II hereto sets forth the determination of the applicable Pricing Level in the Pricing Schedule on the basis of which certain rates and percentage fees under the Agreement shall be determined commencing on the fifth day following the delivery hereof (subject to any change in the Pricing Level resulting from a change in the Rating).
All of the Subsidiaries of the Company that are integral to the homebuilding business of the Toll Group are Designated Guarantors.
Described below are the exceptions, if any, to paragraph 3, listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the Company and the Borrower have taken, are taking, or propose to take with respect to each such condition or event:
The foregoing certifications, together with the computations set forth in Schedule I and Schedule II hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this  _____  day of                     , _____.

TOLL BROTHERS, INC.
By:

SCHEDULE I TO COMPLIANCE CERTIFICATE
COMPLIANCE AS OF                     ,                      WITH
PROVISIONS OF SECTION 7.28 OF THE AGREEMENT

SCHEDULE II TO COMPLIANCE CERTIFICATE
BORROWER’S CALCULATION OF APPLICABLE PRICING LEVEL IN PRICING SCHEDULE

EXHIBIT L
FORM OF ENVIRONMENTAL CERTIFICATE
Date
TO:

RE:	Property and Improvements (if any) located at

(the “Property”)
Improved          Yes ☐ No ☐
Gentlemen:
The undersigned is an environmental consultant duly licensed, if required, by the State of                     .
The undersigned certifies to First Huntington Finance Corp. and Toll Brothers, Inc. (“Toll”) and you, as agent (“Administrative Agent”), for certain lenders (“Lenders”) which are parties to a Credit Agreement dated as of October 22, 2010 with First Huntingdon Finance Corp. and Toll Brothers, Inc. (“Agreement”) that except as set forth in the Phase I Environmental Site Assessment (“Site Assessment”) dated                     , attached hereto as Exhibit A:
A. The history of the Property as available and reviewed by us [does] *[does not] reveal (i) the name of an owner, tenant or other user indicating a possible current or former use involving Hazardous Substances or Petroleum Products, as those terms are defined in ASTM Standard E 1527-05 (“Hazardous Materials”), on, at, under or emanating from the Property, or (ii) the storage, presence, material threat of Release or Release of Hazardous Materials on, at, under or emanating from the Property.
[*If the history reveals such information, please explain in detail to the extent not addressed in Exhibit A.]
B. On-site examination and observations, and investigations of any available hydrological, photographic and other technical data, by the undersigned [did] **[did not] reveal any grounds to believe that any use or storage of Hazardous Materials has occurred or is occurring at the Property or the adjacent properties or that a Release or material threat of Release of Hazardous Materials has occurred or is occurring at, on, under or from the Property or adjacent properties.
[**If the examination did reveal grounds for such beliefs, please explain in detail to the extent not addressed in Exhibit A.]
C. The Property [is] ***[is not] included on any federal or applicable state list of contaminated sites, including the National Priorities List maintained by the U.S. Environmental Protection Agency pursuant to the Comprehensive Environmental Response, Compensation and Liability act of 1980 (“Federal List”) and any comparable state list.
[***If so included, please explain in detail to the extent not addressed in Exhibit A.]
D. [Select (i) or (ii)]

(i) Sampling and other technical information available and reviewed by us in preparing the Site Assessment related to the Property, and examination of the Property, [did]****[did not] reveal any evidence that there now exists on, in, under or affecting the Property any Hazardous Materials.
(ii) Our investigation revealed that no sampling or other technical information relating to soil, surface water, drinking water or groundwater conditions at, on or under the property or surrounding areas was available to us in preparing the Site Assessment.
E. [Select (i) or (ii)]
(i) The procedures described in steps A through D above and our conduct of the Site Assessment revealed an actual or material threat of Release of Hazardous Materials or non-compliance with Environmental Laws requiring further investigative activities or corrective action.
(ii) The procedures described in steps A through D above and the conduct of the Phase I Environmental Site Assessment attached as Exhibit A did not reveal any Recognized Environmental Conditions, as that term is defined in ASTM Standard E 1527-05.
The Site Assessment, when it was conducted, was performed in compliance with ASTM Standard E 1527-05, except with respect to any limitations described in the Site Assessment.
Unless otherwise indicated, all capitalized terms in this certification have the meanings ascribed to them in the Agreement.
The undersigned is [state qualifications, duly licensed by the State of                     ]. The undersigned has been retained by First Huntingdon Finance Corp. or one of its affiliates in order to perform the Site Assessment and to provide this certification. In connection therewith, the undersigned acknowledges and agrees that:
I,                     , as Administrative Agent and a Lender, and the other Lenders under the Agreement can rely and are relying upon the Site Assessment and this certification in making a loan or loans to First Huntingdon Finance Corp., guaranteed by Toll Brothers, Inc. and certain affiliates pursuant to the Agreement.

Very truly yours,

EXHIBIT M
FORM OF ASSIGNMENT AND ASSUMPTION
This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as the same may be amended or modified, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit, guarantees, and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:

[and is an Affiliate of [identify Lender]14]

3.	Borrower:	First Huntingdon Finance Corp.

4.	Administrative Agent:	, as the administrative agent under the Credit Agreement

5.	Credit Agreement:	Credit Agreement dated as of October 22, 2010 among First Huntingdon Finance Corp., Toll Brothers, Inc., the Lenders parties thereto, Citibank, N.A., as Administrative Agent, and the other agents parties thereto]

6.	Assigned Interest:

[14]	Select as applicable.

	Aggregate Amount of	Amount of
	Commitment/Loans for all	Commitment/Loans	Percentage Assigned of
Facility Assigned[15]	Lenders under the Facility	Assigned	Commitment/Loans[16]
	$	$		%
	$	$		%
Effective Date:                     , 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

[15]	Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g., “Revolving Credit Commitment,” etc.).

[16]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR [NAME OF ASSIGNOR]
By:
Title:

ASSIGNEE [NAME OF ASSIGNEE]
By:
Title:
[Consented to and]17 Accepted:
[NAME OF ADMINISTRATIVE AGENT],
as Administrative Agent

By:
Title:

[Consented to:][18]

[NAME OF RELEVANT PARTY]

By:
Title:

[17]	To be added only if the consent of the Borrower and/or other parties is required by the terms of the Credit Agreement.

[18]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

ANNEX 1 TO EXHIBIT M
FIRST HUNTINGDON FINANCE CORP.
CREDIT AGREEMENT
STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION
1. Representations and Warranties.
1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.
1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 7.1 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Non-U.S. Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.
2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.
3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.
Pricing Schedule-1